Filed Pursuant to Rule 424(b)(3)
Registration No. 333-194441

Prospectus

H.J. Heinz Company

$3,100,000,000

Exchange Offer for 4.25% Second Lien Senior Secured Notes due 2020

Offer for new 4.25% Second Lien Senior Secured Notes due 2020, in the aggregate principal amount of $3,100,000,000, which have been registered under the Securities Act of 1933, as amended, (which we refer to as the “Exchange Notes”) in exchange for up to $3,100,000,000 in aggregate principal amount of outstanding 4.25% Second Lien Senior Secured Notes due 2020 (which we refer to as the “Old Notes” and, together with the Exchange Notes, the “Notes”).

Terms of the Exchange Offer

•	Expires 5:00 p.m., New York City time, June 5, 2014, unless extended.

•	You may withdraw tendered outstanding Old Notes any time before the expiration or termination of the exchange offer.

•	Not subject to any condition other than that the exchange offer does not violate applicable law or any interpretation of the staff of the Securities and Exchange Commission.

•	We can amend or terminate the exchange offer.

•	We will not receive any proceeds from the exchange offer.

•	The exchange of Old Notes for the Exchange Notes should not be a taxable exchange for United States federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

Terms of the Exchange Notes

•	The Exchange Notes will accrue interest at a rate per annum equal to 4.25% and will be payable semi-annually on each April 15 and October 15.

•	The Exchange Notes will mature on October 15, 2020.

•	We may redeem the Exchange Notes in whole or in part from time to time. See “Description of Exchange Notes.”

•	The Exchange Notes will be our senior obligations, will be secured by a second priority lien on substantially all of our assets securing indebtedness under our senior secured revolving credit facility (the “Revolving Credit Facility”), subject to certain specified exceptions and permitted liens, and will rank equally in right of payment to all of our existing and future senior indebtedness.

•	The Exchange Notes will be guaranteed on a second lien senior secured basis by each of our existing and future direct and indirect domestic subsidiaries that is a guarantor under the Revolving Credit Facility, and such guarantees will rank equally in right of payment to all other senior indebtedness of such guarantor.

•	The Exchange Notes will be effectively subordinated to our existing and future first priority secured indebtedness, including the Revolving Credit Facility, to the extent of the value of the collateral securing such indebtedness and structurally subordinated to all indebtedness and obligations of our subsidiaries that do not guarantee the Exchange Notes.

•	If we experience certain changes of control, we must offer to purchase the Exchange Notes at 101% of their aggregate principal amount, plus accrued and unpaid interest.

•	The terms of the Exchange Notes are substantially identical to those on the outstanding Old Notes, except the transfer restrictions, registration rights and additional interest provisions related to the Old Notes do not apply to the Exchange Notes.

For a discussion of the specific risks that you should consider before tendering your outstanding Old Notes in the exchange offer, see “Risk Factors” beginning on page 21 of this prospectus.

There is no established trading market for the Old Notes or the Exchange Notes.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. A broker dealer who acquired Old Notes as a result of market making or other trading activities may use this exchange offer prospectus, as supplemented or amended from time to time, in connection with any resales of the Exchange Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Exchange Notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 7, 2014.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). A broker dealer who acquired Old Notes as a result of market making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with any resales of the Exchange Notes. We have agreed that, for a period of up to 180 days after the closing of the exchange offer, we will make this prospectus available for use in connection with any such resale. See “Plan of Distribution.”

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities other than those specifically offered hereby or an offer to sell any securities offered hereby in any jurisdiction where, or to any person whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our 4.25% Second Lien Senior Secured Notes due 2020.

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DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

For purposes of this prospectus, unless the context otherwise requires, the terms “we,” “us,”, “our” and the “Company” refer, collectively, to Hawk Acquisition Intermediate Corporation II (“Hawk II”), H.J. Heinz Company, and its subsidiaries. References to “the Issuer” are to H.J. Heinz Company alone, not including its subsidiaries. Hawk II is a holding company and has no activity, therefore the information for Hawk II is applicable and equal to the data disclosed for H.J. Heinz Company.

Statements about future growth, profitability, costs, expectations, plans, or objectives included in this report, including in management’s discussion and analysis, and the financial statements and footnotes, are forward-looking statements based on management’s estimates, assumptions, and projections. These forward-looking statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond the Company’s control and could cause actual results to differ materially from those expressed or implied in this report and the financial statements and footnotes. Uncertainties contained in such statements include, but are not limited to:

•	the ability of the Company to retain and hire key personnel and maintain relationships with customers, suppliers and other business partners,

•	sales, volume, earnings, or cash flow growth,

•	general economic, political, and industry conditions, including those that could impact consumer spending,

•	competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, and energy costs,

•	competition from lower-priced private label brands,

•	increases in the cost and restrictions on the availability of raw materials including agricultural commodities and packaging materials, the ability to increase product prices in response, and the impact on profitability,

•	the ability to identify and anticipate and respond through innovation to consumer trends,

•	the need for product recalls,

•	the ability to maintain favorable supplier and customer relationships, and the financial viability of those suppliers and customers,

•	currency valuations and devaluations and interest rate fluctuations,

•	changes in credit ratings, leverage, and economic conditions, and the impact of these factors on our cost of borrowing and access to capital markets,

•	our ability to effectuate our strategy, including our continued evaluation of potential opportunities, such as strategic acquisitions, joint ventures, divestitures and other initiatives, our ability to identify, finance and complete these transactions and other initiatives, and our ability to realize anticipated benefits from them,

•	the ability to successfully complete cost reduction programs and increase productivity,

•	the ability to effectively integrate acquired businesses,

•	new products, packaging innovations and product mix,

•	the effectiveness of advertising, marketing, and promotional programs,

•	supply chain efficiency,

•	cash flow initiatives,

•	risks inherent in litigation, including tax litigation,

•	the ability to further penetrate and grow and the risk of doing business in international markets, particularly our emerging markets, economic or political instability in those markets, strikes, nationalization, and the performance of business in hyperinflationary environments, in each case, such as Venezuela; and the uncertain global macroeconomic environment and sovereign debt issues, particularly in Europe,

•	changes in estimates in critical accounting judgments and changes in laws and regulations, including tax laws,

•	the success of tax planning strategies,

•	the possibility of increased pension expense and contributions and other people-related costs,

•	the potential adverse impact of natural disasters, such as flooding and crop failures, and the potential impact of climate change,

•	the ability to implement new information systems, potential disruptions due to failures in information technology systems, and risks associated with social media, and

•	other factors described in “Risk Factors” below.

The forward-looking statements are and will be based on management’s then current views and assumptions regarding future events and speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

MARKET AND INDUSTRY DATA

Some of the market and industry data contained, or incorporated by reference, in this prospectus are based on independent industry publications or other publicly available information.

TRADEMARKS, SERVICE MARKS AND COPYRIGHTS

We own rights to trademarks, logos, service marks or trade names that we use in connection with the operation of our business, including, but not limited to Heinz®, ABC®, Quero®, Classico®, Plasmon® and Master® brands. We also have rights to registered trademarks, which we have been licensed to use by third parties, including, but not limited to, Weight Watchers®, Jack Daniel’s® and T.G.I. Friday’s®. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, the trademarks, service marks, tradenames and copyrights referred to in this prospectus are listed without the ® and TM symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and tradenames.

SUMMARY

This summary highlights certain information about our business and about the Notes. For a more complete understanding of our business and the Notes, you should read this entire prospectus, including the section entitled “Risk Factors,” and the consolidated financial statements and related notes, which are included in this prospectus. Unless otherwise noted, references in this prospectus to “FY,” “Fiscal” or “Fiscal Year” refer to our reporting year, which, prior to Fiscal Year 2012, ended on the Wednesday nearest April 30. Beginning from Fiscal Year 2012, our twelve month reporting period ends on the Sunday nearest April 30. In October 2013, our board of directors approved a change in our fiscal year-end to the Sunday closest to December 31. The Successor period is the period from February 8 through December 29, 2013. The Predecessor period is the period prior to the Merger on June 7, 2013. The Transition Period is the combination of the Successor period and the Predecessor period from April 29, 2013 to June 7, 2013. For purposes of this prospectus, unless the context otherwise requires, the terms “we,” “us,”, “our” and the “Company” refer, collectively, to Hawk Acquisition Intermediate Corporation II (“Hawk II”), H.J. Heinz Company, and its subsidiaries. References to “the Issuer” are to H.J. Heinz Company alone, not including its subsidiaries. Hawk II is a holding company and has no activity, therefore the information for Hawk II is applicable and equal to the data disclosed for H.J. Heinz Company.

Our Company

Founded over 140 years ago in Pennsylvania by Henry J. Heinz, we are one of the world’s leading marketers and producers of healthy, convenient and affordable foods specializing in ketchup, condiments and sauces, frozen food, soups, beans and pasta meals, infant nutrition and other food products. Our portfolio of foods is comprised of a global family of leading branded products, including one of the world’s most iconic and recognizable brands, Heinz, The World’s Favorite Ketchup ®. For Successor period and Predecessor period from April 29, 2013 to June 7, 2013, we generated $6.24 billion and $1.11 billion in consolidated net sales, respectively.

Heinz is the number one brand in ketchup with a global market share of 25% and a U.S. market share of 61% and as a brand is recognized as having the second largest brand value globally within the food industry, excluding the beverage and fast food industries, in Interbrand’s “Best Global Brands 2012” report. Overall, our products had number one or number two local market share positions in more than 50 countries in 2012, including major emerging market countries, and are enjoyed by families worldwide. We also operate a significant global foodservice platform. We believe that our long heritage and reputation for quality and innovation results in category-defining products, strong brand recognition and customer loyalty across our portfolio and around the world wherever our products are sold.

Our top 15 brands (our “Top 15 Brands”) generated approximately 72% of our net sales in the Transition Period. We coordinate product development and distribution across our Top 15 Brands, which also reflect our significant geographic diversity. Across developed market countries our Top 15 Brands are represented by our Heinz 57 namesake, as well as Ore-Ida, Smart Ones, Classico, T.G.I. Friday’s, Weight Watchers, Plasmon, Honig, Golden Circle and Watties. In high growth emerging market countries our Top 15 Brands are represented by Quero in Brazil, Master in China, ABC in Indonesia, Malaysia and the Middle East, Complan in India, the Middle East and Africa and Pudliszki in Poland along with the Heinz brand in many emerging market countries. For the Transition Period, we generated approximately one-third of net sales in the United States and the remaining two-thirds of net sales were generated in markets outside the United States with 25% of consolidated net sales derived from businesses in our emerging market countries.

Through our 65 principal food processing factories, we manufacture (and contract for the manufacture of) our category defining and differentiated products throughout the world.

Our products are sold through our own sales organizations and through independent brokers, agents and distributors to chain, wholesale, cooperative and independent grocery accounts, convenience stores, bakeries, pharmacies, mass merchants, club stores, foodservice distributors and institutions, including hotels, restaurants, hospitals, health-care facilities and certain government agencies.

Core Categories

Our global portfolio of leading brands is focused in three core categories: (i) Ketchup and Sauces, (ii) Meals and Snacks and (iii) Infant/Nutrition. The below chart illustrates the percent of our sales derived from each of our core categories in the Transition Period.

Core Categories

The table below highlights our local market leadership within our core categories.

Core Categories / (2013 Global Market Size)	2013 Local Retail Market Position and Share	Key Brands
Ketchup and Sauces ($118 billion)	#1 in United States Ketchup – 61% #1 in U.K. Ketchup – 79% #1 in Canada Ketchup – 83%	Heinz, Quero, Lea & Perrins, Classico, ABC, Master, Pudliszki
#2 in U.K. Ambient Salad Dressings – 23% #1 in United States Worcestershire Sauce – 65%

Meals and Snacks ($220 billion)

#1 in U.K. Soup Ambient – 67%

#1 in U.K. Beans and Kids Meals – 65%

#1 in Australia Beans and Pasta – 65%

#1 in New Zealand Wet Soup – 54%

#1 in United States Frozen Potatoes – 42%

#2 in United States Frozen Nutritional Meals – 30%

#1 in U.K. Frozen Ready Meals – 67%

Heinz, Quero, ABC, Wattie’s, Golden Circle, Honig, Ore-Ida, Smart Ones, Weight Watchers, Bagel Bites; T.G.I. Friday’s

Infant Nutrition ($58 billion)	#1 in Italy Baby Food – 53% #1 in China Baby Cereal – 33% #2 in Australia Infant Feeding (Wet) – 37%	Heinz, Plasmon, Complan

Source: Euromonitor for Global Market Size data and Nielsen 52 week value shares (through November / December 2013) for Local Retail Market Position and Share data.

Ketchup and Sauces

With leading market shares in this global and fragmented category, Ketchup and Sauces is our largest and fastest growing core category. Our Ketchup and Sauces category contains our core ketchup, sauces and condiments, including our iconic Heinz ketchup and gravy brand, Lea & Perrins condiments and sauces, Quero tomato products and condiments and sauces, Classico pasta sauce, ABC condiments and sauces, Master sauces and Pudliszki sauces, among others. For the Transition Period and Fiscal Year 2013, this category generated approximately $3.6 billion and $5.4 billion in net sales, respectively, or 49% and 47% of our consolidated net sales, respectively. Between Fiscal Years 2006 and 2013, we realized a 6% net sales compound annual growth rate (“CAGR”) within this category, and a 4.0% increase in the Transition Period over the comparable eight month period of Fiscal 2013. Critical to our growth in this segment has been the growth and development of our emerging market countries platform.

We believe Ketchup and Sauces will continue to be a leading category given the following factors: substantial upside in many of our developed market countries as we continue to gain share; rapid growth in emerging market countries where the competitive dynamics continue to position us favorably; lower levels of private label penetration in the category; and our continued product and packaging innovations. Additionally, we have the unique advantage of Heinz seed-related technology/science and innovation. We are recognized globally as a leading all-natural hybrid processed tomato seed producer, delivering 5 billion hybrid seeds annually to our farmers and processing partners in nearly 30 countries. Heinz tomato seeds have been bred to improve yield, uniformity, color, disease-resistance and other traits such as tenderness and taste.

Meals and Snacks

Our Meals and Snacks category consists principally of our ambient foods and frozen products offerings, including under our iconic Heinz brand, Quero tomato and vegetable-based snacks, ABC prepared meals, Ore-Ida frozen potatoes, Bagel Bites frozen snacks, T.G.I. Friday’s frozen snacks, Smart Ones and Weight Watchers frozen entrees and snacks, among others.

Our Meals and Snacks category is led by three brands—Heinz, Ore-Ida and Smart Ones. Recent growth stems from brand extension into relevant adjacencies and leveraging packaging innovation to deliver convenience and value. For the Transition Period, we generated $2.5 billion in net sales in this category, a decrease of 7% over the comparable eight month period of Fiscal 2013, accounting for 35% of consolidated net sales, and have realized a 2% net sales CAGR for the period from Fiscal Year 2006 to Fiscal Year 2013. In the Transition Period, $1.4 billion and $1.1 billion of our net sales came from the Frozen and Ambient portfolio, respectively.

Infant/Nutrition

Our Infant/Nutrition category consists of our Heinz branded dry meal products (such as cereal and noodles); wet meal offerings (jar food/pouch); supplements (milk mate); snacks (teething rusks) and infant milk formula. In addition to our Heinz branded products, this category contains strong local brands, including Complan children’s nutrition sold in India, the Middle East and Africa, and Plasmon sold in Italy, among other brands. For the Transition Period, we generated $0.7 billion in net sales in this category, a 2.3% reduction over the comparable eight month period of Fiscal 2013, accounting for approximately 10% of consolidated net sales. We have realized a 5% net sales CAGR for the period from Fiscal Year 2006 to Fiscal Year 2013.

Globally, Infant/Nutrition category sales in emerging market countries generated a 16% CAGR for the 2008 to 2013 period; additionally, sales in emerging market countries currently comprise 66% of category sales, while category sales in developed market countries comprise the 34% balance of category sales. Given the fragmented nature of the competitive landscape and potential for additional market penetration opportunities, especially in emerging market countries, we have continued to focus our Infant/Nutrition efforts on emerging market countries.

Industry Trends

According to industry source Euromonitor, the global packaged foods industry is estimated to be $2.3 trillion at retail prices in 2013 and is generally characterized by stable, resilient growth based on modest price and volume increases. Since 1999 the market value at retail prices has grown at a CAGR of 4.8%, with underlying volume surpassing 740 million tons in 2013. Moreover, excluding foreign currency effects, during this period the industry has never experienced a year of negative growth in market value. Our products currently compete in global categories totaling nearly $400 billion at retail prices in 2013. We believe the long-term fundamentals for the overall global packaged foods industry, as well as our current categories, will continue to be favorable. It is our view that key industry success drivers include: brand support and innovation; quality; value; taste and nutrition; and sustaining strong relationships with retailers.

Developed Market Countries

According to Euromonitor data, the developed market countries continue to be an important component of the packaged food industry, accounting for approximately 56% market value at retail prices in 2013. Of the top ten markets in the world, six are developed market countries, which in the aggregate account for approximately 40% of total global packaged foods market value at retail prices. The United States is one of the largest markets in the world for packaged foods with sales at retail prices of $360 billion in 2013. From 1999 through 2013, the market value for packaged foods at retail prices within developed market countries has grown at a CAGR of 2.3%. We expect several trends to support continued growth of packaged foods sales in the developed market countries including: snacking; convenience; an increased focus on health and wellness; and value for money.

Emerging Market Countries

According to Euromonitor data, while only accounting for approximately 44% of market value at retail prices in 2013, emerging market countries are driving gains in the global packaged foods industry. From 1999 to 2013, the market value of retail sales in emerging market countries grew at a 10.3% CAGR compared to the countries of the developed markets’ 2.3% CAGR over the same time period. The impact of recent economic contraction and current tepid recoveries in the economies of developed market countries have further highlighted packaged food companies’ desire to focus on emerging market countries, which are experiencing robust growth. There are a number of factors driving this expansion, including: relative higher population growth; higher consumer confidence compared to developed markets and rising levels of personal income; increased urbanization, along with the development of modern food retail and food service outlets; emerging preferences and desires for western brands and products, as well as fragmented competitive dynamics. As a result, we expect packaged foods growth in emerging market countries to continue at rates in excess of developed market countries, and for emerging market countries to represent a greater portion of the global packaged foods market value over time.

Competitive Strengths

Stable and Resilient Business

We believe we are well-positioned in a stable industry with consistent performance. Excluding currency fluctuations, our product categories have not experienced a year of negative growth in at least the past ten years. We have leading positions within our three core categories, a deep and broad product portfolio and a diverse geographic footprint.

World-Class Iconic Brands and Leading Global Market Positions

Our globally recognized premier brands are critical to our growth and success. Our Top 15 Brands accounted for approximately 72% and 71% of our consolidated net sales in the Transition Period and Fiscal Year 2013, respectively. The Heinz brand alone generated $3.0 billion in consolidated net sales for the Transition Period.

According to Interbrand, Heinz is recognized as having the second largest brand value globally within the packaged food industry in its “Best Global Brands 2012” report. Additionally, we have won numerous awards from our customers, vendors, industry and others attesting to our trusted brands, innovation and dynamic marketing. We have been ranked number one in our sector by our customers for the past 14 years in the University of Michigan’s “American Customer Satisfaction Index,” and number one across all industries in 2011. According to British-based magazine Creative Review in 2012, our international “Beanz Meanz Heinz” advertising slogan was named the best global advertising slogan of all time, ahead of Nike’s “Just Do It” and Apple’s “Think Different.”

We have the global number one market share in Ketchup and hold the number two global market share positions in both Sauces, Dressings and Condiments and Frozen Potatoes, in each case based on the 2013 retail value of aggregate sales. We hold the number three global share in Ambient Foods and Frozen Ready Meals, based on the retail value of aggregate sales in 2013. Globally, within Infant/Nutrition, we hold the number three market share position in Prepared Baby Food and number five market share position in Infant Nutrition, including formula, in each case based on the 2013 retail value of aggregate sales.

Exposure to Attractive Product Categories and End Markets

On a blended basis from Fiscal Year 2006 through Fiscal Year 2013, our core segment categories of Ketchup and Sauces, Meals and Snacks and Infant/Nutrition generated a 4% net sales CAGR, with Ketchup and Sauces generating an approximately 6% net sales CAGR, Meals and Snacks generating a 2% net sales CAGR and Infant/Nutrition registering approximately 5% net sales CAGR.

We continue to expect positive momentum in our core categories, particularly given a lower level of private label penetration in our categories and our deep exposure to the rapidly growing emerging market countries where our tiered branding strategy has allowed us to introduce the Heinz brand in some markets alongside strong local offerings, capitalize on new distribution channels and seize on the favorable demographic shifts.

Within our core categories, we also operate a significant Foodservice business (number one brand position in the United States in ketchup, as of 2013, portion control condiments and frozen soup, as of 2010, based on volume share of sales) that manufactures, markets and sells branded and customized products to commercial and non-commercial food outlets and distributors in the United States and abroad. Trends such as rising incomes, the need for “food away from home,” convenience, a rapidly-growing middle class and increasing urbanization are fueling growth of foodservice outlets in emerging market countries.

Global, Diverse Portfolio with Strong, Profitable Emerging Market Country Growth

Approximately two thirds of the Transition Period and Fiscal Year 2013 net sales were generated in markets outside the United States. As a market leader, based on retail value of aggregate sales in 2013 in the U.K., Western Europe, Italy, Australia, New Zealand, Brazil, China, Indonesia, Russia, the Middle East and Africa, our geographically-diverse platform has opened up new opportunities to expand our product portfolio and distribution, particularly in emerging markets.

With 25% of total sales derived from our businesses in emerging market countries in the Transition Period, we maintain an above average degree of emerging market country exposure compared to our peer companies within the S&P 500 Packaged Foods Index (peer average of 13% as of June 2012). We have been operating in emerging market countries for 50 years and have significant breadth and experience operating in and entering into these markets. Additionally, we have a balanced exposure throughout our emerging market countries and are not overly reliant on any one market or region.

Balanced Emerging Market Countries Exposure With $1.8 Billion in Sales for the Transition Period

Emerging market countries represent a significant growth for delivering our tiered branding strategy wherein we build strong local brands (mainstream brand), while introducing our Heinz brand (premium brand) in certain markets. Sales from emerging market countries have grown in recent years from 14% of total Fiscal Year 2010 Sales to 25% of total Transition Period Sales.

Leading Innovation Platform to Accelerate Growth

Innovation is a major component of our company’s growth strategy, reflecting our belief that innovation differentiates our products and enhances the consumer experience, convenience and value. During the past 24 months, we launched a variety of innovative new products, including Heinz Ketchup with Real Jalapeno (U.S.), Heinz Five Beanz (U.K.), Ore-Ida Simply (U.S.), Smart Ones breakfasts and snacks (U.S.) and Heinz tomato paste and locally-manufactured Heinz tomato ketchup (Brazil). Our company maintains a robust pipeline of new products and innovative packaging, fueled by research and development conducted at our Global Innovation and Quality Center in Pittsburgh, PA, and our Infant Nutrition Center of Excellence in Italy. We expect our new European Innovation Center in Nijmegen, The Netherlands, and our initiative to expand pouch packaging into new markets around the world, will help drive further growth.

Experienced Management to be Enhanced Under Equity Investor Ownership

We have been led by a seasoned management team with significant experience. Berkshire Hathaway Inc. (“Berkshire Hathaway”), one of our equity investors, is led by Chairman and CEO Warren Buffett and is widely recognized for its long history of successful investments, while 3G Special Situations Fund III, L.P., an affiliate of 3G Capital Partners Ltd. (“3G Capital” and, together with Berkshire Hathaway, the “Sponsors”), our other equity investor, has a strong history of generating value through operational excellence (e.g. Burger King Corporation and Anheuser-Busch InBev). This premier sponsorship backing our talented management team will serve to enhance our operating capabilities and competitive positioning.

Business Strategies

We have delivered strong financial performance through a clear and proven strategic framework. Our strategy has five main pillars: expanding the core portfolio; accelerating growth in emerging market countries; driving operational improvements through cost efficiencies and leveraging global scale; focusing on cash flow generation and deleveraging; and making talent an advantage. Around those pillars, our top line sales growth is driven by a trio of growth engines: emerging market countries, Top 15 Brands and global ketchup.

Expanding the Core Portfolio

Our global portfolio of leading brands is focused in three core categories: Ketchup and Sauces, Meals and Snacks and Infant/Nutrition. We intend to grow our core portfolio targeting trends in health and wellness, taste and convenience, as well as strategic acquisitions that enhance, complement or diversify our product lines. Through continuing to invest in our business by leveraging the science of innovation and pursuing adjacencies/channel opportunities, we will continue to expand our core categories.

Accelerating Growth in Emerging Market Countries

We continue to invest in our emerging market countries platform, including via strategic acquisitions, to achieve double-digit sales and profit growth. We believe Heinz was among the first food companies to recognize the potential of emerging markets. We have created and maintained an effective tiered brand strategy in certain geographies with a mainstream brand (including Quero in Brazil) and a premium brand (Heinz), which aids in continuing to build strong local brands, while raising brand awareness of our iconic heritage offerings. Through our long history of investment, we have developed a stable of leading brands in core categories across the world. By leveraging our infrastructure, we will continue to expand distribution and win with local and global customers.

Driving Operational Improvements through Cost Efficiencies and Leveraging Global Scale

We intend to continue our focus on rationalizing our Cost of Products Sold (“COGS”) and reducing our Selling, General and Administrative Expenses (“SG&A”). We plan to further reduce our COGS through leveraging our global scale, as one of the largest food companies in the world. We are taking or have taken numerous operational steps to enhance our infrastructure, including focusing on innovation transfer between our various business segments; strengthening our global procurement and overall supply chain logistics; and investing in Project Keystone, a multi-year program designed to drive productivity and make our Company much more efficient by adding capabilities, harmonizing global processes and standardizing our systems through SAP.

Additionally, we plan on adopting Zero Based Budgeting techniques, a method of annual planning designed to build a strong ownership culture by requiring departmental budgets to estimate and justify costs and expenditures from a “zero base,” rather than focusing on the prior year’s base, to drive further efficiencies.

Focusing on Cash Flow Generation and Deleveraging

We intend to tie a portion of management’s incentive compensation to profitability and free cash flow generation, focusing on rapid deleveraging. We believe this compensation plan will foster an ownership mentality for management to encourage strong operational efficiency, which will ultimately build the business for the long term.

Making Talent an Advantage

We are focused on maintaining a best-in-class talent platform. The key to this strategy is maintaining effective business leadership and a “strong bench” of managers across the Company. We believe we offer one of the best career platforms through successful incentive programs, optimization and development of talent and allocating talent against the best opportunities creating an attractive mix of responsibility and visibility for all team members.

The Acquisition

On June 7, 2013, H.J. Heinz Company was acquired by H.J. Heinz Holding Corporation, a Delaware corporation controlled by the Sponsors (“Parent”), pursuant to the Agreement and Plan of Merger, dated February 13, 2013, as amended (the “Merger Agreement”), by and among the Company, Parent and Hawk Acquisition Sub, Inc. (“Merger Subsidiary”) in a transaction hereinafter referred to as the “Merger.” As a result of the Merger, all issued and outstanding shares of our common stock outstanding immediately prior to the effective time of the Merger was converted into the right to receive $72.50 in cash, without interest and less applicable withholding taxes thereon, and the Company continued as the surviving corporation in the Merger, becoming an indirect wholly owned subsidiary of Parent.

The total cash consideration paid in connection with the Merger was approximately $28.75 billion, including the assumption of the Company’s outstanding debt, which was funded from equity contributions from the Sponsors, as well as proceeds received by Merger Subsidiary from the Senior Credit Facilities and upon the issuance of the Notes. The Senior Credit Facilities consist of:

•	$9.5 billion in senior secured term loans (the “Term Loan”), with tranches of 6 and 7 year maturities and fluctuating interest rates based on, at the Company’s election, base rate or LIBOR plus a spread on each of the tranches, with respective spreads ranging from 125-150 basis points for base rate loans with a 2% base rate floor and 225-250 basis points for LIBOR loans with a 1% LIBOR floor, and

•	$2.0 billion senior secured revolving credit facility with a 5 year maturity and a fluctuating interest rate based on, at the Company’s election, base rate or LIBOR, with respective spreads ranging from 50-100 basis points for base rate loans and 150-200 basis points for LIBOR loans, on which nothing is currently drawn.

On June 7, 2013, this indebtedness was assumed by the Company.

In connection with the Merger, Parent issued to Berkshire Hathaway 80,000 shares of its 9% Cumulative Perpetual Series A Preferred Stock for $8 billion.

In the Merger, (i) each outstanding share of Company common stock (other than shares owned by the Company, Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent, and in each case not held on behalf of third parties) was cancelled and automatically converted into the right to receive $72.50 in cash, without interest and less applicable withholding taxes thereon (the “Merger Consideration”), (ii) each outstanding stock option, whether vested or unvested, was cancelled and automatically converted into the right to receive, with respect to each share subject to the option, the Merger Consideration less the exercise price per share, (iii) each outstanding Company phantom unit, whether vested or unvested, was cancelled and automatically converted into the right to receive the Merger Consideration, and (iv) each outstanding Company restricted stock unit (other than retention restricted stock units, which will remain subject to the vesting schedule pursuant to the existing terms of the applicable award agreements and that the general timing of payment would be in accordance with such terms), whether vested or unvested, was cancelled and automatically converted into the right to receive, with respect to each share subject to the restricted stock unit, the Merger Consideration plus any accrued and unpaid dividend equivalents, except that payment in respect of Company restricted stock units that have been deferred will be made in accordance with the terms of the award and the applicable deferral election made by the holder.

At the effective time of the Merger, each holder of a certificate formerly representing any shares of Company common stock or of book-entry shares no longer had any rights with respect to the shares, except for the right to receive the Merger Consideration upon surrender thereof.

Financing implications of the Merger on our historic debt

A substantial portion of the Company’s indebtedness was subject to acceleration upon a change of control or required the Company to offer holders the option to repurchase such indebtedness from such holders (assuming such change of control triggered certain downgrades in the ratings of the Company’s debt). Certain of the Company’s outstanding indebtedness at June 7, 2013 that was not subject to acceleration upon a change of control and that either did not contain change of control repurchase obligations or where the holders did not elect to have such indebtedness repurchased in a change of control offer remain outstanding.

On March 13, 2013, the Company launched a successful consent solicitation relating to the 7.125% Notes due 2039 seeking a waiver of the change of control provisions as applicable to the Merger Agreement.

Changes in the Directors and Officers of the Company

On June 7, 2013, in connection with the Merger and related transactions, William R. Johnson resigned as Chief Executive Officer of the Company and Arthur B. Winkleblack resigned as Chief Financial Officer of the Company. Bernardo Hees was appointed as Chief Executive Officer of the Company and Paulo Basilio was appointed as Chief Financial Officer of the Company, each effective as of the consummation of the Merger.

Also in accordance with terms of the Merger Agreement, as of the effective time of the Merger, each of William R. Johnson, Charles E. Bunch, Leonard S. Coleman Jr., John G. Drosdick, Edith E. Holiday, Candace Kendle, Franck J. Moison, Dean R. O’Hare, Nelson Peltz, Dennis H. Reilley, Lynn C. Swann, Thomas J. Usher and Michael F. Weinstein (the “Former Directors”) ceased serving as members of the board of directors of the Company and, in connection therewith, the Former Directors also ceased serving on any committees of which such Former Directors were members.

Warren Buffett, Alexandre Behring, Gregory Abel, Jorge Paulo Lemann, Marcel Herrmann Telles and Tracy Britt Cool were elected as new members of the board of directors of the Company on June 7, 2013.

Corporate Structure

The chart below illustrates our basic corporate and debt structure.

(1)	The Senior Credit Facilities consist of $9.5 billion in senior secured term loans and the $2.0 billion Revolving Credit Facility.
(2)	The Rollover Notes consist of the Company’s 6.375% Debentures due 2028, 6.250% Notes due 2030, 6.750% Notes due 2032 and 7.125% Notes due 2039.

Our Investors

Berkshire Hathaway Inc.

Berkshire Hathaway is a holding company owning subsidiaries engaged in a number of diverse business activities. The most important of these are insurance businesses conducted on both a primary basis and a reinsurance basis. Berkshire Hathaway also owns and operates a large number of other businesses engaged in a variety of sectors. Berkshire Hathaway’s operating businesses are managed on a decentralized basis. There are essentially no centralized or integrated business functions (i.e. sales, marketing, purchasing, legal or human resources) and there is minimal involvement by Berkshire Hathaway’s corporate headquarters in the day- to- day business activities of the operating businesses. Berkshire Hathaway’s corporate office senior management participates in and is ultimately responsible for significant capital allocation decisions, investment activities and the selection of the Chief Executive to head each of the operating businesses. Berkshire Hathaway is domiciled in the state of Delaware, and its corporate headquarters are located in Omaha, Nebraska.

3G Capital

3G Capital is a multi-billion dollar, global investment firm focused on long-term value creation, with a particular emphasis on maximizing the potential of brands and businesses. The firm and its partners have a strong history of generating value through operational excellence, board involvement, deep sector expertise and an extensive global network. 3G Capital works in close partnership with management teams at its portfolio companies and places a strong emphasis on recruiting, developing and retaining top-tier talent. Affiliates of the firm and its partners have or had controlling or partial ownership stakes in global companies such as Burger King Corporation, Anheuser-Busch InBev, Lojas Americanas (the largest non-food and online retailer in Latin America), and ALL, the largest railroad and logistics company in Latin America. 3G Capital’s main office is in New York City.

The Exchange Offer

On April 1, 2013, we sold, through a private placement exempt from the registration requirements of the Securities Act, $3,100,000,000 of our 4.25% Second Lien Senior Secured Notes due 2020, CUSIP No. 420088 AA4 and U24716 AA7, all of which are eligible to be exchanged for Exchange Notes. We refer to these notes as “Old Notes” in this prospectus.

Simultaneously with the private placement, we entered into the Registration Rights Agreement with the initial purchasers of the Old Notes. Under the Registration Rights Agreement, we are required to use our reasonable best efforts to cause a registration statement for substantially identical Notes, which will be issued in exchange for the Old Notes, to be filed with the United States Securities and Exchange Commission (the “SEC”) and to complete the exchange offer within 365 days after the issue date of the Old Notes. We refer to the notes to be registered under this exchange offer registration statement as “Exchange Notes” and collectively with the Old Notes, we refer to them as the “Notes” in this prospectus. You may exchange your Old Notes for Exchange Notes in this exchange offer. You should read the discussion under the headings “—Summary of Exchange Offer,” “Exchange Offer” and “Description of Exchange Notes” for further information regarding the Exchange Notes.

Securities Offered	$3.1 billion aggregate principal amount of 4.25% Second Lien Senior Secured Notes due 2020.

Exchange Offer	We are offering to exchange the Old Notes for a like principal amount at maturity of the Exchange Notes. Old Notes may be exchanged only in minimum principal denominations of $2,000 and integral principal multiples of $1,000 thereafter. The exchange offer is being made pursuant to the Registration Rights Agreement which grants holders of the Old Notes certain exchange and registration rights. This exchange offer is intended to satisfy those exchange and registration rights with respect to the Old Notes. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Old Notes.

Expiration Date; Withdrawal of Tender	The exchange offer will expire 5:00 p.m., New York City time, on June 5, 2014, or a later time if we choose to extend this exchange offer in our sole and absolute discretion. You may withdraw your tender of Old Notes at any time prior to the expiration date. All outstanding Old Notes that are validly tendered and not validly withdrawn will be exchanged. Any Old Notes not accepted by us for exchange for any reason will be returned to you at our expense as promptly as possible after the expiration or termination of the exchange offer.

Resales	We believe that you can offer for resale, resell and otherwise transfer the Exchange Notes without complying with the registration and prospectus delivery requirements of the Securities Act so long as:

•	you acquire the Exchange Notes in the ordinary course of business;

•	you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes;

•	you are not an “affiliate” of ours, as defined in Rule 405 of the Securities Act; and

•	you are not a broker-dealer.

If any of these conditions is not satisfied and you transfer any Exchange Notes without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We do not assume, or indemnify you against, any such liability.

Each broker-dealer acquiring Exchange Notes issued for its own account in exchange for Old Notes, which it acquired through market-making activities or other trading activities, must acknowledge that it will deliver a proper prospectus when any Exchange Notes issued in the exchange offer are transferred. A broker-dealer may use this prospectus for an offer to resell, a resale or other retransfer of the Exchange Notes issued in the exchange offer.

Conditions to the Exchange Offer	Our obligation to accept for exchange, or to issue the Exchange Notes in exchange for, any Old Notes is subject to certain customary conditions, including our determination that the exchange offer does not violate any law, statute, rule, regulation or interpretation by the Staff of the SEC or any regulatory authority or other foreign, federal, state or local government agency or court of competent jurisdiction, some of which may be waived by us. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See “Exchange Offer—Conditions to the Exchange Offer.

Procedures for Tendering Old Notes held in the Form of Book-Entry Interests	The Old Notes were issued as global securities and were deposited upon issuance with Wells Fargo Bank, National Association, which represent a 100% interest in those Old Notes, to The Depositary Trust Company (“DTC”).

Beneficial interests in the outstanding Old Notes, which are held by direct or indirect participants in DTC, are shown on, and transfers of the Old Notes can only be made through, records maintained in book-entry form by DTC.

You may tender your outstanding Old Notes by instructing your broker or bank where you keep the Old Notes to tender them for you. In some cases you may be asked to submit the letter of transmittal that may accompany this prospectus. By tendering your Old Notes you will be deemed to have acknowledged and agreed to be bound by the terms set forth under “Exchange Offer.” Your outstanding Old Notes must be tendered in minimum denominations of $2,000 and multiples of $1,000 thereafter.

In order for your tender to be considered valid, the exchange agent must receive a confirmation of book-entry transfer of your outstanding Old Notes into the exchange agent’s account at DTC,

under the procedure described in this prospectus under the heading “Exchange Offer,” on or before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

United States Federal Income Tax Considerations	The exchange offer should not result in any income, gain or loss to the holders of Old Notes or to us for United States federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of the Exchange Notes in the exchange offer.

Exchange Agent	Wells Fargo Bank, National Association is serving as the exchange agent for the exchange offer.

Shelf Registration Statement	In limited circumstances, holders of Old Notes may require us to register their Old Notes under a shelf registration statement.

Consequences of Not Exchanging Old Notes

If you do not exchange your Old Notes in the exchange offer, your Old Notes will continue to be subject to the restrictions on transfer currently applicable to the Old Notes. In general, you may offer or sell your Old Notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently intend to register the Old Notes under the Securities Act. Under some circumstances, however, holders of the Old Notes, including holders who are not permitted to participate in the exchange offer or who may not freely resell Exchange Notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of Old Notes by these holders. For more information regarding the consequences of not tendering your Old Notes and our obligation to file a shelf registration statement, see “Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes” and “Description of Exchange Notes—Registration Rights.”

Description of Exchange Notes

Issuer	H.J. Heinz Company.

Notes Offered	$3.1 billion aggregate principal amount of 4.25% Second Lien Senior Secured Notes due 2020.

Maturity Date	The Exchange Notes will mature on October 15, 2020.

Interest Payment Dates	Semi-annually in arrears on each April 15 and October 15.

Security	The Exchange Notes will be secured on a second-priority basis by the assets that secure our and our guarantors obligations under our Senior Secured Credit Facilities. For more information on the security granted, See “Description of Exchange Notes—Security.”

Ranking	The Exchange Notes will be our second-priority senior secured obligations and will be:

•	equal in right of payment with all of our existing and future senior debt, including borrowings under our Senior Secured Credit Facilities;

•	effectively junior to all of our existing and future first-priority senior secured debt, including borrowings under our Senior Secured Credit Facilities to the extent of the value of the collateral securing such debt;

•	effectively senior to all of our existing and future unsecured senior debt to the extent of the value of collateral securing the Exchange Notes;

•	senior in right of payment to all of our existing and future subordinated debt; and

•	structurally subordinated to all existing and future liabilities of our non-guarantor subsidiaries.

Guarantors	The Exchange Notes will be guaranteed fully and unconditionally, and jointly and severally, by Parent and each of our wholly owned subsidiaries that guarantee our obligations under certain credit facilities (including the Senior Secured Credit Facilities (the “Guarantors”). In the future, the subsidiary guarantees may be released or terminated under certain circumstances.

Excluding intercompany transactions, the non-guarantors accounted for (i) approximately $4,167.5 million, or 66.8% of our sales for the 29 week period ended December 29, 2013 and (ii) approximately $3,755.2 million, or 16.7% of our total liabilities as of December 29, 2013.

Ranking of the Guarantees	The Guarantees will be the Guarantors’ second-priority senior secured obligations and will be:

•	equal in right of payment with all of such guarantors’ existing and future senior debt, including borrowings under and guarantees of our Senior Secured Credit Facilities, but effectively senior to all such senior debt that is unsecured, to the extent of the value of the assets securing the Guarantees;

•	effectively junior to all of such guarantors’ existing and future first-priority senior secured debt, including borrowings under and guarantees of our Senior Secured Credit Facilities, to the extent of the value of the collateral securing such debt;

•	effectively senior to all of such guarantors’ existing and future unsecured senior debt to the extent of the value of the collateral securing the Guarantees;

•	senior in right of payment to all of such guarantors’ existing and future subordinated debt; and

•	structurally subordinated to all liabilities, including trade payables, of our non-guarantor subsidiaries.

As of December 29, 2013, we had $9,476.3 million aggregate principal amount of first-priority senior secured indebtedness outstanding (with $2,000 million available for borrowing under the Revolving Credit Facility), $3,306.0 million aggregate principal amount of second-priority senior secured indebtedness outstanding and $1,943.8 million of other indebtedness outstanding.

Intercreditor Agreement	The security granted to secure the Exchange Notes and the Guarantees have also been granted to secure, on a first-priority basis, indebtedness under our Senior Secured Credit Facilities. In addition, the Indenture permits us to secure, on a pari passu basis with the Notes, additional indebtedness with liens on the collateral securing the Notes and the Guarantees under certain circumstances. The collateral agent for the Notes and the collateral agent under our Senior Secured Credit Facilities have entered into an intercreditor agreement (the “Intercreditor Agreement”) as to the relative priorities of their respective security interests in the assets securing the Exchange Notes and Guarantees and indebtedness and related guarantees under our Senior Secured Credit Facilities and certain other matters relating to the administration of security interests. See “Description of Exchange Notes—Intercreditor Agreement.”

Optional Redemption

We may redeem all or part of the Exchange Notes at any time prior to April 15, 2015 by paying a make-whole premium, plus accrued and unpaid interest to the redemption date. We may redeem all or part of the Exchange Notes at any time after April 15, 2015 at the redemption prices described in the section “Description of Exchange Notes—Optional Redemption” plus accrued and unpaid interest to the redemption date. In addition, at any time prior to April 15, 2015, we may redeem up to 40% of the aggregate principal amount of the Exchange Notes at a redemption price equal to 104.2500% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds from certain equity offerings. For more details, see “Description of Exchange Notes—Optional Redemption.”

Change of Control	If the Issuer experiences a change of control, the holders of the Exchange Notes will have the right to require the Issuer to offer to repurchase the Exchange Notes at a purchase price equal to 101% of their aggregate principal amount plus accrued and unpaid interest and Additional Amounts, if any, to the date of such repurchase. See “Description of Exchange Notes—Change of Control.”

Mandatory Offer to Repurchase Following Certain Asset Sales	If we sell certain assets, under certain conditions we must offer to repurchase the Exchange Notes at the prices listed under “Description of Exchange Notes—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

Certain Covenants	The Indenture will limit, among other things, the ability of the Issuer and its Restricted Subsidiaries to:

•	incur additional indebtedness or guarantee indebtedness;

•	create liens or use assets as security in other transactions;

•	declare or pay dividends, redeem stock or make other distributions to stockholders;

•	make investments;

•	merge or consolidate, or sell, transfer, lease or dispose of substantially all of our assets;

•	enter into transactions with affiliates;

•	sell or transfer certain assets; and

•	agree to certain restrictions on the ability of restricted subsidiaries to make payments to us.

These covenants are subject to a number of important qualifications and limitations. In addition, certain of these covenants will be suspended for so long as the Exchange Notes have investment grade ratings from any two of Fitch Ratings, Inc., Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services. See “Description of Exchange Notes—Certain Covenants.”

Risk Factors	Investing in the Exchange Notes involves substantial risks. You should consider carefully all the information in this prospectus and, in particular, you should evaluate the specific risk factors set forth in the “Risk Factors” section in this prospectus before making a decision whether to invest in the Exchange Notes.

Corporate Information

Hawk Acquisition Intermediate Corporation II is a Delaware corporation. Its principal executive offices are located at One PPG Place, Pittsburgh Pennsylvania, 15222 and its telephone number at that address is (412) 456-5700.

H.J. Heinz Company is a Pennsylvania corporation. Our principal executive offices are located at One PPG Place, Pittsburgh Pennsylvania, 15222 and our telephone number at that address is (412) 456-5700. Our website is located at http://www.heinz.com. Our website and the information contained on our website are not part of this prospectus.

Summary Historical Consolidated Financial and Other Data

For purposes of this prospectus, unless the context otherwise requires, the terms “we,” “us,” “our” and the “Company” refer, collectively, to Hawk Acquisition Intermediate Corporation II (“Hawk II”), H.J. Heinz Company, and its subsidiaries. References to “the Issuer” are to H.J. Heinz Company alone, not including its subsidiaries. Hawk II is a holding company and has no activity, therefore the information for Hawk II is applicable and equal to the data disclosed for H.J. Heinz Company.

The following table sets forth our summary historical financial and other data for the periods and at the dates indicated. We have derived the income statement data for the successor period of twenty-nine weeks ended December 29, 2013, the predecessor period of six weeks ended June 7, 2013 and the fiscal years ended April 28, 2013, April 29, 2012 and April 27, 2011 and the balance sheet data as of December 29, 2013, April 28, 2013 and April 29, 2012, from our audited consolidated financial statements appearing elsewhere in this prospectus. Our historical operating results are not necessarily indicative of future operating results. The following summary historical consolidated financial and other data should be read in conjunction with the section titled “Selected Historical Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes thereto included elsewhere in this prospectus.

	Successor	Predecessor
	February 8 - December 29, 2013 (29 Weeks)	April 29 - June 7, 2013 (6 Weeks)	April 28, 2013 (52 Weeks)	April 29, 2012 (52 1⁄2 Weeks)	April 27, 2011 (52 Weeks)
	(in thousands)
Income Statement Data:
Sales	$6,239,562	$1,112,872	$11,528,886	$11,507,572	$10,558,636
Cost of products sold	4,587,791	729,537	7,333,416	7,512,783	6,614,259

Gross profit	1,651,771	383,335	4,195,470	3,994,789	3,944,377
Selling, general and administrative expenses	1,501,807	243,364	2,489,005	2,492,482	2,256,739
Merger related costs	157,938	112,188	44,814	—	—

Operating income	(7,974)	27,783	1,661,651	1,502,307	1,687,638
Interest income	13,071	2,878	27,795	34,547	22,548
Interest expense	408,503	35,350	283,607	293,009	272,660
Unrealized gain on derivative instruments	117,934	—	—	—	—
Other expense, net	(12,233)	(125,638)	(62,196)	(7,756)	(21,204)

Income from continuing operations before income taxes	(297,705)	(130,327)	1,343,643	1,236,089	1,416,322
Provision for income taxes	(231,623)	61,097	241,598	244,966	370,817

Income from continuing operations	(66,082)	(191,424)	1,102,045	991,123	1,045,505
Loss from discontinued operations, net of tax (2)	(5,636)	(1,273)	(74,712)	(51,215)	(39,557)

Net income	(71,718)	(192,697)	1,027,333	939,908	1,005,948
Less: Net income attributable to the noncontrolling interest	5,303	2,874	14,430	16,749	16,438

Net income attributable to Hawk Acquisition Intermediate Corporation II	$(77,021)	$(195,571)	$1,012,903	$923,159	$989,510

	Successor	Predecessor
	February 8 - December 29, 2013 (29 Weeks)	April 29 - June 7, 2013 (6 Weeks)	April 28, 2013 (52 Weeks)	April 29, 2012 (52 1⁄2 Weeks)	April 27, 2011 (52 Weeks)
		(in thousands)
Cash Flow Data:
Cash provided by/(used for) operating activities	35,058	(372,093)	1,389,963	1,493,117	1,583,643
Cash provided by / (used for) investing activities	(21,671,431)	(89,795)	(373,120)	(402,005)	(949,632)
Cash provided by/(used for) financing activities	24,109,241	85,418	256,927	(362,835)	(482,509)

	Successor	Predecessor
	As of December 29, 2013	As of April 28, 2013	As of April 29, 2012
		(in thousands)
Balance Sheet Data (at period end):
Cash and cash equivalents	$2,458,992	$2,476,699	$1,330,441
Total assets	$38,972,348	$12,939,007	$11,983,293
Total long-term debt and other non-current liabilities	$19,504,346	$5,273,785	$6,410,751
Total Hawk Acquisition Intermediate Corporation II shareholders’ equity	$16,297,416	$2,801,531	$2,758,589

RISK FACTORS

In addition to the other information contained in this prospectus, you should carefully consider the risk factors set forth below before deciding to invest in the Notes. This Prospectus contains statements that constitute forward-looking statements regarding, among other matters, our intent, belief or current expectations about our business. These forward-looking statements are subject to risks, uncertainties and assumptions, as further discussed under “Disclosure Regarding Forward-Looking Statements.”

Risks Related to Our Business

Competitive product and pricing pressures in the food industry and the financial condition of customers and suppliers could adversely affect the Company’s ability to gain or maintain market share and/or profitability.

The Company operates in the highly competitive food industry, competing with other companies that have varying abilities to withstand changing market conditions. Any significant change in the Company’s relationship with a major customer, including changes in product prices, sales volume, or contractual terms may impact financial results. Such changes may result because the Company’s competitors may have substantial financial, marketing, and other resources that may change the competitive environment. Private label brands sold by retail customers, which are typically sold at lower prices, are a source of competition for certain of our product lines. Such competition could cause the Company to reduce prices and/or increase capital, marketing, and other expenditures, or could result in the loss of category share. Such changes could have a material adverse impact on the Company’s net income. As the retail grocery trade continues to consolidate, the larger retail customers of the Company could seek to use their positions to improve their profitability through lower pricing and increased promotional programs. If the Company is unable to use its scale, marketing expertise, product innovation, and category leadership positions to respond to these changes, or is unable to increase its prices, its profitability and volume growth could be impacted in a materially adverse way. The success of our business depends, in part, upon the financial strength and viability of our suppliers and customers. The financial condition of those suppliers and customers is affected in large part by conditions and events that are beyond our control. A significant deterioration of their financial condition could adversely affect our financial results.

The Company’s performance may be adversely affected by economic and political conditions in the U.S. and in various other nations where it does business.

The Company’s performance has been in the past and may continue in the future to be impacted by economic and political conditions in the United States and in other nations. Such conditions and factors include changes in applicable laws and regulations, including changes in food and drug laws, accounting standards and critical accounting estimates, taxation requirements and environmental laws. Other factors impacting our operations in the U.S., Venezuela and other international locations where the Company does business include export and import restrictions, currency exchange rates, currency devaluation, recessionary conditions, foreign ownership restrictions, nationalization, the impact of hyperinflationary environments, terrorist acts, and political unrest. Such factors in either domestic or foreign jurisdictions could materially and adversely affect our financial results. In addition, recent uncertainty in Europe, particularly in Greece, Italy, Ireland, Portugal and Spain could adversely affect our Euro-denominated assets and global operations.

Increases in the cost and restrictions on the availability of raw materials could adversely affect our financial results.

The Company sources raw materials including agricultural commodities such as tomatoes, cucumbers, potatoes, onions, other fruits and vegetables, dairy products, meat, sugar and other sweeteners, including high fructose corn syrup, spices, and flour, as well as packaging materials such as glass, plastic, metal, paper, fiberboard, and other materials and inputs such as water, in order to manufacture products. The availability or cost of such commodities may fluctuate widely due to government policy and regulation, crop failures or shortages due to plant disease or insect and other pest infestation, weather conditions, potential impact of climate change, increased demand for biofuels, or other unforeseen circumstances. Additionally, the cost of raw materials and finished products may fluctuate due to movements in cross-currency transaction rates. To the extent that any of the foregoing or other unknown factors increase the prices of such commodities or materials and the Company is unable to increase its prices or adequately hedge against such changes in a manner that offsets such changes, the results of its operations could be materially and adversely affected. Similarly, if supplier arrangements and relationships result in increased and unforeseen expenses, the Company’s financial results could be materially and adversely impacted.

Disruption of our supply chain could adversely affect our business.

Damage or disruption to our manufacturing or distribution capabilities due to weather, natural disaster, fire, terrorism, pandemic, strikes, the financial and/or operational instability of key suppliers, distributors, warehousing and transportation providers, or brokers, or other reasons could impair our ability to manufacture or sell our products. To the extent the Company is unable to, or cannot, financially mitigate the likelihood or potential impact of such events, or to effectively manage such events if they occur, particularly when a product is sourced from a single location, there could be a materially adverse affect on our business and results of operations, and additional resources could be required to restore our supply chain.

Higher energy costs and other factors affecting the cost of producing, transporting, and distributing the Company’s products could adversely affect our financial results.

Rising fuel and energy costs may have a significant impact on the cost of operations, including the manufacture, transportation, and distribution of products. Fuel costs may fluctuate due to a number of factors outside the control of the Company, including government policy and regulation and weather conditions. Additionally, the Company may be unable to maintain favorable arrangements with respect to the costs of procuring raw materials, packaging, services, and transporting products, which could result in increased expenses and negatively affect operations. If the Company is unable to hedge against such increases or raise the prices of its products to offset the changes, its results of operations could be materially and adversely affected.

The results of the Company could be adversely impacted as a result of increased pension, labor, and people-related expenses.

Inflationary pressures and any shortages in the labor market could increase labor costs, which could have a material adverse effect on the Company’s consolidated operating results or financial condition. The Company’s labor costs include the cost of providing employee benefits in the U.S. and foreign jurisdictions, including pension, health and welfare, and severance benefits. Any declines in market returns could adversely impact the funding of pension plans, the assets of which are invested in a diversified portfolio of equity and fixed income securities and other investments. Additionally, the annual costs of benefits vary with increased costs of health care and the outcome of collectively-bargained wage and benefit agreements.

The impact of various food safety issues, environmental, legal, tax, and other regulations and related developments could adversely affect the Company’s sales and profitability.

The Company is subject to numerous food safety and other laws and regulations regarding the manufacturing, marketing, and distribution of food products. These regulations govern matters such as ingredients, advertising, taxation, relations with distributors and retailers, health and safety matters, and environmental concerns. The ineffectiveness of the Company’s planning and policies with respect to these matters, and the need to comply with new or revised laws or regulations with regard to licensing requirements, trade and pricing practices, environmental permitting, or other food or safety matters, or new interpretations or enforcement of existing laws and regulations, as well as any related litigation, may have a material adverse effect on the Company’s sales and profitability. Influenza or other pandemics could disrupt production of the Company’s products, reduce demand for certain of the Company’s products, or disrupt the marketplace in the foodservice or retail environment with consequent material adverse effects on the Company’s results of operations.

The need for and effect of product recalls could have an adverse impact on the Company’s business.

If any of the Company’s products become misbranded or adulterated, the Company may need to conduct a product recall. The scope of such a recall could result in significant costs incurred as a result of the recall, potential destruction of inventory, and lost sales. Should consumption of any product cause injury, the Company may be liable for monetary damages as a result of a judgment against it. A significant product recall or product liability case could cause a loss of consumer confidence in the Company’s food products and could have a material adverse effect on the value of its brands and results of operations.

The failure of new product or packaging introductions to gain trade and consumer acceptance and changes in consumer preferences could adversely affect our sales.

The success of the Company is dependent upon anticipating and reacting to changes in consumer preferences, including health and wellness. There are inherent marketplace risks associated with new product or packaging introductions, including uncertainties about trade and consumer acceptance. Moreover, success is dependent upon the Company’s ability to identify and respond to consumer trends through innovation. The Company may be required to increase expenditures for new product development. The Company may not be successful in developing new products or improving existing products, or its new products may not achieve consumer acceptance, each of which could materially and negatively impact sales.

The failure to successfully integrate acquisitions and joint ventures into our existing operations or the failure to gain applicable regulatory approval for such transactions or divestitures could adversely affect our financial results.

The Company’s ability to efficiently integrate acquisitions and joint ventures into its existing operations also affects the financial success of such transactions. The Company may seek to expand its business through acquisitions and joint ventures, and may divest underperforming or non-core businesses. The Company’s success depends, in part, upon its ability to identify such acquisition, joint venture, and divestiture opportunities and to negotiate favorable contractual terms. Activities in such areas are regulated by numerous antitrust and competition laws in the U. S., the European Union, and other jurisdictions, and the Company may be required to obtain the approval of acquisition and joint venture transactions by competition authorities, as well as satisfy other legal requirements. The failure to obtain such approvals could materially and adversely affect our results.

The Company’s operations face significant foreign currency exchange rate exposure, which could negatively impact its operating results.

The Company holds assets and incurs liabilities, earns revenue, and pays expenses in a variety of currencies other than the U.S. dollar, primarily the British Pound, Euro, Australian dollar, Canadian dollar, and New Zealand dollar. The Company’s consolidated financial statements are presented in U.S. dollars, and therefore the Company must translate its assets, liabilities, revenue, and expenses into U.S. dollars for external reporting purposes. Increases or decreases in the value of the U.S. dollar relative to other currencies may materially and negatively affect the value of these items in the Company’s consolidated financial statements, even if their value has not changed in their original currency. In addition, the impact of fluctuations in foreign currency exchange rates on transaction costs ( i.e., the impact of foreign currency movements on particular transactions such as raw material sourcing), most notably in the U.K., could materially and adversely affect our results.

The failure to implement our growth plans could adversely affect the Company’s ability to increase net income and generate cash.

The success of the Company could be impacted by its inability to continue to execute on its growth plans regarding product innovation, implementing cost-cutting measures, improving supply chain efficiency, enhancing processes and systems, including information technology systems, on a global basis, and growing market share and volume. The failure to fully implement the plans, in a timely manner or within our cost estimates, could materially and adversely affect the Company’s ability to increase net income. Additionally, the Company’s ability to pay cash dividends will depend upon its ability to generate cash and profits, which, to a certain extent, is subject to economic, financial, competitive, and other factors beyond the Company’s control.

The Sponsors control us and may have conflicts of interest with us in the future.

As a result of the Merger on June 7, 2013, H. J. Heinz Company is now controlled by the Sponsors. The Sponsors beneficially own substantially all of the equity interests in Parent. The Sponsors have control over our decisions to enter into any corporate transaction and have the ability to prevent any transaction that requires the approval of shareholders. For example, the Sponsors could cause us to make acquisitions that increase the amount of our indebtedness. Additionally, the Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. The Sponsors may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. So long as the Sponsors continue to own a significant amount of the equity of Parent, they will continue to be able to strongly influence or effectively control our decisions.

Our business could be adversely impacted as a result of the Merger and significant costs, expenses and fees.

The Merger could cause disruptions to our business or business relationships, which could have an adverse impact on our financial condition, results of operations and cash flows. For example:

•	the attention of our management may be directed to transaction-related considerations or activities and may be diverted from the day-to-day operations of our business;

•	our associates may experience uncertainty about their future roles with us, which might adversely affect our ability to retain and hire key personnel and other employees; and

•	vendors or other parties with which we maintain business relationships may experience uncertainty about our future and seek alternative relationships with third parties or seek to alter their business relationships with us.

In addition, we incurred significant costs, expenses and fees for professional services and other transaction costs in connection with the Merger.

The Company is increasingly dependent on information technology, and potential disruption, cyber attacks, security problems, and expanding social media vehicles present new risks.

The Company is increasingly dependent on information technology systems to manage and support a variety of business processes and activities, and any significant breakdown, invasion, destruction, or interruption of these systems could negatively impact operations. In addition, there is a risk of business interruption and reputational damage from leakage of confidential information.

The inappropriate use of certain media vehicles could cause brand damage or information leakage. Negative posts or comments about the Company on any social networking web site could seriously damage its reputation. In addition, the disclosure of non-public company sensitive information through external media channels could lead to information loss. Identifying new points of entry as social media continues to expand presents new challenges. Any business interruptions or damage to the Company’s reputation could negatively impact the Company’s financial condition and results of operation.

Risks Related to the Exchange Offer

Because there is no public market for the Exchange Notes, you may not be able to sell your Exchange Notes.

The Exchange Notes will be registered under the Securities Act of 1933, as amended, or the Securities Act, but will constitute a new issue of securities with no established trading market, and uncertainty exists with regard to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their Exchange Notes; or

•	the price at which the holders would be able to sell their Exchange Notes.

If a trading market were to develop, the Exchange Notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance.

Any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. An active trading market might not exist for the New Notes and any trading market that does develop might not be liquid.

In addition, any holder of Exchange Notes who tenders in the exchange offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

The market for non-investment grade debt historically has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Notes. The market for the Notes, if any, may be subject to similar disruptions that could adversely affect their value. In addition, subsequent to their initial issuance, the Notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar Notes, our performance and other factors.

Your Old Notes will not be accepted for exchange if you fail to follow the exchange offer procedures.

We will issue Exchange Notes pursuant to this exchange offer only after a timely receipt of your Old Notes (including timely notation in book-entry form). Therefore, if you want to tender your Old Notes, please allow sufficient time to ensure timely delivery. If we do not receive your Old Notes, by the expiration date of the exchange offer, we will not accept your Old Notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange. If there are defects or irregularities with respect to your tender of Old Notes, we will not accept your Old Notes for exchange.

If you do not exchange your Old Notes, your Old Notes will continue to be subject to the existing transfer restrictions and you may be unable to sell your Old Notes.

We did not register the Old Notes, nor do we intend to do so following the exchange offer. The Old Notes that are not tendered will, therefore, continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your Old Notes, you will be subject to existing transfer restrictions. As a result, if you hold Old Notes after the exchange offer, you may be unable to sell your Old Notes. If a large number of outstanding Old Notes are exchanged for Exchange Notes issued in the exchange offer, it may be difficult for holders of outstanding Old Notes that are not exchanged in the exchange offer to sell their Old Notes, since those Old Notes may not be offered or sold unless they are registered or there are exemptions from registration requirements under the Securities Act or state laws that apply to them. In addition, if there are only a small number of Old Notes outstanding, there may not be a very liquid market in those Old Notes. There may be few investors that will purchase unregistered securities in which there is not a liquid market.

If you exchange your Old Notes, you may not be able to resell the Exchange Notes you receive in the exchange offer without registering them and delivering a prospectus.

You may not be able to resell Exchange Notes you receive in the exchange offer without registering those Exchange Notes or delivering a prospectus. Based on interpretations by the SEC in no-action letters, we believe, with respect to Exchange Notes issued in the exchange offer, that:

•	holders who are not “affiliates” of ours within the meaning of Rule 405 of the Securities Act;

•	holders who acquire their Exchange Notes in the ordinary course of business;

•	holders who do not engage in, intend to engage in, or have arrangements to participate in a distribution (within the meaning of the Securities Act) of the Exchange Notes; and

•	holders who are not broker-dealers,

do not have to comply with the registration and prospectus delivery requirements of the Securities Act.

Holders described in the preceding sentence must tell us in writing at our request that they meet these criteria. Holders that do not meet these criteria could not rely on interpretations of the SEC in no-action letters, and would have to register the Exchange Notes they receive in the exchange offer and deliver a prospectus for them. In addition, holders that are broker-dealers may be deemed “underwriters” within the meaning of the Securities Act in connection with any resale of Exchange Notes acquired in the exchange offer. Holders that are broker-dealers must acknowledge that they acquired their outstanding Exchange Notes in market-making activities or other trading activities and must deliver a prospectus when they resell Exchange Notes they acquire in the exchange offer in order not to be deemed an underwriter.

If the exchange offer does not become effective by June 7, 2014, the Company will incur additional interest charges.

In the event that the exchange offer registration statement is not completed or is not declared effective by the SEC within 365 days after the Merger closing date, the interest rate will be increased, up to a maximum increase of 1.00% per annum, until the exchange offer registration is declared effective by the SEC.

Risks Related to Our Indebtedness and the Notes

We have substantial indebtedness. We may not be able to generate sufficient cash to service all of our indebtedness, including the Notes, and we may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations and to fund planned capital expenditures depends on our future performance and our ability to generate cash from our operations, which is subject, among other things, to the success of our business strategy, customer demand, increased competition, prevailing economic conditions and financial, competitive, legislative, legal, regulatory and other factors, including those other factors discussed in these “Risk Factors,” many of which are beyond our control.

As of December 29, 2013, we had $9,476.3 million aggregate principal amount of first-priority senior secured indebtedness outstanding (with $2,000 million available for borrowing under the Revolving Credit Facility), $3,306.0 million aggregate principal amount of second-priority senior secured indebtedness outstanding and $1,943.8 million of other indebtedness outstanding. We cannot assure you that we will be able to generate a level of cash flow from our operations sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the Notes, or that future borrowings will be available to us in an amount sufficient to enable us to service and repay the Notes and our other indebtedness or to fund our other liquidity needs. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the Notes, any of which will depend on our cash needs, our financial condition at such time, the then prevailing market conditions and the terms of our then existing debt instruments, including the Indenture, which may restrict us from adopting some of these alternatives. Any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could also harm our ability to incur additional indebtedness. In addition, any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations, and there can be no assurances that any assets which we could be required to dispose of could be sold or that, if sold, the timing of the sales and the amount of proceeds realized from those sales could be on acceptable terms.

We are subject to restrictive debt covenants, which limit our ability to take certain actions and perform certain corporate functions.

The Indenture and the agreement governing our Senior Secured Credit Facilities contain a number of significant covenants that, among other things, limit our ability to:

•	incur additional indebtedness or guarantee indebtedness;

•	create liens or use assets as security in other transactions;

•	declare or pay dividends, redeem stock or make other distributions to stockholders;

•	make investments;

•	merge or consolidate, or sell, transfer, lease or dispose of substantially all of our assets;

•	enter into transactions with affiliates;

•	sell or transfer certain assets; and

•	agree to certain restrictions on the ability of the Issuer and restricted subsidiaries to make payments.

We cannot assure you that any of these limitations will not hinder our ability to finance future operations and capital needs and our ability to pursue business opportunities and activities that may be in our interest. In addition, our ability to comply with these covenants and restrictions may be affected by events beyond our control.

The Notes and each Guarantee will be structurally subordinated to present and future liabilities of our non-Guarantor subsidiaries.

Not all of our subsidiaries guarantee the Notes. Generally, claims of creditors of a non-guarantor subsidiary, including trade creditors and claims of preference shareholders (if any) of the subsidiary, will have priority with respect to the assets and earnings of the subsidiary over the claims of creditors of its parent entity, including claims by holders of the Notes under the Guarantees. In the event of any foreclosure, dissolution, winding up, liquidation, administration, reorganization or other insolvency or bankruptcy proceeding of any of our non-Guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to its parent entity as a shareholder. As such, the Notes and each Guarantee will each be structurally subordinated to the creditors (including trade creditors) and preference shareholders (if any) of our non-Guarantor subsidiaries. Excluding intercompany transactions, the non-Guarantor subsidiaries accounted for (i) approximately $4,167.5 million, or 66.8% of our sales for the 35 week period ended December 29, 2013 and (ii) approximately $3,755.2 million, or 16.7% of our total liabilities as of December 29, 2013. The covenants in the Notes permit us to incur additional indebtedness at subsidiaries which do not guarantee the Notes and in the future, the revenues and profitability of such entities could increase, possibly substantially.

The lien on the collateral securing the Notes will be junior and subordinate to the lien on the collateral securing our Senior Secured Credit Facilities and certain other first lien obligations.

The Notes will be secured by second-priority liens granted by the Company and the Guarantors on the Company’s assets and the assets of the Guarantors that secure obligations under the Senior Secured Credit Facilities and certain hedging and cash management obligations, subject to certain exceptions and permitted liens and encumbrances described in the security documents governing the Notes. As of December 29, 2013, we had $9,476 million aggregate principal amount of first priority senior secured indebtedness outstanding (with $2,000 million available for borrowing under the Revolving Credit Facility). As set out in more detail under “Description of Exchange Notes,” the lenders under our Senior Secured Credit Facilities and holders of certain of the Company’s hedging and cash management obligations will be entitled to receive all proceeds from the realization of the collateral under certain circumstances, including upon default in payment on, or the acceleration of, any obligations under the Company’s Senior Secured Credit Facilities, or in the event of the Company’s, or any Guarantor’s, bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding, to repay such obligations in full before the holders of the Notes will be entitled to any recovery from such collateral.

In addition, the Indenture and the related security documents permit the Company and the Guarantors to create additional liens (including the liens granted by the Company in respect of its guarantee of the 6.25% Guaranteed Notes due February 18, 2030 pursuant to the collateral documents securing the Notes offered hereby) under specified circumstances, which liens may rank pari passu with or senior to the liens on the collateral securing the Notes and the Guarantees. Any obligations secured by such liens may further limit the recovery from the realization of the collateral available to satisfy holders of the Notes.

Holders of the Notes will not control decisions regarding collateral.

The lenders under our Senior Secured Credit Facilities, as holders of first priority lien obligations, will, at all times prior to the discharge of such first priority lien obligations, control substantially all matters related to the collateral securing the Notes pursuant to the terms of the Intercreditor Agreement. The holders of the first priority lien obligations may cause the collateral agent thereunder (the “first lien agent”), in connection with an enforcement action, to dispose of, release, or foreclose on, or take other actions with respect to, the collateral (including amendments of and waivers under the security documents) with which holders of the Notes may disagree or that may be contrary to the interests of holders of the Notes, even after a default under the Notes. To the extent collateral is released from the lien securing the first priority lien obligations in connection with an enforcement action or in connection with a disposition that is permitted by the indenture governing the Notes, even if a default under the Notes exists, the second priority liens securing the Notes will also be released. If all of the first priority liens are released, other than in connection with payment in full of our Senior Secured Credit Facilities or any other first priority lien obligations secured by the collateral, and no event of default under the Indenture exists, all of the second priority liens will be released. In addition, the Intercreditor Agreement will generally provide that, so long as the first priority lien obligations are in effect, the holders of the first priority lien obligations may change, waive, modify or vary the security documents governing such first priority liens without the consent of the holders of the Notes (except under certain limited circumstances) and that the security documents governing the second priority liens will be automatically changed, waived and modified in the same manner (subject to certain limitations and exceptions). Further, the security documents governing the second priority liens may not be amended in any manner inconsistent with or in contravention of the Intercreditor Agreement without the consent of the first lien agent until the first priority lien obligations are paid in full. The Intercreditor Agreement will also prohibit second priority lienholders from foreclosing on the collateral until payment in full of the first priority lien obligations.

In the event of a foreclosure on the collateral by the holders of the first priority lien obligations, the proceeds from the sale of collateral may not be sufficient to satisfy all or any of the amounts outstanding under the Notes after payment in full of the obligations secured by first priority liens on the collateral.

It may be difficult to realize the value of the collateral securing the Notes.

The collateral securing the Notes will be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the first lien agent and any other creditors that have the benefit of first liens on the collateral securing the Notes from time to time, whether on or after the date the Notes are issued. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the Notes as well as the ability of the collateral agent to realize or foreclose on such collateral.

The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. We cannot assure you that the fair market value of the collateral as of the date of this prospectus exceeds the principal amount of the debt secured thereby. The value of the assets pledged as collateral for the Notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition, unforeseen liabilities and other future events. Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the Notes. Any claim for the difference between the amount, if any, realized by holders of the Notes from the sale of the collateral securing the Notes and the obligations under the Notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables. Additionally, in the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the Notes and all other senior secured obligations, interest may cease to accrue on the Notes from and after the date the bankruptcy petition is filed.

To the extent that third parties enjoy prior liens on the collateral securing the Notes, to the extent permitted under the Indenture, such third parties may have rights and remedies with respect to the collateral subject to such liens that, if exercised, could adversely affect the value of the collateral. Additionally, the terms of the Indenture allow us to issue additional notes, additional debt that may rank pari passu with the Notes and incur change of control refinancing indebtedness in certain circumstances. The Indenture does not require that we maintain the current level of collateral or maintain a specific ratio of indebtedness to asset values. Under the Indenture, any such additional notes issued pursuant to the Indenture and change of control refinancing indebtedness or other additional debt incurred in accordance with the terms of the Indenture will rank pari passu with the Notes and be entitled to the same rights and priority with respect to the collateral. Thus, the issuance of any such additional debt and change of control refinancing indebtedness may have the effect of significantly diluting your ability to recover payment in full of the Notes from the then existing pool of collateral. Releases of collateral from the liens securing the Notes will be permitted under certain circumstances.

In the future, the obligation to grant additional security over assets, or a particular type or class of assets, whether as a result of the Merger or creation of future assets or subsidiaries, the designation of a previously unrestricted subsidiary or otherwise, is subject to the provisions of the Intercreditor Agreement. Furthermore, upon enforcement against any collateral or in insolvency, under the terms of the Intercreditor Agreement the claims of the holders of the Notes to the proceeds of such enforcement or insolvency will rank behind the claims of the holders of obligations under our Senior Secured Credit Facilities, which are first priority obligations, and holders of additional senior secured indebtedness (to the extent permitted to have a prior lien on the collateral by the Indenture). The security interest of the collateral agent is subject to practical problems generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of a third party to obtain or enforce a security interest in a contract. The collateral agent may not be able to obtain any such consent. Also, the consents of any third parties may not necessarily be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

Rights of the holders of the Notes in the collateral may be adversely affected by the failure to perfect liens on certain collateral acquired in the future.

Applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. The Trustee or the collateral agent may not monitor, or we may not inform the Trustee or the collateral agent of, the future acquisitions of property and rights that constitute collateral, and necessary action may not be taken to properly perfect the security interest in such after acquired collateral. The collateral agent for the Notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest in favor of the Notes against third parties. In addition, as described further herein, even if the liens on collateral acquired in the future are properly perfected, such liens may potentially be avoidable as a preference in any bankruptcy proceeding under certain circumstances. See “—Risks Related to the Ownership of the Notes—Any future pledge of collateral provided after the Notes are issued might be avoided by a trustee in bankruptcy.”

The ability of the collateral agent to realize upon the capital stock securing the Notes will be automatically limited to the extent the pledge of such capital stock would require the filing with the SEC of separate financial statements for any of our subsidiaries.

Under Rule 3-16 of Regulation S-X, if the par value, book value as carried by us or market value (whichever is greatest) of the capital stock of any subsidiary pledged as part of the collateral is greater than or equal to 20% of the aggregate principal amount of the Notes then outstanding that are then registered or being registered, such subsidiary would be required to provide separate financial statements to the SEC. As a result, the Indenture and the related security documents provide that to the extent that separate financial statements of any of our subsidiaries would be required by the rules of the SEC due to the fact that such subsidiary’s capital stock secures the Notes, the pledge of such capital stock constituting collateral securing the Notes will automatically be limited such that the value of the portion of such capital stock that the holders of the Notes may realize upon will, in the aggregate, at no time exceed 19.9% of the aggregate principal amount of the then outstanding registered notes. See “Description of Exchange Notes—Security.” As a result, holders of the Notes could lose the benefit of a portion or all of the security interest securing the Notes in the capital stock or other securities of those subsidiaries. It may be more difficult, costly and time-consuming for the collateral agent to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary.

The collateral is subject to casualty risks.

Although we maintain insurance policies to insure against losses, there are certain losses that may be either uninsurable or not economically insurable, in whole or in part. As a result, it is possible that the insurance proceeds will not compensate us fully for our losses in the event of a catastrophic loss. If there is a total or partial loss of any of the pledged collateral, we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy all the secured obligations, including the Notes.

We will in most cases have control over the collateral, and the sale of particular assets by us could reduce the pool of assets securing the Notes and any future Guarantees.

The security documents allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral securing the Notes and any future Guarantees. For example, so long as no default or event of default under the Indenture would result therefrom, we may, among other things, without any release or consent by the trustee, conduct ordinary course activities with respect to collateral, such as selling, factoring, abandoning or otherwise disposing of collateral and making ordinary course cash payments (including repayments of indebtedness). See “Description of Exchange Notes.”

Security interests over certain collateral may not be in place by closing or may not be perfected by closing. Creation or perfection of such security interests after the issue date of the Notes increases the risk that the liens granted by those security interests could be avoided.

Certain security interests in favor of the collateral agent, including mortgages on certain of our real properties, may not be in place or perfected as of the date on which the Exchange Offer is consummated. To the extent any liens on or security interest in the collateral securing the Notes are not perfected on or prior to such date, we will use our commercially reasonable efforts to have all such security interests perfected, to the extent required by the Indenture and the security documents, within a period of time to be agreed between the Issuer and the administrative agent under the credit facility. To the extent a security interest in certain collateral is granted or perfected after the date which is 30 days following the such date, that security interest would remain at risk of being voided as a preferential transfer by the pledgor, as debtor in possession, or by its trustee in bankruptcy) if we were to file for bankruptcy within 90 days after the grant or after perfection (or, under certain circumstances, a longer period).

The imposition of certain permitted liens could materially adversely affect the value of the collateral.

The collateral securing the Notes may also be subject to liens permitted under the terms of the Indenture, whether arising on or after the date the Notes are issued. The existence of any permitted liens could materially adversely affect the value of the collateral that could be realized by the holders of the Notes as well as the ability of the collateral agent to realize or foreclose on such collateral. In addition, the imposition of certain permitted liens will cause the relevant assets to become “excluded property,” which will not secure the Notes or the Guarantees. See “Description of Exchange Notes—Security” for the definition of “excluded property.”

We may be unable to refinance our indebtedness.

We may need to refinance all or a portion of our indebtedness, including the Notes, before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our Senior Secured Credit Facilities, on commercially reasonable terms or at all. There can be no assurance that we will be able to obtain sufficient funds to enable us to repay or refinance our debt obligations on commercially reasonable terms, or at all.

If the Notes are rated investment grade at any time by any two of Moody’s, Standard & Poor’s and Fitch, most of the restrictive covenants and corresponding events of default contained in the Indenture will be suspended.

If, at any time, the credit rating on the Notes, as determined by any two of Moody’s, Standard & Poor’s Rating Services and Fitch, equals or exceeds Baa3, BBB- or BBB-, respectively, or any equivalent replacement ratings, we will no longer be subject to most of the restrictive covenants and corresponding events of default contained in the Indenture. Any restrictive covenants or corresponding events of default that cease to apply to use as a result of achieving these ratings will be restored if the credit ratings on the Notes from at least two of these ratings agencies no longer equal or exceed these thresholds or in certain other circumstances. However, during any period in which these restrictive covenants are suspended, we may incur other indebtedness, make restricted payments and take other actions that would have been prohibited if these covenants had been in effect. If the restrictive covenants are later restored, the actions taken while the covenants were suspended will not result in an event of default under the Indenture even if they would constitute an event of default at the time the covenants are restored. Accordingly, if these covenants and corresponding events of default are suspended, holders of the Notes will have less credit protection than at the time the Notes are issued.

Each Guarantee will be subject to certain limitations on enforcement and may be limited by applicable laws or subject to certain defenses that may limit its validity and enforceability.

Parent and each Guarantor will guarantee the payment of the Notes on a second lien senior secured basis. Each Guarantee will provide the relevant holders of the Notes with a direct claim against the relevant Guarantor. However, the Indenture will provide that each Guarantee will be limited to the maximum amount that can be guaranteed by the relevant Guarantor without rendering the relevant Guarantee, as it relates to that Guarantor, voidable or otherwise ineffective or limited under applicable law, and enforcement of each Guarantee would be subject to certain generally available defenses. Enforcement of any of the Guarantees against any Guarantor will be subject to certain defenses available to Guarantors in the relevant jurisdiction. These laws and defenses generally include those that relate to corporate purpose or benefit, fraudulent conveyance or transfer, voidable preference, insolvency or bankruptcy challenges, financial assistance, preservation of share capital, thin capitalization, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally. If one or more of these laws and defenses are applicable, a Guarantor may have no liability or decreased liability under its Guarantee depending on the amounts of its other obligations and applicable law. Limitations on the enforceability of judgments obtained in New York courts in such jurisdictions could also limit the enforceability of any Guarantee against any Guarantor.

In general, under bankruptcy or insolvency law and other laws, a court could (i) avoid or invalidate all or a portion of a Guarantor’s obligations under its Guarantee, (ii) direct that the holders of the Notes return any amounts paid under a Guarantee to the relevant Guarantor or to a fund for the benefit of the Guarantor’s creditors or (iii) take other action that is detrimental to you, typically if the court found that:

•	the relevant Guarantee was incurred with actual intent to give preference to one creditor over another, hinder, delay or defraud creditors or shareholders of the Guarantor or, in certain jurisdictions, when the granting of the Guarantee has the effect of giving a creditor a preference or when the recipient was aware that the Guarantor was insolvent when it granted the relevant Guarantee;

•	the Guarantor did not receive fair consideration or reasonably equivalent value or corporate benefit for the relevant Guarantee and the Guarantor was: (i) insolvent or rendered insolvent because of the relevant Guarantee; (ii) undercapitalized or became undercapitalized because of the relevant Guarantee; or (iii) intended to incur, or believed that it would incur, indebtedness beyond its ability to pay at maturity;

•	the relevant Guarantee was held to exceed the corporate objects of the Guarantor or not to be in the best interests or for the corporate benefit of the Guarantor; or

•	the amount paid or payable under the relevant Guarantee was in excess of the maximum amount permitted under applicable law.

These or similar laws may also apply to any future guarantee granted by any of our subsidiaries pursuant to the Indenture.

We cannot assure you which standard a court would apply in determining whether a Guarantor was “insolvent” at the relevant time or that, regardless of method of valuation, a court would not determine that a Guarantor was insolvent on that date, or a that a court would not determine, regardless of whether or not a Guarantor was insolvent on the date its Guarantee was issued, that payments to holders of the Notes constituted preferences, fraudulent transfers or conveyances on other grounds.

The liability of each Guarantor under its Guarantee will be limited to the amount that will result in such Guarantee not constituting a preference, fraudulent conveyance or improper corporate distribution or otherwise being set aside. However, there can be no assurance as to what standard a court will apply in making a determination of the maximum liability of each Guarantor. There is a possibility that the entire Guarantee may be set aside, in which case the entire liability may be extinguished.

If a court decided that a Guarantee was a preference, fraudulent transfer or conveyance and voided such Guarantee, or held it unenforceable for any other reason, you may cease to have any claim in respect of the relevant Guarantor and would be a creditor solely of the Issuer and, if applicable, of any other Guarantor under the relevant Guarantee which has not been declared void. In the event that any Guarantee is invalid or unenforceable, in whole or in part, or to the extent the agreed limitation of the Guarantee obligations apply, the Notes would be effectively subordinated to all liabilities of the applicable Guarantor, and if we cannot satisfy our obligations under the Notes or any Guarantee is found to be a preference, fraudulent transfer or conveyance or is otherwise set aside, we cannot assure you that we can ever repay in full any amounts outstanding under the Notes.

Any future pledge of collateral provided after the Notes are issued might be avoided by a trustee in bankruptcy.

The Indenture and the security documents will require us to grant liens on certain assets that we or any Guarantor acquires after the Notes are issued. Any future guarantee or additional lien in favor of the collateral agent for the benefit of the holders of the Notes might be avoidable by the grantor (as debtor-in possession) or by its trustee in bankruptcy or other third parties if certain events or circumstances exist or occur. For instance, if the entity granting a future guarantee or additional lien was insolvent at the time of the grant and if such grant was made within 90 days before that entity commenced a bankruptcy proceeding (or one year before commencement of a bankruptcy proceeding if the creditor that benefited from the guarantee or lien is an “insider” under the U.S. Bankruptcy Code), and the granting of the future guarantee or additional lien enabled the holders of the Notes to receive more than they would if the grantor were liquidated under chapter 7 of the U.S. Bankruptcy Code, then such guarantee or lien could be avoided as a preferential transfer. Liens recorded or perfected after the issue date may be treated under bankruptcy law as if they were delivered to secure previously existing indebtedness. In bankruptcy proceedings commenced within 90 days of lien perfection, a lien given to secure previously existing indebtedness is materially more likely to be avoided as a preference by the bankruptcy court than if delivered and promptly recorded on the issue date. Accordingly, if we or any subsidiary guarantor were to file for bankruptcy protection after the issue date of the outstanding Notes and the liens had been perfected less than 90 days before the commencement of such bankruptcy proceeding, the liens securing the Notes may be particularly subject to challenge as a result of having been delivered after the issue date. To the extent that such challenge succeeded, the holders of the Notes would lose the benefit of the security that the collateral was intended to provide.

The voting provisions of the security agreement may limit the rights of the holders of the Notes with respect to the collateral, even during an event of default.

Following the Exchange Offer, we will be party to a security agreement that will govern the terms on which the collateral agent will receive, hold, administer, maintain, enforce and distribute the proceeds of all liens upon any of our property securing additional indebtedness secured by a lien that ranks equally with the Notes, including the Notes. In the event additional pari passu indebtedness is issued and secured equally and ratably with the Notes, the rights of holders of the Notes with respect to the collateral will be significantly limited by the terms of the voting provisions of the security agreement, even during an event of default under the Indenture governing the Notes. Under the security agreement, at any time additional pari passu indebtedness is outstanding, any actions that may be taken with respect to, or in respect of, the collateral will be at the direction of the holders of additional pari passu indebtedness, including the Notes, with the respective representatives for each series of additional pari passu indebtedness, following and in accordance with the applicable voting requirements under the documents governing such series, voting the total amount of additional pari passu indebtedness under such series as a block. See “Description of Exchange Notes—Security.”

Rights of the holders of the Notes in the collateral securing the Notes may be adversely affected by bankruptcy proceedings and the holders of the Notes may not be entitled to post-petition interest in any bankruptcy proceeding.

The right of the collateral agent for the Notes to repossess and dispose of the collateral securing the Notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the collateral agent has repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, pursuant to the automatic stay imposed upon a bankruptcy filing, a secured creditor, such as the collateral agent for the Notes, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent the holders of the Notes would be compensated for any delay in payment or loss of value of the collateral through the requirements of “adequate protection.”

Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the Notes, the holders of the Notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of post-petition interest, costs and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case. Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement to receive other “adequate protection” under federal bankruptcy laws with respect to the unsecured portion of the Notes. In addition, if any payments of post-petition interest had been made at the time of such a finding of under-collateralization, those payments could be recharacterized by the bankruptcy court as a reduction of the principal amount of the Notes.

We may not have the ability to raise the funds necessary to finance a change of control offer if required by the Indenture.

Upon the occurrence of a change of control, as defined in the Indenture, the Issuer will be required to make an offer to purchase the Notes at a price in cash equal to 101% of their aggregate principal amount, plus any accrued and unpaid interest and certain other amounts, to the date of repurchase. Upon a change of control, we may be required to offer to repurchase or repay our outstanding indebtedness, including the Notes. We cannot assure you that we would have sufficient resources to repurchase the Notes or repay our other indebtedness, if such debt is required to be repurchased or repaid, upon the occurrence of a change of control. In any case, third-party financing most likely would be required in order to provide the funds necessary for the Issuer to make the change of control offer for the Notes and to refinance any other indebtedness that would become payable upon the occurrence of such events. We may not be able to obtain such additional financing on terms favorable to us or at all. See “Description of Exchange Notes—Change of Control.”

The change of control provision contained in the Indenture may not necessarily afford you protection in the event of certain important corporate events, including a reorganization, restructuring, merger or other similar transaction involving us that may adversely affect you, because such corporate events may not involve a shift in voting power or beneficial ownership or, even if they do, may not constitute a “change of control” as defined in the Indenture. Except as described under “Description of Exchange Notes—Change of Control”, the Indenture will not contain provisions that would require the Issuer to offer to repurchase or redeem the Notes in the event of a reorganization, restructuring, merger, recapitalization or similar transaction.

The definition of “change of control” in the Indenture will include a disposition of all or substantially all of the properties or assets of the Issuer and its subsidiaries taken as a whole to any person. Although there is a limited body of case law interpreting the phrase “all or substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer and its subsidiaries taken as a whole. As a result, it may be unclear as to whether a change of control has occurred and whether the Issuer is required to make an offer to repurchase the Notes.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the Registration Rights Agreement. We will not receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes contemplated in this prospectus, we will receive outstanding securities in like principal amount, the form and terms of which are substantially the same as the form and terms of the Exchange Notes, except as otherwise described in this prospectus. The Old Notes surrendered in exchange for the Exchange Notes will be retired and cancelled. Accordingly, no additional debt will result from the exchange offer. We will bear the expense of the exchange offer.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

For purposes of this prospectus, unless the context otherwise requires, the terms “we,” “us,”, “our” and the “Company” refer, collectively, to Hawk Acquisition Intermediate Corporation II (“Hawk II”), H.J. Heinz Company, and its subsidiaries. References to “the Issuer” are to H.J. Heinz Company alone, not including its subsidiaries. Hawk II is a holding company and has no activity, therefore the information for Hawk II is applicable and equal to the data disclosed for H.J. Heinz Company.

The following unaudited pro forma condensed consolidated financial information has been derived by the application of pro forma adjustments related to the Merger, entry into the Senior Credit Facilities and the Notes (which we refer to as the “Transaction”) to our historical consolidated financial statements included elsewhere in this registration statement. The unaudited pro forma condensed consolidated statements of income for the transition period from April 29, 2013 to December 29, 2013, and the year ended April 28, 2013, gives effect to the Transactions as if they had occurred on April 30, 2012.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial information is presented for information purposes only and does not purport to represent what our actual consolidated results of operations or consolidated financial position would have been had the Transactions actually occurred on the dates indicated, nor do they purport to project our future consolidated results of operations or consolidated financial position for any future period or as of any future date. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the information included under the headings “Summary—Summary Historical Financial and Other Data,” “Selected Historical Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical consolidated financial statements and related notes included elsewhere in this registration statement. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed consolidated financial information.

The Merger was accounted for as a business combination using the acquisition method of accounting and, accordingly, the purchase price was preliminarily allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective preliminary fair value, with any excess purchase price allocated to goodwill. The preliminary allocation of the purchase price reflects preliminary fair value estimates based on management analysis, including preliminary work performed by third-party valuation specialists, which are subject to change within the measurement period as valuations are finalized. The Company has also not yet finalized its estimated acquisition date deferred taxes associated with planned repatriation of accumulated earnings of foreign subsidiaries. Measurement period adjustments that the Company determines to be material will be applied retrospectively to the Merger Date. Refer to our historical consolidated financial statements and related notes included elsewhere within this registration statement.

In connection with the Merger, the cash consideration was funded from equity contributions from the Sponsors and cash of the Company, as well as proceeds received by Merger Subsidiary in connection with the debt financing pursuant to the Senior Credit Facilities and the Notes. On June 7, 2013, Merger Subsidiary’s indebtedness was assumed by the Company, substantially increasing the Company’s overall level of debt. Refer to our historical consolidated financial statements and related notes included elsewhere within this registration statement for a more thorough discussion of our new debt arrangements.

Our historical financial statements described above have been adjusted in the pro forma condensed consolidated statements of income to give effect to events that are (1) directly attributable to the Transactions, (2) factually supportable and (3) expected to have a continuing impact on us. The unaudited pro forma condensed consolidated statements of income do not reflect any non-recurring charges directly related to the Transactions that were incurred by us. These non-recurring charges are further described in the accompanying notes to the unaudited pro forma statements of income and include an increase in cost of products sold resulting from the fair value step-up in inventory, transaction-related costs such as financial advisory, legal and other professional fees and compensation costs resulting from the change in control and costs incurred to retire existing debt under change in control provisions.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME TRANSITION PERIOD APRIL 29, 2013 TO DECEMBER 29, 2013

(In thousands)	Successor February 8 - December 29, 2013	Predecessor April 29 - June 7, 2013	Adjustments		Pro Forma
Sales	$6,239,562	$1,112,872	$—		$7,352,434
Cost of products sold	4,587,791	729,537	(376,258	)(1), (2)	4,941,070

Gross profit	1,651,771	383,335	376,258		2,411,364
Selling, general and administrative expenses	1,501,807	243,364	—		1,745,171
Merger related costs	157,938	112,188	(270,126	)(3)	—

Operating (loss)/income	(7,974)	27,783	646,384		666,193
Interest income	13,071	2,878	—		15,949
Interest expense	408,503	35,350	19,816	(5)	463,669
Unrealized gain on derivative instruments	117,934	—	(117,934	)(4)	—
Other expense, net	(12,233)	(125,638)	130,267	(6),(8)	(7,604)

(Loss)/income from continuing operations before income taxes	(297,705)	(130,327)	638,901		210,869
Benefit from income taxes	(231,623)	61,097	186,498	(7)	15,972

(Loss)/income from continuing operations	(66,082)	(191,424)	452,404		194,898
Less: Net income attributable to the noncontrolling interest	5,303	2,874	—		8,177

(Loss)/income from continuing operations attributable to Hawk Acquisition Intermediate Corporation II	$(71,385)	$(194,298)	$452,404		$186,721

See accompanying notes to the Unaudited Pro Forma Condensed Consolidated Statement of Income

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

FISCAL YEAR ENDED APRIL 28, 2013

(In thousands)	Predecessor	Adjustments		Pro Forma
Sales	$11,528,886	$—		$11,528,886
Cost of products sold	7,333,416	58,305	(1), (2)	7,391,721

Gross profit	4,195,470	(58,305)		4,137,165
Selling, general and administrative expenses	2,489,005	—		2,489,005
Merger related costs	44,814	(44,814	)(3)	—

Operating income	1,661,651	(13,491)		1,648,160
Interest income	27,795	—		27,795
Interest expense	283,607	414,023	(5)	697,630
Other expense, net	(62,196)	3,098	(6)	(59,098)

Income from continuing operations before income taxes	1,343,643	(424,416)		919,227
Provision for income taxes.	241,598	(157,529	)(7)	84,069

Income from continuing operations	1,102,045	(266,887)		835,158
Less: Net income attributable to the noncontrolling interest	14,430	—		14,430

Income from continuing operations attributable to Hawk Acquisition Intermediate Corporation II	$1,087,615	$(266,887)		$820,728

See accompanying notes to the Unaudited Pro Forma Condensed Consolidated Statement of Income

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income

(1)	Represents adjustment to reverse the non-recurring amortization recorded in the Successor period of the inventory step up to estimated fair value recorded in purchase accounting ($383.3 million) and adjustment for increased amortization of $6.9 million and $57.0 million in the transition period and Fiscal Year 2013 respectively, resulting from the preliminary allocation of purchase price to definite-lived customer-related and other intangible assets. Accordingly, pro forma amortization for such intangible assets is $57.0 million and $87.8 million for the transition period and the year ended April 28, 2013, respectively. The increase is primarily related to the intangible asset for customer relationships with estimated average useful lives of 20 years. The following shows the calculation of the pro forma adjustment:

	Transition period April 29, 2013 - December 29, 2013	Fiscal Year Ended April 28, 2013
Pro forma amortization on customer-related and other intangible assets	$57,036	$87,842

Less:
Historical amortization on Predecessor customer-related and other intangible assets	3,246	30,858
Amortization on Successor customer-related and other intangible assets	46,900	—

	50,146	30,858

Total pro forma adjustment to amortization on customer-related and other intangible assets	$6,890	$56,984

(2)	Represents adjustment for increased depreciation of $0.2 million and $1.3 million in the transition period and Fiscal Year 2013 respectively, resulting from the preliminary allocation of purchase price to property, plant and equipment. Accordingly, pro forma depreciation is $267.0 million and $303.4 million for the transition period and the year ended April 28, 2013, respectively. The following shows the calculation of the pro forma adjustment:

	Transition period April 29, 2013 - December 29, 2013	Fiscal Year Ended April 28, 2013
Pro forma depreciation on property, plant and equipment	$267,019	$303,379

Less:
Historical depreciation on Predecessor property, plant and equipment	35,880	302,057
Depreciation on Successor property, plant and equipment	230,987	—

	266,867	302,057

Total pro forma adjustment to depreciation	$152	$1,322

(3)	Represents the reversal of non-recurring charges and income directly related to the Transactions. These charges include financial advisory fees, legal, accounting, other professional fees directly related to the Transactions and compensation costs for certain key executives triggered by change of control of the Company.
(4)	Prior to the Merger date, Merger Subsidiary entered into interest rate swaps to mitigate exposure to variable rate debt that was raised specifically to finance the acquisition. These agreements were not designated as hedging instruments prior to the acquisition date, and as such, we recognized the fair value of these instruments as an asset with related unrealized income of $117.9 million in the Successor period for the period from April 2, 2013 to June 7, 2013. Upon consummation of the acquisition, these interest rate swaps with an aggregate notional amount of $9 billion met the criteria for hedge accounting and were designated as hedges of future interest payments. As a result subsequent movements in fair value of these swaps are deferred on the Balance Sheet within the accumulated other comprehensive income component of shareholder’s equity. The pro forma adjustment removes the $117.9 million of derivative income as it is non-recurring.

(5)	The pro forma adjustments to interest expense in the transition period include the reversal of interest incurred by Merger Subsidiary (Successor) on the Notes in the period February 8, 2013 to June 7, 2013, which is included in the historical financial statements of the Successor, in the amount of $24.5 million. The balance of the pro forma adjustment in the transition period, and the pro forma adjustment for fiscal year end April 28, 2013, is necessary to reflect the interest costs on the Term Loan and the Notes less the interest previously recognized on debt paid off as a result of the Transactions. The interest adjustments on the Term Loan are based on LIBOR rate outstanding during the applicable period, subject to a 1% LIBOR floor. As LIBOR throughout the period has been substantially lower than the 1% floor, an analysis of a 1/8% movement in LIBOR has not been presented as it would not provide relevant information to the pro forma statements. The following shows the calculation of the pro forma adjustment:

	Transition period April 29, 2013 - December 29, 2013	Fiscal Year Ended April 28, 2013
Interest on the Term Loan of approximately $9,500 million aggregate principal amount and $3,100 million aggregate principal amount of the Notes at an estimated blended interest of 3.69%(i)	53,631	464,805
Amortization of $320.8 million of debt issuance costs arising from the Term Loan and the Notes(ii)	6,019	52,163
Amortization of $32.5 million of original issue discount arising from the Term Loan and the Notes(ii)	540	4,684

Total interest expense on the Term Loan and the Notes less:	$60,191	$521,651

Historical interest expense on existing debt excluding the Rollover Notes	(14,424)	(112,355)
Interest expense incurred in the period February 8 to June 7, 2013 by Merger Subsidiary	(24,520)	—
Amortization of debt issuance costs arising from the Notes in the period February 8 to June 7, 2013 by Merger Subsidiary	(2,190)	—
Historical amortization of original issue discount	(181)	(4,943)

Total interest expense on existing debt excluding the Rollover Notes	(41,315)	(117,298)

Settlement of debt related hedge contracts	940	9,670

Total pro forma adjustment of interest expense	$19,816	$414,023

(i)	The estimated blended interest rate is based on LIBOR plus an assumed spread on each of the tranches, with a 1.0% LIBOR floor.
(ii)	Amortization of original issue discount and debt issuance costs over the estimated weighted average maturities of the Term Loan and the Notes. Pro forma amortization adjustments were estimated on a straight-line basis which is considered to approximate the effective yield method.

(6)	Represents adjustment to eliminate amortization of deferred finance costs on debt paid off as a result of the Transactions of $(0.9 million) and $(3.1 million) in the period February 8, 2013 to June 7, 2013 and the fiscal year ended April 28, 2013, respectively, which are included in the historical financial statements of the Predecessor in other expense, net.
(7)	Represents the income tax benefit associated with the non-recurring charges removed from the pro forma statement of income, using a combined federal and state statutory tax rate of 38.25% where applicable for both the transition period and fiscal year ended April 28, 2013, respectively. The tax effect of the transaction related costs in the transition period was a blended rate of 31.5% due to the non-deductibility of certain costs. The tax effect of the incremental amortization expense of our customer-related intangible assets and the amortization of the inventory step up to estimated fair value was based on a blended statutory tax rate of approximately 30% based on jurisdictions where these assets reside.

(8)	The transition period included $129.4 million loss from the extinguishment of debt for debt required to be paid upon closing as a result of the change in control and as such a pro forma adjustment was made to remove this charge as it is directly related to the Transactions and non-recurring.

Items Not Reflected in Unaudited Pro Forma Financial Information

As a direct result of the Transactions, the Company incurred certain material, non-recurring charges all of which are discussed above. As these charges will not have a continuing impact on our operations, they have been excluded from the pro forma statements of income reflected here.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents selected consolidated financial data for the Company and its subsidiaries for each of the five fiscal years 2009 through 2013 and for the periods from April 29 to June 7 2013 (Predecessor) and February 8 to December 29, 2013 (Successor). All amounts are in thousands.

	Successor	Predecessor
	February 8 - December 29, 2013 (29 Weeks)	April 29 - June 7, 2013 (6 Weeks)	April 28, 2013 (52 Weeks)	April 29, 2012 (52 1/2 Weeks)	April 27, 2011 (52 Weeks)	April 28, 2010 (52 Weeks)	April 29, 2009 (52 Weeks)
Sales(1)	$6,239,562	$1,112,872	$11,528,886	$11,507,572	$10,558,636	$10,323,968	$9,826,298
Interest expense(1)	$408,503	$35,350	$283,607	$293,009	$272,660	$293,574	$336,509
(Loss)/income from continuing operations(1)	$(66,082)	$(191,424)	$1,102,045	$991,123	$1,045,505	$962,840	$969,186
(Loss)/income from continuing operations attributable to H.J. Heinz Company common shareholders(1)	$(71,385)	$(194,298)	$1,087,615	$974,374	$1,029,067	$945,389	$954,297
Short-term debt and current portion of long-term debt	$251,454	NA	$2,160,393	$246,708	$1,534,932	$59,020	$65,638
Long-term debt, exclusive of current portion(2)	$14,617,646	NA	$3,848,339	$4,779,981	$3,078,128	$4,559,152	$5,076,186
Total assets	$38,972,348	NA	$12,939,007	$11,983,293	$12,230,645	$10,075,711	$9,664,184

(1)	Amounts exclude the operating results as well as any associated impairment charges and losses on sale related to the Company’s Shanghai LongFong Foods business in China and U.S. Foodservice frozen desserts business, which were divested in Fiscal 2013, as well as the private label frozen desserts business in the U.K. and the Kabobs and Appetizers And, Inc. businesses in the U.S., which were divested in Fiscal 2010, and all of which have been presented as discontinued operations.
(2)	Long-term debt, exclusive of current portion, includes $122.5 million, $128.4 million, $150.5 million, $207.1 million, and $251.5 million of hedge accounting adjustments associated with interest rate swaps at April 28, 2013, April 29, 2012, April 27, 2011, April 28, 2010, and April 29, 2009, respectively. There were no interest rate swaps requiring such hedge accounting adjustments at December 29, 2013.

The Successor period results include the following special items:

•	The Company incurred Merger related costs of $157.9 million consisting primarily of advisory fees, legal, accounting and other professional costs, as well as severance and compensation arrangements pursuant to existing agreements with certain former executives and employees in connection with the Merger. See Note 4, “Merger and Acquisition” to our Consolidated Financial Statements, contained elsewhere in this prospectus, for further explanation.

•	The Company is investing in restructuring and productivity initiatives as part of its ongoing cost reduction efforts with the goal of driving efficiencies and creating fiscal resources that will be reinvested into the Company’s business as well as to accelerate overall productivity on a global scale. The Company recorded pre-tax costs related to these initiatives of $410.4 million in the Successor period. See Note 7, “Restructuring and Productivity Initiatives” to our Consolidated Financial Statements contained elsewhere in this prospectus for further explanation.

The results of the Predecessor period from April 29, 2013 to June 7, 2013 include the following special items:

•	Prior to consummation of the Merger, the Company incurred Merger related costs of $112.2 million resulting from the acceleration of expense for stock options, restricted stock units and other compensation plans pursuant to the existing change in control provisions of those plans. The Company also recorded a loss from the extinguishment of debt of $129.4 million for debt required to be repaid upon closing as a result of the change in control. See Note 4, “Merger and Acquisition” to our Consolidated Financial Statements, contained elsewhere in this prospectus, for further explanation.

Fiscal 2013 results include the following special items:

•	As a result of the Merger, the Company incurred $44.8 million pre-tax of transaction-related costs, including legal, accounting and other professional fees, during the fourth quarter of Fiscal 2013. See Note 4, “Merger and Acquisition” to our Consolidated Financial Statements, contained elsewhere in this prospectus, for further explanation.

•	Also during the fourth quarter of Fiscal 2013, the Company closed a factory in South Africa resulting in a $3.5 million pre-tax charge primarily related to asset write-downs.

•	On February 8, 2013, the Venezuelan government announced the devaluation of its currency relative to the U.S. dollar, changing the official exchange rate from 4.30 to 6.30, resulting in a $42.7 million pre-tax currency translation loss during the fourth quarter of Fiscal 2013. See Note 20, “Venezuela- Foreign Currency”, to our Consolidated Financial Statements, contained elsewhere in this prospectus, for further explanation.

•	During the third quarter of Fiscal 2013, the Company renegotiated the terms of the Foodstar Holdings Pte (“Foodstar”) earn-out that was due in 2014 resulting in a $12.1 million pre-tax charge in SG&A. See Note 13, “Fair Value Measurements” to our Consolidated Financial Statements, contained elsewhere in this prospectus, for further explanation.

Fiscal 2012 results from continuing operations include expenses of $205.4 million pre-tax for productivity initiatives. See Note 7, “Restructuring and Productivity Initiatives” to our Consolidated Financial Statements, contained elsewhere in this prospectus, for further explanation of these initiatives.

Fiscal 2010 results from continuing operations include expenses of $35.9 million pre-tax for upfront productivity charges and a gain of $15.0 million pre-tax on a property disposal in the Netherlands. The upfront productivity charges include costs associated with targeted workforce reductions and asset write-offs, that were part of a corporation-wide initiative to improve productivity. The asset write-offs related to two factory closures and the exit of a formula business in the U.K.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our audited consolidated financial statements and the accompanying notes, included elsewhere in this prospectus. This section of the prospectus contains forward-looking statements that involve substantial risks and uncertainties, such as statements about our plans, objectives, expectations and intentions. These statements may be identified by the use of forward-looking terminology such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “intend”, “may”, “might”, “plan”, “potential”, “predict”, “should”, or “will” or the negative thereof or other variations thereon or comparable terminology. We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in the section titled “Risk Factors” may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which apply on and as of the date of this prospectus.

For purposes of this Section, unless the context otherwise requires, the terms “we,” “us,”, “our” and the “Company” refer, collectively, to Hawk Acquisition Intermediate Corporation II (“Hawk II”), H.J. Heinz Company, and its subsidiaries. References to “the Issuer” are to H.J. Heinz Company alone, not including its subsidiaries. Hawk II is a holding company and has no activity, therefore the information for Hawk II is applicable and equal to the data disclosed for H.J. Heinz Company.

Overview

The Merger

The H.J. Heinz Company has been a pioneer in the food industry for over 140 years and possesses one of the world’s best and most recognizable brands—Heinz ®. The Company has a global portfolio of leading brands focused in three core categories, Ketchup and Sauces, Meals and Snacks, and Infant/Nutrition.

On February 13, 2013, the Company entered into the Merger Agreement with Parent and Merger Subsidiary. The terms of the Merger Agreement were unanimously approved by the Company’s Board of Directors on February 13, 2013 and by the majority of votes cast at a special shareholder meeting on April 30, 2013. The acquisition was consummated on June 7, 2013, and as a result, Merger Subsidiary merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Holdings, which is in turn an indirect wholly owned subsidiary of Parent. Parent is controlled by the Sponsors. Upon the completion of the Merger, the Company’s shareholders received $72.50 in cash for each share of common stock. The total aggregate value of the Merger consideration was approximately $28.75 billion, including the assumption of the Company’s outstanding debt. The Merger consideration was funded through a combination of equity contributed by the Sponsors totaling $16.5 billion and proceeds from long-term borrowings totaling $12.6 billion. The Company’s capital structure is further discussed under Liquidity and Financial Position.

Purchase Accounting Effects. The Merger was accounted for using the acquisition method of accounting which affected our results of operations in certain significant respects. The Sponsors’ cost of acquiring the Company has been pushed down to establish a new accounting basis for the Company. Accordingly, the accompanying interim consolidated financial statements are presented for two periods, Predecessor and Successor, which relate to the accounting periods preceding and succeeding the completion of the Merger. The allocation of the total purchase price to the Company’s net tangible and identifiable intangible assets was based on preliminary estimated fair values as of the Merger date, as described further in Note 4 to the Financial

Statements. In addition to the transaction related expenses discussed further below, the following are reflected in our results of operations for the Successor period from February 8, 2013 to December 29, 2013:

•	The purchase accounting adjustment to inventory resulted in an increase in cost of products sold of approximately $383 million as those products were sold to customers during the period subsequent to the Merger.

•	Incremental amortization of approximately $34 million on the step-up in basis of definite-lived intangible assets which was included within cost of products sold.

•	Incremental interest expense of $226 million related to new borrowings under the Senior Credit Facilities and the Notes issued in a private offering, in connection with the Merger.

•	The purchase accounting adjustment to deferred pension costs resulted in a decrease in pension expense of approximately $17 million which was primarily reflected in cost of products sold.

•	The purchase accounting adjustment to deferred derivative gains related to foreign currency cash flow hedges resulted in an increase in cost of products sold of approximately $14 million.

•	We recognized a gain of $118 million on interest rate swap agreements entered into by Merger Subsidiary prior to the Merger to mitigate exposure to variable rate debt that was raised to finance the acquisition. These agreements were not designated as hedging instruments prior to the Merger date, and as such, we recorded the gain due to changes in fair value of these instruments, and separately reflected the gain in the accompanying statement of operations. As a result of the Merger and the transactions entered into in connection therewith, we have assumed the liabilities and obligations of Merger Subsidiary. As of the Merger date, these interest rate swaps were designated as cash flow hedges of the variable interest payments on the term notes issued in connection with the Merger, with changes in fair value of the derivatives reflected in other comprehensive income from that date forward.

Transaction Related Expenses. During the Successor period, the Company incurred $157.9 million in Merger related costs on a pretax basis, including $70.0 million consisting primarily of advisory fees, legal, accounting and other professional costs. The Company also incurred $87.9 million during the Successor period related to severance and compensation arrangements pursuant to existing agreements with certain former executives and employees in connection with the Merger. These amounts are separately reflected in the accompanying statement of operations for the Successor period.

Prior to consummation of the Merger, the Company incurred $112.2 million of Merger related costs, including $48.1 million resulting from the acceleration of expense for stock options, restricted stock units and other compensation plans pursuant to the existing change in control provisions of those plans, and $64.0 million of professional fees. These amounts are separately reflected in Merger related costs in the accompanying statement of operations for the Predecessor period. The Company also recorded a loss from the extinguishment of debt of approximately $129.4 million for debt required to be repaid upon closing as a result of the change in control which is reflected in Other (expense) income, net, in the accompanying statement of operations for the Predecessor period.

Periods Presented

Successor—The consolidated financial statements as of December 29, 2013, and for the period from February 8, 2013 through December 29, 2013, include the accounts of Merger Subsidiary from inception on February 8, 2013 and the accounts of the Company subsequent to the closing of the Merger on June 7, 2013. The activity in the period February 8, 2013 to April 28, 2013 related primarily to the issuance of the Second Lien Senior Secured Notes due 2020 and recognition of associated issuance costs and interest expense. The cash was invested in a money market account until the completion of the Merger on June 7, 2013. See Note 10 for further details. The following represents the condensed financial information for Merger Subsidiary for the period February 8, 2013 to April 28, 2013 and as at April 28, 2013:

Hawk Acquisition Intermediate Corporation II (Successor)

Condensed Statement of Operations

For the Period from February 8, 2013 through April 28, 2013

February 8 - April 28, 2013 (In thousands)
Merger related costs	$19,713

Operating loss	(19,713)
Unrealized loss on derivative instrument	(65,294)
Interest Expense, net	(10,743)

Loss from continuing operations before income tax	(95,750)
Benefit from income taxes	37,842

Net loss	$(57,908)

Hawk Acquisition Intermediate Corporation II (Successor)

Condensed Balance Sheet

As of April 28, 2013

April 28, 2013 (In thousands)
Cash	$3,011,750
Other assets	125,231

Total assets	$3,136,981

Notes payable	$3,100,000
Other liabilities	94,889

Total liabilities	3,194,889

Shareholder’s deficit	(57,908)

Total liabilities and shareholder’s deficit	$3,136,981

Predecessor—the consolidated financial statements of the Company prior to the Merger on June 7, 2013.

Transition period—the combination of the Successor and the Predecessor period from April 29, 2013 to June 7, 2013.

Fiscal 2013—the fiscal year from April 30, 2012 to April 28, 2013.

Fiscal 2012—the fiscal year from April 28, 2011 to April 29, 2012.

Fiscal 2011—the fiscal year from April 29, 2010 to April 27, 2011.

Executive Overview

The Company’s total sales were $6.24 billion for the Successor period and $1.11 billion for the Predecessor period, compared to $7.44 billion for the eight months ended December 23, 2012 (based on the Company’s former fiscal month end). The decline in sales was principally due to unfavorable foreign exchange translation rates which decreased sales by 1.8%, partially offset by an increase in volume of 0.8% as favorable volume in emerging markets coupled with 2.2% of incremental volume due to an extra week of sales in the Successor period to align to the new year end exceeded declines in developed markets. Volume in the Successor period was unfavorably impacted by category softness and reduced promotional pricing mainly in the U.S. when compared to the prior year period and by one extra month of sales (approximating 0.5% of sales) being reported in Brazil in the prior year period as the subsidiary’s fiscal reporting was conformed to the Company’s fiscal period. Net pricing increased sales by 0.3%, driven by price increases in Brazil, Indonesia and U.S. Foodservice. Divestitures decreased sales by 0.4%

In the Successor and Predecessor periods February 8, 2013 to December 29, 2013, and April 29, 2013 to June 7, 2013, respectively, gross profit, operating income and net income have been significantly impacted by Merger and restructuring related costs and expenses. In addition, for the Successor period, the effects of the new basis of accounting resulted in increased non-cash charges to cost of sales for the step up in inventory value, increased amortization expense associated with the fair value adjustments to intangible assets and the increased borrowings to fund the Merger resulted in higher interest costs compared to prior year quarter. See “—The Merger” and “—The Results of Operation” sections for further information on the Merger related costs and expenses and further analysis of our operating results for the quarter.

Transition Period Restructuring and Productivity Initiatives

During the transition period, the Company invested in restructuring and productivity initiatives as part of its ongoing cost reduction efforts with the goal of driving efficiencies and creating fiscal resources that will be reinvested into the Company’s business as well as to accelerate overall productivity on a global scale. As of December 29, 2013, these initiatives have resulted in the reduction of approximately 3,400 corporate and field positions across the Company’s global business segments as well as the closure and consolidation of manufacturing and corporate office facilities. Including charges incurred as of December 29, 2013, the Company currently estimates it will incur total charges of approximately $300 million related to severance benefits and other severance-related expenses related to the reduction in corporate and field positions and the ongoing annual cost savings is estimated to be approximately $250 million. The severance-related charges and cost savings assumptions that the Company expects to incur in connection with these work force reductions are subject to a number of assumptions and may differ from actual results.

On November 14, 2013, the Company announced the planned closure of 3 factories in the U.S. and Canada by the middle of calendar year 2014. The number of employees expected to be impacted by these 3 plant closures and consolidation is approximately 1,350. The Company currently estimates it will incur total charges of approximately $63 million for severance benefits and other severance-related expenses related to these factory closures. In addition the Company will recognize accelerated depreciation on assets to be disposed of. In the Successor period, the Company incurred an immaterial amount of severance benefits and other severance-related expenses, and $55.6 million in accelerated depreciation related to these factory closures. The ongoing annual cost savings is estimated to be approximately $55 million. The severance-related charges and cost savings assumptions that the Company expects to incur in connection with these factory workforce reductions and factory closures are subject to a number of assumptions and may differ from actual results. The Company may also incur other charges not currently contemplated due to events that may occur as a result of, or related to, these cost reductions.

The Company recorded pre-tax costs related to these productivity initiatives of $410 million in the Successor period and $6 million in the Predecessor period which were recorded in the Non-Operating segment. See Note 7 to our Consolidated Financial Statements contained elsewhere in this prospectus for additional information on these productivity initiatives. There were no such charges in the eight months ended December 23, 2012.

Fiscal 2012 Productivity Initiatives

On May 26, 2011, the Company announced that it would invest in productivity initiatives during Fiscal 2012 designed to increase manufacturing effectiveness and efficiency as well as accelerate overall productivity on a global scale. The Company recorded costs related to these productivity initiatives of $205.4 million pre-tax during the fiscal year ended April 29, 2012, all of which were reported in the Non-Operating segment. In addition, after-tax charges of $18.9 million were recorded in losses from discontinued operations for the fiscal year ended April 29, 2012. See Note 7 to our Consolidated Financial Statements contained elsewhere in this prospectus and the “Liquidity and Financial Position” section below for additional information on these productivity initiatives.

Discontinued Operations

In the third quarter of Fiscal 2013, the Company’s Board of Directors approved management’s plan to sell Shanghai LongFong Foods (“LongFong”), a maker of frozen products in China which was previously reported in the Asia/Pacific segment. During the fourth quarter of Fiscal 2013, the Company secured an agreement with a buyer and during the Successor period, the sale was completed, resulting in an insignificant pre-tax and after-tax loss which was recorded in discontinued operations in the Successor period. As a result, LongFong’s net assets were classified as held for sale and the Company adjusted the carrying value to estimated fair value, recording a $36.0 million pre-tax and after-tax non-cash goodwill impairment charge to discontinued operations during the third quarter of Fiscal 2013. The net assets held for sale related to LongFong as of April 28, 2013 were reported in Other current assets, Other non-current assets, Other accrued liabilities and Other non-current liabilities on the consolidated balance sheet as of April 28, 2013 as they were not material for separate balance sheet presentation.

During the first quarter of Fiscal 2013, the Company completed the sale of its U.S. Foodservice frozen desserts business, resulting in a $32.7 million pre-tax ($21.1 million after-tax) loss which has been recorded in discontinued operations.

The operating results related to these businesses have been included in discontinued operations in the Company’s consolidated statements of income for all periods presented. The following table presents summarized operating results for these discontinued operations:

	Successor	Predecessor
	February 8 - December 29, 2013	April 29 - June 7, 2013	April 28, 2013 FY 2013	April 29, 2012 FY 2012	April 27, 2011 FY 2011
	(In millions)
Sales	$2.9	$1.2	$47.7	$141.5	$148.0
Net after-tax losses	$(5.6)	$(1.3)	$(17.6)	$(51.2)	$(39.6)
Tax benefit on losses	$—	$—	$0.6	$1.4	$2.6

Results of Continuing Operations

On October 21, 2013, the Company’s Board of Directors approved a change in the Company’s fiscal year end from the Sunday closest to April 30 to the Sunday closest to December 31. As a result of this change, the consolidated financial statements include presentation of the Successor period from February 8, 2013 through December 29, 2013 and the Predecessor period from April 29, 2013 through June 7, 2013. As a result, the following discussion compares our results of operations for the 35 week transition period to our results of operations for the eight months, or 34 weeks, ended December 23, 2012.

On March 14, 2012 the Company’s Board of Directors authorized a change in the Company’s fiscal year end from the Wednesday nearest April 30 to the Sunday nearest April 30. The change in the fiscal year end resulted in Fiscal 2012 changing from a 53 week year to a 52 1/2 week year and was intended to better align the Company’s financial reporting period with its business partners and production schedules. This change did not have a material impact on the Company’s financial statements.

Throughout this discussion, data for all periods except as of and for the eight months ended December 23, 2012, are derived from our audited consolidated financial statements, which appear in our Consolidated Financial Statements contained elsewhere in this prospectus. All data as of and for the eight months ended December 23, 2012, are derived from our unaudited consolidated financial information, which is presented in the table below and in Note 22 to our Consolidated Financial Statements contained elsewhere in this prospectus.

	Successor	Predecessor
	February 8 - December 29, 2013 (29 Weeks)	April 29 - June 7, 2013 (6 Weeks)	April 30 - December 23, 2012 (34 Weeks)
			(Unaudited)
	(In thousands)
Sales	$6,239,562	$1,112,872	$7,438,060
Cost of products sold	4,587,791	729,537	4,746,057

Gross profit	1,651,771	383,335	2,692,003
Selling, general and administrative expenses	1,501,807	243,364	1,606,902
Merger related costs	157,938	112,188	—

Operating (loss)/income	(7,974)	27,783	1,085,101
Interest income	13,071	2,878	20,459
Interest expense	408,503	35,350	188,544
Unrealized gain on derivative instruments	117,934	—	—
Other expense, net	(12,233)	(125,638)	(5,216)

(Loss)/income from continuing operations before income taxes	(297,705)	(130,327)	911,800
(Benefit from)/provision for income taxes	(231,623)	61,097	142,528

(Loss)/income from continuing operations	(66,082)	(191,424)	769,272
Loss from discontinued operations, net of tax	(5,636)	(1,273)	(36,322)

Net (loss)/income	(71,718)	(192,697)	732,950
Less: Net income attributable to the noncontrolling interest	5,303	2,874	10,619
Net (loss)/income attributable to Hawk Acquisition Intermediate Corporation II	$(77,021)	$(195,571)	$722,331

The Company’s revenues are generated via the sale of products in the following categories:

	Successor	Predecessor
	February 8 - December 29, 2013 (29 Weeks)	April 29 - June 7, 2013 (6 Weeks)	April 30 - December 23, 2012 (34 weeks)	April 28, 2013 (52 Weeks)	April 29, 2012 (52 1/2 Weeks)	April 27, 2011 (52 Weeks)
	(In thousands)
Ketchup and Sauces	$3,081,347	$533,932	$3,476,252	$5,375,788	$5,232,607	$4,607,326
Meals and Snacks	2,185,831	359,412	2,736,800	4,240,808	4,337,995	4,134,836
Infant/Nutrition	624,359	118,528	760,670	1,189,015	1,232,248	1,175,438
Other	348,025	101,000	464,338	723,275	704,722	641,036

Total	$6,239,562	$1,112,872	$7,438,060	$11,528,886	$11,507,572	$10,558,636

Company Results - The period from February 8, 2013 through December 29, 2013 (Successor) and the period from April 29, 2013 through June 7, 2013 (Predecessor) compared to Eight Months Ended December 23, 2012

Sales were $6.24 billion for the Successor period and $1.11 billion for the Predecessor period, respectively, compared to $7.44 billion for the eight months ended December 23, 2012, a decrease of $86 million or 1.2% period over period. Volume increased 0.8%, as favorable volume in emerging markets coupled with an extra week of sales in the Successor period to align to the new year end (approximating 2.2% of incremental volume) exceeded declines in developed markets. Volume in the current eight month period was unfavorably impacted by reduced promotional pricing mainly in the U.S. when compared to the prior year period and by one extra month of sales (approximating 0.5% of sales) being reported in Brazil in the prior year period as the subsidiary’s fiscal reporting was conformed to the Company’s fiscal period as the subsidiary no longer required an earlier closing date to facilitate timely reporting. Net pricing increased sales by 0.3%, driven by price increases in Brazil, Indonesia and U.S. Foodservice partially offset by price decreases in Australia, New Zealand, Italy and Venezuela. Divestitures decreased sales by 0.4% and unfavorable foreign exchange translation rates decreased sales by 1.8%.

Gross profit decreased $657 million or 24.4% to $1.65 billion for the Successor period and $383 million for the Predecessor, respectively, from a gross profit of $2.69 billion for the eight months ended December 23, 2012, and gross profit margin decreased to 27.7% from 36.2%. These decreases are primarily related to higher cost of products sold in the Successor period associated with the purchase accounting adjustments related to the step up in value of inventory ($383 million) and incremental amortization of the preliminary step-up in basis of definite lived intangible assets ($34 million). Gross profit was also negatively impacted by restructuring and productivity initiatives of $169 million for the Successor period and $6 million for the Predecessor period, respectively. The restructuring and productivity related charges are recorded in the non-operating segment.

Selling, general and administrative expenses (“SG&A”) increased $138 million, or 8.6% to $1.50 billion for the Successor period and $243 million for the Predecessor period, and increased as a percentage of sales to 23.7% from 21.6% period over period. The increase in SG&A is attributable to severance related to the restructuring and productivity initiatives of $242 million.

Merger related costs in the Successor period include $70 million consisting primarily of advisory fees, legal, accounting and other professional costs and $87.9 million related to severance and compensation arrangements pursuant to existing agreements with certain former executives and employees in connection with the Merger. In the Predecessor period, Merger related costs include $48 million resulting from the acceleration of stock options, restricted stock units and other compensation plans, and $64 million of professional fees.

Operating income decreased $1.07 billion to an operating loss of $8 million for the Successor period and an operating income of $28 million for the Predecessor period, respectively, reflecting the decrease in gross profit discussed above and the impact of the merger related charges.

Net interest expense increased $260 million, to $395 million for the Successor period and $32 million for the Predecessor period, respectively, reflecting higher average debt balances resulting from the Merger. Included in the Successor period is $25 million of interest expense incurred by Merger Subsidiary prior to the consummation of the Merger. Other income (expense), net, decreased $133 million, to an expense of $12 million for the Successor period and expense of $126 million for the Predecessor period, respectively, primarily related to the costs for early extinguishment of debt related to the Merger.

Prior to the Merger, Merger Subsidiary entered into interest rate swap agreements to mitigate exposure to variable rate debt that was raised to finance the acquisition. These agreements were not designated as hedging instruments prior to the Merger date, and as such, we recorded a gain of $118 million in the Successor period due to changes in fair value of these instruments, and separately reflected the gain in the accompanying statement of operations. As a result of the Merger and the transactions entered into in connection therewith, we have assumed the liabilities and obligations of Merger Subsidiary.

For the Successor period the Company recorded a tax benefit of $232 million, or 77.8% of pretax loss. For the Predecessor period the Company recorded a tax expense of $61 million, or (46.9%) of pretax loss. In the eight months ended December 23, 2012, the Company recorded a tax expense of $143 million, or 15.6% of pretax income.

The tax benefit in the Successor period included a benefit of $107 million related to the impact on deferred taxes of a 300 basis point statutory tax rate reduction in the United Kingdom which was enacted during July 2013, and a favorable jurisdictional income mix. The benefit of the statutory tax rate reduction in the United Kingdom was favorably impacted by the increase in deferred tax liabilities recorded in purchase accounting for the Merger.

The tax provision for the Predecessor period April 29, 2013 to June 7, 2013 was principally caused by the effect of repatriation costs of approximately $100 million for earnings of foreign subsidiaries distributed during the period and the effect of current period nondeductible Merger related costs.

The tax provision for the eight months ended December 23, 2012 included the $63 million tax benefit that occurred as a result of an increase in the tax basis of both fixed and intangible assets resulting from a tax-free reorganization in a foreign jurisdiction, a $13 million tax benefit from an intangible asset revaluation for tax purposes elected by a foreign subsidiary, and a benefit of $10 million related to a 200 basis point statutory tax rate reduction also in the United Kingdom.

The net loss from continuing operations attributable to H. J. Heinz Company was $71 million for the Successor period and $194 million for the Predecessor period, compared to net income of $759 million in the eight months ended December 23, 2012.

Operating Results by Segment Business

The following discussion compares the operating results by business segment for the period from February 8, 2013 through December 29, 2013 (Successor) and the period from April 29, 2013 through June 7, 2013 (Predecessor) compared to the eight months ended December 23, 2012. All data for the eight months ended December 23, 2012, are derived from our unaudited consolidated financial information, which is presented in the table below:

	Successor	Predecessor	Successor	Predecessor	Successor	Predecessor
	February 8 - December 29, 2013	April 29 - June 7, 2013	February 8 - December 29, 2013	April 29 - June 7, 2013	February 8 - December 29, 2013	April 29 - June 7, 2013
	Net External Sales		Gross Profit		Operating Income (Loss)
	(In thousands)
North American Consumer Products	$1,669,924	$307,971	$547,009	$123,357	$269,642	$65,459
Europe	1,829,607	284,657	575,231	98,220	195,235	32,918
Asia/Pacific	1,328,488	272,116	290,385	92,895	11,833	37,616
U.S. Foodservice	772,598	135,688	192,604	38,579	84,273	15,531
Rest of World	638,945	112,440	215,107	35,673	74,238	10,560
Non-Operating	—	—	(168,565)	(5,389)	(643,195)	(134,301)

Consolidated Totals	$6,239,562	$1,112,872	$1,651,771	$383,335	$(7,974)	$27,783

	Predecessor
	April 30 - December 23, 2012
	Net External Sales	Gross Profit	Operating Income (Loss)
	(In thousands)
North American Consumer Products	$2,047,516	$855,759	$505,418
Europe	2,124,441	815,198	374,519
Asia/Pacific	1,647,494	517,640	169,432
U.S. Foodservice	871,974	244,772	101,162
Rest of World	746,635	255,112	82,025
Non-Operating	—	3,522	(147,455)

Consolidated Totals	$7,438,060	$2,692,003	$1,085,101

North American Consumer Products

Sales of the North American Consumer Products segment decreased $70 million, or 3.4%, to $1.67 billion for the Successor period and $308 million for the Predecessor period, respectively. Lower net price of 0.7% reflects increased promotional activity on frozen appetizers and snacks, frozen potatoes and frozen meals and sides, partially offset by higher pricing from reduced ketchup promotions in the U.S. Volume was down 1.8% reflecting category softness in frozen potatoes and frozen nutritional entrees, along with a reduction in Heinz® Ketchup promotional activity, partially offset by 2.6% of incremental volume due to the extra week of sales to align to the new year end. Unfavorable Canadian exchange translation rates decreased sales 0.8%.

Gross profit decreased $185 million, or 21.7%, to $547 million for the Successor period and $123 million for the Predecessor period, and the gross profit margin decreased to 33.9% from 41.8%. These decreases are primarily related to higher cost of products sold associated with the preliminary purchase accounting adjustments related to the step up in value of inventory, and lower volume. Operating income decreased $170 million to $270 million for the Successor period and $65 million for the Predecessor period reflecting the decline in gross profit, partially offset by lower SG&A primarily related to the current year restructuring initiatives.

Europe

Heinz Europe sales decreased $10 million, or 0.5%, to $1.83 billion for the Successor period and $285 million for the Predecessor period. Volume was up 0.2% as 2.0% of incremental volume due to the extra week of sales to align to the new year end as well as strong performance in Russia and Germany was largely offset by soft category sales in the U.K., Italy and The Netherlands. Volume in the U.K. was also impacted by the strategic decision to realign promotional activity and by the timing of sales related to the Project Keystone(1) go-live in May 2013. Net pricing decreased 0.4% primarily reflecting higher pricing in Benelux and Eastern Europe which was more than offset by pricing declines in Italy and Russia. The divestitures of a small soup business in Germany and a non-core product line in Russia decreased sales 1.4%. Favorable exchange translation rates increased sales 1.1%.

Gross profit decreased $142 million, or 17.4%, to $575 million for the Successor period and $98 million for the Predecessor period, while the gross profit margin decreased to 31.9% from 38.4%. These decreases are primarily related to higher cost of products sold associated with the preliminary purchase accounting adjustments related to the step up in value of inventory. Operating income decreased $146 million to $195 million for the Successor period and operating income of $33 million for the Predecessor period, reflecting the decline in gross profit and higher SG&A expenses primarily related to increased marketing spend in Russia and Italy.

(1)	Project Keystone is a multi-year global program designed to drive productivity and make Heinz much more competitive by adding capabilities, harmonizing global processes and standardizing our systems through SAP

Asia/Pacific

Heinz Asia/Pacific sales decreased $47 million, or 2.8%, to $1.33 billion for the Successor period and $272 million for the Predecessor period, as unfavorable exchange translation rates decreased sales by 6.3%. Volume increased 3.1% largely a result of the 1.7% of incremental volume due to the extra week of sales to align to the new year end and continued strong performance of Master® branded sauces in China and Heinz branded infant feeding products in China as well as frozen products in Japan and ABC® sauces in Indonesia. These increases were partially offset by declines in Glucon D® and Complan® branded products in India. Pricing increased 0.4%, as price increases on ABC® sauces in Indonesia and Master® branded sauces in China were offset by higher promotion spending in Australia and New Zealand.

Gross profit decreased $134 million, or 26.0%, to $290 million for the Successor period and $93 million for the Predecessor period, while the gross profit margin decreased to 23.9% from 31.4%. These decreases are related to higher cost of products sold associated with the preliminary purchase accounting adjustments related to the step up in value of inventory, as well as, unfavorable foreign exchange translation rates. Operating income decreased $120 million to $12 million for the Successor period and $38 million for the Predecessor period, reflecting the decline in gross profit, partially offset by lower SG&A expense across the region including lower marketing spend in India. SG&A in the prior year benefited from a gain on the sale of excess land in Indonesia.

U.S. Foodservice

Sales of the U.S. Foodservice segment increased $36 million, or 4.2%, to $773 million for the Successor period and $136 million for the Predecessor period. Pricing increased sales 2.0%, largely due to price increases on ketchup and other sauces and condiments partially offset by pricing decreases on frozen soup. Volume increased by 2.1% largely a result of the 3.0% of incremental volume from the extra week of sales to align to the new year end and increases primarily in ketchup and other sauces and condiments partially offset by volume declines in frozen soup.

Gross profit decreased $14 million, or 5.6%, to $193 million for the Successor period and $39 million for the Predecessor period and the gross profit margin decreased to 25.5% from 28.1%. These decreases are primarily related to higher cost of products sold associated with the preliminary purchase accounting adjustments related to the step up in value of inventory partially offset by increased volume and pricing. Operating income decreased $1 million to $84 million for the Successor period and $16 million for the Predecessor period reflecting the decline in gross profit offset by lower SG&A primarily related to the current year restructuring initiatives.

Rest of World

Sales for Rest of World increased $5 million, or 0.6%, to $639 million for the Successor period and $112 million for the Predecessor period. Volume increased 3.3% largely as a result of 1.8% of incremental volume due to the extra week of sales to align to the new year end and volume gains across the segment which were partially offset by the one extra month of sales reported in Brazil in the prior year as discussed above, the impact of which was split evenly between the Ketchup & Sauces and Meals & Snacks categories and mainly impacted Quero® branded sales. Pricing increased sales by 2.6%, largely due to price increases on Quero® branded products in Brazil, partially offset by price decreases in Venezuela. (See the “Venezuela- Foreign Currency and Inflation” section below for further discussion on inflation in Venezuela.) Foreign exchange translation rates decreased sales 5.3%.

Gross profit decreased $4 million, or 1.7%, to $215 million for the Successor period and $36 million for the Predecessor period while the gross profit margin decreased to 33.4% from 34.2%. The decrease in gross profit is primarily related to higher cost of products sold associated with the preliminary purchase accounting adjustments related to the step up in value of inventory and the lower volume in Brazil resulting from the extra month of results in the prior year period, partially offset by reduced cost of products sold in Mexico following the switch to local production, expansion of higher margin Complan® branded products in Nigeria, and the favorable impact of the higher pricing. Operating income increased $3 million to $74 million for the Successor period and $11 million for the Predecessor period, primarily reflecting the decline in gross profit which was more than offset by lower SG&A primarily related to the current year restructuring initiatives.

Fiscal 2013 Company Results - Fiscal Year Ended April 28, 2013 compared to Fiscal Year Ended April 29, 2012

Sales for Fiscal 2013 increased $21 million, or 0.2%, to $11.53 billion. Volume increased 1.0%, as volume gains in emerging markets were partially offset by declines in the U.S., Continental Europe, Australia and Italy. Emerging markets volume included an extra month of results for Brazil, which was more than offset by the Company’s decision to exit the T.G.I Friday’s® frozen meals business in the U.S. Emerging markets, the Company’s top 15 brands and global ketchup continued to be the Company’s primary growth drivers, with organic sales growth of 16.8%, 3.6% and 4.6%, respectively (reported sales growth of 14.3%, 0.8%, and 2.8%, respectively). Net pricing increased sales by 2.1%, driven by price increases across the emerging markets, as well as in Continental Europe and U.S. Foodservice. Divestitures decreased sales by 0.3%, and unfavorable foreign exchange rates decreased sales by 2.5%.

Gross profit increased $201 million, or 5.0%, to $4.20 billion, and gross profit margin increased 170 basis points to 36.4%. Current year gross profit includes the previously discussed $3.5 million charge related to the closure of a factory in South Africa. Excluding this charge and charges for productivity initiatives in Fiscal 2012, gross profit margin increased 60 basis points, and gross profit increased $74 million, or 1.8%, as the benefits from higher pricing, volume and productivity initiatives were offset by a $104 million unfavorable impact from foreign exchange and higher commodity costs.

SG&A increased $41 million, or 1.7%, to $2.53 billion, and increased as a percentage of sales to 22.0% from 21.7%. Current year SG&A includes the previously discussed special items of $12 million for the Foodstar earn-out settlement and $45 million in transaction-related costs associated with the Merger Agreement. Excluding these current year special items and charges for productivity initiatives in Fiscal 2012, SG&A increased $60 million, or 2.5%, to $2.48 billion and increased as a percentage of sales to 21.5% from 21.0%. The increase in aggregate spending reflects higher marketing spending, incremental investments in Project Keystone, and strategic investments to drive growth in emerging markets partially offset by a $66 million impact from foreign exchange translation rates, reduced pension expense and effective cost management in developed markets.

Operating income increased $159 million, or 10.6%, to $1.66 billion. Excluding the special items in the current year and charges for productivity initiatives in Fiscal 2012, operating income increased $14 million, or 0.8%, to $1.72 billion.

Net interest expense decreased $3 million, to $256 million, reflecting a $9 million decrease in interest expense and a $7 million decrease in interest income, both of which are driven by lower interest rates. Other expense, net, increased $54 million, to $62 million in the current year, primarily due to a $43 million currency translation loss previously discussed recorded during the fourth quarter of Fiscal 2013 resulting from the devaluation of the Venezuelan currency relative to the U.S. dollar, changing the official exchange rate from 4.30 to 6.30. The remaining increase is due to other currency losses this year compared to currency gains last year.

The effective tax rate for Fiscal 2013 decreased to 18.0% from 19.8% in the prior year on a reported basis. Excluding special items in the current year and productivity initiatives last year, the effective rate was 18.2% compared to 21.3% last year. The decrease in the effective tax rate is primarily the result of increased benefits from the revaluation of the tax basis of certain foreign assets, which includes our Fiscal 2013 reorganization, and reduced charges for the repatriation of current year foreign earnings. See below in “-Liquidity and Financial Position” for further explanation. These amounts were partially offset by lower current year benefits from tax free interest and tax on income of foreign subsidiaries. The prior year also contained a benefit from the resolution of a foreign tax case. Both periods contained a benefit of approximately $15 million from the reversal of an uncertain tax position liability due to the expiration of the statute of limitations in a foreign tax jurisdiction as well as benefits in each year related to 200 basis point statutory tax rate reductions in the United Kingdom.

Income from continuing operations attributable to H. J. Heinz Company was $1.09 billion, an increase of 11.6% compared to $974 million in the prior year on a reported basis. Excluding special items(2), income from continuing operations was $1.17 billion, an increase of 4.5% compared to $1.12 billion in the prior year excluding charges for productivity initiatives.

The impact of fluctuating translation exchange rates in Fiscal 2013 has had a relatively consistent impact on all components of operating income on the consolidated statement of income.

Fiscal Year 2013 Operating Results by Business Segment

North American Consumer Products

Sales of the North American Consumer Products segment decreased $46 million, or 1.4%, to $3.20 billion. Volume decreased 1.1% despite volume improvements in Heinz® ketchup and mayonnaise, Ore-Ida® and non-branded frozen potatoes, Classico® pasta sauces and Delimex® frozen snacks. These volume improvements were more than offset by the planned exit of T.G.I Friday’s® frozen meals and volume declines in Smart Ones® frozen products, reflecting category softness and the discontinuation of bagged meals, and in T.G.I Friday’s® frozen snacks. Higher net price of 0.6% reflects price increases in Heinz® ketchup and Smart Ones® frozen products, reflecting reduced promotions, partially offset by increased promotions on Ore-Ida® frozen potatoes. Sales were also unfavorably impacted by 0.7% from the Company’s strategic decision to exit the Boston Market® license. Unfavorable Canadian exchange translation rates decreased sales 0.2%

Gross profit increased $7 million, or 0.6%, to $1.33 billion, and the gross profit margin increased to 41.7% from 40.9%. Gross margin increased as productivity improvements and slightly higher pricing more than offset increased commodity costs. Operating income decreased $21 million, or 2.6% to $791 million, largely due to higher marketing (+9%) and increased selling and distribution expense (“S&D”) and general and administrative expenses (“G&A”) in Canada related to the implementation of Project Keystone.

Europe

Heinz Europe sales decreased $127 million, or 3.7%, to $3.31 billion, reflecting a 3.4% decline from foreign exchange translation rates. Net pricing increased 0.9%, driven by lower promotions across Continental Europe and on Aunt Bessie’s® frozen potatoes in the U.K. and higher pricing on Heinz® ketchup in Russia, partially offset by higher promotions on Heinz® soup and beans in the U.K. Volume decreased 0.8%, as strong performance in Heinz® ketchup, our Russian business and Heinz® soup in the U.K. were more than offset by volume declines in Heinz® beans and pasta meals and frozen meals in the U.K. and the impact from weak economies and soft category sales in Italy and Continental Europe. The divestitures of two small businesses decreased sales 0.5%.

Gross profit decreased $44 million, or 3.3%, to $1.28 billion, while the gross profit margin increased slightly to 38.5% from 38.3%. The gross margin improvement reflects higher pricing, productivity improvements

(2)	All Fiscal 2013 results excluding special items are non-GAAP measures used for management reporting and incentive compensation purposes. See “-Non-GAAP Measures” section below for the reconciliation of all Fiscal 2013 non-GAAP measures to the reported GAAP measures.

and favorable cross currency rate movements related to the sourcing of finished goods across the European supply chain, partially offset by higher commodity costs. The $44 million decrease in gross profit was due to the impact of unfavorable foreign exchange translation rates. Operating income decreased $16 million, or 2.6%, to $593 million, as lower G&A costs reflecting reduced pension and incentive compensation expense were more than offset by unfavorable foreign exchange translation rates and increased investments in our emerging markets businesses.

Asia/Pacific

Heinz Asia/Pacific sales increased $33 million, or 1.3%, to $2.53 billion, despite unfavorable exchange translation rates decreasing sales by 3.0%. Volume increased 2.7%, largely a result of growth in ABC® products in Indonesia, Glucon D® and Nycil® branded products in India resulting from an excellent summer season and increased marketing, strong performance in Japan and continued strong performance of Heinz® and Master® branded sauces in China. These increases were partially offset by declines in soup and infant feeding in Australia and Complan® nutritional beverages in India. Pricing increased 1.6%, due to ABC® products in Indonesia, Complan® nutritional beverages in India and Master® branded sauces in China, partially offset by higher promotional spending in Australia.

Despite unfavorable foreign exchange translation rates, gross profit increased $48 million, or 6.3%, to $805 million, and the gross profit margin increased to 31.8% from 30.3%. The higher gross margin reflects productivity improvements and higher pricing, partially offset by higher commodity costs, particularly sugar costs in Indonesia. SG&A increased as investments in marketing and improved capabilities in our emerging markets businesses were partially offset by foreign exchange translation rates and a gain in the current year on the sale of excess land in Indonesia. Operating income increased by $31 million, or 13.3%, to $266 million. Australia’s operating income improved this year as a result of savings from last year’s productivity initiatives.

U.S. Foodservice

Sales of the U.S. Foodservice segment increased $25 million, or 1.9%, to $1.37 billion. Pricing increased sales 2.7%, largely due to price increases across this segment’s product portfolio to offset commodity cost increases. Volume decreased by 0.8%, as improvements in sauces were offset by declines in frozen soup and ketchup.

Gross profit increased $16 million, or 4.2%, to $406 million, and the gross profit margin increased to 29.6% from 29.0%, as higher pricing more than offset increases in manufacturing and commodity costs. Operating income increased $16 million, or 9.6%, to $186 million, which was primarily due to higher gross profit.

Rest of World

Sales for Rest of World increased $137 million, or 14.0%, to $1.12 billion. Volume increased 12.3% due primarily to increases in both Quero® and Heinz® branded products in Brazil, Heinz® baby food in Mexico reflecting the launch of pouch packaging, and Complan® nutritional beverages in the Middle East. Approximately 60% of the volume gains in Brazil are a result of the favorable impacts from marketing and promotional activities, increased distribution and the successful introduction of Heinz® branded ketchup into this market. Approximately one-third of the volume gains in this segment and 40% of Brazil’s volume gains are a result of one extra month of sales reported in Brazil in the current year, as the business no longer requires an earlier closing date to facilitate timely reporting. This extra month impact was split evenly between the Ketchup & Sauces and Meals & Snacks categories and mainly impacted Quero® branded sales. Pricing across the region increased sales by 11.3%, largely due to price increases on Quero® branded products in Brazil as well as increases in Venezuela taken to mitigate inflation. Venezuela’s pricing was still significantly favorable despite the unfavorable pricing impact of the devaluation of the Venezuelan currency relative to the U.S. dollar that occurred at the beginning of the fourth quarter of this year. (See the “Venezuela- Foreign Currency and Inflation” section below for further discussion on inflation in Venezuela.) Foreign exchange translation rates decreased sales 9.6%.

Gross profit increased $46 million, or 14.0%, to $373 million, due to strong results in Brazil which are a result of significant growth in this business and the extra month of results in the current year, partially offset by unfavorable foreign exchange translation rates and the impact from the Venezuelan currency devaluation. Gross profit margin increased slightly to 33.5% from 33.4% as higher pricing and productivity improvements were offset by increased commodity and other manufacturing costs particularly in Venezuela and Brazil. Operating income increased $8 million, or 7.2%, to $113 million, due to strong performance in Brazil.

Fiscal 2012 Company Results - Fiscal Year Ended April 29, 2012 compared to Fiscal Year Ended April 27, 2011

Sales for Fiscal 2012 increased $949 million, or 9.0%, to $11.51 billion. Net pricing increased sales by 3.7%, driven by price increases across the Company, particularly in the U.S., Latin America, U.K. and China. Volume decreased 0.1%, as favorable volume in emerging markets, Japan and Germany were more than offset by declines in the U.S., Australia and Italy. Emerging markets, global ketchup and the Company’s top 15 brands continued to be the most significant growth drivers, with organic sales growth of 17.6%, 8.0%, and 5.0%, respectively (43.1%, 9.7% and 12.3%, respectively, reported). Acquisitions, net of divestitures, increased sales by 3.6%. Foreign exchange translation rates increased sales by 1.8%.

Gross profit increased $50 million, or 1.3%, to $3.99 billion however, the gross profit margin decreased 270 basis points to 34.7%. Excluding charges for productivity initiatives, gross profit increased $180 million, or 4.6%, to $4.12 billion, largely due to higher pricing, acquisitions and a $59 million favorable impact from foreign exchange, partially offset by lower volume and commodity cost inflation. Gross profit margin excluding charges for productivity initiatives reflected industry-wide price and cost pressure and decreased 160 basis points to 35.8%, resulting from higher commodity and other costs, the impact of acquisitions and unfavorable sales mix, partially offset by higher pricing and productivity improvements.

SG&A increased $236 million, or 10.4% to $2.49 billion. Excluding charges for productivity initiatives, SG&A increased $160 million, or 7.1% to $2.42 billion, and decreased as a percentage of sales to 21.0% versus 21.4% last year. This increase in SG&A reflects a $36 million unfavorable impact from foreign exchange translation rates, as well as increases from acquisitions, higher marketing spending and incremental investments in Project Keystone. In addition, S&D was unfavorably impacted by higher fuel prices, particularly in the U.S., and G&A were higher as a result of strategic investments to drive growth in emerging markets, partially offset by effective cost management in developed markets and lower incentive compensation expense. SG&A, excluding marketing and charges for productivity initiatives, decreased as percentage of sales by 40 basis points, to 17.0%.

Operating income decreased $185 million, or 11.0%, to $1.50 billion. Excluding charges for productivity initiatives, operating income was up $20 million, or 1.2%, to $1.71 billion.

Net interest expense increased $8 million, to $258 million, reflecting a $20 million increase in interest expense, partially offset by a $12 million increase in interest income. The increase in interest income is mainly due to earnings on short-term investments and the increase in interest expense is largely due to interest rate mix in the Company’s debt portfolio and acquisitions made in Fiscal 2011. Other expenses, net, decreased $13 million, to $8 million, primarily due to currency gains in Fiscal 2012 compared to currency losses in Fiscal 2011.

The effective tax rate for Fiscal 2012 was 19.8%. Excluding charges for productivity initiatives, the effective tax rate was 21.3% in Fiscal 2012 compared to 26.2% in Fiscal 2011. The decrease in the effective tax rate is primarily the result of the increased benefits from the revaluation of the tax basis of foreign assets, the reversal of an uncertain tax position liability due to the expiration of the statute of limitations in a foreign tax jurisdiction, the beneficial resolution of a foreign tax case, and lower tax on the income of foreign subsidiaries primarily resulting from a statutory tax rate reduction in the U.K. These benefits were partially offset by the Fiscal 2012 expense for changes in valuation allowances.

Income from continuing operations attributable to H. J. Heinz Company was $974 million, a decrease of 5.3%. Excluding charges for productivity initiatives(3), income from continuing operations attributable to H. J. Heinz Company was $1.12 billion compared to $1.03 billion in Fiscal 2011, an increase of 8.7%. This increase was largely due to higher sales and a lower effective tax rate, partially offset by a lower gross margin and investments in marketing, emerging markets capabilities and Project Keystone.

The impact of fluctuating translation exchange rates in Fiscal 2012 has had a relatively consistent impact on all components of operating income on the consolidated statement of income.

Fiscal Year 2012 Operating Results by Business Segment

North American Consumer Products

Sales of the North American Consumer Products segment decreased $24 million, or 0.7%, to $3.24 billion. Higher net price of 2.8% reflects price increases across the leading brands and reduced trade promotions. Despite volume gains from new product launches, overall volume declined 2.3% across most of our key brands reflecting reduced promotional activity and the impact of price increases. Sales were also unfavorably impacted by 1.6% from the Company’s strategic decision to exit the Boston Market® license effective July 2011. Favorable Canadian exchange translation rates increased sales 0.3%.

Gross profit decreased $51 million, or 3.7%, to $1.32 billion, and the gross profit margin decreased to 40.9% from 42.1%. Gross profit declined as higher pricing and productivity improvements were more than offset by increased commodity and fuel costs, lower volume and the impact from the exit of the Boston Market® license. The decline in gross margin is due to higher commodity costs and unfavorable sales mix. Operating income decreased $21 million, or 2.5% to $812 million, as the decline in gross profit was partially offset by a decrease in G&A reflecting effective cost management, lower incentive compensation expenses and decreased S&D largely due to lower volume.

Europe

Heinz Europe sales increased $204 million, or 6.3%, to $3.44 billion. Net pricing increased 3.7%, driven by price increases across Europe and reduced promotions in the U.K. Volume increased by 0.6% as growth in ketchup across Europe, soup in the U.K., sauces in Germany and Heinz® branded sauces in Russia were offset by declines in Italian infant nutrition and frozen products in the U.K. The Italian infant nutrition business was unfavorably impacted by weakness in the Italian economy and corresponding softness in the category. Favorable foreign exchange translation rates increased sales by 1.9%.

Gross profit increased $52 million, or 4.1%, to $1.32 billion, while the gross profit margin decreased to 38.3% from 39.1%. The $52 million increase in gross profit is due to favorable net pricing, increased volume and foreign exchange translation rates. The decrease in the gross margin reflects the benefits from higher pricing and productivity improvements which were more than offset by higher commodity costs, unfavorable sales mix and a Fiscal 2011 gain on the sale of distribution rights on Amoy® products to ethnic channels in the U.K. Operating income increased $28 million, or 4.8%, to $609 million, due to higher pricing, increased volume and favorable foreign currency translation, partially offset by increased marketing investments.

Asia/Pacific

Heinz Asia/Pacific sales increased $253 million, or 11.3%, to $2.50 billion. Favorable exchange translation rates increased sales by 5.4%. The acquisition of Foodstar in China during the third quarter of Fiscal 2011

(3)	All Fiscal 2012 results excluding charges for productivity initiatives are non-GAAP measures used for management reporting and incentive compensation purposes. See “Non-GAAP Measures” section below for the reconciliation of all Fiscal 2012 non-GAAP measures to the reported GAAP measures.

increased sales 3.2%. Pricing increased 2.1% and volume increased 0.5%. Total segment volume was negatively impacted by poor operating results in Australia. The Australian business has been impacted by a challenging market environment, higher promotions and reduced market demand. Price increases were realized on ABC® products in Indonesia, Complan® products in India, and Heinz® infant feeding products in China. Significant volume growth occurred in Complan® nutritional beverages in India, frozen potatoes and sauces in Japan, ABC® sauces in Indonesia, and Heinz® and Master® branded sauces and Heinz® branded infant feeding products in China. Beyond Australia, volume declines were noted in Glucon D® and Nycil® branded products in India.

Gross profit increased $46 million, or 6.4%, to $758 million, and the gross profit margin decreased to 30.3% from 31.7%. The $46 million increase in gross profit largely reflects favorable net pricing and foreign exchange translation rates and the Foodstar acquisition, partially offset by weakness in Australia, and Fiscal 2011 gains from the favorable renegotiation of a long-term supply contract in Australia and the sale of a factory in India. The decline in gross margin is a result of higher commodity costs and poor operating results in Australia which were only partially offset by higher pricing and productivity improvements. SG&A increased as a result of foreign exchange translation rates, the Foodstar acquisition, increased marketing and investments to improve capabilities in our emerging markets businesses. Operating income decreased by $19 million, or 7.4%, to $235 million, reflecting results in Australia.

U.S. Foodservice

Sales of the U.S. Foodservice segment increased $7 million, or 0.5%, to $1.35 billion. Pricing increased sales 2.3%, largely due to price increases across this segment’s product portfolio to offset commodity cost increases. Volume decreased by 1.8%, due largely to ongoing weakness in restaurant foot traffic at some key customers, which was beginning to improve at the end of Fiscal 2012, and the impact of price increases.

Gross profit decreased $27 million, or 6.5%, to $390 million, and the gross profit margin decreased to 29.0% from 31.1%, as pricing and productivity improvements were more than offset by increased commodity and fuel costs and unfavorable volume and product mix. Operating income decreased $14 million, or 7.4%, to $170 million, which is primarily due to higher commodity costs, partially offset by a decrease in G&A expenses which reflects effective cost management, including reduced incentive compensation expense.

Rest of World

Sales for Rest of World increased $509 million, or 108.3%, to $979 million. The acquisition of Coniexpress S.A. Industrias Alimenticias (“Coniexpress” or “Quero”) in Brazil, which was completed at the end of Fiscal 2011, increased sales 76.6%. Higher pricing increased sales by 21.5%, largely due to price increases in Latin America taken to mitigate inflation. (See the “Venezuela—Foreign Currency and Inflation” section below for further discussion on inflation in Venezuela.) Volume increased 11.9% mainly due to increases in Heinz® ketchup and baby food in Latin America. Volume in Latin America was unfavorably impacted in Fiscal 2011 by labor disruptions which occurred in Venezuela. Ketchup and sauces in South Africa and improvements across product categories in the Middle East also drove favorable volume. Foreign exchange translation rates decreased sales 1.7%.

Gross profit increased $158 million, or 93.2%, to $327 million, due mainly to the Quero acquisition in Brazil and higher pricing and volume, partially offset by increased commodity costs. The gross profit margin declined to 33.4% from 36.0% primarily reflecting the impact of the Quero acquisition. Operating income increased $52 million, or 96.9%, to $105 million resulting from higher pricing and volume and the Quero acquisition.

Liquidity and Financial Position

In connection with the Merger, the cash consideration was funded from equity contributions from the Sponsors and cash of the Company, as well as proceeds received by Merger Subsidiary in connection with the following debt financing pursuant to the Senior Credit Facilities and the Notes:

•	$9.5 billion in senior secured term loans, with tranches of 6 and 7 year maturities and fluctuating interest rates based on, at the Company’s election, base rate or LIBOR plus a spread on each of the tranches, with respective spreads ranging from 125-150 basis points for base rate loans with a 2% base rate floor and 225-250 basis points for LIBOR loans with a 1% LIBOR floor. Prior to the Merger, Merger Subsidiary entered into interest rate swaps to mitigate exposure to the variable interest rates on these term loans and as a result, the rate on future interest payments beginning in January 2015 and extending through July 2020 have been fixed at an average fixed rate of 4.5%,

•	$2.0 billion senior secured revolving credit facility with a 5 year maturity and a fluctuating interest rate based on, at the Company’s election, base rate or LIBOR, with respective spreads ranging from 50-100 basis points for base rate loans and 150-200 basis points for LIBOR loans, on which nothing is currently drawn, and

•	$3.1 billion of 4.25% secured second lien notes with a 7.5 year maturity, which are required to be exchanged within one year of consummation of the Merger Agreement for registered notes.

On June 7, 2013, Merger Subsidiary’s indebtedness was assumed by the Company, substantially increasing the Company’s overall level of debt. Refer to Note 10 to our Consolidated Financial Statements for a more thorough discussion of our new debt arrangements.

Cash provided by operating activities was $35 million for the Successor period and cash used for operating activities was $372 million for the Predecessor period, compared to cash provided by operating activities of $350 million for the eight months ended December 23, 2012. The decline reflects the operating loss in the transition period resulting from merger and restructuring related costs and charges incurred on the early extinguishment of debt. The decline also reflects unfavorable movements in accounts payable and income taxes, additional pension funding, partially offset by favorable movements in inventories.

Cash provided by operating activities in Fiscal 2013 was $1.39 billion compared to $1.49 billion in Fiscal 2012. The decline reflects unfavorable movements in receivables, inventories and income taxes as well as increased pension contributions and cash paid in the current year for transaction costs related to the Merger. The unfavorable movement in receivables is largely due to an increase in cash received under the accounts receivable securitization program during Fiscal 2013. These were partially offset by favorable movements in payables. In addition, the settlement of the Foodstar earn-out resulted in a cash payment of $60 million, of which $15 million was reported in cash from operating activities and $45 million was reported in cash from financing activities on the consolidated cash flow statement. Cash paid in Fiscal 2013 for Fiscal 2012 productivity initiatives was $74 million ($29 million of which were capital expenditures) compared to $122 million ($25 million of which were net capital expenditures) in the prior year.

For Fiscal 2012, cash provided by operating activities was $1.49 billion compared to $1.58 billion in Fiscal 2011. The decline in Fiscal 2012 versus Fiscal 2011 reflects the cash impact of spending on productivity initiatives, as well as unfavorable movements in accounts payable and accrued income taxes, partially offset by favorable movements in receivables and inventories. Cash required for productivity initiatives was $122 million.

Cash used for investing activities totaled $21.7 billion for the Successor period and $89.8 million for the Predecessor period, compared to $205 million for the eight months ended December 23, 2012. Reflected in our cash flows used in investing activities for the Successor period is the merger consideration, net of cash on hand, of $21.5 billion.

For Fiscal 2013, cash used for investing activities totaled $373 million compared to $402 million in Fiscal 2012. Capital expenditures totaled $399 million (3.4% of sales) compared to $419 million (3.6% of sales) in Fiscal 2012, which was in-line with planned levels. Proceeds from disposals of property, plant and equipment were $19 million compared to $10 million in Fiscal 2012. The increase was primarily due to cash received for the sale of land in Indonesia in the current year. Proceeds from divestitures were $17 million in Fiscal 2013 compared to $4 million in Fiscal 2012. The Fiscal 2013 decrease in restricted cash was $4 million compared to an increase in restricted cash of $39 million in Fiscal 2012, which primarily represented collateral that the Company was required to maintain in connection with a total rate of return swap entered into during the third quarter of Fiscal 2012. Cash received for the sale of short-term investments in Brazil in Fiscal 2012 was $57 million.

For Fiscal 2012, cash used for investing activities totaled $402 million compared to $950 million of Fiscal 2011. Capital expenditures totaled $419 million (3.6% of sales) compared to $336 million (3.1% of sales) in Fiscal 2011, which was in-line with planned levels. Higher capital spending reflects increased investments in Project Keystone, capacity projects in emerging markets and productivity initiatives. Cash paid for acquisitions in Fiscal 2012 totaled $3 million compared to $618 million in Fiscal 2011 primarily related to Coniexpress in Brazil and Foodstar in China.

Cash provided by financing activities totaled $24.1 billion for the Successor period and $85.4 million for the Predecessor period, compared to cash used for financing activities of $824 million in the eight months ended December 23, 2012. The Merger was funded by equity contributions from the Sponsors totaling $16.5 billion as well as proceeds of approximately $11.5 billion under Senior Credit Facilities (of which $9.5 billion was drawn at the close of the transaction), and $3.1 billion upon the issuance of the Notes. The Company used such proceeds, which was partially offset by $320.8 million of debt issuance costs, to repay $4.2 billion of the Predecessor’s outstanding short and long term debt and associated hedge contracts. Net cash used in the eight months of Fiscal 2013 primarily related to an additional interest acquired in Coniexpress for $80 million and dividend payments of $334 million.

For Fiscal 2013, cash provided by financing activities totaled $257 million compared to cash used of $363 million in Fiscal 2012.

•	Proceeds from long-term debt were $205 million in Fiscal 2013 and $1.91 billion in Fiscal 2012. During the first quarter of Fiscal 2013, the Company entered into a new variable rate three year 15 billion Japanese yen denominated credit agreement. The proceeds were swapped to 188.5 million U.S. dollars and the interest rate was fixed at 2.22%. During the fourth quarter of Fiscal 2012, the Company issued $300 million 1.50% Notes due 2017 and $300 million 2.85% Notes due 2022. During the second quarter of Fiscal 2012, the Company issued $300 million 2.00% Notes due 2016 and $400 million 3.125% Notes due 2021. During the first quarter of Fiscal 2012, the Company issued $500 million of private placement notes at an average interest rate of 3.48% with maturities of three, five, seven and ten years. Additionally, during the first quarter of Fiscal 2012, the Company issued $100 million of private placement notes at an average interest rate of 3.38% with maturities of five and seven years.

•	Fiscal 2013 proceeds from debt issuances were used to terminate a variable rate three year 15 billion Japanese yen denominated credit agreement that was due October 2012, and settle the associated swap, which had an immaterial impact to the Company’s consolidated statement of income. Overall, payments on long-term debt were $224 million in Fiscal 2013 compared to $1.44 billion in Fiscal 2012. The prior year proceeds from debt issuances were used for the repayment of commercial paper and to pay off the Company’s $750 million of notes which matured on July 15, 2011 and $600 million notes which matured on March 15, 2012.

•	Net proceeds on commercial paper and short-term debt were $1.09 billion in Fiscal 2013 compared to net payments of $43 million in Fiscal 2012.

•	Cash payments for treasury stock purchases, net of cash from option exercises, used $26 million of cash in the Fiscal 2013 compared to $119 million in Fiscal 2012. The Company repurchased 2.4 million shares of stock at a total cost of $139 million in Fiscal 2013 and 3.9 million shares of stock at a total cost of $202 million in Fiscal 2012. Under the terms of the Merger Agreement, the Company suspended its share repurchase program from February 13, 2013 through the closing of the acquisition on June 7, 2013.

•	Dividend payments totaled $666 million in Fiscal 2013, compared to $619 million in Fiscal 2012, reflecting an increase in the annualized dividend per common share to $2.06. Until the effective time of the Merger, the Merger Agreement permitted the Company to continue to declare and pay regular quarterly cash dividends not to exceed $0.515 per share of common stock with record dates and payment dates that were substantially consistent with the Company’s past practice. The Merger Agreement did not permit the Company to pay a prorated dividend for the quarter in which the merger was completed.

•	During the first quarter of Fiscal 2013, the Company acquired an additional 15% interest in Coniexpress S.A. Industrias Alimenticias (“Coniexpress”) for $80 million. Prior to the transaction, the Company owned 80% of this business. During the second quarter of Fiscal 2012, the Company acquired an additional 10% interest in P.T. Heinz ABC Indonesia for $55 million. P.T. Heinz ABC Indonesia is a subsidiary of the Company that manufacturers Asian sauces and condiments as well as juices and syrups. Prior to the transaction, the Company owned 65% of this business.

For Fiscal 2011, cash used for financing activities totaled $483 million. Proceeds from long-term debt were $230 million relating to a variable rate, three-year 16 billion Japanese yen denominated credit agreement which was swapped to $193 million and the interest rate was fixed at 2.66%. Payments on long-term debt were $46 million as the proceeds discussed above were used in the funding of the Foodstar acquisition and for general corporate purposes. Net payments on commercial paper and short-term debt were $193 million. Cash proceeds from option exercises, net of treasury stock purchases, provided $85 million of cash. The Company purchased 1.4 million shares of stock at a total cost of $70 million. Dividend payments totaled $580 million.

At December 29, 2013, the Company had total debt of $14.87 billion and cash and cash equivalents of $2.46 billion.

In order to more efficiently manage foreign cash, we had a taxable distribution of earnings from certain foreign subsidiaries to the U.S. in the Predecessor period ended June 7, 2013 totaling approximately $420 million which resulted in a charge to our provision for income taxes of approximately $100 million in the same period. We were able to use existing foreign tax credit carryforwards to offset the tax liability created by such distributions such that there were no incremental cash taxes incurred in the period. Prior to the Merger, our intent was to reinvest the accumulated earnings of our foreign subsidiaries in our international operations, except where remittance could be made tax free in certain situations, and our plans did not demonstrate a need to repatriate them to fund our cash requirements in the U.S. and, accordingly, a liability for the related deferred income taxes was not reflected in the Company’s financial statements as of April 28, 2013. While we continue to expect to reinvest a substantial portion of the future earnings of our foreign subsidiaries in our international operations, as of the Acquisition date we determined that a portion of our accumulated unremitted foreign earnings are likely to be needed to meet U.S. cash needs. For the portion of unremitted foreign earnings preliminarily determined not to be permanently reinvested, a deferred tax liability of approximately $345 million is recorded. The Company currently anticipates repatriating the majority of the accumulated unremitted earnings which are no longer permanently reinvested during 2014 resulting in the utilization of a substantial portion of its foreign tax credit carryforwards. As of December 29, 2013, the Company has not yet finalized its estimate of acquisition date deferred taxes associated with repatriation plans and further adjustments of this estimate may be made as the purchase price allocation is finalized during the measurement period.

At December 29, 2013, approximately $1.4 billion of cash and short-term investments were held by international subsidiaries. A portion of the undistributed earnings of certain of the subsidiaries is not considered to be permanently reinvested for which deferred taxes of $345 million have been provided or taxes have been previously paid. As a result, the Company can repatriate up to $2.6 billion of cash to the U.S. without incurring any additional tax expense. For those undistributed earnings considered to be permanently reinvested, our intent is to reinvest these funds in our international operations and our current plans do not demonstrate a need to repatriate the accumulated earnings to fund our U.S. cash requirements. If we decide at a later date to repatriate these funds to the U.S., the Company would be required to provide taxes on these amounts based on the applicable U.S. tax rates net of credits for foreign taxes already paid.

Berkshire Hathaway has an $8.0 billion preferred stock investment in Parent which requires a 9.0% annual dividend to be paid quarterly in cash or in-kind. The Company made two distributions totaling $360 million in cash to Holdings during the Successor period and expects to continue to make quarterly cash distributions to fund this dividend.

The Company will continue to monitor the credit markets to determine the appropriate mix of long-term debt and short-term debt going forward. The Company believes that its operating cash flow, existing cash balances, together with the credit facilities and other available capital market financing, will be adequate to meet the Company’s cash requirements for operations, including capital spending, debt maturities and interest payments. While the Company is confident that its needs can be financed, there can be no assurance that increased volatility and disruption in the global capital and credit markets will not impair its ability to access these markets on commercially acceptable terms.

Contractual Obligations and Other Commitments

Contractual Obligations

The Company is obligated to make future payments under various contracts such as debt agreements, lease agreements and unconditional purchase obligations. In addition, the Company has purchase obligations for materials, supplies, services and property, plant and equipment as part of the ordinary conduct of business. A few of these obligations are long-term and are based on minimum purchase requirements. Certain purchase obligations contain variable pricing components, and, as a result, actual cash payments are expected to fluctuate based on changes in these variable components. Due to the proprietary nature of some of the Company’s materials and processes, certain supply contracts contain penalty provisions for early terminations. The Company does not believe that a material amount of penalties is reasonably likely to be incurred under these contracts based upon historical experience and current expectations.

The following table represents the contractual obligations of the Company as of December 29, 2013:

	Fiscal Year
	2014	2015-2016	2017-2018	2019 Forward	Total
	(In thousands)
Long Term Debt (1)	$585,724	$1,608,122	$1,479,042	$16,886,521	$20,559,409
Capital Lease Obligations	13,154	21,826	6,334	10,439	51,753
Operating Leases	137,360	112,919	91,320	160,237	501,836
Purchase Obligations	1,309,655	454,390	160,057	132,709	2,056,811
Other Long Term Liabilities Recorded on the Balance Sheet	113,576	144,671	106,791	317,131	682,169

Total	$2,159,469	$2,341,928	$1,843,544	$17,507,037	$23,851,978

(1)	Amounts include expected cash payments for interest on fixed rate long-term debt and fixed payments on interest rate swap contracts beginning in 2015 used to mitigate the variable interest payments on the Term Loans Facilities (see Note 10 to our Consolidated Financial Statements contained elsewhere in this prospectus). Due to the uncertainty of forecasting expected variable rate interest payments on the Term Loan Facilities up until 2015 and other variable rate debt not covered by such swap contracts, those amounts are not included in the table.

Other long-term liabilities primarily consist of certain specific incentive compensation arrangements and pension and postretirement benefit commitments. Pension benefits are expected to continue into the foreseeable future, but the Company has not included anything in the 2019 Forward column as it is unable to estimate the amount of such benefit payments. Defined benefit plan contributions for the next fiscal year are expected to be approximately $67 million; however, actual contributions may be affected by pension asset and liability valuation changes during the year. Payments of postretirement benefits for the next fiscal year are expected to be approximately $14.7 million. Long-term liabilities related to income taxes and insurance accruals included on the consolidated balance sheet are excluded from the table above as the Company is unable to estimate the timing of the payments for these items.

At December 29, 2013, the total amount of gross unrecognized tax benefits for uncertain tax positions, including an accrual of related interest and penalties along with positions only impacting the timing of tax benefits, was approximately $62 million. The timing of payments will depend on the progress of examinations with tax authorities. The Company does not expect a significant tax payment related to these obligations within the next year. The Company is unable to make a reasonably reliable estimate as to when any significant cash settlements with taxing authorities may occur.

Off-Balance Sheet Arrangements and Other Commitments

The Company does not have guarantees or other off-balance sheet financing arrangements that we believe are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.

As of April 28, 2013, the Company was a party to two operating leases for buildings and equipment, one of which also includes land, under which the Company has guaranteed supplemental payment obligations of approximately $150 million at the termination of these leases. On June 3, 2013, the Company paid $88.7 million to buy-out one of these leases and recorded it within Property, plant and equipment on the balance sheet as of that date.

On May 31, 2013, the Company entered into an amendment of the $175 million accounts receivables securitization program that extended the term until May 30, 2014. Prior to this amendment, the Company accounted for transfers of receivables pursuant to this program as a sale and removed them from the consolidated balance sheet. This amendment results in the transfers no longer qualifying for sale treatment under U.S. GAAP. As a result, all transfers are accounted for subsequent to this amendment as secured borrowings and the receivables sold pursuant to this program are included on the balance sheet as trade receivables, along with the Deferred Purchase Price. The amount of trade receivables included on the balance sheet at December 29, 2013 which are acting as collateral for these borrowings was $140 million. The Company acted as servicer for $159 million and $162 million of U.S. trade receivables sold through this program that were not recognized on the balance sheet as of April 28, 2013 and April 29, 2012, respectively. In addition, the Company acted as servicer for approximately $76.5 million, $184 million and $206 million of trade receivables which were sold to unrelated third parties without recourse as of December 29, 2013, April 28, 2013 and April 29, 2012, respectively.

The Company has not recorded any servicing assets or liabilities as of December 29, 2013 and April 28, 2013 for the arrangements discussed above because the fair value of these servicing agreements as well as the fees earned were not material to the financial statements.

No significant credit guarantees existed between the Company and third parties as of December 29, 2013.

Market Risk Factors

The Company is exposed to market risks from adverse changes in foreign exchange rates, interest rates, commodity prices and production costs. As a policy, the Company does not engage in speculative or leveraged transactions, nor does the Company hold or issue financial instruments for trading purposes.

Foreign Exchange Rate Sensitivity: The Company’s cash flow and earnings are subject to fluctuations due to exchange rate variation. Foreign currency risk exists by nature of the Company’s global operations. The Company manufactures and sells its products on six continents around the world, and hence foreign currency risk is diversified.

The Company may attempt to limit its exposure to changing foreign exchange rates through both operational and financial market actions. These actions may include entering into forward contracts, option contracts, or cross currency swaps to hedge existing exposures, firm commitments and forecasted transactions. The instruments are used to reduce risk by essentially creating offsetting currency exposures.

The following table presents information related to foreign currency contracts held by the Company:

	Aggregate Notional Amount			Net Unrealized Gains/(Losses)
	December 29, 2013	April 28, 2013	April 29, 2012	December 29, 2013	April 28, 2013	April 29, 2012
	(In millions)
Purpose of Hedge:
Intercompany cash flows	$1,300	$402	$1,090	$(1)	$(3)	$13
Forecasted purchases of raw materials and finished goods and foreign currency denominated obligations	753	422	578	34	21	(5)
Forecasted sales and foreign currency denominated assets	397	49	245	1	11	9
Net investment hedges	8,300	—	—	(191)	—	—

	$10,750	$873	$1,913	$(157)	$29	$17

As of December 29, 2013, the Company’s foreign currency contracts mature within two years. Contracts that meet qualifying criteria are accounted for as either foreign currency cash flow hedges, fair value hedges or net investment hedges of foreign operations. Any gains and losses related to contracts that do not qualify for hedge accounting are recorded in current period earnings in other income and expense.

We have numerous investments in our foreign subsidiaries, the net assets of which are exposed to volatility in foreign currency exchange rates. Beginning in October 2013, we have used cross currency swaps to hedge a portion of our net investment in such foreign operations against adverse movements in exchange rates. We designated cross currency swap contracts with a total notional value of $8.3 billion between pound sterling and USD, the Euro and USD, the Australian Dollar and USD, and the Japanese Yen and USD, as net investment hedges of a portion of our equity in foreign operations in those currencies. The component of the gains and losses on our net investment in these designated foreign operations driven by changes in foreign exchange rates, are economically offset by movements in the fair values of our cross currency swap contracts. The fair value of the swaps is calculated each period with changes in fair value reported in foreign currency translation adjustments within accumulated other comprehensive income (loss), net of tax. The net unrealized loss totaled $(190.6) million as of December 29, 2013. Such amounts will remain in other comprehensive income (loss) until the complete or substantially complete liquidation of our investment in the underlying foreign operations.

Substantially all of the Company’s foreign business units’ financial instruments are denominated in their respective functional currencies. Accordingly, exposure to exchange risk on foreign currency financial instruments is not material. (See Note 15 to our Consolidated Financial Statements contained elsewhere in this prospectus)

Interest Rate Sensitivity: The Company is exposed to changes in interest rates primarily as a result of its borrowing and investing activities used to maintain liquidity and fund business operations. The nature and amount of the Company’s long-term and short-term debt can be expected to vary as a result of future business requirements, market conditions and other factors. The Company’s debt obligations totaled $14.87 billion, $6.01 billion (including $122 million relating to hedge accounting adjustments) and $5.03 billion (including $128 million relating to hedge accounting adjustments) at December 29, 2013, April 28, 2013 and April 29, 2012, respectively. The Company’s debt obligations are summarized in Note 10 to our Consolidated Financial Statements contained elsewhere in this prospectus.

In order to manage interest rate exposure, the Company historically utilized interest rate swaps to convert fixed-rate debt to floating. These derivatives were primarily accounted for as fair value hedges. Accordingly, changes in the fair value of these derivatives, along with changes in the fair value of the hedged debt obligations that were attributable to the hedged risk, were recognized in current period earnings. The following table presents additional information related to interest rate contracts designated as fair value hedges by the Company (these derivatives were terminated as part of the Merger agreement):

	April 28, 2013	April 29, 2012
	(Dollars in millions)
Pay floating swaps—notional amount	$160	$160
Net unrealized gains	$33	$36
Weighted average maturity (years)	7.2	8.2
Weighted average receive rate	5.87%	6.09%
Weighted average pay rate	1.48%	1.57%

Prior to the Merger date, Merger Subsidiary entered into interest rate swaps to mitigate exposure to variable rate debt that was raised to finance the acquisition. These agreements were not designated as hedging instruments prior to the acquisition date, and as such, we recognized the fair value of these instruments as an asset with income of $118 million in the Successor period. As a result of the Merger and the transactions entered into in connection therewith, we have assumed the liabilities and obligations of Merger Subsidiary. Upon consummation of the acquisition, these interest rate swaps with an aggregate notional amount of $9 billion met the criteria for hedge accounting and were designated as hedges of future interest payments. The net unrealized gains on the interest rate swaps was $148 million as of December 29, 2013 and the weighted average maturity of the contracts is 6.2 years. The swap agreements do not become effective until January 2, 2015, therefore there have been no amounts exchanged through the eight months ended December 29, 2013.

The Company entered into a three-year total rate of return swap with an unaffiliated international financial institution during the third quarter of Fiscal 2012 with a notional amount of $119 million. This instrument was being used as an economic hedge to reduce the interest cost related to the Company’s $119 million remarketable securities. The swap was being accounted for on a full mark-to-market basis through current earnings, with gains and losses recorded as a component of interest income. As a result of the Merger, the remarketable securities were repaid and the associated total rate of return swap was terminated. During the fiscal year ended April 28, 2013, the Company recorded a $2 million reduction in interest income, representing changes in the fair value of the swap and interest earned on the arrangement. Net unrealized losses totaled $1 million as of April 28, 2013. In connection with this swap, the Company was required to maintain a restricted cash collateral balance of $34 million with the counterparty for the term of the swap. See Note 15 to our Consolidated Financial Statements for additional information.

The Company had outstanding cross-currency interest rate swaps with a total notional amount of $316 million and $386 million as of April 28, 2013 and April 29, 2012, respectively, which were designated as cash flow hedges of the future payments of loan principal and interest associated with certain foreign denominated variable rate debt obligations. As a result of the merger, these contracts were terminated in May 2013. As a result of exchange rate movement between the Japanese Yen and the U.S. Dollar throughout the fiscal year, net losses of $70 million on the cross-currency derivatives were reclassified from other comprehensive loss to other expense, net during Fiscal 2013. This net loss on the derivative was offset by a currency gain on the principal balance of the underlying debt obligation. Net unrealized (losses)/gains related to these swaps totaled $(72) million and $20 million as of April 28, 2013 and April 29, 2012, respectively.

Effect of Hypothetical 10% Fluctuation in Market Prices: As of December 29, 2013, the potential gain or loss in the fair value of the Company’s outstanding foreign currency contracts, interest rate contracts and cross-currency interest rate swaps assuming a hypothetical 10% fluctuation in currency and swap rates would be approximately:

Fair Value Effect
(In millions)
Foreign currency contracts	$27
Interest rate swap contracts	$82
Cross-currency interest rate swaps	$1,068

However, it should be noted that any change in the fair value of the contracts, real or hypothetical, would be significantly offset by an inverse change in the value of the underlying hedged items. In relation to currency contracts, this hypothetical calculation assumes that each exchange rate would change in the same direction relative to the U.S. dollar.

Venezuela- Foreign Currency and Inflation

The Company applies highly inflationary accounting to its business in Venezuela. Under highly inflationary accounting, the financial statements of our Venezuelan subsidiary are remeasured into the Company’s reporting currency (U.S. dollars) and exchange gains and losses from the remeasurement of monetary assets and liabilities are reflected in current earnings, rather than accumulated other comprehensive loss on the balance sheet, until such time as the economy is no longer considered highly inflationary. The impact of applying highly inflationary accounting for Venezuela on our consolidated financial statements is dependent upon movements in the official exchange rate between the Venezuelan bolivar fuerte and the U.S. dollar and the amount of net monetary assets and liabilities included in our subsidiary’s balance sheet.

During Fiscal 2012, the Venezuelan government announced that it will be instituting price controls on a number of food and personal care products sold in the country. Such controls have impacted the products that the Company currently sells within this country. In Fiscal 2013, sales in Venezuela represented approximately 3% of the Company’s total sales.

On February 8, 2013, the Venezuelan government announced the devaluation of its currency relative to the U.S. dollar, changing the official exchange rate from 4.30 to 6.30 BsF/US$. As a result, the Company recorded a $43 million pre-tax currency translation loss, which was reflected within other expense, net, on the consolidated statement of income during the fourth quarter of Fiscal 2013 ($39 million after-tax loss).

On March 18, 2013, the Venezuelan government announced the creation of a new foreign exchange mechanism called the Complimentary System of Foreign Currency Acquirement (or SICAD, which stands for Sistema Complimentario de Administración de Divisas). It operates similar to an auction system and allows entities in specific sectors to bid for U.S. dollar to be used for specified import transactions. In December 2013, the regulation that created the SICAD mechanism was amended to require the Central Bank of Venezuela to include on its website the weekly average exchange rate implied by transactions settled via the SICAD auction mechanism. For the weeks of December 23 and December 30, 2013, the SICAD rate posted on the website of the Central Bank of Venezuela was 11.3 BsF/US$. The Company settles its foreign currency denominated payables through the Venezuelan currency exchange board, known as CADIVI. In January 2014, the Venezuelan government announced the formation of the National Center of Foreign Trade (CENCOEX) to replace CADIVI.

In addition, the government changed SICAD to include certain types of transactions, including dividends and royalties. The Company has never participated in the SICAD mechanism and has no plans to do so. As a result, the official exchange rate will continue to be used to remeasure the financial statements into U. S. dollars.

In February 2014, the Venezuelan government established a new foreign market mechanism (SICAD II), which became effective on March 24, 2014 and may be the market through which U.S. dollars will be obtained for the remittance of dividends. This market has significantly higher foreign exchange rates than those available through the other foreign exchange mechanisms. Between March 24, 2014 and March 31, 2014, the published weighted average daily exchange rate was between 49.81 bolivars per U.S. dollar and 51.86 bolivars per U.S. dollar. Because there is still considerable uncertainty with respect to the types and amounts of transactions that may actually be realized under the various foreign exchange markets, we continue to re-measure our Venezuelan monetary assets and liabilities at the official rate of 6.3 bolivars per U.S. dollar.

The amount of net monetary assets and liabilities included in our subsidiary’s balance sheet was $109 million at December 29, 2013 translated at the official exchange rate of 6.30 BsF/US$.

Recently Issued Accounting Standards

See Note 3 to our Consolidated Financial Statements contained elsewhere in this prospectus.

Non-GAAP Measures

Included in this report are measures of financial performance that are not defined by generally accepted accounting principles in the United States (“GAAP”). Each of the measures is used in reporting to the Company’s executive management and as a component of the Board of Directors’ measurement of the Company’s performance for incentive compensation purposes. Management and the Board of Directors believed that these measures provided useful information to investors, and included these measures in other communications to investors.

For each of these non-GAAP financial measures, a reconciliation of the differences between the non-GAAP measure and the most directly comparable GAAP measure has been provided. In addition, an explanation of why management believes the non-GAAP measure provides useful information to investors and any additional purposes for which management uses the non-GAAP measure are provided below. These non-GAAP measures should be viewed in addition to, and not in lieu of, the comparable GAAP measure.

Results Excluding Special Items

Management believes that this measure provides useful information to investors because it is the profitability measure used to evaluate earnings performance on a comparable year-over-year basis.

Transition Period Results Excluding Charges for Productivity Initiatives and Merger Related Costs

The adjustments were charges in the transition period for productivity initiatives and merger related costs that, in management’s judgment, significantly affect the year-over-year assessment of operating results. See “—The Merger” and “—Transition Period Productivity Initiatives” sections for further explanation of these charges and the following reconciliation of the Company’s Successor and Predecessor results excluding charges for merger related costs and productivity initiatives to the relevant GAAP measure.

	Successor
	February 8 - December 29, 2013
(Continuing Operations)	Sales	Gross Profit	SG&A	Merger Related Costs	Operating (Loss) / Income	Unrealized gain on derivative instruments	Pre-Tax (Loss) / Income	Net (Loss) / Income attributable to Hawk Acquisition Intermediate Corporation II
	(In thousands)
Reported results	$6,239,562	$1,651,771	$1,501,807	$157,938	$(7,974)	$117,934	$(297,705)	$(71,385)
Charges for productivity initiatives and merger related costs, and unrealized gain on derivative instruments	—	168,667	239,332	157,938	565,936	117,934	475,142	336,547

Results excluding charges for productivity initiatives and merger related costs, and unrealized gain on derivative instruments	$6,239,562	$1,820,438	$1,262,475	$—	$557,962	$—	$177,437	$265,162

	Predecessor
	April 29 - June 7, 2013
(Continuing Operations)	Sales	Gross Profit	SG&A	Merger Related Costs	Operating Income	Pre-Tax (Loss) / Income	Net Loss attributable to Hawk Acquisition Intermediate Corporation II
	(In thousands)
Reported results	$1,112,872	$383,335	$243,364	$112,188	$27,783	$(130,327)	$(194,298)
Charges for productivity initiatives and merger related costs	—	5,725	317	112,188	118,230	247,598	180,643

Results excluding charges for productivity initiatives and merger related costs	$1,112,872	$389,060	$243,047	$—	$146,013	$117,271	$(13,655)

There were no such adjustments in the eight months ended December 23, 2012.

Fiscal 2013 Results Excluding Special Items

The special items are charges in Fiscal 2013 related to the following that, in management’s judgment, significantly affect the year-over-year assessment of operating results:

Transaction-related costs, including legal, accounting and other professional fees, recorded during the fourth quarter of Fiscal 2013 as a result of the Merger. See Note 4 to our Consolidated Financial Statements for further explanation.

A charge primarily related to asset write-downs for the closure of a factory in South Africa.

A currency translation loss recorded in our Venezuelan business due to a devaluation of its currency relative to the U.S. dollar during the fourth quarter of Fiscal 2013. See Note 20 to our Consolidated Financial Statements for further explanation.

A charge for the Company’s early settlement of the earn-out payment that was due in 2014 related to the Fiscal 2011 acquisition of Foodstar. See Note 13 to our Consolidated Financial Statements for further explanation.

The following is the reconciliation of the Company’s Fiscal 2013 results excluding these charges to the relevant GAAP measures.

	Fiscal Year Ended
	April 28, 2013
(Continuing Operations)	Sales	Gross Profit	SG&A	Operating Income	Pre-Tax Income	Net Income attributable to Hawk Acquisition Intermediate Corporation II
	(Amounts in thousands except per share amounts)
Reported results	$11,528,886	$4,195,470	$2,533,819	$1,661,651	$1,343,643	$1,087,615
Merger related costs	—	—	44,814	44,814	44,814	27,752
Charge for South Africa factory closure	—	3,543	—	3,543	3,543	2,550
Currency translation loss in Venezuela	—	—	—	—	42,698	39,132
Charge for settlement of Foodstar earn-out	—	—	12,081	12,081	12,081	12,081

Results excluding special items	$11,528,886	$4,199,013	$2,476,924	$1,722,089	$1,446,779	$1,169,130

(Totals may not add due to rounding)

Fiscal 2012 Results Excluding Charges for Productivity Initiatives

The adjustments were charges in Fiscal 2012 for productivity initiatives that, in management’s judgment, significantly affect the year-over-year assessment of operating results. See the above “-Fiscal 2012 Productivity Initiatives” section for further explanation of these charges and the following reconciliation of the Company’s Fiscal 2012 results excluding charges for productivity initiatives to the relevant GAAP measure.

	Fiscal Year Ended
	April 29, 2012
(Continuing Operations)	Sales	Gross Profit	SG&A	Operating Income	Pre-Tax Income	Net Income attributable to Hawk Acquisition Intermediate Corporation II
Reported results	$11,507,572	$3,994,789	$2,492,482	$1,502,307	$1,236,089	$974,374
Charges for productivity initiatives	—	129,938	75,480	205,418	205,418	143,974

Results excluding charges for productivity initiatives	$11,507,572	$4,124,727	$2,417,002	$1,707,725	$1,441,507	$1,118,348

EBITDA & Adjusted EBITDA (from Continuing Operations)

EBITDA is defined as earnings (net income or loss) before interest, taxes, depreciation and amortization, and is used by management to measure operating performance of the business. Adjusted EBITDA is a tool intended to assist our management in comparing our performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect our core operations. These items include share-based compensation and non-cash compensation expense, other operating (income) expenses, net, and all other specifically identified costs associated with projects, transaction costs, restructuring and related professional fees. EBITDA and Adjusted EBITDA are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles in the U.S. or U.S. GAAP. EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income or other performance measures derived in accordance with GAAP, or as alternatives to cash flow from operating activities as measures of our liquidity. The Company’s definition of EBITDA may not be comparable to similarly titled measures used by other companies.

We believe that EBITDA and adjusted EBITDA are useful to investors, analysts and other external users of our consolidated financial statements because they are widely used by investors to measure operating performance without regard to items such as income taxes, net interest expense, depreciation and amortization, non-cash stock compensation expense and other one-time items, which can vary substantially from company to company depending upon accounting methods and book value of assets, financing methods, capital structure and the method by which assets were acquired.

Because of their limitations, neither EBITDA nor adjusted EBITDA should be considered as a measure of discretionary cash available to us to reinvest in the growth of our business or as a measure of cash that will be available to us to meet our obligations. Additionally, our presentation of Adjusted EBITDA is different than Adjusted EBITDA as defined in our debt agreements.

	Successor	Predecessor
	February 8 - December 29, 2013	April 29 - June 7, 2013	April 30 - December 23, 2012 FY 2013	April 28, 2013
	(29 Weeks)	(6 Weeks)	(34 Weeks)	(52 Weeks)
	(In thousands)
(Loss)/income from continuing operations, net of tax	$(66,082)	$(191,424)	$769,272	$1,102,045
Interest expense, net	395,432	32,472	168,085	255,812
(Benefit from)/provision for income tax	(231,623)	61,097	142,528	241,598
Depreciation, including accelerated depreciation for restructuring	230,987	35,880	194,420	302,057
Amortization	48,975	4,276	27,833	42,161

EBITDA	$377,689	$(57,699)	$1,302,138	$1,943,673
Amortization of inventory step-up	383,300	—	—	—
Merger related costs	157,938	112,188	—	44,814
Severance related costs	283,142	—	—	—
Other special charges/(income)	61,830	(12,136)	(5,798)	584
Asset write downs	2,405	—	—	—
Unrealized gain on derivative instruments	(117,934)	—	—	—
Loss from the extinguishment of debt	—	129,367	—	—
Other expense/(income), net	12,233	(3,729)	5,216	62,196
Stock based compensation	4,800	4,318	36,600	51,000

Adjusted EBITDA	$1,165,403	$172,309	$1,338,156	$2,102,267

The decrease in (loss)/income from continuing operations, net of tax in the transition period was driven by productivity initiatives, merger related costs, and an increase in interest expense related to new borrowings under the new Senior Credit Facilities and the Notes. The decrease was partially offset by an unrealized gain on interest rate swap agreements that served as economic hedges of future interest payments on new borrowings and a decrease in income tax expense. Adjusted EBITDA for the transition period was flat versus the eight months of fiscal year 2013 as category softness and reduced promotional pricing mainly in the U.S. during the transition period along with one extra week of global sales to align with the new calendar year, was offset by one extra month of sales being reported in Brazil in the prior year as the subsidiary’s fiscal reporting was conformed to the Company’s fiscal period as the subsidiary no longer required an earlier closing date to facilitate timely reporting, the timing of sales in the U.K. related to the Project Keystone go-live in May, and unfavorable exchange translation rates.

Discussion of Significant Accounting Estimates

In the ordinary course of business, the Company has made a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of its financial statements in conformity with GAAP. Actual results could differ significantly from those estimates under different assumptions and conditions. The Company believes that the following discussion addresses its most critical accounting policies, which are those that are most important to the portrayal of the Company’s financial condition and results and require management’s most difficult, subjective and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Marketing Costs—Trade promotions are an important component of the sales and marketing of the Company’s products and are critical to the support of the business. Trade promotion costs include amounts paid to retailers to offer temporary price reductions for the sale of the Company’s products to consumers, amounts paid to obtain favorable display positions in retailers’ stores, and amounts paid to customers for shelf space in retail stores. Accruals for trade promotions are initially recorded at the time of sale of product to the customer based on an estimate of the expected levels of performance of the trade promotion, which is dependent upon factors such as historical trends with similar promotions, expectations regarding customer participation, and sales and payment trends with similar previously offered programs. Our original estimated costs of trade promotions may change in the future as a result of changes in customer participation, particularly for new programs and for programs related to the introduction of new products. We perform monthly evaluations of our outstanding trade promotions, making adjustments where appropriate to reflect changes in estimates. Settlement of these liabilities typically occurs in subsequent periods primarily through an authorization process for deductions taken by a customer from amounts otherwise due to the Company. As a result, the ultimate cost of a trade promotion program is dependent on the relative success of the events and the actions and level of deductions taken by the Company’s customers for amounts they consider due to them. Final determination of the permissible deductions may take extended periods of time and could have a significant impact on the Company’s results of operations depending on how actual results of the programs compare to original estimates.

We offer coupons to consumers in the normal course of our business. Expenses associated with this activity, which we refer to as coupon redemption costs, are accrued in the period in which the coupons are offered. The initial estimates made for each coupon offering are based upon historical redemption experience rates for similar products or coupon amounts. We perform monthly evaluations of outstanding coupon accruals that compare actual redemption rates to the original estimates. We review the assumptions used in the valuation of the estimates and determine an appropriate accrual amount. Adjustments to our initial accrual may be required if actual redemption rates vary from estimated redemption rates.

Long-lived Assets, including Property, Plant and Equipment—Long-lived assets are recorded at their respective cost basis on the date of acquisition. Buildings, equipment and leasehold improvements are depreciated on a straight-line basis over the estimated useful life of such assets. The Company reviews long-lived assets, including intangibles with finite useful lives, and property, plant and equipment, whenever circumstances change such that the recorded value of an asset, or asset group, may not be recoverable. Factors that may affect recoverability include changes to the planned use of the asset and the closing of facilities. The estimates implicit in a recoverability test require significant judgment on the part of management, and require assumptions that can include: future volume trends and revenue and expense growth rates developed in connection with the Company’s internal projections and annual operating plans, and in addition, external factors such as changes in macroeconomic trends. As each is management’s best estimate on then available information, resulting estimates may differ from actual cash flows and estimated fair values. When the carrying value of an asset, or asset group, exceeds the future undiscounted cash flows, an impairment is indicated and the asset is written down to its fair value.

Goodwill and Indefinite-Lived Intangibles—Carrying values of goodwill and intangible assets with indefinite lives are reviewed for impairment at least annually, or when circumstances indicate that a possible impairment may exist. Indicators such as unexpected adverse economic factors, unanticipated technological change or competitive activities, decline in expected cash flows, lower growth rates, loss of key personnel, and changes in regulation, may signal that an asset has become impaired.

All goodwill is assigned to reporting units, which are primarily one level below our operating segments. Goodwill is assigned to the reporting unit that benefits from the cash flows arising from each business combination. The Company performs its impairment tests of goodwill at the reporting unit level. Subsequent to the Merger no annual impairment tests have yet been carried out but must be performed within 12 months of the date of the Merger. The Company tests goodwill for impairment by either performing a qualitative evaluation or a two-step quantitative test. The qualitative evaluation is an assessment of factors, including reporting unit specific operating results as well as industry, market and general economic conditions, to determine whether it is more likely than not that the fair values of a reporting unit is less than its carrying amount, including goodwill. The Company may elect to bypass this qualitative assessment for some or all of its reporting units and perform a two-step quantitative test.

The Company’s estimates of fair value when testing for impairment of both goodwill and intangible assets with indefinite lives under the quantitative assessment are based on a discounted cash flow model as management believes forecasted cash flows are the best indicator of fair value. A number of significant assumptions and estimates are involved in the application of the discounted cash flow model, including future volume trends, revenue and expense growth rates, terminal growth rates, weighted-average cost of capital, tax rates, capital spending and working capital changes. The assumptions used in the discounted cash flow models are determined utilizing historical data, current and anticipated market conditions, product category growth rates, management plans, and market comparables. Most of these assumptions vary among the reporting units, but generally, higher assumed growth rates and discount rates are utilized for tests of reporting units for which the principal market is an emerging market compared to those for which the principal market is a developed market. For each of the reporting units tested quantitatively in Fiscal 2013, we used a market-participant, risk-adjusted-weighted-average cost of capital to discount the projected cash flows of those operations or assets. Such discount rates ranged from 7% to 15% in Fiscal 2013. Management believes the assumptions used for the impairment evaluation are consistent with those that would be utilized by market participants performing similar valuations of our reporting units. For years prior to the Merger, we validated our fair values for reasonableness by comparing the sum of the fair values for all of our reporting units to our market capitalization and a reasonable control premium.

During the second quarter of Fiscal 2013, the Company changed its annual goodwill impairment testing date from the fourth quarter to the third quarter of each year. As such, the Company completed its annual review of goodwill during the third quarter of Fiscal 2013. We performed a qualitative assessment over nine of the Company’s 19 reporting units. The results of the quantitative tests performed for these nine reporting units in prior periods were considered, and these tests each indicated that the fair values of these reporting units significantly exceeded their carrying amounts. We concluded that there were no significant events in Fiscal 2013 which had a material impact on the fair values of these reporting units.

For the reporting units which were tested quantitatively, the fair values of each reporting unit significantly exceeded their carrying values. No impairments related to continuing operations were identified during the Company’s annual assessment of goodwill.

Indefinite-lived intangible assets are tested for impairment by either performing a qualitative evaluation or a quantitative calculation of fair value and comparison to carrying amount. The qualitative evaluation is an assessment of factors including, but not limited to, changes in management, overall financial performance, and other entity-specific events. The objective of the qualitative evaluation is to determine whether it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount. The Company can choose to perform the qualitative assessment on none, some, or all of its indefinite-lived intangible assets. During the fourth quarter of Fiscal 2013, the Company completed its annual review of indefinite-lived intangible assets. No impairments were identified during the Company’s annual assessment of indefinite-lived intangible assets.

As a result of the Merger, the carrying value of the Company’s goodwill and indefinite-lived intangible assets has increased substantially and therefore the Company’s exposure to impairment has increased. The Company has not performed an annual impairment test for goodwill or indefinite-lived intangible assets in the transition period ended December 29, 2013 and has not identified any interim impairment triggers subsequent to the Merger, however, the Company will be required to perform an annual impairment test within one year of the Merger (before June 2014). Fair value estimates used in testing for impairment of goodwill and indefinite-lived intangible assets require judgment and are sensitive to changes in underlying assumptions. Examples of events or circumstances that could reasonably be expected to have an adverse effect on underlying key assumptions and estimated fair value of our reporting units and brands would include a significant decrease in projected future revenues and cash flows, failure to realize all of our projected cost savings, significant prolonged weakness in demand for our products in a specific market or category, adverse competitive pressures that affect our longer term volume and pricing trends and volatility in the equity and debt markets or other country specific factors which could result in a higher discount rate.

Retirement Benefits—The Company sponsors pension and other retirement plans in various forms covering substantially all employees who meet eligibility requirements. Several actuarial and other factors that attempt to anticipate future events are used in calculating the expense and obligations related to the plans. These factors include assumptions about the discount rate, expected return on plan assets, turnover rates and rate of future compensation increases as determined by the Company, within certain guidelines. In addition, the Company uses best estimate assumptions, provided by actuarial consultants, for withdrawal and mortality rates to estimate benefit expense. The financial and actuarial assumptions used by the Company may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter life spans of participants. These differences may result in a significant impact to the amount of pension expense recorded by the Company.

The Company recognized pension (income)/expense related to defined benefit programs of $33 million, $17 million, $(4) million, $25 million, and $27 million for the Successor period February 8, 2013 to December 29, 2013, the Predecessor period April 29, 2013 to June 7, 2013, and fiscal years 2013, 2012, and 2011 respectively, which reflected expected return on plan assets of $116 million, $29 million, $251 million, $235 million, and $229 million, respectively. The Company contributed $152 million and $7 million to the defined benefit plans in the Successor period February 8, 2013 to December 29, 2013 and the Predecessor period April 29, 2013 to June 7, 2013, respectively. The Company contributed $69 million to its pension plans in Fiscal 2013 and $23 million in Fiscal 2012. The Company expects to contribute approximately $67 million to its pension plans in Calendar Year 2014.

One of the significant assumptions for pension plan accounting is the expected rate of return on pension plan assets. Over time, the expected rate of return on assets should approximate actual long-term returns. In developing the expected rate of return, the Company considers average real historic returns on asset classes, the investment mix of plan assets, investment manager performance and projected future returns of asset classes developed by respected advisors. When calculating the expected return on plan assets, the Company primarily uses a market-related-value of assets that spreads asset gains and losses (difference between actual return and expected return) uniformly over 3 years. The weighted average expected rate of return on plan assets used to calculate annual expense was 6.2% for the Successor Period ended December 29, 2013, 8.1% for the Predecessor Period ended June 7, 2013 and the year ended April 28, 2013, and 8.2% for the years ended April 29, 2012 and April 27, 2011. For purposes of calculating expense for 2014, the weighted average rate of return will be 6.2%.

Another significant assumption used to value benefit plans is the discount rate. The discount rate assumptions used to value pension and postretirement benefit obligations reflect the rates available on high quality fixed income investments available (in each country where the Company operates a benefit plan) as of the measurement date. The Company uses bond yields of appropriate duration for each country by matching it with the duration of plan liabilities. The weighted average discount rate used to measure the projected benefit obligation was 4.5% for the Successor Period ended December 29, 2013, 4.1% for the Predecessor Period ended June 7, 2013, 4.0% for the year ended April 28, 2013, and 4.8% for the year ended April 29, 2012.

Deferred gains and losses result from actual experience differing from expected financial and actuarial assumptions. The pension plans currently have a deferred gain of $99.5 million at December 29, 2013. Deferred gains and losses outside the corridor are amortized through the actuarial calculation into annual expense over the estimated average remaining service period of plan participants, which is currently 10 years. However, if all or almost all of a plan’s participants are inactive, deferred gains and losses are amortized through the actuarial calculation into annual expense over the estimated average remaining life expectancy of the inactive participants.

The Company’s investment policy provides general guidelines to assist plan fiduciaries in making certain decisions with respect to the investment of Plan assets. Those guidelines primarily relate to the selection and monitoring of investment vehicles, investment managers and asset allocation strategies.

The Company’s defined benefit pension plans’ weighted average actual and target asset allocation at December 29, 2013 and April 28, 2013 were as follows:

	Plan Assets at		Target Allocation at
Asset Category	December 29, 2013	April 28, 2013	December 29, 2013	April 28, 2013
Equity securities	53%	62%	58%	58%
Debt securities	26%	29%	33%	33%
Real estate	8%	8%	8%	8%
Cash and cash equivalents	13%	1%	1%	1%

	100%	100%	100%	100%

The Company also provides certain postretirement health care benefits. The postretirement health care benefit expense and obligation are determined using the Company’s assumptions regarding health care cost trend rates. The health care trend rates are developed based on historical cost data, the near-term outlook on health care trends and the likely long-term trends. The postretirement health care benefit obligation at December 29, 2013 was determined using an average initial health care trend rate of 6.0% which gradually decreases to an average ultimate rate of 4.8% in 8 years. A one percentage point increase in the assumed health care cost trend rate would increase the service and interest cost components of annual expense by $0.9 million and increase the benefit obligation by $15.7 million. A one percentage point decrease in the assumed health care cost trend rates would decrease the service and interest cost by $0.8 million and decrease the benefit obligation by $14.2 million.

Sensitivity of Assumptions

If we assumed a 100 basis point change in the following rates, the Company’s 2014 projected benefit obligation and expense would increase (decrease) by the following amounts (in millions):

	100 Basis Point
	Increase	Decrease
Pension benefits
Discount rate used in determining projected benefit obligation	$(417)	$519
Discount rate used in determining net pension expense	<$1	$(5)
Long-term rate of return on assets used in determining net pension expense	$(19)	$19
Other benefits
Discount rate used in determining projected benefit obligation	$(18)	$20
Discount rate used in determining net benefit expense	<$1	<$1

Income Taxes—The Company computes its annual tax rate based on the statutory tax rates and tax planning opportunities available to it in the various jurisdictions in which it earns income. Significant judgment is required in determining the Company’s annual tax rate and in evaluating uncertainty in its tax positions. The Company recognizes a benefit for tax positions that it believes will more likely than not be sustained upon examination. The amount of benefit recognized is the largest amount of benefit that the Company believes has more than a 50% probability of being realized upon settlement. The Company regularly monitors its tax positions and adjusts the amount of recognized tax benefit based on its evaluation of information that has become available since the end of its last financial reporting period. The annual tax rate includes the impact of these changes in recognized tax benefits. When adjusting the amount of recognized tax benefits the Company does not consider information that has become available after the balance sheet date, but does disclose the effects of new information whenever those effects would be material to the Company’s financial statements. The difference between the amount of benefit taken or expected to be taken in a tax return and the amount of benefit recognized for financial reporting represents unrecognized tax benefits. These unrecognized tax benefits are presented in the balance sheet principally within other non-current liabilities.

The Company records valuation allowances to reduce deferred tax assets to the amount that is more likely than not to be realized. When assessing the need for valuation allowances, the Company considers future taxable income and ongoing prudent and feasible tax planning strategies. Should a change in circumstances lead to a change in judgment about the realizability of deferred tax assets in future years, the Company would adjust related valuation allowances in the period that the change in circumstances occurs, along with a corresponding increase or charge to income.

The Company has a significant amount of undistributed earnings of foreign subsidiaries that are considered to be indefinitely reinvested. Our intent is to continue to reinvest these earnings to support our priorities for growth in international markets and our current plans do not demonstrate a need to repatriate them to fund our U.S. operations. If we decided at a later date to repatriate these funds to the U.S., the Company would be required to provide taxes on these amounts based on the applicable U.S. tax rates net of credits for foreign taxes already paid. The Company has not determined the deferred tax liability associated with these undistributed earnings, as such determination is not practicable. The Company believes it is not practicable to calculate the deferred tax liability associated with these undistributed earnings as there is a significant amount of uncertainty with respect to the tax impact resulting from the significant judgment required to analyze the amount of foreign tax credits attributable to the earnings, the potential timing of any distributions, as well as the local withholding tax and other indirect tax consequences that may arise due to the potential distribution of these earnings. While we continue to expect to reinvest a substantial portion of the prior and future earnings of our foreign subsidiaries in our international operations, as of the Acquisition date we determined that a portion of our accumulated undistributed foreign earnings are likely to be needed to meet U.S. cash needs. For the portion of unremitted foreign earnings preliminarily determined not to be permanently reinvested, a deferred tax liability of approximately $342 million is recorded at December 29, 2013. The Company has not yet finalized its estimate of acquisition date deferred taxes associated with repatriation plans and further adjustments of this estimate may be made as the purchase price allocation is finalized during the measurement period.

Input Costs

In general, the effects of cost inflation may be experienced by the Company in future periods. During the Successor period February 8, 2013 to December 29, 2013, the Predecessor period April 29, 2013 to June 7, 2013, and Fiscals 2013, 2012, and 2011, the Company experienced wide-spread inflationary increases in commodity input costs, which is expected to continue in the year ended December 28, 2014. Price increases and continued productivity improvements are expected to more than offset these cost increases.

Stock Market Information

Prior to the Fiscal 2013 year end, H. J. Heinz Company common stock was traded principally on The New York Stock Exchange under the symbol HNZ. As a result of the Merger, the common stock of the Company is now privately held by a subsidiary of Parent, the sole shareholder of the Company. The Company’s stock is no longer traded on The New York Stock Exchange or any other stock exchange or public market. As a result Earnings per share information has not been presented.

Quantitative and Qualitative Disclosures About Market Risk.

This information is set forth elsewhere in this prospectus on pages 66 through 68.

BUSINESS

Our Company

Founded over 140 years ago in Pennsylvania by Henry J. Heinz, we are one of the world’s leading marketers and producers of healthy, convenient and affordable foods specializing in ketchup, condiments and sauces, frozen food, soups, beans and pasta meals, infant nutrition and other food products. Our portfolio of foods is comprised of a global family of leading branded products, including one of the world’s most iconic and recognizable brands, Heinz, The World’s Favorite Ketchup ®. For the Successor period and Predecessor period from April 29, 2013 to June 7, 2013, we generated $6.24 billion and $1.11 billion in consolidated net sales, respectively.

Heinz is the number one brand in ketchup with a global market share of 25% and a U.S. market share of 61% and as a brand is recognized as having the second largest brand value globally within the food industry, excluding the beverage and fast food industries, in Interbrand’s “Best Global Brands 2012” report. Overall, our products had number one or number two local market share positions in more than 50 countries in 2012, including major emerging market countries, and are enjoyed by families worldwide. We also operate a significant global foodservice platform. We believe that our long heritage and reputation for quality and innovation results in category-defining products, strong brand recognition and customer loyalty across our portfolio and around the world wherever our products are sold.

Our top 15 brands (our “Top 15 Brands”) generated approximately 72% of our net sales in the Transition Period. We coordinate product development and distribution across our Top 15 Brands, which also reflect our significant geographic diversity. Across developed market countries our Top 15 Brands are represented by our Heinz 57 namesake, as well as Ore-Ida, Smart Ones, Classico, T.G.I. Friday’s, Weight Watchers, Plasmon, Honig, Golden Circle and Watties. In high growth emerging market countries our Top 15 Brands are represented by Quero in Brazil, Master in China, ABC in Indonesia, Malaysia and the Middle East, Complan in India, the Middle East and Africa and Pudliszki in Poland along with the Heinz brand in many emerging market countries. For the Transition Period, we generated approximately one-third of net sales in the United States and the remaining two-thirds of net sales were generated in markets outside the United States with 25% of consolidated net sales derived from businesses in our emerging market countries.

Through our 65 principal food processing factories, we manufacture (and contract for the manufacture of) our category defining and differentiated products throughout the world.

Our products are sold through our own sales organizations and through independent brokers, agents and distributors to chain, wholesale, cooperative and independent grocery accounts, convenience stores, bakeries, pharmacies, mass merchants, club stores, foodservice distributors and institutions, including hotels, restaurants, hospitals, health-care facilities and certain government agencies.

Core Categories

Our global portfolio of leading brands is focused in three core categories: (i) Ketchup and Sauces, (ii) Meals and Snacks and (iii) Infant/Nutrition. The below chart illustrates the percent of our sales derived from each of our core categories in the Transition Period.

Core Categories

The table below highlights our local market leadership within our core categories.

Core Categories / (2013 Global Market Size)	2013 Local Retail Market Position and Share	Key Brands
Ketchup and Sauces ($118 billion)	#1 in United States Ketchup – 61% #1 in U.K. Ketchup – 79% #1 in Canada Ketchup – 83%	Heinz, Quero, Lea & Perrins, Classico, ABC, Master, Pudliszki
#2 in U.K. Ambient Salad Dressings – 23% #1 in United States Worcestershire Sauce – 65%

Meals and Snacks ($220 billion)

#1 in U.K. Soup Ambient – 67%

#1 in U.K. Beans and Kids Meals – 65%

#1 in Australia Beans and Pasta – 65%

#1 in New Zealand Wet Soup – 54%

#1 in United States Frozen Potatoes – 42%

#2 in United States Frozen Nutritional Meals – 30%

#1 in U.K. Frozen Ready Meals – 67%

Heinz, Quero, ABC, Wattie’s, Golden Circle, Honig, Ore-Ida, Smart Ones, Weight Watchers, Bagel Bites; T.G.I. Friday’s

Infant Nutrition ($58 billion)	#1 in Italy Baby Food – 53% #1 in China Baby Cereal – 33% #2 in Australia Infant Feeding (Wet) – 37%	Heinz, Plasmon, Complan

Source: Euromonitor for Global Market Size data and Nielsen 52 week value shares (through November / December 2013) for Local Retail Market Position and Share data.

Ketchup and Sauces

With leading market shares in this global and fragmented category, Ketchup and Sauces is our largest and fastest growing core category. Our Ketchup and Sauces category contains our core ketchup, sauces and condiments, including our iconic Heinz ketchup and gravy brand, Lea & Perrins condiments and sauces, Quero tomato products and condiments and sauces, Classico pasta sauce, ABC condiments and sauces, Master sauces and Pudliszki sauces, among others. For the Transition Period and Fiscal Year 2013, this category generated approximately $3.6 billion and $5.4 billion in net sales, respectively, or 49% and 47% of our consolidated net sales, respectively. Between Fiscal Years 2006 and 2013, we realized a 6% net sales compound annual growth rate (“CAGR”) within this category, and a 4.0% increase in the Transition Period over the comparable eight month period of Fiscal 2013. Critical to our growth in this segment has been the growth and development of our emerging market countries platform.

We believe Ketchup and Sauces will continue to be a leading category given the following factors: substantial upside in many of our developed market countries as we continue to gain share; rapid growth in emerging market countries where the competitive dynamics continue to position us favorably; lower levels of private label penetration in the category; and our continued product and packaging innovations. Additionally, we have the unique advantage of Heinz seed-related technology/science and innovation. We are recognized globally as a leading all-natural hybrid processed tomato seed producer, delivering 5 billion hybrid seeds annually to our farmers and processing partners in nearly 30 countries. Heinz tomato seeds have been bred to improve yield, uniformity, color, disease-resistance and other traits such as tenderness and taste.

Meals and Snacks

Our Meals and Snacks category consists principally of our ambient foods and frozen products offerings, including under our iconic Heinz brand, Quero tomato and vegetable-based snacks, ABC prepared meals, Ore-Ida frozen potatoes, Bagel Bites frozen snacks, T.G.I. Friday’s frozen snacks, Smart Ones and Weight Watchers frozen entrees and snacks, among others.

Our Meals and Snacks category is led by three brands—Heinz, Ore-Ida and Smart Ones. Recent growth stems from brand extension into relevant adjacencies and leveraging packaging innovation to deliver convenience and value. For the Transition Period, we generated $2.5 billion in net sales in this category, a decrease of 7% over the comparable eight month period of Fiscal 2013, accounting for 35% of consolidated net sales, and have realized a 2% net sales CAGR for the period from Fiscal Year 2006 to Fiscal Year 2013. In the Transition Period, $1.4 billion and $1.1 billion of our net sales came from the Frozen and Ambient portfolio, respectively.

Infant/Nutrition

Our Infant/Nutrition category consists of our Heinz branded dry meal products (such as cereal and noodles); wet meal offerings (jar food/pouch); supplements (milk mate); snacks (teething rusks) and infant milk formula. In addition to our Heinz branded products, this category contains strong local brands, including Complan children’s nutrition sold in India, the Middle East and Africa, and Plasmon sold in Italy, among other brands. For the Transition Period, we generated $0.7 billion in net sales in this category, a 2.3% reduction over the comparable eight month period of Fiscal 2013, accounting for approximately 10% of consolidated net sales. We have realized a 5% net sales CAGR for the period from Fiscal Year 2006 to Fiscal Year 2013.

Globally, Infant/Nutrition category sales in emerging market countries generated an 16% CAGR for the 2008 to 2013 period; additionally, sales in emerging market countries currently comprise 66% of category sales, while category sales in developed market countries comprise the 34% balance of category sales. Given the fragmented nature of the competitive landscape and potential for additional market penetration opportunities, especially in emerging market countries, we have continued to focus our Infant/Nutrition efforts on emerging market countries.

Industry Trends

According to industry source Euromonitor, the global packaged foods industry is estimated to be $2.2 trillion at retail prices in 2012 and is generally characterized by stable, resilient growth based on modest price and volume increases. Since 1999 the market value at retail prices has grown at a CAGR of 4.8%, with underlying volume surpassing 730 million tons in 2012. Moreover, excluding foreign currency effects, during this period the industry has never experienced a year of negative growth in market value. Our products currently compete in global categories totaling $372 billion at retail prices in 2012. We believe the long-term fundamentals for the overall global packaged foods industry, as well as our current categories, will continue to be favorable. It is our view that key industry success drivers include: brand support and innovation; quality; value; taste and nutrition; and sustaining strong relationships with retailers.

Developed Market Countries

According to Euromonitor data, the developed market countries continue to be an important component of the packaged food industry, accounting for approximately 56% market value at retail prices in 2013. Of the top ten markets in the world, six are developed market countries, which in the aggregate account for approximately 40% of total global packaged foods market value at retail prices. The United States is one of the largest markets in the world for packaged foods with sales at retail prices of $360 billion in 2013. From 1999 through 2013, the market value for packaged foods at retail prices within developed market countries has grown at a CAGR of 2.3%. We expect several trends to support continued growth of packaged foods sales in the developed market countries including: snacking; convenience; an increased focus on health and wellness; and value for money.

Emerging Market Countries

According to Euromonitor data, while only accounting for approximately 44% of market value at retail prices in 2013, emerging market countries are driving gains in the global packaged foods industry. From 1999 to 2013, the market value of retail sales in emerging market countries grew at a 10.3% CAGR compared to the countries of the developed markets’ 2.3% CAGR over the same time period. The impact of recent economic contraction and current tepid recoveries in the economies of developed market countries have further highlighted packaged food companies’ desire to focus on emerging market countries, which are experiencing robust growth. There are a number of factors driving this expansion, including: relative higher population growth; higher consumer confidence compared to developed markets and rising levels of personal income; increased urbanization, along with the development of modern food retail and food service outlets; emerging preferences and desires for western brands and products, as well as fragmented competitive dynamics. As a result, we expect packaged foods growth in emerging market countries to continue at rates in excess of developed market countries, and for emerging market countries to represent a greater portion of the global packaged foods market value over time.

Competitive Strengths

Stable and Resilient Business

We believe we are well-positioned in a stable industry with consistent performance. Excluding currency fluctuations, our product categories have not experienced a year of negative growth in at least the past ten years. We have leading positions within our three core categories, a deep and broad product portfolio and a diverse geographic footprint.

World-Class Iconic Brands and Leading Global Market Positions

Our globally recognized premier brands are critical to our growth and success. Our Top 15 Brands accounted for approximately 72% and 71% of our consolidated net sales in the Transition Period and Fiscal Year 2013, respectively. The Heinz brand alone generated $3.0 billion in consolidated net sales for the Transition Period.

According to Interbrand, Heinz is recognized as having the second largest brand value globally within the packaged food industry in its “Best Global Brands 2012” report. Additionally, we have won numerous awards from our customers, vendors, industry and others attesting to our trusted brands, innovation and dynamic marketing. We have been ranked number one in our sector by our customers for the past 14 years in the University of Michigan’s “American Customer Satisfaction Index,” and number one across all industries in 2011. According to British-based magazine Creative Review in 2012, our international “Beanz Meanz Heinz” advertising slogan was named the best global advertising slogan of all time, ahead of Nike’s “Just Do It” and Apple’s “Think Different.”

We have the global number one market share in Ketchup and hold the number two global market share positions in both Sauces, Dressings and Condiments and Frozen Potatoes, in each case based on the 2013 retail value of aggregate sales. We hold the number three global share in Ambient Foods and Frozen Ready Meals, based on the retail value of aggregate sales in 2013. Globally, within Infant/Nutrition, we hold the number three market share position in Prepared Baby Food and number five market share position in Infant Nutrition, including formula, in each case based on the 2013 retail value of aggregate sales.

Exposure to Attractive Product Categories and End Markets

On a blended basis from Fiscal Year 2006 through Fiscal Year 2013, our core segment categories of Ketchup and Sauces, Meals and Snacks and Infant/Nutrition generated a 4% net sales CAGR, with Ketchup and Sauces generating an approximately 6% net sales CAGR, Meals and Snacks generating a 2% net sales CAGR and Infant/Nutrition registering approximately 5% net sales CAGR.

We continue to expect positive momentum in our core categories, particularly given a lower level of private label penetration in our categories and our deep exposure to the rapidly growing emerging market countries where our tiered branding strategy has allowed us to introduce the Heinz brand in some markets alongside strong local offerings, capitalize on new distribution channels and seize on the favorable demographic shifts.

Within our core categories, we also operate a significant Foodservice business (number one brand position in the United States in ketchup, as of 2013, portion control condiments and frozen soup, as of 2010, based on volume share of sales) that manufactures, markets and sells branded and customized products to commercial and non-commercial food outlets and distributors in the United States and abroad. Trends such as rising incomes, the need for “food away from home,” convenience, a rapidly-growing middle class and increasing urbanization are fueling growth of foodservice outlets in emerging market countries.

Global, Diverse Portfolio with Strong, Profitable Emerging Market Country Growth

Approximately two thirds of the Transition Period and Fiscal Year 2013 net sales were generated in markets outside the United States. As a market leader, based on retail value of aggregate sales in 2013 in each of the U.K., Western Europe, Italy, Australia, New Zealand, Brazil, China, Indonesia, Russia, the Middle East and Africa, our geographically-diverse platform has opened up new opportunities to expand our product portfolio and distribution, particularly in emerging markets.

With 25% of total sales derived from our businesses in emerging market countries in the Transition Period, we maintain an above average degree of emerging market country exposure compared to our peer companies within the S&P 500 Packaged Foods Index (peer average of 13% as of June 2012). We have been operating in emerging market countries for 50 years and have significant breadth and experience operating in and entering into these markets. Additionally, we have a balanced exposure throughout our emerging market countries and are not overly reliant on any one market or region.

Balanced Emerging Market Countries Exposure With $1.8 Billion in Sales for the Transition Period

Emerging market countries represent a significant growth for delivering our tiered branding strategy wherein we build strong local brands (mainstream brand), while introducing our Heinz brand (premium brand) in certain markets. Sales from emerging market countries have grown in recent years from 14% of total Fiscal Year 2010 Sales to 25% of total Transition Period Sales.

Leading Innovation Platform to Accelerate Growth

Innovation is a major component of our company’s growth strategy, reflecting our belief that innovation differentiates our products and enhances the consumer experience, convenience and value. During the past 24 months, we launched a variety of innovative new products, including Heinz Ketchup with Real Jalapeno (U.S.), Heinz Five Beanz (U.K.), Ore-Ida Simply (U.S.), Smart Ones breakfasts and snacks (U.S.) and Heinz tomato paste and locally-manufactured Heinz tomato ketchup (Brazil). Our company maintains a robust pipeline of new products and innovative packaging, fueled by research and development conducted at our Global Innovation and Quality Center in Pittsburgh, PA, and our Infant Nutrition Center of Excellence in Italy. We expect our new European Innovation Center in Nijmegen, The Netherlands, and our initiative to expand pouch packaging into new markets around the world, will help drive further growth.

Experienced Management to be Enhanced Under Equity Investor Ownership

We have been led by a seasoned management team with significant experience. Berkshire Hathaway Inc. (“Berkshire Hathaway”), one of our equity investors, is led by Chairman and CEO Warren Buffett and is widely recognized for its long history of successful investments, while 3G Special Situations Fund III, L.P., an affiliate of 3G Capital Partners Ltd. (“3G Capital” and, together with Berkshire Hathaway, the “Sponsors”), our other equity investor, has a strong history of generating value through operational excellence (e.g. Burger King Corporation and Anheuser-Busch InBev). This premier sponsorship backing our talented management team will serve to enhance our operating capabilities and competitive positioning.

Business Strategies

We have delivered strong financial performance through a clear and proven strategic framework. Our strategy has five main pillars: expanding the core portfolio; accelerating growth in emerging market countries; driving operational improvements through cost efficiencies and leveraging global scale; focusing on cash flow generation and deleveraging; and making talent an advantage. Around those pillars, our top line sales growth is driven by a trio of growth engines: emerging market countries, Top 15 Brands and global ketchup.

Expanding the Core Portfolio

Our global portfolio of leading brands is focused in three core categories: Ketchup and Sauces, Meals and Snacks and Infant/Nutrition. We intend to grow our core portfolio targeting trends in health and wellness, taste and convenience, as well as strategic acquisitions that enhance, complement or diversify our product lines. Through continuing to invest in our business by leveraging the science of innovation and pursuing adjacencies/channel opportunities, we will continue to expand our core categories.

Accelerating Growth in Emerging Market Countries

We continue to invest in our emerging market countries platform, including via strategic acquisitions, to achieve double-digit sales and profit growth. We believe Heinz was among the first food companies to recognize the potential of emerging markets. We have created and maintained an effective tiered brand strategy in certain geographies with a mainstream brand (including Quero in Brazil) and a premium brand (Heinz), which aids in continuing to build strong local brands, while raising brand awareness of our iconic heritage offerings. Through our long history of investment, we have developed a stable of leading brands in core categories across the world. By leveraging our infrastructure, we will continue to expand distribution and win with local and global customers.

Driving Operational Improvements through Cost Efficiencies and Leveraging Global Scale

We intend to continue our focus on rationalizing our Cost of Products Sold (“COGS”) and reducing our Selling, General and Administrative Expenses (“SG&A”). We plan to further reduce our COGS through leveraging our global scale, as one of the largest food companies in the world. We are taking or have taken numerous operational steps to enhance our infrastructure, including focusing on innovation transfer between our various business segments; strengthening our global procurement and overall supply chain logistics; and investing in Project Keystone, a multi-year program designed to drive productivity and make our Company much more efficient by adding capabilities, harmonizing global processes and standardizing our systems through SAP. Additionally, we plan on adopting Zero Based Budgeting techniques, a method of annual planning designed to build a strong ownership culture by requiring departmental budgets to estimate and justify costs and expenditures from a “zero base,” rather than focusing on the prior year’s base, to drive further efficiencies.

Focusing on Cash Flow Generation and Deleveraging

We intend to tie a portion of management’s incentive compensation to profitability and free cash flow generation, focusing on rapid deleveraging. We believe this compensation plan will foster an ownership mentality for management to encourage strong operational efficiency, which will ultimately build the business for the long term.

Make Talent an Advantage

We are focused on maintaining a best-in-class talent platform. The key to this strategy is maintaining effective business leadership and a “strong bench” of managers across the Company. We believe we offer one of the best career platforms through successful incentive programs, optimization and development of talent and allocating talent against the best opportunities creating an attractive mix of responsibility and visibility for all team members.

Properties and Trademarks

The following table lists the number of the Company’s principal food processing factories and major trademarks by region:

	Factories
	Owned	Leased	Major Owned and Licensed Trademarks
North America	15	4

Heinz, Classico, Jack Daniel’s*, Wyler’s, Heinz Bell ’Orto, Chef Francisco, Ore-Ida, Bagel Bites, Weight Watchers* Smart Ones, Poppers, T.G.I. Friday’s*, Delimex, Escalon, PPI, Nancy’s, Lea & Perrins, Renee’s Gourmet, HP

Europe	17	—	Heinz, Orlando, Karvan Cevitam, Roosvicee, Weight Watchers*, Farley’s, Plasmon, Nipiol, Pudliszki, Honig, De Ruijter, Aunt Bessie*, Lea & Perrins, HP, Amoy*, Daddies, Wyko, Benedicta
Asia/Pacific	21	—

Heinz, Wattie’s, ABC, Farley’s, Greenseas, Ocean Blue, Ox & Palm, Ore-Ida, Lea & Perrins, HP, Classico, Weight Watchers*, Cottee’s, Complan, Glucon D, Golden Circle, Original Juice Co., Master, Guanghe

Rest of World	6	2	Heinz, Farley’s, Complan, HP, Lea & Perrins, Classico, Wattie’s, Quero

	59	6	* Used under license

The Company also owns or leases office space, warehouses, distribution centers and research and other facilities throughout the world. The Company’s food processing factories and principal properties are in good condition and are satisfactory for the purposes for which they are being utilized.

The Company has developed or participated in the development of certain of its equipment, manufacturing processes and packaging, and maintains patents and has applied for patents for some of those developments. The Company regards these patents and patent applications as important but does not consider any one or group of them to be materially important to its business as a whole.

Although crops constituting some of the Company’s raw food ingredients are harvested on a seasonal basis, most of the Company’s products are produced throughout the year. Seasonal factors inherent in the business have always influenced the quarterly sales, operating income and cash flows of the Company. Consequently, comparisons between quarters have always been more meaningful when made between the same quarters of prior years.

The products of the Company are sold under highly competitive conditions, with many large and small competitors. The Company regards its principal competition to be other manufacturers of prepared foods, including branded retail products, foodservice products and private label products, that compete with the Company for consumer preference, distribution, shelf space and merchandising support. Product quality and consumer value are important areas of competition.

The Company’s products are sold through its own sales organizations and through independent brokers, agents and distributors to chain, wholesale, cooperative and independent grocery accounts, convenience stores, bakeries, pharmacies, mass merchants, club stores, foodservice distributors and institutions, including hotels, restaurants, hospitals, health-care facilities, and certain government agencies. For the Successor period from February 8, 2013 through December 29, 2013, the Predecessor period from April 29, 2013 through June 7, 2013, Fiscal 2013, 2012 and 2011, one customer, Wal-Mart Stores Inc., represented approximately 10% of the Company’s sales. In addition, the Company has sales to a third party which is controlled by one of the Sponsors totaling less than 1% of the Company’s consolidated net sales. We closely monitor the credit risk associated with our customers and to date have not experienced material losses.

Compliance with the provisions of national, state and local environmental laws and regulations has not had a material effect upon the capital expenditures, earnings or competitive position of the Company. The Company’s estimated capital expenditures for environmental control facilities for the remainder of 2014 and the succeeding fiscal year are not material and are not expected to materially affect the earnings, cash flows or competitive position of the Company.

The Company’s factories are subject to inspections by various governmental agencies in the U.S. and other countries where the Company does business, including the United States Department of Agriculture, and the Occupational Health and Safety Administration, and its products must comply with the applicable laws, including food and drug laws, such as the Federal Food and Cosmetic Act of 1938, as amended, and the Federal Fair Packaging or Labeling Act of 1966, as amended, of the jurisdictions in which they are manufactured and marketed.

The Company had approximately 28,700 full time employees, including open positions, at December 29, 2013.

Segment information is set forth in this report in Note 17 to our Consolidated Financial Statements contained elsewhere in this prospectus.

Income from international operations is subject to fluctuation in currency values, export and import restrictions, foreign ownership restrictions, economic controls and other factors. From time to time, exchange restrictions imposed by various countries have restricted the transfer of funds between countries and between the Company and its subsidiaries. To date, such exchange restrictions have not had a material adverse effect on the Company’s operations.

MANAGEMENT

The operations of Hawk II are managed by the officers of H.J. Heinz Company and the sections of this prospectus discussing management changes and executive compensation speaks to the officers of H.J. Heinz Company, (which includes the officers of Hawk II). The directors of Hawk II and H.J. Heinz Company are the same.

Directors, Executive Officers and Key Employees

Board of Directors

Our current Board of Directors consists of six members, who have been elected pursuant to a shareholders’ agreement among the Sponsors and Holdings. All of the directors are employees of the Sponsors or their respective subsidiaries and are therefore deemed to be affiliates of the Company. The names of our current directors, along with their present positions and qualifications, their principal occupations and directorships held with public corporations during the past five years, their ages and the year first elected as a director are set forth below.

Name	Age	Year First Elected a Director
Gregory Abel	52	2013
Alexandre Behring	47	2013
Tracy Britt Cool	29	2013
Warren E. Buffett	83	2013
Jorge Paulo Lemann	74	2013
Marcel Herrmann Telles	64	2013

Gregory Abel
Age: 52

Chairman, Director, Chief Executive Officer and President, MidAmerican Energy Holdings Company (“MidAmerican”), an electric and natural gas service provider with more than 8.4 million customers worldwide; Chairman, Director and Chief Executive Officer, PacifiCorp, an affiliate of MidAmerican; Chairman and Director, Nothern Powergrid Holdings Company, an affiliate of MidAmerican; Director, Kern River Gas Transmission Company, Northern Natural Gas Company, NV Energy, Inc. and HomeServices of America, Inc., the second-largest residential real estate brokerage firm in the United States, all affiliates of MidAmerican.

Mr. Abel serves on the board and executive committee of the Edison Electric Institute and the Greater Des Moines Partnership. He also serves on the H.J. Heinz Company board of directors, the Nuclear Electric Insurance Limited board of directors; the Kum & Go, L.C. board of directors; the executive board of the Mid-Iowa Council Boy Scouts of America; the American Football Coaches Foundation board of directors and is a past member of the Drake University board of trustees. Mr. Abel has experience as chief executive officer and director of multiple energy companies. Due to his service as a director in a highly-regulated industry and his management experience, he provides the Board of Directors with strong operational skills.

Alexandre Behring

Age: 47

Managing Partner 3G Capital (2004—present); Director and Chairman, Burger King Worldwide Holdings, Inc. (October 2010-present).

Mr. Behring has served on our Board of Directors since June 2013. Mr. Behring is a co-founder of 3G Capital and has been its managing partner since 2004. Previously, Mr. Behring spent 10 years at GP Investments, Latin America’s largest private-equity firm, including eight years as a partner and member of the firm’s

Investment Committee. He served for seven years, from 1998 through 2004, as CEO of America Latina Logistica (“ALL”), Latin America’s largest railroad and logistics company. He served as a director of ALL until December 2011. Mr. Behring also serves as an alternate director of Lojas Americanas S.A., a retail chain operator based in Brazil. From July 2008 to May 2011, Mr. Behring served as a director of CSX Corporation, a U.S. rail-based transportation company. Mr. Behring is also currently a director of Burger King Worldwide, Inc., an affiliate of 3G Capital.

Mr. Behring was selected to be a member of the Board of Directors because of his extensive leadership experience in developing and operating both public and private companies. Mr. Behring’s particular qualifications and operational, financial and strategic skills strengthen the Board of Directors’ collective knowledge and capabilities.

Tracy Britt Cool

Age: 29

Chairman, Benjamin Moore, a leading manufacturer and retailer of paints and architectural coatings (June 2012-present); Chairman, Larson-Juhl, a manufacturer and distributor of wood and metal framing products (January 2012-present); Chairman, Oriental Trading, a direct merchant of party suppliers, arts and crafts, toys and novelties (November 2012-present); Chairman, Johns Manville, a manufacturer of commercial and industrial roofing systems, fire-protection systems, thermal and acoustical insulation, glass textile wall coverings and flooring (November 2012-present)

Ms. Cool received her B.A. from Harvard University in 2007 and her M.B.A. from Harvard Business School in 2009. Ms. Cool was hired by Berkshire Hathaway in December 2009 as Financial Assistant to the Berkshire Hathaway Chairman. Ms. Cool is also a co-founder of Smart Woman Securities, a nonprofit organization with the goal of educating women about managing their finances.

Ms. Cool has experience as chairman of several Berkshire Hathaway subsidiaries, as well as insight into financial, investment and other complex subjects as a result of her experience as Financial Assistant to the Chairman of Berkshire Hathaway.

Warren Buffett

Age: 83

Chairman and Chief Executive Officer, Berkshire Hathaway Inc. (1970-present); Director, The Washington Post Company (May 1996-May 2011)

Mr. Buffett brings over 43 years of experience as Chairman and Chief Executive Officer of publicly traded and private companies, providing the Board of Directors with a strong background in finance, investing and other complex subjects. His extensive experience in investing and building companies provides the Board of Directors with strong leadership and an investor’s perspective. Mr. Buffett has pledged all of his Berkshire shares, representing 99% of his net worth, to philanthropic endeavors.

Mr. Buffett has significant investment experience, including the evaluation of strategic opportunities and challenges of the Company’s business and its competitive and financial position, as well as experience in public and private company financial reporting practices.

Jorge Paulo Lemann

Age: 74

Founding Partner, 3G Capital (2004-present); Director, Anheuser-Busch InBev (2004-present)

Mr. Lemann founded and was senior partner of Banco de Investimentos Garantia S.A. in Brazil from 1971 through June 1998. Until early 2005, Mr. Lemann was Director of The Gillette Company, Swiss Re and of Lojas

Americanas. He was also Chairman of the Latin American Advisory Committee of the New York Stock Exchange. Mr. Lemann is co-founder and Board of Directors member of Fundação Estudar, a non-profit organization that provides scholarships for Brazilians and Endeavor, an international non-profit organization that supports entrepreneurs in emerging markets. Mr. Lemann is a member of JP Morgan International Council since 2002.

Mr. Lemann has experience as a director of a consumer products company and has a strong international experience in the beverage industry. He also has broad knowledge of strategy, investing and business development.

Marcel Herrmann Telles

Age: 64

Founding Partner, 3G Capital (2004-present); Director, Anheuser-Busch InBev (2004-present); Director, AmBev (2000-present)

Marcel Herrmann Telles has served on our Board of Directors since June 2013. Mr. Telles served as a member of the board of directors of Lojas Americanas S.A., and as Chief Executive Officer of Companhia Cervejaria Brahma (which became AmBev in 2002) from 1989 to 1999. He also served as a member of the board of directors of Burger King Worldwide Holdings, Inc. from 2010 to 2013. From 2009 to 2013, he served as a member of the Advisory Board of ITAU-UNIBANCO, a banking conglomerate based in Brazil. He serves on the board of directors of Fundação Estudar, a not-for-profit foundation in Brazil, and on the board of directors of ISMART, a not-for-profit foundation.

Mr. Telles has experience as the chief executive officer of a large brewing company and major consumer brand and as a director of multiple public and private companies in various industries. He has knowledge of strategy and business development, finance, supply chain management and distribution and leadership development.

See “Certain Relationships and Related Transactions, and Director Independence—Related Person Transactions” for a discussion of certain arrangements and understandings regarding the nomination and selection of certain of our directors.

Executive Officers

The names and ages of our current executive officers, along with their positions and qualifications, are set forth below.

Name	Age	Position
Bernardo Hees	44	Chief Executive Officer
Paulo Basilio	39	Chief Financial Officer
Matt Hill	43	Zone President of Heinz Europe
Eduardo Luz	41	Zone President of Heinz North America
Eduardo Pelleissone	40	Executive Vice President of Operations
Hein Schumacher	42	Zone President of Heinz Asia Pacific

Bernardo Hees is the Chief Executive Officer of the Company. Previously, Mr. Hees served as Chief Executive Officer Burger King Worldwide Holdings, Inc. from 2010 to June 2013 and Burger King Worldwide, Inc. from June 2012 to June 2013 and as Chief Executive Officer of ALL from January 2005 to September 2010. Mr. Hees has also been a Partner at 3G Capital since July 2010. Mr. Hees has experience as Chief Executive Officer of Burger King and for a large railroad and logistics company based in Brazil. He has knowledge of strategy and business development, finance, marketing and consumer insight, risk assessment, leadership development and succession planning. Mr. Hees earned a degree in Economics from the Pontifícia Universidade Católica (Brazil) and a Masters in Business Administration (“MBA”) from the University of Warwick (United Kingdom). Mr. Hees joined Heinz in June 2013.

Paulo Basilio is the Chief Financial Officer of the Company. Mr. Basilio joined Heinz in June 2013. Mr. Basilio is a partner at an affiliate of 3G Capital and previously served as Chief Executive Officer of ALL from 2010 to 2012, after having served as ALL’s Chief Operating Officer, Chief Financial Officer and Analyst. Mr. Basilio holds a M.Sc. in Economics from Fundacao Getulio Vargas in Brazil.

Matt Hill is the Zone President of Heinz Europe since June 2013. Prior to his appointment, Mr. Hill was President of Heinz UK & Ireland, the second largest business for the Company globally. Mr. Hill joined Heinz in 2010 as Chief Marketing Officer for the UK & Ireland and was promoted after four months to Chief Commercial Officer managing Sales and Marketing, and responsible for delivery of the Annual Plan. He was promoted to President UK & Ireland in April 2012. Prior to joining the Company, Mr. Hill spent 17 years at Unilever in a variety of UK, European and Global marketing roles including 7 years at a Vice President level. Mr. Hill has 20 years’ experience in the consumer packaged goods food industry. He brings experience of chilled, ambient and frozen product categories, of retail and foodservice channels, and of developed and emerging markets. Matt is an Economics graduate from the University of Warwick (United Kingdom). He is based in the United Kingdom and travels extensively throughout Europe.

Eduardo Luz is the Zone President for Heinz North America since January of 2014. Mr. Luz spent his whole career in the consumer packaged goods industry, occupying general management, sales and marketing positions in companies such as AB-InBev and Unilever. Prior to joining Heinz, Mr. Luz was CEO of a privately-owned Brazilian consumer packaged goods company, Flora, from 2011-2013. He has experience in diverse CPG categories such as Beverages, Personal Care, Home Care and Foods, and has worked on international assignments in four different continents. In his current role at Heinz, Mr. Luz has profit and loss and sales and marketing responsibilities for North America, encompassing both the Consumer Products and Food Service business segments for the United States and Canada. Mr. Luz holds a Master’s degree in Business Administration from The Wharton School, with concentrations in Marketing and Operations.

Eduardo Pelleissone is the Executive Vice President of Operations. Prior to joining the Company, Mr. Pelleissone was Chief Executive Officer of ALL. Previously, Mr. Pelleissone held the roles of Chief Operating Officer, Managing Director and General Manager of Agricultural Products at ALL. Before joining ALL, Mr. Pelleissone held several positions at Glencore Importadora e Exportadora SA. Mr. Pelleissone also serves as a Chairman of Brado Logistics S/A, Vetria Mining S/A, and Ritmo Logistics S/A, all subsidiaries of ALL. In addition, Mr. Pelleissone is a director of the Federation of Industries of the State of Sao Paulo, Brazil, the largest professional association of Brazilian industry, and is a director of the National Association of Rail Transport, a Brazilian civil nonprofit entity that promotes the development and improvement of rail transport in Brazil. In his role as Vice President of Operations, Mr. Pelleissone has responsibility for supply chain, procurement and operations. Mr. Pelleissone has an MBA in Logistics, Operations and Services from COPPEAD in Brazil.

Hein Schumacher is the Zone President of Heinz Asia Pacific since June 2013. Prior to being appointed Zone President of Heinz Asia Pacific, Mr. Schumacher had been President of Heinz Greater China since 2011 and previously held the positions of Vice President Finance Heinz Europe, Vice President and Chief Strategy Officer for the Company and Vice President and Chief Financial Officer of Heinz Continental Europe. Mr. Schumacher worked with Royal Ahold NV and Unilever NV prior to the Company in various roles and countries. He graduated in Banking and Finance from the Amsterdam Academy for Banking and Finance and also holds a Master’s degree in politics and international affairs from the University of Amsterdam, The Netherlands. Mr. Schumacher joined Heinz in 2003.

On June 7, 2013, the Company’s former Chief Executive Officer, William R. Johnson, and former Chief Financial Officer, Arthur Winkleblack resigned from their positions as executive officers of the Company. Since

June 7, 2013, the Company has also announced the departures of the following executive officers: Ted Bobby, Executive Vice President, General Counsel and Corporate Secretary; Dave Ciesinski, Vice President of Transition; Steve Clark, Senior Vice President, Chief People Officer; Ed McMenamin, Senior Vice President, Finance; David Moran, Executive Vice President, President & CEO of Heinz North America & Global Infant Nutrition; Meg Nollen, Senior Vice President of Strategy & Investor Relations; Bob Ostryniec, Senior Vice President, Chief Supply Chain Officer & Global ERM; Chris Warmoth, Executive Vice President, Heinz Asia Pacific; Dave Woodward, Executive Vice President, President & CEO of Heinz Europe; Roel van Neerbos, President, Heinz Continental Europe; Diane Owen, Senior Vice President, Corporate Audit; Garry Price, Senior Vice President of Global Strategy and Audit; Kristen Clark, Chief People Officer; Fernando Pocaterra, Zone President of Latin America; John Mastalerz, Principal Accounting Officer and Brendan Foley, Zone President of Heinz North America.

Corporate Governance

Election of Members to the Board of Directors

The Sponsors are party to a shareholders’ agreement with H.J. Heinz Holding Corporation (“Holdings”), the indirect parent corporation of the Company, pursuant to which the members of the Board of Directors of the Company are nominated and elected. For so long as each Sponsor owns at least 66% of the common stock of Holdings originally acquired by such Sponsor, such Sponsor is entitled to nominate and elect three representatives to the board of directors of Holdings and each of its subsidiaries (including the Company). Following the closing of the Merger, all of the current members of the Board of Directors of the Company were so elected, in accordance with the provisions of the Company’s Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary of State, and the Company’s Amended and Restated Bylaws.

Board Committees

Since the closing of the Merger, when there ceased to be any public listing or trading market for our common stock, our Board of Directors has not established any committees of the Board of Directors and the entire Board of Directors shall act collectively in lieu of any such committees.

Code of Ethics

The Company has adopted a Global Code of Conduct applicable to all directors, officers and employees of the Company, including our chief executive officer, chief financial officer and principal accounting officer. The Global Code of Conduct is posted on our website at www.heinz.com. We intend to disclose on our website any amendments to or waivers of this Global Code of Conduct.

EXECUTIVE COMPENSATION

Discussion and Analysis

The operations of Hawk II are managed by the officers of H.J. Heinz Company and the sections of this prospectus discussing management changes and executive compensation speaks to the officers of H.J. Heinz Company, (which includes the officers of Hawk II). The directors of Hawk II and H. J. Heinz Company are the same.

The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures with respect to our current plans, considerations, expectations and determinations regarding compensation.

Introduction

The Merger was consummated on June 7, 2013, after the completion of the Company’s 2013 fiscal year, which ended on April 28, 2013. On October 15, 2013, the Board of Directors approved the change of the Company’s fiscal year end from the Sunday closest to April 30, to the Sunday closest to December 31. As a result, the Company’s revised 2013 fiscal year (“2013T”) reflects an 8-month period, from April 29, 2013 to December 29, 2013.

This Compensation Discussion and Analysis (“CD&A”) provides the disclosure required by Item 402(t) of Regulation S-K for 2013T and outlines compensation earned during 2013T by our named executive officers (the “NEOs”) along with the former executive officers who would have been one of the Company’s NEOs had they still been serving as an executive officer at the end of the fiscal year. This CD&A includes the payments that were made to our former executive officers in connection with the Merger, which were described in detail in the definitive proxy statement for the acquisition filed with the SEC on March 27, 2013.

For 2013T (April 29, 2013 to December 29, 2013), the Company’s “NEOs”, were the following five executives:

•	Bernardo Hees, Chief Executive Officer (or “CEO”);

•	Paulo Basilio, Chief Financial Officer (or “CFO”);

•	Kristen Clark, SVP, Chief People Officer;

•	Fernando Pocaterra, Zone President, Latin America; and

•	Brendan Foley, Zone President, North America.

Also included are four former executive officers who would have been one of the Company’s NEOs had they still been serving as an executive officer at the end of the fiscal year:

•	William R. Johnson, former Chairman, President & CEO;

•	Arthur B. Winkleblack, former EVP & CFO;

•	David C. Moran, former EVP & President & CEO of Heinz North America & Global Infant Nutrition; and

•	Theodore N. Bobby, former EVP & General Counsel.

For purposes of this CD&A the “Committee” refers to the Management Development & Compensation Committee of the Board of Directors of the Company before the Merger and the decisions made by such Committee. Following the Merger, the Board of Directors of the Company did not designate a compensation committee and until it does so, the full Board of Directors of the Company will be responsible for all compensation committee functions.

Key Elements of our NEO Compensation Program—2013T

Compensation Philosophy

Our compensation philosophy is based on pay-for-performance. This philosophy incorporates the Company’s achievement of specific goals as well as achievement by employees of individual performance goals, or “Management by Objectives” (“MBOs”). Our compensation programs are designed to support our business initiatives by:

•	Rewarding superior financial and operational performance;

•	Placing a significant portion of compensation at risk if performance goals are not achieved;

•	Aligning the interests of the NEOs with those of our owners; and

•	Enabling us to attract, retain and motivate top talent.

In making determinations about compensation, the Board of Directors places great emphasis on the following factors specific to the relevant individual and his or her role:

•	An individual’s performance and long-term potential; and

•	The nature and scope of the individual’s responsibilities and his or her effectiveness in supporting our long-term goals.

Elements of Compensation and Benefit Programs

To achieve our goals, the Board of Directors utilizes the following components of compensation: (1) base salaries, (2) an Annual Incentive Plan, (3) discretionary stock option grants that may be awarded from time to time (4) benefits and, (5) limited perquisites.

Compensation Objectives and Principles—2013T

The 2013T NEO compensation programs were designed to reward superior financial performance and achieve the following objectives, which were previously established by the Committee and the Board of Directors:

•	Link the pay opportunity for each NEO to the performance of the Company, through the achievement of the financial and strategic objectives established by the Board of Directors;

•	Align the interests of NEOs to our owners by paying a significant portion of compensation (annual bonus plus stock options) as performance-based compensation;

•	Provide competitive compensation to attract and retain superior executive talent for the long term; and

•	Provide a balance between risk and potential reward for NEOs by:

•	Achieving a balance of short-term and long-term goals;

•	Discouraging unnecessary or excessive assumption of risks that would threaten the reputation or sustainability of the Company; and

•	Encouraging appropriate assumption of risk for competitive advantage.

The key principles that have guided the Company’s decision-making process on executive compensation matters include:

•	Applying a broader and more flexible orientation, generally a range around the median of comparator company compensation, which provided the ability to:

•	Establish pay levels commensurate with each NEO’s individual performance;

•	Manage salaries and total compensation opportunity based on changing business conditions; and

•	Differentiate compensation based on a number of factors, including performance.

Executive Pay Guidelines—2013T

The Company’s Executive Pay Guidelines continued into the beginning of 2013T and were later updated for the new CEO and CFO. The Long Term Incentive Program (“LTIP”) Awards included the value that would have been granted under historic practice as restricted stock units and stock options. Long Term Performance Program Award guidelines are also shown below, as applicable. The 2013T Executive Pay Guidelines, which are expressed as a percentage of base salary and reflect target award opportunities, are shown below.

Current Executives

	Annual Incentive	LTIP Awards	Stock Options	LTPP Awards
CEO	200%	0	Discretionary	0
CFO	150%	0	Discretionary	0
Other NEOs	70%	50% or 55%	Discretionary	40% or 75%

Former Executives

	Annual Incentive	LTIP Awards	Stock Options	LTPP Awards
Chairman, President & CEO	220%	320%	0	275%
Executive Vice Presidents	100%	165%	0	85%

Cash Compensation—2013T

Base Salaries

Base salaries are paid in accordance with standard market practice and are the foundation for all of the NEO compensation programs as the target amounts of incentives are linked to salary, as set forth in the Executive Pay Guidelines. As salary changes, the target Annual Incentive Plan (the “AIP”) typically changes proportionately. Salaries of the NEOs have typically been reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Salary increases, if any, were based on an evaluation of the individual’s most recent performance rating and difficulty of replacement. For 2013T, an increase in base salary was approved for Kristen Clark, Fernando Pocaterra and Brendan Foley as they moved into new senior leadership roles after the close of the acquisition. The MD&CC approved no salary increases for the former executive officers.

Annual Cash Incentive Awards

NEOs have been eligible to earn annual cash awards under the AIP (see the chart under “Management Development and Compensation Committee Decisions—Performance Measurements—Financial Metrics”). The AIP was intended to reward NEOs for achieving targeted levels of performance. The upside and downside variation around the target award opportunity facilitated the objective of varying annual cash compensation to reflect our operating performance and the contribution of each NEO. The 2013T target awards and payments are described below in the narrative following the Summary Compensation Table under the heading “Annual Incentive Plan-Material Factors.”

Long-Term Incentive Compensation—2013T

Overview

Our Long-Term Incentive (“LTI”) Compensation Program consisted of cash-based awards with an equal value as to the previously awarded performance-based RSUs, stock options and LTPP awards pursuant to historic practice. These cash-based awards were granted on May 8, 2013 and, as per the Merger Agreement, were paid after the close of the acquisition based on a prorated number of full and partial months between the grant date and June 7, 2013.

Long Term Incentive Program

In 2013T, the Committee approved cash awards to reflect the value of previously awarded performance-based RSUs and stock options. Target awards were based on the established Executive Pay Guidelines. In making this grant, the Committee determined the value of the award to be granted to participants and the vesting and forfeiture provisions. The vesting date of the grant awarded in May 2013 was the earlier of the close of the acquisition or the third anniversary of the grant. The award would be forfeited for any termination prior to the vesting date. The Company’s LTIP is described below under “Long Term Incentive Program—Material Factors.”

Long-Term Performance Program

In 2013T, the Company did grant the LTPP award however without the performance-based metrics of total shareholder return and after-tax return on invested capital. The LTPP awards provided for similar target values with cash payments based on the portion of the 24-month period completed from grant date until close of the acquisition on June 7, 2013. The target LTPP awards for NEOs were based on the established Executive Pay Guidelines. The Company’s two LTPPs are described below under “Long Term Performance Programs—Material Factors.”

Stock Options—New Program

In 2013T, the Board of Directors approved the number of non-qualified stock options of the H.J. Heinz Holding Company to grant to each NEO. The stock option awards for NEOs are discretionary. All options were granted at an exercise price equal to the value of the Company’s Common Stock on the date of grant. Accordingly, the stock options would have value only if the market price of the Company’s stock increases after the grant date. The stock options vest 100% on July 1, 2018 for active employment and a pro-rata vesting schedule dependent on the termination reason. The Company’s Stock Option Program is described below under “Stock Options—Material Factors.”

Cash Equivalent RSU Replacement

During 2013T, Senior Management established a cash-based RSU replacement award for those who were previously eligible for an annual grant of performance-based RSUs. The award was meant to replace the award opportunity during the 6-month period of July 1, 2013 to December 29, 2013. The Company’s award program is described below under “Cash Equivalent RSU Replacement-Material Factors.” The award will vest 25% on each anniversary of the grant date.

Management Development and Compensation Committee Decisions—2013T

Analytical Tools

Historically, the Company has analyzed NEO compensation by utilizing Tally Sheets and reviewing peer group compensation data. However for 2013T, no such analysis was performed due to the transition to a privately-held Company and the shortened reporting period.

Independent Executive Compensation Advisor—2013T

In determining total compensation and allocating the elements of total compensation for Messrs. Johnson, Winkleblack, Moran and Bobby, the Committee was assisted by: (i) the ex-CEO and the ex-Chief People Officer, who made recommendations regarding potential changes to the NEO pay programs (the ex-CEO did not participate in discussions regarding his pay) based on the transition to a privately-held company; (ii) an independent executive compensation consultant from Mercer retained exclusively by the Committee to advise the Committee on all matters related to CEO and other NEO compensation for the period from April 29, 2013 until June 7, 2013; and (iii) the Total Rewards staff within the Company’s Human Resources Department, which acted as a liaison between the Committee and its executive compensation consultant and collected information and prepared materials for the Committee’s use in making compensation decisions. Since the selection of the individual Mercer consultant by the Committee in Fiscal Year 2007, the Mercer consultant did not provide any services to management or other Company employees. The Committee’s consultant participated in two Committee meetings during the period from April 29, 2013 until June 7, 2013.

In 2013T, Mercer received $4,133 in fees from the Company in connection with the services related to executive and director compensation. Mercer and its affiliates also received an additional $76,918 in fees from the Company in 2013T in connection with its provision of other services, which consisted primarily of services related to compensation tools and surveys, as well as our subsidiaries’ generally available pension plans as requested by the pension plan trustees. The Mercer teams that provide these services are independently managed and are separate from the compensation consultant who provided executive and director compensation services. The decision to engage Mercer on all other compensation-related services was made by management and the pension plan trustees and reported to the Committee.

Performance Measurements—2013T

Performance was Measured and Rewarded Based on Both:

1.	Total Company and/or business unit financial metrics; and

2.	Individual performance.

Financial Metrics

The financial metrics, as described further under “Annual Incentive Plan-Material Factors,” used for all NEO compensation programs are similar to those that the investment community uses to project the future return from a company’s stock:

1.	Sales growth;

2.	Profitability; and

3.	Cash flow generation.

The specifics regarding how these metrics determined equity awards and incentive plan payouts are described below under “Annual Incentive Plan—Material Factors.”

Individual Performance

Our MBO process was used by the Board of Directors to establish individual performance goals for each of the current NEOs and then to measure actual results against those goals. Without any NEOs present, the Board of Directors assigned a performance rating to each current NEO.

The Company measures individual achievement based on a participant’s overall achievement of his or her MBOs, expressed as a percentage of completion (with 100% being completion of all MBOs). If a participant’s Individual Achievement is less than 50%, then he or she will not receive a bonus payout for that year even if the Business Achievement target is met. At the end of each year, the Board of Directors evaluates the CEO and reviews the individual performance evaluations that the CEO completed for each NEO.

For 2013T, the CEO and CFO had four key performance indicators that were evaluated to measure performance of the relevant MBO. Each MBO was expressed as a percentage of completion (with 100% being full completion). The MBOs included both quantitative and qualitative metrics associated with the responsibilities of each individual NEO. The results for the NEOs were 100% of target.

Additional Information—2013T

Risk Analysis of NEO Compensation Policies and Practices

Members of the Company’s management team reviewed the design of the Company’s annual and long-term incentive programs for NEOs in achieving the Company’s objective of an appropriate balance between risk and potential reward for executives. Based on an assessment of current programs it was concluded that the 2013T executive compensation plans were designed in a manner to:

•	Achieve a balance of short and long-term results aligned with key stakeholder interests;

•	Discourage executives from taking unnecessary or excessive risks that would threaten the reputation and/or sustainability of the Company; and

•	Encourage appropriate assumption of risk to the extent necessary for competitive advantage purposes.

Payments Initiated as A Result of the Close of the Transaction on June 7, 2013 and Termination of Employment

As a result of the close of the acquisition on June 7, 2013, the following payments were used to determine the fiscal year NEOs and are included in the Bonus column of the Summary Compensation Table, because performance results were set at target levels.

1.	FY13-14 LTPP—value based on prorating target award value 55.49% (404 days out of 728 days);

2.	FY14-15 LTPP—value based on prorating target award value 8.33% (2 months out of 24 months); and

3.	FY14 LTIP—value based on prorating target award value 5.55% (2 months out of 36 months).

As a result of the close of the acquisition on June 7, 2013, the following three payments were used to determine the fiscal year NEOs and are included in the All Other Compensation column of the Summary Compensation Table:

1.	Unvested RSUs—value of unvested RSUs based on the Merger cash price $72.50 per share;

2.	Accrued Cash Dividend Equivalents—value of accrued cash dividend equivalents associated with each unvested RSU; and

3.	Outstanding Stock Options—value of the intrinsic gain from outstanding stock options based on the Merger cash price of $72.50 per share.

As a result of the close of the acquisition on June 7, 2013 the H. J. Heinz Company Supplemental Executive Retirement Plan (“SERP”) was terminated on October 31, 2013, and these payments were also used to determine the fiscal year NEOs and are included in the All Other Compensation column of the Summary Compensation Table.

Additionally, as a result of the close of the Merger on June 7, 2013 and terminations of employment, the following payments were included in the determination of the 2013T NEOs and are reported in the All Other Compensation column of the Summary Compensation Table except for pro-rated bonus which is reported as Non-Equity Incentive Plan Compensation:

1.	Severance Protection Agreement Payments

Messrs. Johnson, Winkleblack, Moran and Bobby had severance protection agreements (SPAs). Under these SPAs the following payments were made and were included in the determination of the NEOs.

•	All accrued compensation and a pro-rated bonus;

•	A lump sum payment equal to three times the sum of the executive’s annual salary and his three-year actual bonus average (for Fiscal Years 2011, 2012, and 2013) as severance pay;

•	A lump sum payment of a retirement benefit determined by taking into account an additional three years of age, service, and contributions for purposes of calculating such retirement benefits; and

•	Life insurance, (except for that of William R. Johnson, which was fully funded), medical, dental, and hospitalization benefits for the former executives and their dependents for three years, at the same level as immediately prior to the change in control or at the same level as other similarly situated executives who continued in the employ of the Company. These amounts may be reduced to the extent that the executive becomes eligible for any such benefits pursuant to a subsequent employer’s benefit plans.

In addition, the following payments were made, as applicable, to all NEOs, except Bernardo Hees and Paulo Basilio:

1.	Retention RSUs and Accrued Cash Dividend Equivalent—value of retention RSUs based on the Merger cash price $72.50 per share along with the value of the accrued cash dividend equivalents;

2.	Employees’ Retirement System of H. J. Heinz Company Plan “A/D” for Salaried and Non-Union Hourly Employees (“Plan A”)—payments made pursuant to Plan A; and

3.	SERP—payments made under the SERP.

Management Changes In 2013T

Effective June 7, 2013, Bernardo Hees became Chief Executive Officer and Paulo Basilio became Chief Financial Officer. Effective July 1, 2013, executive-level appointments included Kristen Clark (SVP, Chief People Officer), Fernando Pocaterra (Zone President, Latin America), and Brendan Foley (Zone President, North America).

In addition to the Company’s five new NEOs for 2013T, we have provided disclosure for W.R. Johnson and A.B. Winkleblack as former CEO and CFO, respectively. We have also provided disclosure for D.C. Moran, and T.N. Bobby elsewhere in this section, as required by Item 402(a)(3)(iv) of Regulation S-K, as these two executive officers would have been Company NEOs had they still been serving as an executive officer at the end of 2013T.

SUMMARY COMPENSATION TABLE (2013T)

			Bonus (1) (d)				Non-Equity Incentive Plan Compensation (g)
Name and Principal Position (a)	Year (2) (b)	Salary ($) (c)	Annual Incentive Plan Awards ($)	Long Term Incentive Awards ($)	Stock Awards ($) (e)	Option Awards (3) ($) (f)	Annual Incentive Plan Awards (4) ($)	Long Term Performance Program Awards ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings (5) ($) (h)	All Other Compen- sation (6) (7) (8) (9) ($) (i)	Total ($) (j)
B. Hees	2013T	561,538	—	—	—	7,290,000	1,166,667	—	—	151,275	9,169,480
Chief Executive Officer

P.L. Basilio	2013T	280,769	—	—	—	2,916,000	437,500	—	—	152,825	3,787,094
Chief Financial Officer

K.C. Clark (10)	2013T	296,827	210,000	108,603	—	729,000	—	—	—	5,453,078	6,797,508
SVP, Chief People Officer

F.E. Pocaterra (10)	2013T	325,600	46,667	123,653	—	729,000	378,933	—	39,890	3,070,320	4,714,063
Zone President, Heinz Latin America

B.M. Foley (10)	2013T	319,405	233,333	196,270	—	1,215,000	—	—	19,987	2,349,856	4,333,851
Zone President, Heinz North America

W.R. Johnson (11)(12)	2013T	150,000	—	2,512,956	—	—	369,566	—	50,517	107,409,498	110,492,537
Former Chairman, President &	2013	1,295,019	2,860,000	3,500,000	1,559,993	2,600,000	—	—	81,662	1,202,415	13,099,089
Chief Executive Officer	2012	1,299,618	—	—	1,560,011	2,499,997	3,400,000	4,338,125	1,794,928	1,264,140	16,156,819

A.B. Winkleblack (12)	2013T	77,885	—	428,087	—	—	87,223	—	411,615	20,179,882	21,184,692
Former Executive Vice President	2013	672,414	675,000	573,750	539,983	573,748	—	—	169,241	290,402	3,494,538
& Chief Financial Officer	2012	674,809	—	—	540,010	573,748	801,300	697,255	172,628	308,772	3,768,522

D.C. Moran (12)	2013T	118,558	—	434,429	—	—	139,411	—	358,570	28,981,755	30,032,723
Former Executive Vice President &	2013	682,375	411,000	582,250	548,006	582,248	264,638	—	24,036	2,472,672	5,567,225
President and Chief Executive	2012	684,847	—	—	547,995	582,250	783,994	713,346	162,241	1,748,264	5,222,937
Officer of Heinz North America & Global Infant/Nutrition

T.N. Bobby (12)	2013T	83,077	—	304,418	—	—	97,690	—	4,604,940	16,884,967	21,975,092
Former Executive Vice President and General Counsel

(1)	Pursuant to the separation agreements for Ms. Clark and Mr. Foley, the 2013T AIP awards were paid at 100% of target and for Mr. Pocaterra, the personal portion (20%) of the AIP reported was paid at 100% of target. Pursuant to the cash-based LTI awards, the prorated portion of the FY13-14 LTPP, FY14-15 LTPP and FY14 LTIP were paid at 100% of target. The payments that are fixed at 100% of target pursuant to the agreements are reported in this column (d). The portions of the awards that will be paid based on actual results against target are reported in column (g).
(2)	“2013T” represents the transition fiscal year period of April 29, 2013 to December 29, 2013. “2012 and “2013” reflect the previously disclosed fiscal year compensation.
(3)	The value of the stock option awards is equal to their grant date fair value as computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation of the stock option awards in this column (f), see Note 12, “Employees’ Stock Incentive Plans and Management Incentive Plans” to our Consolidated Financial Statements contained elsewhere in this prospectus.
(4)	Amounts reported in this column (g) reflect the portions of the 2013T AIP awards that are attributable to either actual business unit or individual performance results against target, as described in Footnote (1) above.
(5)	Includes for 2013T for Ms. Clark and Messrs. Pocaterra, Foley, Johnson, Winkleblack, Moran, and Bobby, respectively, the following amounts: (i) the annual change in net present value of pension benefits for each executive, which is the difference between the accrued lump sum values for pension accruals as of May 1, 2013 and December 29, 2013: $0, $39,890, $19,987, $0, $411,615, $358,570, and $4,604,940, respectively; and (ii) for Mr. Johnson, the portion of interest accrued (but not currently paid or payable) on deferred compensation at a rate above 120% of the long-term Applicable Federal Rate (“AFR”): $50,517. Messrs. Hees and Basilio do not participate in this program which results in no reported value.
(6)

In accordance with SEC rules, disclosure of perquisites and other personal benefits is omitted if the aggregate amount of such compensation for an executive is less than $10,000 for the year. If the total amount is $10,000 or more, each perquisite must be identified by type, and if the amount of any perquisite exceeds the greater of $25,000 or 10% of total perquisites, the dollar value must be disclosed. Perquisites and other personal benefits provided to NEOs include financial counseling, tax preparation services, allowance for an automobile, executive group umbrella liability insurance, private security and limited use of the corporate aircraft. Neither Messrs. Hees nor Basilio received any personal benefits from these perquisites as they elected not to participate in the programs.
(7)	In addition to the perquisites described in Footnote (6) above, this column includes for 2013T for Messrs. Hees, Basilio, Pocaterra, Foley, Johnson, Winkleblack, Moran, Bobby, and Ms. Clark, the amounts contributed by the Company under its Employee Retirement and Savings Plan and the Excess Plan: $0, $2,406, $74,819, $47,812, $664,517, $190,443, $197,359, $152,683, and $50,259, respectively. The 2013T paid premiums allocable to executive life insurance provided through the Company were $1,275 and $419 for Messrs. Hees and Basilio, respectively. The executive life premiums for the other NEOs were paid during the last full fiscal year, therefore, no premiums were paid on their behalf during 2013T. The amounts in column (i) do not include any value attributable to the Executive Estate Life Insurance Program (see the description in “Executive Estate Life Insurance Program” below).
(8)	Ms. Clark returned to the U.S. on September 30, 2013. The Company’s Global Assignment Program (the “Program”) is designed to relocate and support employees who are sent on assignment outside their home country. In addition to place the employees in the same economic condition in the host country as they would have been in their home country. Among other benefits, the Program provided a housing allowance comprised of a housing budget of ($50,529) and home country property management ($1,500); a utilities allowance ($2,000); destination services ($241); a cost of living allowance to help offset the difference in the cost of goods and services in the home location, compared to the cost of the same or similar goods and services in the host location ($12,219). These benefits are paid on a tax free basis. The Company also provided tax preparation services and audit support services, if needed ($20,809) and tax equalization designed to ensure that the employee pays tax at the same state and federal rates as if the employee remained in the employee’s home country, including a tax payment and gross-up for additional U.S. taxes paid as a result of the global assignment ($1,147,573), and the Company will assume responsibility for foreign taxes while on assignment ($1,692,618). This arrangement is designed to ensure that there is no undue hardship or windfall due to taxes while on assignment. The larger than normal gross-up and foreign tax payments are related to the accelerated cash payment of the Heinz equity at the time of the close of the acquisition.

Benefits under the Program that were paid to or on behalf of Ms. Clark in Canadian Dollars (“CAD”) have been converted from CAD to United States Dollars (“USD”) using the average daily exchange rate for 2013T, which was 0.96246 USD per CAD.

Mr. Moran returned to the U.S. on May 1, 2013. The Company’s Global Assignment Program (the “Program”) is designed to relocate and support employees who are sent on assignment outside their home country. In addition to place the employees in the same economic condition in the host country as they would have been in their home country. Among other benefits, the Program provides a utilities allowance ($810); destination services ($1,774); a cost of living allowance to help offset the difference in the cost of goods and services in the home location, compared to the cost of the same or similar goods and services in the host location ($2,625); and a home leave allowance ($4,234). Additionally, the Program provides certain other benefits to assist employees, including shipment and storage of personal effects ($41,431). These benefits are paid on a tax free basis. The Company also provided tax preparation services and audit support services, if needed ($74,229) and tax equalization designed to ensure that the employee pays tax at the same state and federal rates as if the employee remained in the employee’s home country, including a gross-up for additional U.S. taxes paid as a result of the global assignment ($2,237,144), and the Company will assume responsibility for foreign taxes while on assignment ($7,203,743). This arrangement is designed to ensure that there is no undue hardship or windfall due to taxes while on assignment. The larger than normal gross-up and foreign tax payments are related to the accelerated cash payment of the Heinz equity at the time of the close of the acquisition.

Benefits under the Program that were paid to or on behalf of Mr. Moran in British pound sterling (“GBP”) have been converted from GBP to United States Dollars (“USD”) using the average daily exchange rate for 2013T, which was 1.5727 USD per GBP.

(9)	Messrs. Hees and Basilio received benefits associated with their personal relocation to Pittsburgh in the amount of $150,000, respectively.
(10)	Ms. Clark and Messrs. Pocaterra and Foley were separated from the Company on January 10, 2014 and no separation payments are included in the table.
(11)	Mr. Johnson received monies pursuant to a consulting arrangement with the Company as a result of his separation from the Company on June 7, 2013.
(12)	The amounts for Messrs. Johnson, Winkleblack, Moran and Bobby include an aggregate payment of $48,778,361; $12,246,929; $11,527,246; and $9,080,488, respectively, representing the payment of the cashout of equity awards that were outstanding at the Merger closing.

The following narrative provides additional information about the various 2013T compensation plans, programs, and policies reflected in the Summary Compensation Table, although the Executive Estate Life Insurance Program did not result in any compensation reported in the Table for 2013T.

Executive Estate Life Insurance Program

In December 2001, we adopted an Executive Estate Life Insurance Program (“EELIP”) for certain eligible executives. Under the EELIP, in 2001 and 2002, eligible executives relinquished compensation in exchange for a loan from the Company equal to 150% of the amount relinquished (“EELIP Loans”). The proceeds of each EELIP Loan were used to fund a life insurance policy purchased by the executive’s family trust. Each of the EELIP Loans was subject to vesting, and the Company will automatically be repaid the amount of the then outstanding principal and interest of the applicable EELIP Loan from the proceeds of the policy after the death of the participant and/or the death of the participant’s spouse, as applicable. Mr. Johnson had an outstanding EELIP Loan to the Company that fully vested on or before September 2003. This EELIP Loan accrues interest at the annual rate of 4.99%. As of December 29, 2013, the total amount due to the Company plus the accrued interest under the EELIP Loan was $8,799,326. The EELIP Loan to Mr. Johnson is permitted to remain outstanding under the Sarbanes-Oxley Act of 2002, so long as the terms are not materially modified.

Annual Incentive Plan—Material Factors

In 2013T, the AIP provided an annual cash incentive for possible award to the NEOs. The maximum award for any one participant was 240% of target and 120% of target for Messrs. Hees and Basilio.

Additionally, in 2013T, NEOs were eligible to earn annual cash awards with reference to the metrics established for the AIP in the following manner:

•	The maximum award amount for each NEO was determined as described above;

•	The award that would have been payable to each NEO under the AIP was determined with reference to the achievement of established metrics and other goals under the AIP (the “AIP Bonus”); and

AIP metrics are comprised of Company-wide financial metrics, business unit financial metrics, and personal goals. The Company-wide metrics for financial performance for the 2013T AIP were:

1.	Operating Income (“OI”)

OI = NSV–operating costs

2.	Operating Free Cash Flow (“OFCF”)

OFCF = cash flow from operating activities–capital expenditures + proceeds from dispositions of property, plant, and equipment

3.	Net Sales Value (“NSV”)

NSV = gross sales–deals and allowances, excluding the impact of foreign currency

The Business Unit (“BU”) specific metrics for financial performance were:

4.	Business Unit Operating Income (“BU OI”)

BU OI = NSV–operating costs

5.	Business Unit Operating Free Cash Flow (“BU OFCF”)

BU OFCF = cash flow from operating activities–(intercompany royalties, as applicable, and dividend income/expense)–capital expenditures + proceeds from dispositions of property, plant, and equipment

6.	Business Unit Net Sales Value (“BU NSV”)

BU NSV = external gross sales–deals and allowances

For 2013T, the specific targets and weightings for the NEOs were:

Name	Weighting	Metrics	Threshold to Maximum Range
B. Hees	100%	MBOs	0%		120%
B.L. Basilio	100%	MBOs	0%		120%
K.C. Clark	80%	Total Heinz OI	90	%(1)	110%
		Total Heinz OFCF	80	%(1)	115%
		Total Heinz NSV	95	%(1)	105%
	20%	Personal Goals	0%		200%
F.E. Pocaterra &	80%	BU OI	80	%(1)	110%
B.M Foley		BU OFCF	80	%(1)	115%
		BU NSV	95	%(1)	105%
	20%	Personal Goals	0%		200%
W.R. Johnson	80%	Total Heinz OI	90	%(1)	110%
A.B. Winkleblack		Total Heinz OFCF	80	%(1)	115%
D.C. Moran		Total Heinz NSV	95	%(1)	105%
T.N. Bobby	20%	Personal Goals	0%		200%

(1)	Minimum performance required to earn a payment under the AIP’s financial metrics.

The Board of Directors assessed the Company’s performance in 2013T and the NEO’s achievement of individual MBOs in determining annual incentive bonuses under the AIP. The Company achieved 123.4% of target for OI, OFCF and NSV. The Latin America zone performance was between target and maximum of the respective financial targets.

The bonuses were paid in cash to each NEO after the end of 2013T.

GRANTS OF PLAN-BASED AWARDS (2013T)

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)
Name	Award Type	Action Date	Grant Date	Minimum ($)	Target ($)	Maximum ($)				Grant Date Fair Value of Stock and Option Awards
B. Hees	AIP (1)		June 7, 2013	$—	$1,166,667	$1,400,000
	Options (2)	October 15, 2013	October 16, 2013					3,000,000	$10.00	7,290,000
P.L. Basilio	AIP (3)		June 7, 2013	$—	$437,500	$525,000
	Options (2)	October 15, 2013	October 16, 2013					1,200,000	$10.00	2,916,000
K.C. Clark	AIP (4)		May 31, 2013	$210,000	$210,000	$210,000
	FY14-15 LTPP (5)	May 8, 2013	May 8, 2013	$—	$166,000	$166,000
	FY14 LTIP (6)	May 8, 2013	May 8, 2013	$—	$207,500	$207,500
	Options (2)	October 15, 2013	October 16, 2013					300,000	$10.00	729,000
	RSU Replacement (7)	October 21, 2013	December 1, 2013	$—	$67,500	$67,500
F.E. Pocaterra	AIP (8)		May 31, 2013	$46,667	$233,333	$513,333
	FY14-15 LTPP (5)	May 8, 2013	May 8, 2013	$—	$174,720	$174,720
	FY14 LTIP (6)	May 8, 2013	May 8, 2013	$—	$218,400	$218,400
	Options (2)	October 15, 2013	October 16, 2013					300,000	$10.00	729,000
	RSU Replacement (7)	October 21, 2013	December 1, 2013	$—	$75,000	$75,000
B.M. Foley	AIP (4)		May 31, 2013	$233,333	$233,333	$233,333
	FY14-15 LTPP (5)	May 8, 2013	May 8, 2013	$—	$300,755	$300,755
	FY14 LTIP (6)	May 8, 2013	May 8, 2013	$—	$220,553	$220,553
	Options (2)	October 15, 2013	October 16, 2013					500,000	$10.00	1,215,000
	RSU Replacement (7)	October 21, 2013	December 1, 2013	$—	$87,500	$87,500
W.R. Johnson	Pro Rata Bonus (9)		May 31, 2013	$—	$311,293	$747,102
	FY14-15 LTPP (5)	May 8, 2013	May 8, 2013	$—	$3,575,000	$3,575,000
	FY14 LTIP (6)	May 8, 2013	May 8, 2013	$—	$4,160,000	$4,160,000
A.B. Winkleblack	Pro Rata Bonus (9)		May 31, 2013	$—	$73,469	$176,327
	FY14-15 LTPP (5)	May 8, 2013	May 8, 2013	$—	$573,750	$573,750
	FY14 LTIP (6)	May 8, 2013	May 8, 2013	$—	$1,113,750	$1,113,750
D.C. Moran	Pro Rata Bonus (9)		May 31, 2013	$—	$117,429	$281,829
	FY14-15 LTPP (5)	May 8, 2013	May 8, 2013	$—	$582,250	$582,250
	FY14 LTIP (6)	May 8, 2013	May 8, 2013	$—	$1,130,250	$1,130,250
T.N. Bobby	Pro Rata Bonus (9)		May 31, 2013	$—	$82,286	$197,486
	FY14-15 LTPP (5)	May 8, 2013	May 8, 2013	$—	$408,000	$408,000
	FY14 LTIP (6)	May 8, 2013	May 8, 2013	$—	$792,000	$792,000

(1)	Mr. Hees’s target amount reflects the target award of 200% of base salary. The minimum amount reflects the minimum payment and the maximum amount reflects 120% of the target. The target includes a proration of 8/12ths to reflect the shortened performance period and also 7/8ths to reflect active employment during the performance period. The payment will reflect actual MBO results.
(2)	The Board of Directors met on October 15, 2013 and approved the discretionary stock option award on October 16, 2013, with a closing price as of the grant date ($10.00).
(3)	Mr. Basilio’s target amount reflects the target award of 150% of base salary. The minimum amount reflects the minimum payment and the maximum amount reflects 120% of the target. The target includes a proration of 8/12ths to reflect the shortened performance period and also 7/8ths to reflect active employment during the performance period. The payment will reflect actual MBO results.
(4)	Pursuant to Ms. Clark and Mr. Foley’s individual separation agreements, the AIP payouts will be paid at 100% of target, which is reflected in the minimum and maximum amounts set forth in the above table. The target includes a proration of 8/12ths to reflect the shortened performance period. The target amounts reflect the target awards under our Executive Pay Guidelines.
(5)	The target amounts reflect the target awards under our Executive Pay Guidelines. Pursuant to the award agreement, the award is prorated to reflect the number of full and partial months of the award period completed prior to the closing of the acquisition. Upon completion of the merger on June 7, 2013, the target award payouts were prorated to reflect 2 months completed out of a possible 24 months in the two-year performance period (approximately 8.33%).
(6)	The target amounts reflect the target awards under our Executive Pay Guidelines. Pursuant to the award agreement, the award is prorated to reflect the number of full and partial months of the award period completed prior to the closing of the acquisition. Upon completion of the merger on June 7, 2013, the target award payouts were prorated approximately 5.56% to reflect 2 months completed out of a possible 36 months during the period.
(7)	The target amounts reflect the annual target awards under our Executive Pay Guidelines prorated for 6 months.
(8)	Pursuant to Mr. Pocaterra’s separation agreement, the target amount reflects the target award under our Executive Pay Guidelines prorated 8/12ths to reflect the shortened performance period. The minimum amount reflects the minimum payment based on a successful personal rating and the maximum amount reflects maximum business unit performance along with target personal results. The payment will reflect actual business unit performance and target personal performance.
(9)	Messrs. Johnson, Winkleblack, Moran and Bobby’s target amounts reflect the target awards under our Executive Pay Guidelines prorated 8/12ths to reflect the shortened performance period and also prorated for the number of days each worked during the performance period. Pursuant to the Severance Protection Agreement, the payments will reflect actual total Company performance.

The following tables and narrative provide additional information about the various 2013T compensation plans, programs, and policies reflected in the Grants of Plan-Based Awards table.

Stock Options (New Program)-Material Factors

In 2013T, the Board of Directors granted discretionary stock option awards to the current NEOs. Such stock options are scheduled to vest 100% on July 1, 2018 and to expire on July 1, 2023.

Each NEO agreed, pursuant to the stock option award agreement, non-competition, non-solicitation, and confidentiality covenants. In the event of any breach by the NEO of these covenants, the NEO must immediately return to the Company the pre-tax income resulting from any exercise of the options or any portion thereof, unless such exercise occurred more than twelve months prior to the date of the termination of the NEO’s employment with the Company. A breach of these covenants could also result in the forfeiture of any unexercised portion of the options.

In the event of involuntary termination without Cause, retirement, death, and disability, the stock options granted to the NEOs would vest as if 20% of the shares vested on each annual anniversary of July 1, 2013. For all other terminations and for voluntary resignations, the unvested stock options will be forfeited. Beginning on the termination date, the exercise period is 90 days for termination without Cause and resignation and 1 year for retirement, death and disability.

For a change in control, there is an accelerated vesting at for all unvested stock options.

Messrs. Johnson, Winkleblack, Moran and Bobby did not receive stock options as they were not active employees when the awards were granted in 2013.

Long Term Performance Program-Material Factors

Pursuant to the Merger Agreement, all outstanding awards under the LTPP for Fiscal Years 2013-2014 and Fiscal Years 2014-2015 were amended to provide that each award will be paid at 100% of the applicable target, and were prorated to reflect the number of full and partial months of the award period completed prior to the closing of the acquisition. The LTPP for Fiscal Years 2013-2014 was prorated approximately 55.5% (404 days out of a possible 728 days) and the LTPP for Fiscal Years 2014-2015 was prorated 8.33% (2 months out of a possible 24 months). The parties determined that these amendments were appropriate in light of the Company’s performance prior to its entry into the Merger Agreement and the anticipated impact of the acquisition on the performance criteria applicable to these awards.

Messrs. Hees and Basilio are not participants in this program as they were not active employees when the awards were granted in 2012 and 2013.

The LTPP Fiscal Years 2013-2014 awards were structured so that in the event of a qualifying termination (retirement, death, or disability) during the first year of the performance period, the award would have been pro-rated and paid at the end of the performance period based on the actual results achieved. If a qualifying termination occurred during the second year of the performance period, the full award would have been paid (without pro-rating) at the end of the performance period based on the actual results achieved. This approach recognized the contributions of the individual to the two-year performance results. Commencing with awards for the Fiscal Years 2012 -2013 performance period, if an NEO’s employment was involuntarily terminated without cause, the LTPP award is forfeited upon such separation unless a release of claims against the Company is executed by the NEO, in which case the LTPP award is prorated (if applicable) and paid in the manner described above for a qualifying termination. For all other terminations, all unpaid LTPP awards would have been forfeited.

For LTPP Fiscal Years 2014-2015, the entire award was forfeited for any termination of Employment prior to the completion of the closing of the Merger.

Each NEO agreed to non-solicitation and confidentiality covenants pursuant to their LTPP award agreements. The NEO agreed, during the term of employment and for eighteen months after termination of employment, not to solicit any other employee of the Company for employment outside of the Company. Each NEO also agreed, during the term of employment and any time thereafter, not to use or disclose the Company’s confidential information for purposes other than the furtherance of the Company’s business purposes. The NEO consented to the issuance of an injunction with respect to any conduct that leads to a breach of any of these covenants. A breach of these covenants could also result in the forfeiture of any unpaid portion of the award to which the NEO would otherwise be entitled pursuant to the agreement.

Long Term Incentive Program (LTIP)-Material Factors

The Committee granted an LTIP cash-based award to the NEOs (excluding Messrs. Hees and Basilio) to replace the annual value awarded as RSUs and stock options. The target award values were determined in accordance with the Executive Pay Guidelines described in this CD&A. This award was scheduled to vest 100% at the earlier of the close of the acquisition or on the third anniversary of the grant date. The Award was truncated and paid based on a proration of approximately 5.56% (2 months out of a possible 36 months) to reflect the number of full and partial months of the period completed.

The RSU portion of the award is included as compensation for the year of the grant for purposes of calculating benefits for participants in the SERP and the H. J. Heinz Company Employees Retirement and Savings Plan.

Each NEO agreed to non-competition, non-solicitation, and confidentiality covenants pursuant to their award agreements. The NEOs agreed, during the term of employment and for eighteen months after termination of employment, not to compete against the Company and not to solicit any other employee of the Company for employment outside of the Company. Each NEO also agreed, during the term of employment and any time thereafter, not to use or disclose the Company’s confidential information for purposes other than the furtherance of the Company’s business purposes. The NEOs consented to the issuance of an injunction with respect to any conduct that leads to a breach of any of these covenants. A breach of these covenants could also result in the forfeiture of the NEO’s unvested award.

The award would be forfeited for any reason pertaining to Termination of Employment prior to the completion of the award period which was the earlier of the closing date of the acquisition or three years from the grant date.

Neither of Messrs. Hees or Basilio received an award as they were not active employees when the awards were granted in 2013.

Cash Equivalent RSU-Replacement Material Factors

Senior Management granted a cash-based replacement award to the NEOs, who were previously eligible for an annual grant of RSUs, to replace the award opportunity during the 6-month period of July 1, 2013 to December 29, 2013. The target award values were determined in accordance with the Executive Pay Guidelines described in this CD&A and prorated for the 6-month period. This award is scheduled to vest 25% per year on the anniversary of the grant date.

Each NEO agreed to non-competition, non-solicitation, and confidentiality covenants pursuant to their award agreements. The NEOs agreed, during the term of employment and for eighteen months after termination of employment, not to compete against the Company and not to solicit any other employee of the Company for employment outside of the Company. Each NEO also agreed, during the term of employment and any time thereafter, not to use or disclose the Company’s confidential information for purposes other than the furtherance of our business purposes. The NEOs consented to the issuance of an injunction with respect to any conduct that leads to a breach of any of these covenants. A breach of these covenants could also result in the forfeiture of the NEO’s unvested award.

In the event of the retirement, death or disability of an NEO, the unvested portion of the award will immediately vest and be paid as soon as administratively possible. If an NEO’s employment is terminated without cause and they are not retirement eligible, any unvested portion of the award will be forfeited unless the executive executes a release of claims against the Company, in which case the award shall continue to vest in accordance with the vesting schedule, but in no event later than the last business day of the month of the one year anniversary of the Date of Termination. If an NEO’s employment is terminated without cause and they are retirement eligible, the termination will be treated like retirement and any unvested portion of the award as of the termination date will be treated in the same manner as in the case of retirement, death or disability. For all other terminations, the unvested award would be forfeited.

Messrs. Hees and Basilio did not receive an award as they were not recipients of the prior annual RSU awards. Messrs. Johnson, Winkleblack, Moran and Bobby did not receive an award as they were not active employees when the award was granted in 2013.

Pro Rata Bonus-Material Factors

Pursuant to the SPA, the bonus for Messrs. Johnson, Winkleblack, Moran and Bobby reflects the amount they would have received for the year of termination based on the actual performance of the Company, prorated for the number of days employed during such year.

The following table sets forth each NEO’s Outstanding Equity Awards, as of the end of 2013T:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (2013T)

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
B. Hees	—	3,000,000	(1)		$10.00	July 1, 2023	—				—
P.L. Basilio	—	1,200,000	(1)		$10.00	July 1, 2023	—				—
K.C. Clark	—	300,000	(2)		$10.00	July 1, 2023	—				—
F.E. Pocaterra	—	300,000	(2)		$10.00	July 1, 2023	5,000	(3)	$362,500		—
B.M. Foley	—	500,000	(2)		$10.00	July 1, 2023	—				—
W.R. Johnson	—	—					—				—
A.B. Winkleblack	—	—					—				—
D.C. Moran	—	—					—				—
T.N. Bobby	—	—					—				—

(1)	100% of the award is scheduled to vest on July 1, 2018 (subject to terms of Award Agreement).
(2)	Due to separation from the Company on January 10, 2014, pursuant to the terms of the stock option award agreement, the stock options listed will be cancelled because no vestings occurred prior to July 1, 2014.
(3)	Due to Mr. Pocaterra’s separation from the Company on January 10, 2014, pursuant to the amended retention RSU award agreement, the unvested portion of the award would immediately vest.
(4)	Retention RSUs (i.e., RSUs granted pursuant to retention awards) were cancelled and converted to cash awards of $72.50 per share upon the closing of the acquisition and the cash amounts remained subject to the vesting provisions applicable to the original awards.

NOTE—Pursuant to the Merger Agreement, each vested and unvested RSU—other than Retention RSUs—was canceled upon the closing of the acquisition, and the holder was entitled to receive $72.50 in cash for each RSU plus any accrued and unpaid dividend equivalents. Payment in respect of deferred RSUs was made in accordance with the terms of such award and the applicable deferral election. Retention RSUs (i.e., RSUs granted pursuant to retention awards) were canceled and converted to cash awards of $72.50 per share upon the closing of the acquisition. Such cash amounts will remain subject to the vesting provisions applicable to the original awards. In addition, if a recipient of a retention award is terminated involuntarily without cause, such award would vest upon any such termination. All vested and unvested stock options were cancelled upon the closing of the acquisition, and the holder was entitled to receive a cash payment for each option equal to $72.50 per share minus the exercise price applicable to the option.

The following table sets forth the stock options exercised by the NEOs and the RSUs that vested for the NEOs in 2013T:

OPTION EXERCISES & STOCK VESTED (2013T)

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
B. Hees	—	$—	—	$—
P.L. Basilio	—	$—	—	$—
K.C. Clark	—	$—	—	$—
F.E. Pocaterra (1)	—	$—	2,500	$181,250
B.M. Foley	—	$—	—	$—
W.R. Johnson	—	$—	—	$—
A.B. Winkleblack	—	$—	—	$—
D.C. Moran	—	$—	—	$—
T.N. Bobby	—	$—	—	$—

(1)	Mr. Pocaterra’s Retention RSUs (i.e., RSUs granted pursuant to retention awards) were canceled and converted to cash awards of $72.50 per share upon the closing of the acquisition and the cash amounts remained subject to the vesting provisions applicable to the original awards. Twenty-five percent of the award vested and paid out on August 29, 2013.*****

NOTE—Pursuant to the Merger Agreement, each vested and unvested RSU—excluding retention RSUs—were canceled upon the closing of the acquisition, and the holder was entitled to receive $72.50 in cash for each RSU plus any accrued and unpaid dividend equivalents. Payment in respect of deferred RSUs was made in accordance with the terms of such award and the applicable deferral election. Retention RSUs (i.e., RSUs granted pursuant to retention awards) were canceled and converted to cash awards of $72.50 per share upon the closing of the acquisition. Such cash amounts will remain subject to the vesting provisions applicable to the original awards. In addition, if a recipient of a retention award is terminated involuntarily without cause, such award would vest upon any such termination.

The Pension Benefits Table below sets forth a description of the retirement benefits for the NEOs:

PENSION BENEFITS (2013T)

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefits	Payments During Last Fiscal Year
B. Hees	None	—	$—	$—
P.L. Basilio	None	—	$—	$—
K.C. Clark	Supplemental Executive Retirement Plan	14	$—	$504,473
F.E. Pocaterra	Supplemental Executive Retirement Plan	8	$—	$591,382
B.M. Foley	Supplemental Executive Retirement Plan	15	$—	$566,429
W.R. Johnson	Plan A(1) of the H. J. Heinz Company Employees’ Retirement System	11	$—	$496,467
	Supplemental Executive Retirement Plan	31	$—	$42,082,689
A.B. Winkleblack	Plan A(1) of the H. J. Heinz Company Employees’ Retirement System	—	$338,591	$6,378	(2)
	Supplemental Executive Retirement Plan	11	$—	$1,667,821
D.C. Moran	Plan A(1) of the H. J. Heinz Company Employees’ Retirement System	—	$349,900	$7,150	(3)
	Supplemental Executive Retirement Plan	15	$—	$1,940,262
T.N. Bobby	Plan A(1) of the H. J. Heinz Company Employees’ Retirement System	12	$4,837,154	$107,360	(4)
	Supplemental Executive Retirement Plan	33	$—	$3,985,550

(1)	Plan A was frozen on December 31, 1992, and no additional benefit accruals were earned after that date.
(2)	As provided under Plan A, employees may transfer funds from the H.J. Heinz Company Employee Retirement and Savings Plan (“RSP”) to secure a monthly retirement income benefit. When Mr. Winkleblack retired on June 7, 2013, he elected to transfer $170,000 to purchase a 50% Joint and Survivor benefit, with a 4% annual cost of living provision for a payment of $1,062.94 per month commencing on July 1, 2013. Mr. Winkleblack’s Present Value of Accumulated Benefits under Plan A was calculated using the FYE13 disclosure assumptions including a discount rate of 4.70% and the RP 2000 Combined White Collar Mortality Table, projected 15 years using scale AA.
(3)	As provided under Plan A, employees may transfer funds from the H.J. Heinz Company Employee Retirement and Savings Plan (“RSP”) to secure a monthly retirement income benefit. When Mr. Moran retired on June 30, 2013, he elected to transfer $181,000 to purchase a Single Life annuity benefit, with a 4% annual cost of living provision of $1,191.61 per month commencing on July 1, 2013. Mr. Moran’s Present Value of Accumulated Benefits under Plan A was calculated using the FYE13 disclosure assumptions including a discount rate of 4.70% and the RP 2000 Combined White Collar Mortality Table, projected 15 years using scale AA.

(4)	As provided under Plan A, employees may transfer funds from the H.J. Heinz Company Employee Retirement and Savings Plan (“RSP”) to secure a monthly retirement income benefit. When Mr. Bobby retired on June 30, 2013, he elected to transfer $2,375,000 for a 50% Joint and Survivor benefit, with a 4% annual cost of living provision of $16,634.24 per month commencing on July 1, 2013. Additionally, Mr. Bobby was a participant in the plan prior to retirement and is also receiving a monthly annuity of $1,259.16 in the same form of payment. Mr. Bobby’s Present Value of Accumulated Benefits under Plan A was calculated using the FYE13 disclosure assumptions including a discount rate of 4.70% and the RP 2000 Combined White Collar Mortality Table, projected 15 years using scale AA.

Eligible earnings under all of the retirement plans listed above except Plan A include base salary, annual bonus payments, and the portion of the value of the FY14 LTIP award associated with RSUs. The value of any stock options, any “RSU” replacement awards, and LTPP awards are not included as eligible earnings.

The Committee reviews annually the eligibility, costs, and competitiveness of these retirement benefits and believes that the retirement benefits afforded the NEOs meet our compensation objectives.

Plan A-Material Factors

Most U.S. full-time salaried employees hired before January 1, 1993 are entitled to retirement benefits under Plan A. These benefits are based on credited service and five-year average eligible compensation through December 31, 1992, the date on which Plan A was frozen. Messrs. Johnson and Bobby, the only NEOs who are participants in Plan A, are fully vested in this benefit.

Supplemental Executive Retirement Plan (SERP)-Material Factors

Effective May 1, 2004, the Board of Directors amended the SERP to provide future benefits under a career average cash balance plan for all members. Under the cash balance plan formula, each of the NEOs receives a monthly pay credit of eight percent of eligible compensation. Eligible compensation includes base salary, annual bonus payments, and the value of the annual RSU award. The accumulated credits earn five percent interest, compounded monthly. The SERP was closed to new participants in April, 2010.

For service prior to May 1, 2004, participants receive a payment equal to the product of a service-related multiple, frozen as of May 1, 2004, and the participant’s final average eligible compensation during the highest five of the ten years immediately prior to retirement. The service-related multiple ranges from one for less than six years of service with the Company, to a maximum of five after 35 years of service. The service-related multiple for each NEO currently participating in the SERP is as follows: Mr. Johnson, 3.7; Mr. Winkleblack, 1.0; and Mr. Moran, 1.2 and Mr. Bobby, 3.9. Benefits under this service-related multiple formula are reduced by (i) the lump sum value of the Plan A benefit (if any), and (ii) the value of the participant’s Age-Related Company Contribution Account under the Employee Retirement Savings Plan and the Excess Plan with earnings at a fixed rate of interest currently equivalent to the Moody’s Aa Long Term Corporate Bond Index rate of return as such rate changes from time to time.

On May 6, 2002, the Board of Directors approved an additional benefit under the SERP for Mr. Johnson to align his benefit with competitive industry practices at that time. The benefit, which vested on May 6, 2007, reached its maximum of 26.95% of final average pay in Fiscal Year 2010 after seven years of additional service by Mr. Johnson. This benefit, including all other Company provided retirement benefits, when expressed as a straight life annuity, will be no more than 60% of Mr. Johnson’s final average pay. The value of this benefit for Mr. Johnson is included in the SERP amount set forth in the table above under the column “Present Value of Accumulated Benefits.”

NONQUALIFIED DEFERRED COMPENSATION (2013T)

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY (1) ($)	Aggregate Earnings in Last FY (2) ($)	Aggregate Withdrawals / Distributions (3) ($)	Aggregate Balance at Last FYE (4) ($) ($)
B. Hees	Excess Plan	—	—	—	—	—
	Total:	—	—	—	—	—
P.L. Basilio	Excess Plan	—	—	—	—	—
	Total:	—	—	—	—	—
K.C. Clark	Excess Plan	—	46,575	3,353	301,395	—
	Total:	—	46,575	3,353	301,395	—
F.E. Pocaterra	Deferred RSUs	—	—	—	151,018	—
	Excess Plan	—	73,318	38,696	565,201	—
	Total:	—	73,318	38,696	716,219	—
B.M. Foley	Excess Plan	—	44,016	39,749	476,240	—
	Total:	—	44,016	39,749	476,240	—
W.R. Johnson	Deferred RSUs	—	—	—	23,117,510	—
	1986 Plan	—	—	68,824	—	868,065
	Excess Plan	—	638,029	312,173	14,453,190	—
	Total:	—	638,029	380,996	37,570,700	868,065
A.B. Winkleblack	Deferred RSUs	—	—	—	8,410,623	—
	Excess Plan	—	162,357	12,050	2,137,834	—
	Total:	—	162,357	12,050	10,548,457	—
D.C. Moran	Deferred RSUs	—	—	—	7,758,019	—
	Executive Deferred Comp Plan	—	—	2,916	499,045	—
	Excess Plan	—	169,353	3,224	1,891,380	—
	Total:	—	169,353	6,140	10,148,445	—
T.N. Bobby	Deferred RSUs	—	—	—	3,015,444	—
	Executive Deferred Comp Plan	240,000	—	20,904.19	1,494,045	—
	Excess Plan	—	123,033	38,101	1,956,060	—
	Total:	240,000	123,033	59,006	6,465,549	—

(1)	Reflects employer contributions to the Excess Plan, which are reported in the 2013T rows of the “All Other Compensation” column of the Summary Compensation Table and quantified in Footnote (4) below.
(2)	The amounts reported include earnings from the Excess Plan, the 1986 Deferred Compensation Plan, and the Executive Deferred Compensation Plan, including investment gains or losses, and interest. Included in these amounts is $50,517 in interest accrued at a rate greater than 120% of the long-term applicable federal rate under the 1986 Deferred Compensation Plan for Mr. Johnson which is reported in the 2013T row of the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.
(3)	Distributions were received following either termination of employment from the Company or termination of the plan.
(4)	Includes the following amounts that were reported in the Summary Compensation Table for the fiscal years in which an executive was an NEO:

The interest on deferred compensation greater than 120% of the long-term applicable federal rate under the 1986 Deferred Compensation Plan is reported in the following rows of the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table in the amounts of: $50,517 (2013T), $81,662 (2013), and $70,889 (2012), for Mr. Johnson.

The Company’s contributions to the Excess Plan are included in the following rows of the “All Other Compensation” column of the Summary Compensation Table in the amounts of: $0 (2013T) for Mr. Hees; $0 (2013T) for Mr. Basilio; $46,575 (2013T) for Ms. Clark; $73,318 (2013T) for Mr. Pocaterra; $44,016 (2013T) for Mr. Foley; $638,029 (2013T), $764,507 (2013), and $895,864 (2012) for Mr. Johnson; $162,357 (2013T), $213,579 (2013), and $212,484 (2012) for Mr. Winkleblack; $169,353 (2013T), $195,708 (2013), and $209,353 (2012) for Mr. Moran; $123,033 (2013T) for Mr. Bobby.

1986 Deferred Compensation Plan-Material Factors

The 1986 Deferred Compensation Plan (the “1986 Plan”) permitted executives who were eligible under the Company’s Management Incentive Plan during 1986-87 to defer all or a part of their Fiscal Year 1986 and Fiscal Year 1987 annual bonus and LTI awards, as well as to roll over any previously deferred cash awards plus interest accrued. The 1986 Plan accounts accrue earnings at the greater of 150% of the Moody’s Composite Bond Index or 15% per year. The deferred account is distributed upon age 65 in 15 equal annual installments. This program was closed in 1987 and, as such, no additional compensation may be deferred into it. Mr. Johnson participated in the 1986 Plan, and the portion of the interest accrued on this deferred compensation that was greater than 120% of the long-term applicable federal rate for 2013T is included in the Summary Compensation Table and identified in Footnote (5)(ii) to that table.

NOTE—The 1986 Deferred Compensation plan was terminated by the company effective November 30, 2013 and Mr. Johnson was due a lump sum distribution representing the present value of his account.

Executive Deferred Compensation Plan-Material Factors

The Executive Deferred Compensation Plan (the “EDCP”) permitted eligible executives to make irrevocable elections in advance of receipt to defer all or part of their annual incentive payment. The Committee determined that the EDCP was appropriate to enable executives to better plan for their retirement and manage their tax obligations.

Participants could elect a deferral period in which payments commenced no earlier than one year after the year in which the compensation was earned and no later than the retirement date. Payments of deferred amounts would occur in a lump sum of cash or shares of Heinz stock or in up to 15 equal annual installments, according to the participant’s election. In electing to defer an amount under the EDCP, a participant also deferred any federal income tax obligations until the time at which the deferred amount would be paid out.

A notional account is established for each participant’s deferred amounts. Investment gains and losses on amounts deferred prior to Fiscal Year 2010 were credited to the account based on one or more of the following hypothetical investments as selected by the participant: (i) cash account bearing interest at the BNY Mellon Prime Account rate; (ii) H. J. Heinz Company stock account; or (iii) phantom investment alternatives that included several funds available to all employees through the Employees’ Retirement and Savings Plan, plus a fixed income option. Participants could change the future allocations of their deferred account among the various investment alternatives, but amounts that had been allocated to the H. J. Heinz Company Stock Account could not be transferred to other investment options. Deferred compensation contributions made to the EDCP after Fiscal Year 2010 earned a fixed rate of interest, and participants no longer had a choice of investment options for these deferrals. The fixed interest rate used by Heinz was based on 120% of the long-term applicable federal rate. The fixed interest rate was set annually at the beginning of October and was effective at the beginning of the next calendar year. Participants could not transfer prior deferrals into this fixed rate account or any other investment options.

Participants had no interest in any specific asset of the Company; their rights to receive payments under the EDCP were equivalent to those of an unsecured general creditor. Any and all investments remained the property of the Company. The credited earnings on each NEOs account for 2013T are included in the Non-Qualified Deferred Compensation table.

Employee Retirement and Savings Excess Plan (“Excess Plan”)-Material Factors

The Excess Plan provided supplementary benefits to the NEOs whose benefits under the Employees’ Retirement and Savings Plan were limited because of the restriction on annual additions that could be made to a qualified defined contribution plan and/or the limitation on compensation that could be taken into account in calculating contributions to such a plan. Only the age-related company profit-sharing contributions were credited under the Excess Plan, and deferrals by the NEOs were not permitted. The Excess Plan also provided for contribution credit on the value of annual RSU awards and any RSU award granted on a pro-rata basis to new hires.

NOTE—Pursuant to the Merger Agreement, each of the Plans listed above, except the 1986 Plan, was fully vested and scheduled to be terminated within 1 year of the closing of the acquisition. All Plans were terminated effective October 31, 2013. Each NEO who had not yet separated and received payment was entitled to all of their benefits upon termination of the Plans.

Potential Payments Upon Termination

NOTE—The tables and footnotes below provide the disclosure required by Item 402(t) of Regulation S-K and reflect the assumption that a hypothetical termination of employment occurred on the last day of 2013T. The below table and footnotes do not reflect the payments that were made to the former executives in connection with the Merger, which are described in detail in the definitive proxy statement for the acquisition filed with the SEC on March 27, 2013.

The estimated payments to each NEO triggered in the event of an involuntary termination without cause, retirement, death, or disability, as of December 29, 2013, are set forth in the table below. There are no payments triggered by an involuntary termination with cause or a voluntary termination of employment.

SUMMARY OF POTENTIAL PAYMENTS UPON TERMINATION (2013T)

Element	Involuntary Termination Without Cause	Retirement	Death	Disability
Severance
B. Hees(1)	$1,000,000	$—	$—	$—
P.L. Basilio(1)	500,000	—	—	—
K.C. Clark(2)	900,000	—	—	—
F.E. Pocaterra(2)	1,000,000	—	—	—
B.M. Foley(2)	1,000,000	—	—	—
W.R. Johnson	—	—	—	—
A.B. Winkleblack	—	—	—	—
D.C. Moran	—	—	—	—
T.N. Bobby	—	—	—	—

Intrinsic Value of Accelerated Retention RSUs(3)
B. Hees	$—	$—	$—	$—
P.L. Basilio	—	—	—	—
K.C. Clark	—	—	—	—
F.E. Pocaterra	$380,000	$—	$—	$—
B.M. Foley	—	—	—	—
W.R. Johnson	—	—	—	—
A.B. Winkleblack	—	—	—	—
D.C. Moran	—	—	—	—
T.N. Bobby	—	—	—	—

Intrinsic Value of Accelerated Stock Options(4)
B. Hees	$—	$—	$—	$—
P.L. Basilio	—	—	—	—
K.C. Clark	—	—	—	—
F.E. Pocaterra	—	—	—	—
B.M. Foley	—	—	—	—
W.R. Johnson	—	—	—	—
A.B. Winkleblack	—	—	—	—
D.C. Moran	—	—	—	—
T.N. Bobby	—	—	—	—

Intrinsic Value of Accelerated RSU Replacements(5)
B. Hees	$—	$—	$—	$—
P.L. Basilio	—	—	—	—
K.C. Clark	50,625	—	—	—
F.E. Pocaterra	75,000	—	—	—
B.M. Foley	65,625	—	—	—
W.R. Johnson	—	—	—	—
A.B. Winkleblack	—	—	—	—
D.C. Moran	—	—	—	—
T.N. Bobby	—	—	—	—
Total	—	—	—	—
B. Hees	$1,000,000	$—	$—	$—
P.L. Basilio	500,000	—	—	—
K.C. Clark	950,625	—	—	—
F.E. Pocaterra	1,455,000	—	—	—
B.M. Foley	1,065,625	—	—	—
W.R. Johnson	—	—	—	—
A.B. Winkleblack	—	—	—	—
D.C. Moran	—	—	—	—
T.N. Bobby	—	—	—	—

(1)	The severance pay plan as of January 2014 assumes 12 months of base salary with a signed release which applies to Messrs. Hees and Basilio.
(2)	Ms. Clark and Messrs. Pocaterra and Foley were separated from the Company on January 10, 2014 and received payment based on severance pay plan of 24 months of base salary with a signed release.
(3)	Retention RSUs have an accelerated vesting schedule only in the event of involuntary termination without cause and would have been forfeited for the other termination reasons. The value is based on the merger consideration of $72.50 per share of which 5,000 retention RSUs had accelerated vesting along with the value of accrued cash dividend equivalents totaling $17,500.
(4)	There is no accelerated value for stock options because the terminations occur before the first vesting date of July 1, 2014.
(5)	For involuntary termination without cause, the unvested award is forfeited; provided, however, that if there is a signed release of claims against the Company, then the unvested award will continue to vest in accordance with the vesting schedule subject to the restrictive covenants, but in no event later than the last business day of the month of the one year anniversary of the separation for Ms. Clark and Mr. Foley. Mr. Pocaterra is retirement-eligible and the termination will be treated as if he retired resulting in 100% of unvested award vesting in full and will be paid as soon as administratively possible after the termination date.

Severance Pay Plan-Material Factors

NEOs are eligible for benefits under the Severance Pay Plan provided that the reason for termination is involuntary on the part of the NEO and occurs for reasons beyond the NEO’s control, such as job elimination, location closing, or reduction in the workforce. NEOs must be willing to provide satisfactory transitional assistance in order to be eligible for severance benefits.

Under the Severance Pay Plan, modified January 2014 without affecting anyone employed by the Company on June 6, 2013, Messrs. Hees and Basilio will receive a severance payment equal to 12 months of salary following the execution of a release. The prior Severance Pay Plan allowed for a severance payment equal to 24 months of salary following the execution of a release for Ms. Clark and Messrs. Pocaterra and Foley. Severance payments are generally made in a cash lump sum, but may occasionally be made in periodic payments at the Company’s discretion as soon as administratively feasible after the termination of employment and after the former NEO’s executed release has become irrevocable.

In the event that an NEO is rehired within one year after such termination of employment, the NEO will be required to refund to the Company the portion of any severance pay that exceeded the amount of earnings the individual would have received as an employee of the Company between the time of termination and rehire.

Potential Payments Upon Change in Control

NOTE—The tables and footnotes below provide the disclosure required by Item 402(t) of Regulation S-K and reflect the assumption that a hypothetical termination change in control occurred on the last day of 2013T. The table and footnotes do not reflect the payments that were and will be made to the former NEOs in connection with the Merger and termination, which are described in detail in the definitive proxy statement for the acquisition filed with the SEC on March 27, 2013.

The estimated payments to each NEO triggered in the event of a change in control of the Company on December 29, 2013 without termination of employment are set forth in the table below. There are no payments triggered by an involuntary termination for cause or a voluntary termination of employment following the Change in Control.

SUMMARY OF POTENTIAL PAYMENT UPON CHANGE IN CONTROL FOR NAMED EXECUTIVE OFFICERS (2013T)

Element	Change in Control
Intrinsic Value of Accelerated Stock Options
B. Hees	$—	(1)
P.L. Basilio	—	(1)
K.C. Clark	—	(2)
F.E. Pocaterra	—	(2)
B.M. Foley	—	(2)
W.R. Johnson	—
A.B. Winkleblack	—
D.C. Moran	—
T.N. Bobby	—

Intrinsic Value of Accelerated RSU Replacements
B. Hees	$—
P.L. Basilio	—
K.C. Clark	—	(3)
F.E. Pocaterra	—	(3)
B.M. Foley	—	(3)
W.R. Johnson	—
A.B. Winkleblack	—
D.C. Moran	—
T.N. Bobby	—
Total
B. Hees	$—
P.L. Basilio	—
K.C. Clark	—
F.E. Pocaterra	—
B.M. Foley	—
W.R. Johnson	—
A.B. Winkleblack	—
D.C. Moran	—
T.N. Bobby	—

(1)	All stock options immediately vest at the time of the change in control; therefore, there is an acceleration of the unvested stock option awards. However, no intrinsic value is reported based on the assumed closing stock price of $10.00.
(2)	Effective January 10, 2014, Ms. Clark and Messrs. Pocaterra and Foley were separated from the Company an all unvested stock options were cancelled per the provisions in the stock option award agreement.
(3)	The value of the accelerated award will follow the involuntary separation provision instead of the change in control provision because the individual ceased working for the Company on January 10, 2014.

Board of Directors Report

The Board of Directors of the Company has reviewed and discussed this Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Board of Directors has included such CD&A in this prospectus.

Director Compensation for the period April 29, 2013 through December 29, 2013

Upon the Merger, the membership of the Board of Directors of the Company was revised as otherwise set forth in this Form 10K. The following table and narrative sets forth the compensation paid to the non-employee directors of the Company in 2013T for the period April 29, 2013 through December 29, 2013. It also reflects the payments             that were made to the non-employee directors in connection with the Merger (if any), which were described in detail in the definitive proxy statement for the acquisition filed with the SEC on March 27, 2013.

	Fees Earned Or Paid in Cash ($)(b)(1)	Stock Awards ($)(c)	Option Awards ($)(d)	Non-Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($)(g)	Total ($)(h)
Charles E. Bunch	285,593	—	—	—	—	—	285,593
Leonard S. Coleman	759,396	—	—	—	—	—	759,396
John G. Drosdick	1,630,576	—	—	—	—	—	1,630,576
Edith E. Holiday	2,496,813	—	—	—	—	—	2,496,813
Candace Kendle	278,093	—	—	—	—	—	278,093
Franck J. Moison	42,500	—	—	—	—	—	42,500
Dean R. O’Hare	311,380	—	—	—	—	—	311,380
Nelson Peltz	287,093	—	—	—	—	—	287,093
Dennis H. Reilley	1,639,576	—	—	—	—	—	1,639,576
Lynn C. Swann	294,593	—	—	—	—	—	294,593
Thomas J. Usher, Presiding Director	4,046,159	—	—	—	—	—	4,046,159
Michael F. Weinstein	2,353,815	—	—	—	—	—	2,353,815

(1)	Amounts reported in column (b) for each of Mr. O’Hare, Mr. Swann, Mr. Usher and Mr. Weinstein include fees paid for their service on the Special Litigation Committee appointed by the Board of Directors in connection with the acquisition. In addition, the amounts reported for the former directors, except Mr. Moison, include restricted stock cash equivalent payments based on the Merger consideration of $72.50 per share and accrued cash dividends.

As of the end of 2013T, non-employee directors who were on the Board prior to January 31, 1994 will receive, upon retirement on or after age 70, a pension benefit for life equivalent to $30,000 annually.

Director Compensation for the period June 7, 2013 through December 29, 2013

The following table and narrative sets forth the compensation paid to the non-employee directors of the Company in 2013T for the period June 7, 2013 through December 29, 2013.

Name (a)	Fees Earned Or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Gregory Abel	—	$100,000	$121,500	—	—	—	$221,500
Alexandre Behring*	—	$200,000	$243,000	—	—	—	$443,000
Warren E. Buffett(5)	—	—	—	—	—	—	—
Tracy Britt Cool	—	$100,000	$121,500	—	—	—	$221,500
Jorge Paulo Lemann	—	$100,000	$121,500	—	—	—	$221,500
Marcel Hermann Telles	—	$100,000	$121,500	—	—	—	$221,500

Per the October 15, 2013 Board of Directors resolution, Board of Directors compensation is set as follows:

(1)	Retainer to be paid in arrears on December 31 of each year of $50,000, with the Chairman receiving $100,000.
(2)	In lieu of a cash payment, all Directors have an option to elect to receive two times the value of their retainer in Restricted Stock Units (RSUs). All directors elected to receive RSUs other than Mr. Buffet who chose to receive no compensation.
(3)	All Directors were entitled to a one-time Stock Option grant of $500,000 notional with the Chairman receiving $1,000,000 notional. Stock Options cliff vest in five (5) years. (Mr. Buffet declined to receive options or any other compensation.) Option award values were calculated using a Black-Scholes valuation of fair market value.
(4)	Stock options were received on October 16, 2013 and vest on July 1, 2018.
(5)	Mr. Buffet elected to receive no compensation for his service as a Director.
*	Denotes Chairman of the Board

Since June 7, 2013, Directors are reimbursed for travel to Board of Directors’ meetings for their actual out-of-pocket travel costs. The Company may, at its discretion, provide transportation via third-party charter aircraft. Directors are reimbursed for reasonable expenses incurred while traveling to or from Board of Directors’ meetings or while conducting business on behalf of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Principal Shareholders

There are currently 100 shares of the Issuer’s common stock, no par value, issued and outstanding. All of the issued and outstanding common stock of the Issuer is held by Hawk II. Hawk Acquisition Intermediate Corporation I (“Intermediate Parent”) holds all the issued and outstanding common stock of Hawk II. Parent holds all of the issued and outstanding common stock of Intermediate Parent.

The following table describes the beneficial ownership of Parent common stock as of December 29, 2013 by each person known to the Company to beneficially own more than five percent of Parent’s common stock. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying the warrant beneficially owned by that person that are exercisable within 60 days following December 29, 2013 but not for any other person. The beneficial ownership percentages reflected in the table below are based on 850,000,000 shares of Parent’s common stock outstanding as of December 29, 2013.

Notwithstanding the beneficial ownership of common stock presented below, a shareholders agreement governs the Sponsors’ exercise of their voting rights with respect to the election of directors and certain other material events. The parties to this shareholders’ agreement (e.g., the Sponsors and Parent) have agreed that all shares of the Sponsors shall be voted in accordance with the provisions thereof, including with respect to the election the board of directors of Parent and its subsidiaries (including H.J. Heinz Company). See the “Corporate Governance—Election of Members to the Board of Directors”, “Directors, Executive Officers and Corporate Governance”, “Certain Relationships and Related Party Transactions.”

Except as described in the agreements mentioned above or as otherwise indicated in a footnote, each of the beneficial owners listed has, to our knowledge, sole voting, dispositive and investment power with respect to the indicated shares of common stock beneficially owned by them.

Name and Address	Number of Shares Beneficially Owned		Percent of Common Stock
3G Special Situations Fund III, L.P. (2)	425,000,000	(1)	50.00	%(1)
Berkshire Hathaway Inc. (3)	471,195,652	(1)	52.58	%(1)
Gregory Abel	—		—
Alexandre Behring	—		—
Tracy Britt Cool	—		—
Warren E. Buffett	471,195,652	(3)	52.58	%(3)
Jorge Paulo Lemann	—		—
Marcel Herrmann Telles	—		—
All directors and executive officers as a group	—		—

(1)	Includes shares of which the listed beneficial owner is deemed to have the right to acquire beneficial ownership under Rule 13d-3(d) under the Securities Exchange Act, including, among other things, shares which the listed beneficial owner has the right to acquire within 60 days. Each of 3G Special Situations Fund III, L.P. and Berkshire Hathaway Inc. beneficially own 425,000,000 shares of common stock of Parent. In addition, in connection with the Merger and the transactions contemplated thereby, Berkshire Hathaway Inc. was granted a warrant to purchase 46,195,652 shares of common stock of Parent at an exercise price of $0.01 per share.
(2)

3G Special Situations Fund III Partners, L.P. (the “GP”) serves as the general partner of 3G Special Situations Fund III, L.P. (the “Fund”). 3G Capital Partners, L.P. (the “UGP”) is the general partner of the GP. 3G Capital Partners Ltd. (the “UUGP” and, together with the GP, the Fund and the UGP, the “3G Entities”) is the general partner of the UGP. Each of the 3G Entities may be deemed to beneficially own, and to have shared voting and dispositive power with respect to, these shares of Common Stock. The address of each of the 3G Entities is 3G Capital, Inc., 600 Third Avenue, 37th Floor, New York, New York 10016. Mr. Behring is the managing partner of 3G Capital Partners, Ltd. and Messrs. Behring, Lemann, Hees, Basilio and Telles are directors of 3G Capital Partners, Ltd. A five member investment committee of 3G Capital Partners, L.P. is empowered to make decisions with respect to 3G Special Situations Fund III, L.P.’s investments, including H.J. Heinz Company, and, therefore, no individual member of the committee is deemed to be the beneficial owner of the shares of H.J. Heinz Company beneficially owned indirectly by 3G Special Situation Fund III, L.P. This investment committee has the power to vote, dispose of or sell all of the shares of H.J. Heinz Company. Messrs. Behring, Lemann and Telles are members of the investment committee and disclaim beneficial ownership of any shares of H.J. Heinz Company beneficially owned by 3G Special Situations Fund III, L.P., except to the extent of their pecuniary interest, if any, therein.
(3)	Berkshire Hathaway Inc., a diversified holding company whose address is 3555 Farnam Street, Omaha, NE 68131, owns an aggregate of 425,000,000 shares of common stock of Parent, and has the right to acquire an additional 46,195,652 shares of common stock under the Warrant. Warren E. Buffett, the Chairman and CEO of Berkshire Hathaway Inc., may be deemed to control Berkshire Hathaway Inc., and therefore may be deemed to beneficially own the shares of common stock of Parent beneficially owned by Berkshire Hathaway Inc.

Equity Compensation Plan Information

In connection with the Merger, which was completed on June 7, 2013, all compensation plans under which equity securities were authorized for issuance have been terminated.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Person Transactions

The Related Person Transaction Policy of the Board ensures that the Company’s transactions with certain persons are not inconsistent with the best interests of the Company. A “Related Person Transaction” is a transaction with the Company in an amount exceeding $120,000 in which a Related Person has a direct or indirect material interest. A “Related Person” includes the executive officers, directors, nominees to the Board of Directors, and more than five percent shareholders of the Company, and any immediate family member of such a person. Under the Company’s written Related Person Transaction Policy, Company management screens for any potential Related Person Transactions, primarily through the annual circulation of a Directors and Officers Questionnaire (“D&O Questionnaire”) to each member of the Board of Directors and each officer of the Company that is an executive officer. The D&O Questionnaire contains questions intended to identify Related Persons and transactions between the Company and Related Persons. If a Related Person Transaction is identified, such transaction is brought to the attention of the Corporate Governance Committee for its approval, ratification, revision, or rejection in consideration of all of the relevant facts and circumstances.

Shareholders Agreement

In connection with the Merger, on June 7, 2013, Parent entered into a shareholders agreement with the Sponsors, which governs, among other things, the Sponsors’ respective rights, duties and obligations with respect to the ownership of Parent’s securities, including the nomination and election of the members of the board of directors of each of Holdings, Intermediate Holdings, Parent and the Company. For so long as each Sponsor owns at least 66% of the common stock of Parent originally acquired by such Sponsor, such Sponsor is entitled to nominate and elect three representatives to the board of directors of Parent and each of its subsidiaries (including the Company).If either Sponsor’s ownership of common stock of Parent falls below such threshold, such Sponsor shall retain the right to nominate and elect a lesser number of representatives to such boards of directors, which number of representatives would be linked to such Sponsor’s percentage ownership of the originally acquired common stock of Parent.

Director Independence Standards

We are a privately held corporation. As the Company is no longer listed on any exchange, we are no longer subject to any listing standards for director independence.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following is a summary of certain provisions of the instruments evidencing our material indebtedness. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the agreements, including the definitions of certain terms therein that are not otherwise defined in this prospectus.

Senior Secured Credit Facilities

Concurrently with the consummation of the Merger, the Issuer, as borrower, entered into the Senior Secured Credit Facilities with JPMorgan Chase Bank, N.A., as administrative agent, Wells Fargo Securities, LLC, as syndication agent, and the other agents and lenders party thereto from time to time. The following is a summary description of certain terms of our Senior Secured Credit Facilities.

The Senior Secured Credit Facilities provide for an aggregate maximum borrowing of $11,500 million under a USD New Term Loan Facility (the “Term Loan Facility”) in an aggregate amount of $9,500 million apportioned between a USD New Term B-1 Loan Facility with a 6-year maturity and a USD New Term B-2 Loan Facility with a 7-year maturity, and the Revolving Credit Facility, providing for up to $2,000 million of revolving extensions of credit outstanding at any time (including revolving loans, swingline loans and letters of credit).

Maturity; Prepayments

The Revolving Credit Facility has a five-year maturity. The USD New Term Loan B-1 has a six-year maturity. The USD New Term Loan B-2 Facility has a seven-year maturity. The principal amount of the Term Loan Facility will amortize at a rate of 1.00% per annum for the first five and three-quarter years or six and three-quarter years for the B-1 and B-2 facilities, respectively, with the balance payable at maturity.

Subject to certain exceptions, the Senior Secured Credit Facilities are subject to mandatory prepayments in amounts equal to:

•	100% of the net cash proceeds from any non-ordinary course sale or other disposition of assets (including as a result of casualty or condemnation) by the Company or any of its restricted subsidiaries in excess of a certain amount and subject to customary reinvestment provisions and certain other exceptions;

•	100% of the net cash proceeds from issuances or incurrences of debt by the Company or any of its restricted subsidiaries (other than certain indebtedness permitted by the Senior Secured Credit Facilities); and

•	50% (with stepdowns to 25% and 0% based upon achievement of specified first lien secured leverage ratios) of annual excess cash flow of the Company and its restricted subsidiaries.

Voluntary prepayments and commitment reductions are permitted in minimum amounts. With respect to the USD New Term Loan Facility B-1 Facility certain voluntary prepayments prior to the first anniversary of the closing of the transactions are subject to a call premium of 1%. With respect to the USD New Term Loan Facility B-2 Facility, certain voluntary prepayments are subject to a call premium of 1% prior to the second anniversary of the closing of the transactions.

Security; Guarantees

The obligations of the Issuer under the Senior Secured Credit Facilities are guaranteed by Hawk Acquisition Intermediate Corporation II and each direct and indirect, existing and future, domestic material wholly-owned restricted subsidiary of the Issuer.

The Senior Secured Credit Facilities and any swap agreements and cash management arrangements provided by any party to the Senior Secured Credit Facilities or any of its affiliates are secured on a first priority basis by a perfected security interest in substantially all of the Company’s and each guarantor’s tangible and intangible assets (subject to certain exceptions), including U.S. registered intellectual property, owned real property above a value to be agreed and all of the capital stock of the borrower and all capital stock directly held by the borrower or any subsidiary guarantor of each of its wholly-owned material restricted subsidiaries (limited to 65% of the capital stock of foreign subsidiaries).

Interest

At the Company’s election, the interest rate per annum applicable to the loans under the Senior Secured Credit Facilities is based on a fluctuating rate of interest determined by reference to with respect to the New USD Term Loan B-1 Facility, New USD Term Loan B-2 Facility and Revolving Credit Facility, either (a) a base rate determined by reference to the highest of (1) the prime rate of JPMorgan Chase Bank, N.A., (2) the federal funds effective rate plus 0.5% and (3) the Eurodollar rate applicable for an interest period of one month plus 1.00%, plus an applicable margin or (b) a rate determined by reference to LIBOR, adjusted for statutory reserve requirements, plus an applicable margin. Borrowings under each of the USD New Term Loan B-1 Facility and USD Term Loan B-2 Facility are subject to a LIBOR floor of 1.00%.

Covenants

The Senior Secured Credit Facilities contains a number of customary affirmative and negative covenants that, among other things, limit or restrict the ability of the Company and its restricted subsidiaries to:

•	incur additional indebtedness (including guarantee obligations);

•	incur liens;

•	engage in mergers, consolidations, liquidations and dissolutions (other than pursuant to the Transactions);

•	sell assets (with exceptions for, among other things, sales of company-owned restaurants to existing or prospective franchisees, subject to certain restrictions);

•	pay dividends and make other payments in respect of capital stock;

•	make acquisitions, investments, loans and advances;

•	pay and modify the terms of certain indebtedness;

•	engage in certain transactions with affiliates;

•	enter into negative pledge clauses and clauses restricting subsidiary distributions; and

•	change its line of business.

In addition, under the Revolving Credit Facility, the borrower is required to comply with a specified first lien senior secured leverage ratio to the extent any loans are outstanding under the Revolving Credit Facility are outstanding or Letters of Credit issued and outstanding thereunder exceed $50 million as of the end of any fiscal quarter.

Events of Default

The Senior Secured Credit Facilities contain customary events of default, including nonpayment of principal, interest or other amounts; material inaccuracy of a representation or warranty; violation of a covenant; cross-default and cross acceleration to indebtedness beyond an agreed-upon amount; bankruptcy and insolvency events; unsatisfied judgments beyond an agreed-upon amount; actual or asserted invalidity of any material guarantee or security document; and a change of control. Our ability to borrow under the Senior Secured Credit Facilities is dependent on, among other things, our compliance with the above-described financial ratio. Failure to comply with this ratio or the other provisions of the credit agreement for the Senior Secured Credit Facilities (subject to certain grace periods) could, absent a waiver or an amendment from the lenders under such agreement, restrict the availability of the Revolving Credit Facility and permit the acceleration of all outstanding borrowings under such credit agreement.

Existing Indebtedness

Following consummation of the Merger we rolled over approximately $1,799 million of our then current existing indebtedness. The Rollover Notes include the Company’s existing 6.375% Debentures due 2028, 6.250% Notes due 2030, 6.750% Notes due 2032 and 7.125% Notes due 2039. On March 13, 2013, the Company launched a consent solicitation relating to the 7.125% Notes due 2039 seeking a waiver of the change of control provisions as applicable to the Transactions and received the required consents to waive such provisions.

EXCHANGE OFFER

Purpose of the Exchange Offer

The exchange offer is designed to provide holders of Old Notes with an opportunity to acquire Exchange Notes which, unlike the Old Notes, will be freely transferable at all times, subject to any restrictions on transfer imposed by state “blue sky” laws and provided that the holder is not our affiliate within the meaning of the Securities Act and represents that the Exchange Notes are being acquired in the ordinary course of the holder’s business and the holder is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes.

The Old Notes were originally issued and sold on April 1, 2013 pursuant to the Purchase Agreement dated March 22, 2013 by and among H.J. Heinz Company (as successor-in-interest to Hawk Acquisition Sub, Inc.), Wells Fargo Securities, LLC and J.P. Morgan Securities LLC as Representatives of the several Initial Purchasers listed in Schedule 1 thereto. The Old Notes were issued and sold in a transaction not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act. The Old Notes may not be reoffered, resold or transferred other than (i) to us or our subsidiaries, (ii) to a qualified institutional buyer in compliance with Rule 144A promulgated under the Securities Act, (iii) outside the United States to a non-U.S. person within the meaning of Regulation S under the Securities Act, (iv) pursuant to the exemption from registration provided by Rule 144 promulgated under the Securities Act (if available) or (v) pursuant to an effective registration statement under the Securities Act.

In connection with the original issuance and sale of the Old Notes, we entered into the Registration Rights Agreement, pursuant to which we agreed to file with the SEC a registration statement covering the exchange by us of the Exchange Notes for the Old Notes, pursuant to the exchange offer. The Registration Rights Agreement provides that we will file with the SEC an exchange offer registration statement on an appropriate form under the Securities Act and offer to holders of Old Notes who are able to make certain representations the opportunity to exchange their Old Notes for Exchange Notes.

Under existing interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties in other transactions, the Exchange Notes would, in general, be freely transferable after the exchange offer without further registration under the Securities Act; provided, however, that in the case of broker-dealers participating in the exchange offer, a prospectus meeting the requirements of the Securities Act must be delivered by such broker-dealers in connection with resales of the Exchange Notes. We have agreed to furnish a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any Exchange Notes acquired in the exchange offer. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

We do not intend to seek our own interpretation regarding the exchange offer, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the Exchange Notes as it has in other interpretations to third parties.

Each holder of Old Notes that exchanges such Old Notes for Exchange Notes in the exchange offer will be deemed to have made certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of Exchange Notes and (iii) it is not our affiliate as defined in Rule 405 under the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of Old Notes or Exchange Notes. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

Terms of the Exchange Offer; Period for Tendering Outstanding Old Notes

Upon the terms and subject to the conditions set forth in this prospectus, we will accept any and all Old Notes that were acquired by the initial purchasers pursuant to Rule 144A or Regulation S, validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Old Notes accepted in the exchange offer. Holders may tender some or all of their Old Notes pursuant to the exchange offer. However, Old Notes may be tendered only in minimum denominations of $2,000 and integral multiples of $1,000 thereafter.

The form and terms of the Exchange Notes are the same as the form and terms of the outstanding Old Notes except that:

(1)	the Exchange Notes will be registered under the Securities Act and will not have legends restricting their transfer;

(2)	the Exchange Notes will not contain the registration rights and liquidated damages provisions contained in the outstanding Old Notes; and

(3)	interest on the Exchange Notes will accrue from the last interest date on which interest was paid on your Old Notes.

The Exchange Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture.

We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

We will be deemed to have accepted validly tendered Old Notes when, as and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us.

If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of specified other events set forth in this prospectus, the certificates for any unaccepted Old Notes will be promptly returned, without expense, to the tendering holder.

Holders who tender Old Notes in the exchange offer will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of Old Notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See “Fees and expenses” and “Transfer taxes” below.

The exchange offer will remain open for at least 20 full business days. The term “expiration date” will mean 5:00 p.m., New York City time, on June 5, 2014, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which the exchange offer is extended.

To extend the exchange offer, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date, we will:

(1)	notify the exchange agent of any extension by oral notice (promptly confirmed in writing) or written notice, and

(2)	mail to the registered holders an announcement of any extension, and issue a notice by press release or other public announcement before such expiration date.

We reserve the right, in our sole discretion:

(1)	if any of the conditions below under the heading “—Conditions to the Exchange Offer” shall have not been satisfied,

(a)	to delay accepting any Old Notes,

(b)	to extend the exchange offer, or

(c)	to terminate the exchange offer, or

(2)	to amend the terms of the exchange offer in any manner, provided however, that if we amend the exchange offer to make a material change, including the waiver of a material condition, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least five business days after such amendment or waiver; provided further, that if we amend the exchange offer to change the percentage of Old Notes being exchanged or the consideration being offered, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least ten business days after such amendment or waiver.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders.

Procedures for Tendering Old Notes Through Brokers and Banks

Since the Old Notes are represented by global book-entry notes, DTC, as depositary, or its nominee is treated as the registered holder of the Old Notes and will be the only entity that can tender your Old Notes for Exchange Notes. Therefore, to tender Old Notes subject to this exchange offer and to obtain Exchange Notes, you must instruct the institution where you keep your Old Notes to tender your Old Notes on your behalf so that they are received on or prior to the expiration of this exchange offer.

The letter of transmittal that may accompany this prospectus may be used by you to give such instructions.

YOU SHOULD CONSULT YOUR ACCOUNT REPRESENTATIVE AT THE BROKER OR BANK WHERE YOU KEEP YOUR OLD NOTES TO DETERMINE THE PREFERRED PROCEDURE.

IF YOU WISH TO ACCEPT THIS EXCHANGE OFFER, PLEASE INSTRUCT YOUR BROKER OR ACCOUNT REPRESENTATIVE IN TIME FOR YOUR OLD NOTES TO BE TENDERED BEFORE THE 5:00 PM (NEW YORK CITY TIME) DEADLINE ON JUNE 5, 2014.

Deemed Representations

To participate in the exchange offer, we require that you represent to us that:

(1)	you or any other person acquiring Exchange Notes in exchange for your Old Notes in the exchange offer is acquiring them in the ordinary course of business;

(2)	neither you nor any other person acquiring Exchange Notes in exchange for your Old Notes in the exchange offer is engaging in or intends to engage in a distribution of the Exchange Notes within the meaning of the federal securities laws;

(3)	neither you nor any other person acquiring Exchange Notes in exchange for your Old Notes has an arrangement or understanding with any person to participate in the distribution of Exchange Notes issued in the exchange offer;

(4)	neither you nor any other person acquiring Exchange Notes in exchange for your Old Notes is our “affiliate” as defined under Rule 405 of the Securities Act; and

(5)	if you or another person acquiring Exchange Notes in exchange for your Old Notes is a broker-dealer and you acquired the Old Notes as a result of market-making activities or other trading activities, you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes.

BY TENDERING YOUR OLD NOTES YOU ARE DEEMED TO HAVE MADE THESE REPRESENTATIONS.

Broker-dealers who cannot make the representations in item (5) of the paragraph above cannot use this exchange offer prospectus in connection with resales of the Exchange Notes issued in the exchange offer.

If you are our “affiliate,” as defined under Rule 405 of the Securities Act, if you are a broker-dealer who acquired your Old Notes in the initial offering and not as a result of market-making or trading activities, or if you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of Exchange Notes acquired in the exchange offer, you or that person:

(1)	may not rely on the applicable interpretations of the Staff of the SEC and therefore may not participate in the exchange offer; and

(2)	must comply with the registration and prospectus delivery requirements of the Securities Act or an exemption therefrom when reselling the Old Notes.

You may tender some or all of your Old Notes in this exchange offer. However, your Old Notes may be tendered only in minimum denominations of $2,000 and integral multiples of $1,000 thereafter.

When you tender your outstanding Old Notes and we accept them, the tender will be a binding agreement between you and us as described in this prospectus.

The method of delivery of outstanding Old Notes and all other required documents to the exchange agent is at your election and risk.

We will decide all questions about the validity, form, eligibility, acceptance and withdrawal of tendered Old Notes, and our reasonable determination will be final and binding on you. We reserve the absolute right to:

(1)	reject any and all tenders of any particular Old Note not properly tendered;

(2)	refuse to accept any Old Note if, in our reasonable judgment or the judgment of our counsel, the acceptance would be unlawful; and

(3)	waive any defects or irregularities or conditions of the exchange offer as to any particular Old Notes before the expiration of the offer.

Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of Old Notes as we will reasonably determine. Neither we, the exchange agent nor any other person will incur any liability for failure to notify you or any defect or irregularity with respect to your tender of Old Notes. If we waive any terms or conditions pursuant to (3) above with respect to a noteholder, we will extend the same waiver to all noteholders with respect to that term or condition being waived.

Procedures for Brokers and Custodian Banks; DTC ATOP Account

In order to accept this exchange offer on behalf of a holder of Old Notes you must submit or cause your DTC participant to submit an Agent’s Message as described below.

The exchange agent, on our behalf will seek to establish an Automated Tender Offer Program (“ATOP”) account with respect to the outstanding Old Notes at DTC promptly after the delivery of this prospectus. Any financial institution that is a DTC participant, including your broker or bank, may make book-entry tender of outstanding Old Notes by causing the book-entry transfer of such Old Notes into our ATOP account in accordance with DTC’s procedures for such transfers. Concurrently with the delivery of Old Notes, an Agent’s

Message in connection with such book-entry transfer must be transmitted by DTC to, and received by, the exchange agent on or prior to 5:00 pm, New York City Time on the expiration date. The confirmation of a book entry transfer into the ATOP account as described above is referred to herein as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by the DTC participants to DTC, and thereafter transmitted by DTC to the exchange agent, forming a part of the Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message stating that such participant and beneficial holder agree to be bound by the terms of this exchange offer.

Each Agent’s Message must include the following information:

(1)	Name of the beneficial owner tendering such Old Notes;

(2)	Account number of the beneficial owner tendering such Old Notes;

(3)	Principal amount of Old Notes tendered by such beneficial owner; and

(4)	A confirmation that the beneficial holder of the Old Notes tendered has made the representations for our benefit set forth under “—Deemed Representations” above.

BY SENDING AN AGENT’S MESSAGE THE DTC PARTICIPANT IS DEEMED TO HAVE CERTIFIED THAT THE BENEFICIAL HOLDER FOR WHOM NOTE ARE BEING TENDERED HAS BEEN PROVIDED WITH A COPY OF THIS PROSPECTUS.

The delivery of Old Notes through DTC, and any transmission of an Agent’s Message through ATOP, is at the election and risk of the person tendering Old Notes. We will ask the exchange agent to instruct DTC to promptly return those Old Notes, if any, that were tendered through ATOP but were not accepted by us, to the DTC participant that tendered such Old Notes on behalf of holders of the Old Notes.

Acceptance of Outstanding Old Notes for Exchange; Delivery of Exchange Notes

We will accept validly tendered Old Notes when the conditions to the exchange offer have been satisfied or we have waived them. We will have accepted your validly tendered Old Notes when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us. If we do not accept any tendered Old Notes for exchange by book-entry transfer because of an invalid tender or other valid reason, we will credit the Notes to an account maintained with DTC promptly after the exchange offer terminates or expires.

THE AGENT’S MESSAGE MUST BE TRANSMITTED TO EXCHANGE AGENT ON OR BEFORE 5:00 PM, NEW YORK CITY TIME, ON THE EXPIRATION DATE.

Withdrawal Rights

You may withdraw your tender of outstanding notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you should contact your bank or broker where your Old Notes are held and have them send an ATOP notice of withdrawal so that it is received by the exchange agent before 5:00 p.m., New York City time, on the expiration date. Such notice of withdrawal must:

(1)	specify the name of the person that tendered the Old Notes to be withdrawn;

(2)	identify the Old Notes to be withdrawn, including the CUSIP number and principal amount at maturity of the Old Notes; specify the name and number of an account at the DTC to which your withdrawn Old Notes can be credited.

We will decide all questions as to the validity, form and eligibility of the notices and our determination will be final and binding on all parties. Any tendered Old Notes that you withdraw will not be considered to have been validly tendered. We will promptly return any outstanding Old Notes that have been tendered but not exchanged, or credit them to the DTC account. You may re-tender properly withdrawn Old Notes by following one of the procedures described above before the expiration date.

Conditions on the Exchange Offer

Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any outstanding Old Notes and may terminate the exchange offer (whether or not any Old Notes have been accepted for exchange) or amend the exchange offer, if any of the following conditions has occurred or exists or has not been satisfied, or has not been waived by us in our sole reasonable discretion, prior to the expiration date:

•	there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

(1)	seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of this transaction; or

(2)	resulting in a material delay in our ability to accept for exchange or exchange some or all of the Old Notes in the exchange offer; or

(3)	any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any governmental authority, domestic or foreign; or

•	any action has been taken, proposed or threatened, by any governmental authority, domestic or foreign, that, in our sole reasonable judgment, would directly or indirectly result in any of the consequences referred to in clauses (1), (2) or (3) above or, in our sole reasonable judgment, would result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes which are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the exchange offer; or the following has occurred:

(1)	any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

(2)	any limitation by a governmental authority which adversely affects our ability to complete the transactions contemplated by the exchange offer; or

(3)	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

(4)	a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the exchange offer, a material acceleration or worsening of these calamities; or

•	any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the Old Notes or the Exchange Notes, which in our sole reasonable judgment in any case makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange; or

•	there shall occur a change in the current interpretation by the Staff of the SEC which permits the Exchange Notes issued pursuant to the exchange offer in exchange for Old Notes to be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder which is our affiliate within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes; or

•	any law, statute, rule or regulation shall have been adopted or enacted which, in our reasonable judgment, would impair our ability to proceed with the exchange offer; or

•	a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement, or proceedings shall have been initiated or, to our knowledge, threatened for that purpose, or any governmental approval has not been obtained, which approval we shall, in our sole reasonable discretion, deem necessary for the consummation of the exchange offer as contemplated hereby; or

•	we have received an opinion of counsel experienced in such matters to the effect that there exists any actual or threatened legal impediment (including a default or prospective default under an agreement, indenture or other instrument or obligation to which we are a party or by which we are bound) to the consummation of the transactions contemplated by the exchange offer.

If we determine in our sole reasonable discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, we may, subject to applicable law, terminate the exchange offer (whether or not any Old Notes have been accepted for exchange) or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. If such waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes and will extend the exchange offer to the extent required by Rule 14e-1 promulgated under the Exchange Act.

These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them, in whole or in part, in our sole reasonable discretion, provided that we will not waive any condition with respect to an individual holder of Old Notes unless we waive that condition for all such holders. Any reasonable determination made by us concerning an event, development or circumstance described or referred to above will be final and binding on all parties. Our failure at any time to exercise any of the foregoing rights will not be a waiver of our rights and each such right will be deemed an ongoing right which may be asserted at any time before the expiration of the exchange offer.

Exchange Agent

We have appointed Wells Fargo Bank, National Association as the exchange agent for the exchange offer. You should direct questions, requests for assistance, and requests for additional copies of this prospectus and the letter of transmittal that may accompany this prospectus to the exchange agent addressed as follows:

Wells Fargo Bank, National Association

By facsimile:

(877) 407-4679

For information or confirmation by telephone:

(800) 344-5128

Registered & Certified Mail:	Regular Mail or Courier:	In Person by Hand Only:
Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480	Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 6th St & Marquette Avenue Minneapolis, MN 55479	Wells Fargo Bank, N.A. Corporate Trust Operations Northstar East Building -12th Floor 608 Second Avenue South Minneapolis, MN 55402

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

The principal solicitation is being made through DTC by Wells Fargo Bank, National Association, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provisions of these services and pay other registration expenses, including registration and filing fees, fees and expenses of compliance with federal securities and state blue sky securities laws, printing expenses, messenger and delivery services and telephone, fees and disbursements to our counsel, application and filing fees and any fees and disbursements to our independent certified public accountants. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer except for reimbursement of mailing expenses.

Additional solicitations may be made by telephone, facsimile or in person by our and our affiliates’ officers employees and by persons so engaged by the exchange agent.

Accounting Treatment

The Exchange Notes will be recorded at the same carrying value as the existing Old Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be capitalized and expensed over the term of the Exchange Notes.

Transfer Taxes

If you tender outstanding Old Notes for exchange you will not be obligated to pay any transfer taxes. However, if you instruct us to register Exchange Notes in the name of, or request that your Old Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, you will be responsible for paying any transfer tax owed.

YOU MAY SUFFER ADVERSE CONSEQUENCES IF YOU FAIL TO EXCHANGE OUTSTANDING OLD NOTES.

If you do not tender your outstanding Old Notes, you will not have any further registration rights, except for the rights described in the Registration Rights Agreement and described above, and your Old Notes will continue to be subject to the provisions of the indenture governing the Old Notes regarding transfer and exchange of the Old Notes and the restrictions on transfer of the Old Notes imposed by the Securities Act and states securities law when we complete the exchange offer. These transfer restrictions are required because the Old Notes were issued under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Accordingly, if you do not tender your Old Notes in the exchange offer, your ability to sell your Old Notes could be adversely affected. Once we have completed the exchange offer, holders who have not tendered notes will not continue to be entitled to any increase in interest rate that the indenture governing the Old Notes provides for if we do not complete the exchange offer.

Consequences of Failure to Exchange

The Old Notes that are not exchanged for Exchange Notes pursuant to the exchange offer will remain restricted securities. Accordingly, the Old Notes may be resold only:

(1)	to us upon redemption thereof or otherwise;

(2)	so long as the outstanding securities are eligible for resale pursuant to Rule 144A, to a person inside the United States who is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

(3)	outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

(4)	pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Shelf Registration

The Registration Rights Agreement also requires that we file a shelf registration statement if:

(1)	we cannot file a registration statement for the exchange offer because the exchange offer is not permitted by law or SEC policy;

(2)	a law or SEC policy prohibits a holder from participating in the exchange offer;

(3)	a holder cannot resell the Exchange Notes it acquires in the exchange offer without delivering a prospectus and this prospectus is not appropriate or available for resales by the holder; or

(4)	a holder is a broker-dealer and holds notes acquired directly from us or one of our affiliates.

We will also register the Exchange Notes under the securities laws of jurisdictions that holders may request before offering or selling notes in a public offering. We do not intend to register Exchange Notes in any jurisdiction unless a holder requests that we do so.

Old Notes may be subject to restrictions on transfer until:

(1)	a person other than a broker-dealer has exchanged the Old Notes in the exchange offer;

(2)	a broker-dealer has exchanged the Old Notes in the exchange offer and sells them to a purchaser that receives a prospectus from the broker, dealer on or before the sale;

(3)	the Old Notes are sold under an effective shelf registration statement that we have filed; or

(4)	the Old Notes are sold to the public under Rule 144 of the Securities Act.

DESCRIPTION OF EXCHANGE NOTES

The following is a description of the $3,100,000,000 aggregate principal amount of 4.25% second lien senior secured notes due 2020 (the “Notes”). The Notes will be issued by H.J. Heinz Company, a Pennsylvania corporation (“Heinz”). In this Description of Exchange Notes, the term “Issuer” refers only to Heinz and not any of its Subsidiaries.

The Issuer will issue the Notes under an indenture (the “Indenture”) dated as of April 1, 2013, among Merger Sub and Wells Fargo Bank, National Association, as trustee (in such capacity, the “Trustee”) and as collateral agent as supplemented by that certain First Supplemental Indenture dated as of June 7, 2013 pursuant to which Heinz assumed the obligations of the issuer thereunder. The terms of the Notes include those stated in the Indenture and, except as specified below, those made part of such Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Notes are subject to all such terms pursuant to the provisions of the Indenture, and Holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof.

The following is a summary of the material provisions of the Indenture. Because this is a summary, it may not contain all the information that is important to you. You should read the Indenture in its entirety. Copies of the proposed form of the Indenture are available as described under “Where You Can Find More Information.” You can find the definitions of certain terms used in this description under “—Certain Definitions.”

Brief Description of the Notes and the Note Guarantees

The Notes will be:

•	general senior obligations of the Issuer secured by a Second Priority Lien in the Collateral;

•	pari passu in right of payment with any existing and future Senior Indebtedness (including the Credit Agreement) of the Issuer;

•	effectively subordinated to all Secured Indebtedness of the Issuer (including the Credit Agreement) that is secured by a Lien that is senior or prior to the Second Priority Liens;

•	senior in right of payment to any future Subordinated Indebtedness of the Issuer;

•	unconditionally guaranteed on a senior secured basis by each Guarantor;

•	structurally subordinated to any existing and future Indebtedness and other liabilities, including preferred stock, of Non-Guarantors; and

•	subject to registration with the SEC pursuant to the Registration Rights Agreement.

Each Note Guarantee (as defined below) will be:

•	a general senior obligation of the Guarantor secured by a Second Priority Lien in the Collateral;

•	pari passu in right of payment with any existing and future Senior Indebtedness (including the Credit Agreement) of the Guarantor;

•	effectively subordinated to all Secured Indebtedness of the Guarantor (including the Credit Agreement) that is secured by a Lien that is senior or prior to the Second Priority Liens; and

•	senior in right of payment to any future Subordinated Indebtedness of the Guarantor.

Principal, Maturity and Interest

The Notes will be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. The rights of Holders of beneficial interests in the Notes to receive the payments on such Notes are subject to applicable procedures of DTC. If the due date for any payment in respect of any Notes is not a Business Day at the place at which such payment is due to be paid, the Holder thereof will not be entitled to payment of the amount due until the next succeeding Business Day at such place, and will not be entitled to any further interest or other payment as a result of any such delay.

The Issuer issued an aggregate principal amount of $3,100,000,000 of Notes on the Issue Date. The Notes will mature on October 15, 2020. Interest on the Notes will accrue at the rate per annum set forth on the cover of this prospectus and will be payable, in cash, semi-annually in arrears on April 15 and October 15 of each year, commencing on October 15, 2013, to Holders of record on the immediately preceding April 1 and October 1, respectively. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Each interest period will end on (but not include) the relevant interest payment date.

Additional Notes

The Issuer may issue additional Notes (the “Additional Notes”) from time to time under the Indenture. The Indenture provides for the issuance of additional notes having identical terms and conditions to the Notes offered hereby, subject to compliance with the covenants contained in the Indenture. Additional Notes will be part of the same issue as the Notes offered hereby under the Indenture for all purposes, including waivers, amendments, redemptions and offers to purchase; provided that Additional Notes will not be issued with the same CUSIP as existing Notes unless such Additional Notes are fungible with the existing Notes for U.S. federal income tax purposes.

Payments

Principal of, and premium, if any, interest and Additional Interest, if any, on the Notes will be payable at the office or agency of the Issuer maintained for such purpose (the “Paying Agent”) or, at the option of the paying agent, payment of interest and Additional Interest, if any, may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders provided that all payments of principal, premium, if any, interest and Additional Interest, if any, with respect to Notes represented by one or more global notes registered in the name of or held by the DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Issuer, the Issuer’s office or agency will be the office of the Trustee maintained for such purpose.

Guarantees

The obligations of the Issuer under the Notes and the Indenture will be, jointly and severally, unconditionally guaranteed on a senior secured basis (the “Note Guarantees”) by each existing and future Wholly-Owned Domestic Restricted Subsidiary that Guarantees the Issuer’s obligations under the Credit Agreement. Subsidiaries will be required to Guarantee the Notes to the extent described in “—Certain Covenants—Limitation on Guarantees.”

Each Note Guarantee will be limited to the maximum amount that would not render the Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of foreign or state law to comply with corporate benefit, financial assistance and other laws. By virtue of this limitation, a Guarantor’s obligation under its Note Guarantee could be significantly less than amounts payable with respect to the Notes, or a Guarantor may have effectively no obligation under its Note Guarantee. See “Risk Factors—Risks Related to the Notes—Each Guarantee will be subject to certain limitations on enforcement and may be limited by applicable laws or subject to certain defenses that may limit its validity and enforceability.”

The Note Guarantee of a Guarantor will terminate upon:

(1)	other than in the case of Holdings or any other direct or indirect parent of the Issuer that provides a Guarantee, a sale or other disposition (including by way of consolidation or merger) of the Capital Stock of such Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor to a Person other than to the Issuer or a Restricted Subsidiary and as otherwise permitted by the Indenture,

(2)	the designation in accordance with the Indenture of the Guarantor as an Unrestricted Subsidiary or the occurrence of any event after which the Guarantor is no longer a Restricted Subsidiary,

(3)	defeasance or discharge of the Notes, as provided in “—Defeasance” and “—Satisfaction and Discharge,”

(4)	to the extent that such Guarantor is not an Immaterial Subsidiary solely due to the operation of clause (i) of the definition of “Immaterial Subsidiary,” upon the release of the guarantee referred to in such clause,

(5)	such Guarantor being released from all of (i) its obligations under all of its Guarantees of payment by the Issuer of any Indebtedness of the Issuer under the Credit Agreement or (ii) in the case of a Note Guarantee made by a Guarantor (each, an “Other Guarantee”) as a result of its guarantee of other Indebtedness of the Issuer or a Guarantor pursuant to the covenant entitled “—Certain Covenants—Limitation on Guarantees”, the relevant Indebtedness, except in the case of (i) or (ii), a release as a result of the repayment in full of the Indebtedness specified in clause (i) or (ii) (it being understood that a release subject to a contingent reinstatement is still considered a release, and if any such Indebtedness of such Guarantor under the Credit Agreement or any Other Guarantee is so reinstated, such Note Guarantee shall also be reinstated), or

(6)	upon the achievement of Investment Grade Status by the Notes; provided that such Note Guarantee shall be reinstated upon the Reversion Date.

Claims of creditors of Non-Guarantor Subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those Subsidiaries, and claims of preferred and minority stockholders (if any) of those Subsidiaries and claims against joint ventures generally will have priority with respect to the assets and earnings of those Subsidiaries and joint ventures over the claims of creditors of the Issuer, including Holders of the Notes. The Notes and each Note Guarantee therefore will be effectively subordinated to creditors (including trade creditors) and preferred and minority stockholders (if any) of Subsidiaries of the Issuer (other than the Guarantors) and joint ventures. Although the Indenture limits the incurrence of Indebtedness, Disqualified Stock and Preferred Stock of Restricted Subsidiaries, the limitation is subject to a number of significant exceptions. Moreover, the Indenture does not impose any limitation on the incurrence by Restricted Subsidiaries of liabilities that are not considered Indebtedness, Disqualified Stock or Preferred Stock under the Indenture. See “—Certain Covenants—Limitation on Indebtedness.”

Security

General

The Notes and the Issuer’s and Guarantors’ obligations under the Indenture and the Note Guarantees, any Future Second Lien Indebtedness and the 2030 Notes Indebtedness will be secured by Second Priority Liens granted by the Issuer, the Guarantors and any future Guarantor on substantially all of the assets of the Issuer and the Guarantors (whether now owned or hereafter arising or acquired) to the extent such assets are pledged to secure the First Priority Obligations, subject to certain exceptions, Permitted Liens and encumbrances described in the Indenture and the Collateral Documents.

In the Collateral Documents, the Issuer and the Guarantors, subject to certain exceptions described below or as set forth in the Collateral Documents, grant Second Priority Liens in (collectively, excluding the Excluded Property, the “Collateral”):

(1)	100% of the Capital Stock of the Issuer and certain existing and future wholly owned material Domestic Subsidiaries of the Issuer or any Guarantor;

(2)	65% of the Capital Stock of certain existing and future wholly owned material “first tier” Foreign Subsidiaries of the Issuer or any Guarantor;

(3)	substantially all of the other property and assets (including fee-owned real property and tangible and intangible personal property such as, among other assets, intellectual property, investment property, accounts receivable (other than Securitization Assets), inventory, equipment and contract rights), in each case, that are held by the Issuer or any of the Guarantors, to the extent that such assets secure the First Priority Obligations and to the extent that a second priority security interest is able to be granted or perfected therein.

The Indenture and the Collateral Documents exclude certain property from the Collateral (the “Excluded Property”), including:

(1)	any property or assets owned by any Foreign Subsidiaries;

(2)	any fee-owned real property with a value of less than the amount provided in the Collateral Documents held by the Issuer or any Guarantor and all leasehold interests in real property;

(3)	any vehicle covered by a certificate of title or ownership and any other assets subject to certificates of title to the extent a lien therein cannot be perfected by the filing of a UCC financing statement, letter of credit rights to the extent a lien therein cannot be perfected by the filing of a UCC financing statement and commercial tort claims;

(4)	any deposit accounts, securities accounts (including securities entitlements and related assets) or cash, other than any proceeds of Collateral;

(5)	any assets where a pledge and security interest thereon is prohibited by applicable law, rule or regulation;

(6)	any lease, license or other agreement or permit or any property subject to a purchase money security interest, Capitalized Lease Obligations or similar arrangements, in each case, to the extent permitted under the Indenture to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement, permit, purchase money, capital lease or a similar arrangement or create a right of termination in favor of any other party thereto (other than the Issuer or a Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under applicable law notwithstanding such prohibition;

(7)	any United States intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the creation by a Grantor of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, rule or regulation;

(8)	any assets to the extent a security interest in such assets would result in adverse tax consequences as reasonably determined by the Issuer in writing, in consultation with (but without the consent of) the administrative agent under the Credit Agreement;

(9)	any Principal Property (as defined in any agreement, indenture or instrument pursuant to which any Existing Notes have been issued, in each case as amended to the extent permitted under the Indenture) of any Existing Notes Restricted Subsidiary;

(10)	any Debt or Capital Stock (as defined in any agreement, indenture or instrument pursuant to which any Existing Notes have been issued, in each case as amended to the extent permitted under the Indenture) of any Existing Notes Restricted Subsidiary and any Rule 3-16 Capital Stock (as defined below);

(11)	any other assets for which a pledge thereof or a security interest therein would require any of the Existing Notes to be secured equally and ratably with the obligations of the Issuer under the Notes and the Indenture and/or the Note Guarantees;

(12)	certain other exceptions described in the Collateral Documents; and

(13)	any assets not pledged to secure the First Priority Obligations.

For purposes of the Indenture and the Collateral Documents, “Existing Notes Restricted Subsidiary” shall mean “Restricted Subsidiary” (as defined in any agreement, indenture or instrument pursuant to which any Existing Notes have been issued, in each case as amended to the extent permitted under the Indenture).

Notwithstanding anything in the foregoing to the contrary, in addition to other exceptions and limitations described in the Collateral Documents, in no event shall the Issuer or any Guarantor be required to (x) create any security interests in assets located, titled, registered or filed outside of the United States or to perfect such security interests or (y) deliver (A) control agreements, (B) landlord waivers, (C) bailee letters, (D) other similar third party documents, or (E) foreign security agreements, pledge agreements, or share charge (or mortgage) agreements.

Subject to the foregoing, if property that is intended to be Collateral is acquired by the Issuer or a Guarantor (including property of a Person that becomes a new Guarantor) that is not automatically subject to a perfected security interest under the Collateral Documents, then the Issuer or such Guarantor will provide a Second Priority Lien over such property (or, in the case of a new Guarantor, such of its property) in favor of the Collateral Agent and deliver certain certificates and opinions in respect thereof, all as and to the extent required by the Indenture, the Intercreditor Agreement or the Collateral Documents.

As set out in more detail below, upon an enforcement event insolvency or liquidation proceeding or disposition permitted under the terms of the Indenture, proceeds from the Collateral will be applied first to satisfy First Priority Obligations and then to satisfy obligations under the Notes, Future Second Lien Indebtedness and the 2030 Notes Indebtedness in accordance with the Indenture, the Intercreditor Agreement and the Collateral Documents. In addition, the Indenture will permit the Issuer and the Guarantors to create additional Liens under specified circumstances. See “Certain Definitions—Permitted Liens.”

The Collateral will be pledged to (1) the collateral agent under the Credit Agreement, on a first priority basis, for the benefit of the First Priority Secured Parties to secure the First Priority Obligations and (2) the Collateral Agent, on a second priority basis, for its benefit, the benefit of the Trustee and the Holders of the Notes and holders of Future Second Lien Indebtedness and the 2030 Notes Indebtedness. The Second Priority Obligations will constitute claims separate and apart from (and of a different class from) the First Priority Obligations. The Second Priority Obligations will be junior and subordinate to the First Priority Obligations.

After the Discharge of Senior Lender Claims to the extent any Future Second Lien Indebtedness is outstanding, in the case of an Event of Default under the Indenture or an event of default under any agreement or instrument evidencing Future Second Lien Indebtedness or the 2030 Notes Indebtedness, the Collateral Agent will exercise remedies and sell the Collateral at the direction of the holders of the majority in the aggregate outstanding principal amount of all Second Priority Obligations; provided that if the Collateral Agent has asked the holders of Second Priority Obligations for instructions and the applicable holders have not yet responded to such request, the Collateral Agent will be authorized to take such actions which the Collateral Agent believes to be reasonably required to promote and protect the interests of the holders of the Second Priority Obligations and/or to preserve the value of the Collateral.

To the extent that Liens (including Permitted Liens), rights or easements granted to third parties encumber assets located on property owned by the Issuer or the Guarantors, including the Collateral, such third parties may exercise rights and remedies with respect to the property subject to such Liens that could adversely affect the value of the Collateral and the ability of the Collateral Agent, the Trustee or the Holders of the Notes to realize or foreclose on Collateral.

Certain Bankruptcy Limitations

The right of the Collateral Agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default would be significantly impaired by bankruptcy law in the event that a bankruptcy case were to be commenced by or against the Issuer or any Guarantor prior to the Collateral Agent’s having repossessed and disposed of the Collateral. Upon the commencement of a case for relief under Title 11 of the United States Code, as amended (the “Bankruptcy Code”), a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security without bankruptcy court approval.

In view of the broad equitable powers of a U.S. bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral, the value of the Collateral at any time during a bankruptcy case or whether or to what extent Holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral. The Bankruptcy Code permits only the payment and/or accrual of Post-Petition Interest, costs and attorneys’ fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of such creditor’s interest in the Collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the Collateral.

Furthermore, in the event a bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Notes, the Holders of the Notes would hold secured claims only to the extent of the value of the Collateral to which the Holders of the Notes are entitled, and unsecured claims with respect to such shortfall.

Release of Liens

The Collateral Documents, the Intercreditor Agreement and the Indenture provide that the Second Priority Liens securing the Note Guarantee of any Guarantor will be automatically released when such Guarantor’s Note Guarantee is released in accordance with the terms of the Indenture. In addition, the Second Priority Liens securing the obligations under the Notes and the Indenture will be released (a) in whole, upon a legal defeasance or a covenant defeasance of the Notes as set forth below under “—Defeasance,” (b) in whole, upon satisfaction and discharge of the Indenture, (c) in whole, upon payment in full of principal, interest and all other obligations on the Notes issued under the Indenture, (d) in whole or in part, with the consent of the requisite Holders of the Notes in accordance with the provisions under “—Amendments and Waivers,” including consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes and (e) in part, as to any asset constituting Collateral (A) that is sold or otherwise disposed of (I) by the Issuer or any of the Guarantors to any Person that is not the Issuer or a Guarantor in a transaction permitted by “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” and by the Collateral Documents (to the extent of the interest sold or disposed of) or otherwise permitted by the Indenture and the Collateral Documents, (II) if all other Liens on that asset securing the First Priority Obligations then secured by that asset (including all commitments thereunder) are released or (III) in connection with the taking of an enforcement action by the First Priority Designated Agent in respect of the First Priority Obligations in accordance with the Intercreditor Agreement, (B) that is held by a Guarantor that ceases to be a Guarantor, (C) that becomes Excluded Property or (D) that is otherwise released in accordance with, and as expressly provided for by the terms of, the Indenture, the Intercreditor Agreement and the Collateral Documents; provided that, on the date of Discharge of Senior Lender Claims, the Second Priority Liens on the Collateral will not be released, except to the extent that such Collateral or any portion thereof was disposed of in compliance with the terms of the Intercreditor Agreement in order to repay First Priority Obligations secured by such Collateral; provided further that, in no event shall the Second Priority Liens on the Collateral have priority over any First Priority Liens, whether arising prior to or after the date of incurrence of such First Priority Liens. See “—Intercreditor Agreement.”

To the extent required under the TIA, the Issuer will comply with Section 313(b) of the TIA, relating to reports, and, following qualification of the Indenture under the TIA (if required), Section 314(d) of the TIA, relating to the release of property and to the substitution therefor of any property to be pledged as Collateral for the Notes. Any certificate or opinion required by Section 314(d) of the TIA may be made by an officer of the Issuer except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the Trustee. So long as we do not qualify the Indenture under the TIA, Section 314(d) of the TIA will not apply to the Indenture. In every instance that the Trustee or the Collateral Agent is asked to acknowledge a release, the Issuer shall deliver an Officers’ Certificate and an opinion stating that all conditions to the release in the Indenture, the Collateral Documents and the Intercreditor Agreement, as applicable, have been satisfied.

The Capital Stock of the Issuer and any Subsidiary of the Issuer will constitute Collateral securing the Notes and the related Note Guarantees only to the extent that such Capital Stock can secure such Notes and Note Guarantees without Rule 3-16 of Regulation S-X (or any other law, rule or regulation) requiring separate financial statements of the Issuer or such Subsidiary to be filed with the SEC (or any other governmental agency). In the event that Rule 3-16 of Regulation S-X requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of the Issuer or any such Subsidiary due to the fact that the Issuer’s or such Subsidiary’s Capital Stock secures the Notes and the Note Guarantees, then such Capital Stock shall automatically be deemed not to be part of the Collateral securing the Notes and Note Guarantees (but only to the extent necessary to not be subject to such requirement) (such Capital Stock, the “Rule 3-16 Capital Stock”). In such event, the Collateral Documents may be amended or modified, without the consent of any Holder, to the extent necessary to release the security interests on the Rule 3-16 Capital Stock that are so deemed to no longer constitute part of the Collateral.

In the event that Rule 3-16 of Regulation S-X is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) the Issuer’s or such Subsidiary’s Capital Stock to secure the Notes and the Note Guarantees in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of the Issuer or any such Subsidiary, then the Capital Stock of the Issuer or such Subsidiary shall automatically be deemed to be a part of the Collateral securing the Notes and Note Guarantees (but only to the extent such Subsidiary would not be subject to any such financial statement requirement). In such event, the Collateral Documents may be amended or modified, without the consent of any Holder, to the extent necessary to subject to the Liens under the Collateral Documents such additional Capital Stock.

In accordance with the limitations set forth in the two immediately preceding paragraphs, as of the date the Issuer files a registration statement with the SEC relating to the Notes, the Collateral securing the Notes and the Note Guarantees will include Capital Stock of any Subsidiaries of the Issuer only to the extent that the applicable value of such Capital Stock (on an entity-by-entity basis) is less than 20% of the aggregate principal amount of the Notes (including any Additional Notes) outstanding. The applicable value of the Capital Stock of any entity is deemed to be the greatest of its par value, book value or market value. The portion of the Capital Stock of the Subsidiaries constituting Collateral securing the Notes and the related Note Guarantees may decrease or increase as the value of such Capital Stock changes as described above (but not, for the avoidance of doubt, above the maximum percentage of such Capital Stock required to be pledged as Collateral). See “Risk Factors—Risks Related to the Notes—It may be difficult to realize the value of the collateral securing the Notes.”

Perfection and Non-Perfection of Security Interests in Collateral

The security interest of the Collateral Agent in certain of the Collateral may not be in place upon the issuance of the Exchange Offer. To the extent any liens on or security interest in the Collateral securing the Notes are not perfected on or prior to such date, the Indenture will require us to use our commercially reasonable efforts to have all such security interests perfected, to the extent required by the Indenture and the Collateral Documents, within a period of time to be agreed between the Issuer and the administrative agent under the Credit Agreement, however no assurance can be given that such security interest will be granted or perfected on a timely basis. In addition, the Collateral Documents will generally not require the Issuer and the Guarantors to take certain actions to perfect the liens of the Collateral Agent in certain of the Collateral, including, prior to the Discharge of Senior Lender Claims, if such actions are not requested by the collateral agent under the Credit Agreement with respect to such Collateral. As a result, the Second Priority Liens may not attach or be perfected in certain of the Collateral, which could adversely affect the rights of the Holders of the Notes with respect to such Collateral.

Impairment

The Collateral Documents provide that notwithstanding the pari passu nature of all the Obligations under the Notes and the Additional Notes, on the one hand, and the other Future Second Lien Indebtedness and the 2030 Notes Indebtedness, on the other hand, in the event of any determination by a court of competent jurisdiction that (i) the security interests in favor of any of such other Future Second Lien Indebtedness or 2030 Notes Indebtedness are unenforceable under applicable law or are subordinated to any other obligations, (ii) any of such other Future Second Lien Indebtedness or 2030 Notes Indebtedness does not have an enforceable security interest in any of the Collateral and/or (iii) any intervening security interest exists securing any other obligations (other than obligations under the Notes, the Additional Notes, Future Second Lien Indebtedness or 2030 Notes Indebtedness) on a basis ranking prior to the security interest of such other Future Second Lien Indebtedness and the 2030 Notes Indebtedness but junior to the security interest of the obligations under the Notes and the Additional Notes (any such condition referred to in the foregoing clauses (i), (ii) or (iii) with respect to any such Future Second Lien Indebtedness or 2030 Notes indebtedness, an “Impairment” of such other Future Second Lien Indebtedness or 2030 Notes Indebtedness), the results of such Impairment shall be borne solely by the holders of such other Future Second Lien Indebtedness or 2030 Notes Indebtedness, and the rights of the holders of such other Future Second Lien Indebtedness or 2030 Notes Indebtedness (including, without limitation, the right to receive distributions in respect of such other Future Second Lien Indebtedness or 2030 Notes Indebtedness, respectively) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of such other Future Second Lien Indebtedness or 2030 Notes Indebtedness, respectively subject to such Impairment. Notwithstanding the foregoing, with respect to any Collateral for which a third party (other than a holder of Future Second Lien Indebtedness or 2030 Notes Indebtedness, respectively) has a lien or security interest that is junior in priority to the security interest of the holders of the Notes and the Additional Notes but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of the holder of any other Future Second Lien Indebtedness or 2030 Notes Indebtedness, respectively (such third party, an “Intervening Creditor”), the value of any Collateral or proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Collateral or proceeds to be distributed in respect of the Future Second Lien Indebtedness or 2030 Notes Indebtedness with respect to which such Impairment exists.

Intercreditor Agreement

The Collateral Agent and the First Lien Agent have entered into the Intercreditor Agreement, which may be amended from time to time to add other parties holding Future Second Lien Indebtedness, other First Priority Obligations and Junior Priority Indebtedness permitted to be incurred under the Indenture. Pursuant to the terms of the Intercreditor Agreement, at any time prior to the Discharge of Senior Lender Claims, except as otherwise provided in the Intercreditor Agreement, each First Lien Agent and the holders of the First Priority Obligations will have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and to make determinations regarding the release, disposition or restrictions with respect to Collateral without any consultation with, or the consent of, the Trustee or the Holders, and the Collateral Agent and Trustee will not be permitted to enforce the security interests even if an Event of Default under the Indenture has occurred and the Notes have been accelerated except (a) in any insolvency or liquidation proceeding, as necessary to file a proof of claim or statement of interest with respect to such Notes, (b) as necessary to take any action in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and the perfection and priority of its Lien on, the Collateral securing the Second Priority Liens, (c) in any insolvency or liquidation proceeding commenced by or against the Issuer or any Guarantor, the Collateral Agent may file any necessary or responsive pleadings in opposition to any motion, adversary proceeding or other pleading filed by any person objecting to or otherwise seeking disallowance of the claim or Lien of the Collateral Agent or the Holders, (d) the Collateral Agent may file any pleadings, objections, motions, or agreements which assert rights available to unsecured creditors of the Issuer or any Guarantor arising under any insolvency or liquidation proceeding or applicable non-bankruptcy law and (e) the Collateral Agent or the Holders may vote on any plan of reorganization in any insolvency or liquidation proceeding of the Issuer or any Guarantor, in each case (a) through (e) above to the extent such action is not inconsistent with, or could not result in a resolution inconsistent with, the terms of the Intercreditor Agreement. See “Risk Factors—Risks Related to the Notes—The lien on the Collateral securing the Notes will be junior and subordinate to the lien on the collateral securing our Senior Secured Credit Facilities and certain other first lien obligations.”

Pursuant to the Intercreditor Agreement, if, at any time any Grantor or the holder of any Senior Lender Claim delivers notice to the Collateral Agent that any specified Collateral is: (a) sold, transferred or otherwise disposed of: (i) by the owner of such Collateral in a transaction permitted under the Credit Agreement, the other First Priority Documents, the Indenture and each other Second Priority Document (if any); or (ii) in connection with the taking of an enforcement action by the First Priority Designated First Agent with respect to the Collateral; or (b) being released from all First Priority Liens in connection with a Subsidiary being released from its guarantee under the Credit Agreement, the other First Priority Documents, the Indenture and each other Second Priority Document (if any), or (c) otherwise released as permitted by the Credit Agreement and the other First Priority Documents, the Indenture and each other Second Priority Document (if any), then (whether or not any insolvency or liquidation proceeding is pending at the time) the Liens in favor of the Holders of the Notes upon such Collateral will automatically, simultaneously, and unconditionally be released and discharged as and when, but only to the extent, such Liens on such Collateral securing First Priority Obligations are released and discharged.

So long as the Discharge of Senior Lender Claims has not occurred, the Collateral or proceeds thereof received in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies as a secured party, shall be applied by the First Priority Designated Agent to the First Priority Obligations in such order as specified in the relevant First Priority Documents until the Discharge of Senior Lender Claims has occurred. Upon the Discharge of Senior Lender Claims, the First Priority Designated Agent shall deliver promptly to the Collateral Agent any Collateral or proceeds thereof held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. After the Discharge of Senior Lender Claims, the Collateral Agent in accordance with the provisions of the Indenture and the Collateral Documents will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration and any other amounts owed to the Collateral Agent, the Trustee and any other second priority agent) of the Collateral received by it ratably to amounts owing to the holders of Second Priority Obligations secured by such Collateral in accordance with the terms of the Collateral Documents and the Indenture. The proceeds from the sale of the Collateral remaining after the satisfaction of all First Priority Obligations may not be sufficient to satisfy the obligations owed to the Holders. None of the Collateral has been appraised in connection with the offering of the Notes. The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the condition of our industry, our ability to implement our business strategy, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the Collateral would be dependent on numerous factors, including but not limited to the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Likewise, there can be no assurance that the Collateral will be saleable, or, if saleable, that there will not be substantial delays in its liquidation. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay our obligations under the Notes. In addition, the fact that the First Priority Lenders will receive proceeds from enforcement of the Collateral before Holders of the Notes and that other Persons may have First Priority Liens in respect of Collateral subject to Permitted Liens could have a material adverse effect on the amount that Holders of the Notes would receive upon a sale or other disposition of the Collateral. Accordingly, there can be no assurance that proceeds of any sale of the Collateral pursuant to the Indenture and the related Collateral Documents following an Event of Default would be sufficient to satisfy, or would not be substantially less than, amounts due under the Notes. In addition, in the event of a bankruptcy, the ability of the Holders to realize upon any of the Collateral may be subject to certain bankruptcy law limitations as described below.

If the proceeds from a sale or other disposition of the Collateral were not sufficient to repay all amounts due on the Notes, the Holders of the Notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against the remaining assets of the Issuer and the Guarantors.

In the event that the First Priority Designated Agent or the holders of First Priority Obligations enter into any amendment, waiver or consent in respect of or replace any security document securing First Priority Obligations, then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Collateral Document without the consent of the Collateral Agent or the Holders; provided, that such amendment, waiver or consent does not materially adversely affect the rights of the Collateral Agent, Trustee and the Holders or the interests of the Collateral Agent, Trustee and the Holders in the Collateral and not the other creditors of the Issuer or such Guarantor, as the case may be, that have a security interest in the affected collateral in a like or similar manner (without regard to the fact that the Lien of such security documents securing First Priority Obligations is senior to the Lien of the comparable Collateral Document). The First Priority Designated Agent shall give written notice of such amendment, waiver or consent to the Collateral Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent.

In addition, the Intercreditor Agreement provides that, prior to the Discharge of Senior Lender Claims, the Intercreditor Agreement may be amended, without the consent of the Collateral Agent, the Trustee and the Holders, to add additional secured creditors holding First Priority Obligations, Future Second Lien Indebtedness, 2030 Notes Indebtedness or Junior Priority Indebtedness so long as such First Priority Obligations, Future Second Lien Indebtedness, 2030 Notes Indebtedness or Junior Priority Indebtedness are not prohibited by the provisions of the Indenture. Any provider of additional extensions of credit, the First Priority Designated Agent and the Collateral Agent shall be entitled to rely on the determination of officers of the Issuer that such modifications do not violate the provisions of the Indenture or the Second Priority Documents if such determination is set forth in an Officer’s Certificate delivered to such party, the First Priority Designated Agent and the Collateral Agent; provided, however, that such determination will not affect whether or not the Issuer has complied with its undertakings in the Indenture or the Second Priority Documents. Nothing in the Intercreditor Agreement shall prohibit the holders of First Priority Obligations and other First Priority Obligations from entering into separate intercreditor agreements among themselves governing their respective rights with respect to the Collateral.

In addition, if the Issuer or any Guarantor is subject to any insolvency or liquidation proceeding, the Collateral Agent, the Trustee and the Holders will agree that:

(1)

if any First Lien Agent shall desire to permit the use of cash collateral or to permit the Issuer or any Guarantor to obtain financing under Section 363 or Section 364 of the United States Bankruptcy Code or any similar provision in any bankruptcy law (“DIP Financing”), then the Collateral Agent and the holders agree not to object to, and will not support any objection to, such use of cash collateral or DIP Financing and will not request adequate protection or any other relief in connection therewith (except to the extent permitted by clause (5) below) and, to the extent the Liens securing First Priority Obligations are subordinated or pari passu with such DIP Financing, will subordinate its Liens in the Collateral to (x) the Liens securing such DIP Financing (and all Obligations relating thereto), (y) any adequate protection provided to such First Lien Agent or the holders of First Priority Obligations or (z) any carve-out for fees agreed to by such First Lien Agent or the holders of First Priority Obligations, in each case on the same basis as their Liens are subordinated to the Liens securing the First Priority Obligations;

(2)	they will not object to, will not support any objection to and will not otherwise contest any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of First Priority Obligations made by the First Lien Agent or any holder of such obligations;

(3)	they will not object to, will not support any objection to and will not otherwise contest any order relating to a sale of assets of the Issuer or any Guarantor for which the First Lien Agent has consented that provides, to the extent the sale is to be free and clear of Liens, that the Liens securing First Priority Obligations and the Notes will attach to the proceeds of the sale on the same basis of priority as the existing Liens in accordance with the Intercreditor Agreement;

(4)	until the Discharge of Senior Lender Claims, none of them will seek relief from the automatic stay or any other stay in any insolvency or liquidation proceeding in respect of the collateral, without the prior written consent of the First Lien Agent and the required lenders under the Credit Agreement;

(5)

none of them shall contest (or support any other Person contesting) (a) any request by the First Lien Agent or the holders of First Priority Obligations for adequate protection, (b) any objection by the First Lien Agent or the holders of First Priority Obligations to any motion, relief, action or proceeding based on the First Lien Agent’s or the holders of First Priority Obligations’ claiming a lack of adequate protection or (c) the payment of interest, fees, expenses or other amounts to the First Lien Agent or the holders of First Priority Obligations. Notwithstanding the foregoing, in any insolvency or liquidation proceeding, (i) if the holders of First Priority Obligations (or any subset thereof) are granted adequate protection in the form of additional collateral and/or superpriority claims in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of Title 11 of the United States Bankruptcy Code or any similar law, then the Collateral Agent (A) may seek or request adequate protection in the form of (x) a replacement Lien on such additional collateral, which Lien is subordinated to the Liens securing the First Priority Obligations and such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Notes are so subordinated to the Liens securing First Priority Obligations under the Intercreditor Agreement and (y) superpriority claims junior in all respects to the superpriority claims granted to the holders of First Priority Obligations, and (B) agrees that it will not seek or request, and will not accept, without the express written consent of the First Lien Agent, adequate protection in any other form, and (ii) (A) in the event the Collateral Agent seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then the Collateral Agent and the Holders agree that the holders of the First Priority Obligations shall also be granted a senior Lien on such additional collateral as security for the applicable First Priority Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Notes shall be subordinated to the Liens on such collateral securing the First Priority Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens granted to the holders of First Priority Obligations as adequate protection on the same basis as the other Liens securing the Notes are so subordinated to such Liens securing First Priority Obligations under the Intercreditor Agreement, and (B) in the event the Collateral Agent seeks or requests adequate protection and such adequate protection is granted in the form of a superpriority claim, then the Collateral Agent and the Holders agree that the holders of the First Priority Obligations shall also be granted a superpriority claim, which superpriority claim will be senior in all respects to the superpriority claim granted to the Collateral Agent and the Holders. Notwithstanding the foregoing, if the holders of First Priority Obligations are deemed by a court of competent jurisdiction in any insolvency or liquidation proceeding to be entitled to receive adequate protection in the form of payments in the amount of current Post-Petition Interest, incurred fees and expenses or other cash payments, then the Collateral Agent and the Holders shall not be prohibited from seeking or receiving adequate protection in the form of payments in the amount of current Post-Petition Interest, incurred fees and expenses or other cash payments; and

(6)	until the Discharge of Senior Lender Claims has occurred, the Collateral Agent, on behalf of itself and each Holder, (i) will not assert or enforce any claim under Section 506(c) of the United States Bankruptcy Code senior to or on a parity with the Liens securing the First Priority Obligations for costs or expenses of preserving or disposing of any collateral, and (ii) waives any claim it may have arising out of the election by any holder of First Priority Obligations of the application of Section 1111(b)(2) of the United States Bankruptcy Code.

Subject to the terms of the Collateral Documents, the Issuer and the Guarantors have the right to remain in possession and retain exclusive control of the Collateral securing the Notes (other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral and deposited with the First Priority Designated Agent in accordance with the provisions of the Collateral Documents and other than as set forth in the Collateral Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

No Impairment of the Security Interests

Except as otherwise permitted under the Indenture, the Intercreditor Agreement and the Collateral Documents, neither the Issuer nor any of the Guarantors will be permitted to take any action, or knowingly omit to take any action, which action or omission would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee, the Collateral Agent and the Holders of the Notes.

Optional Redemption

Except as set forth in the next three paragraphs, the Notes are not redeemable at the option of the Issuer.

At any time prior to April 15, 2015, the Issuer may redeem the Notes in whole or in part, at their option, upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to 100% of the principal amount of such Notes plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the redemption date.

At any time and from time to time on or after April 15, 2015, the Issuer may redeem the Notes in whole or in part, upon not less than 30 nor more than 60 days’ notice at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on April 15 of the year indicated below:

Year	Percentage
2015	102.1250%
2016	101.0625%
2017 and thereafter	100.0000%

At any time and from time to time prior to April 15, 2015, the Issuer may redeem Notes with the net cash proceeds received by the Issuer from any Equity Offering at a redemption price equal to 104.2500 % plus accrued and unpaid interest to the redemption date, in an aggregate principal amount for all such redemptions not to exceed 40% of the original aggregate principal amount of the Notes (including Additional Notes); provided that

(1)	in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering, and

(2)	not less than 50% of the original aggregate principal amount of the Notes issued under the Indenture remains outstanding immediately thereafter (excluding Notes held by the Issuer or any of its Restricted Subsidiaries).

Notice of redemption will be provided as set forth under “—Selection and Notice” below.

Any redemption and notice of redemption may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent (including, in the case of a redemption related to an Equity Offering, the consummation of such Equity Offering).

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest will be paid to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuer.

Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

Sinking Fund

The Issuer is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes, other than a Special Mandatory Redemption. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the captions “—Change of Control” and “—Certain Covenants—Limitations on Sales of Assets and Subsidiary Stock.” The Issuer may at any time and from time to time purchase Notes in the open market or otherwise.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select the Notes for redemption in compliance with the requirements of the principal securities exchange, if any, on which the Notes are listed, as certified to the Trustee by the Issuer, and in compliance with the requirements of DTC, or if the Notes are not so listed or such exchange prescribes no method of selection and the Notes are not held through DTC or DTC prescribes no method of selection, on a pro rata basis, subject to adjustments so that no Note in an unauthorized denomination is redeemed in part and further; provided, however, that no Note of $2,000 in aggregate principal amount or less shall be redeemed in part.

Notices of redemption will be delivered electronically or mailed by first-class mail at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed, in which case a portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. In the case of a global note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Subject to the terms of the applicable redemption notice (including any conditions contained therein), Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, unless the Issuer defaults in the payment of the redemption price, interest ceases to accrue on Notes or portions of them called for redemption.

Change of Control

The Indenture provides that if a Change of Control occurs, unless the Issuer has previously or concurrently delivered a redemption notice with respect to all the outstanding Notes as described under “—Optional Redemption,” the Issuer will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of repurchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will deliver notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, describing the transaction or transactions that constitute the Change of Control and offering to repurchase the Notes for the specified purchase price on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by the Indenture and described in such notice.

The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Credit Agreement provides, and future credit agreements or other agreements to which the Issuer becomes a party may, provide that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture) and prohibit or limit the Issuer from purchasing any Notes pursuant to this covenant. In the event the Issuer is prohibited from purchasing the Notes, the Issuer could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, they will remain prohibited from purchasing the Notes. In such case, the Issuer’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture.

Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases. The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. We have no present intention to engage in a transaction involving a Change of Control after the Issue Date, although it is possible that we could decide to do so in the future.

Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Indebtedness” and “—Certain Covenants—Limitation on Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

The Issuer will not be required to make a Change of Control Offer following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) a notice of redemption of all outstanding Notes has been given pursuant to the Indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in the payment of the redemption price on the applicable Redemption Date or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of redemption.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer and its Subsidiaries, taken as a whole. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuer to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Certain Covenants

Set forth below are summaries of certain covenants that are contained in the Indenture. For the avoidance of doubt, the closing of the Transactions on substantially the terms set forth in the Merger Agreement as in effect on the Issue Date and as amended as set forth under clause (1) under “Escrow of Proceeds; Escrow Conditions” and the consummation (on substantially the terms described) of the transactions described under “The Transactions” in this prospectus shall not be prohibited by the covenants in the Indenture below under “—Certain Covenants.”

Suspension of Covenants on Achievement of Investment Grade Status

Following the first day:

(a)	the Notes have achieved Investment Grade Status; and

(b)	no Default or Event of Default has occurred and is continuing under the Indenture,

then, beginning on that day and continuing until the Reversion Date (as defined below), the Issuer and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized under the following headings (collectively, the “Suspended Covenants”):

•	“—Limitation on Restricted Payments,”

•	“—Limitation on Indebtedness,”

•	“—Limitation on Restrictions on Distributions from Restricted Subsidiaries,”

•	“—Limitation on Affiliate Transactions,”

•	“—Limitation on Sales of Assets and Subsidiary Stock,”

•	“—Limitation on Guarantees,” and

•	The provisions of clause (3) of the first paragraph of “—Merger and Consolidation.”

If at any time the Notes cease to have such Investment Grade Status or if a Default or Event of Default occurs and is continuing, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reversion Date”) and be applicable pursuant to the terms of the Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the Indenture), unless and until the Notes subsequently attain Investment Grade Status and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Status and no Default or Event of Default is in existence); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture, the Registration Rights Agreement, the Notes or the Note Guarantees with respect to the Suspended Covenants based on, and none of the Issuer or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reversion Date is referred to as the “Suspension Period.”

On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to the first paragraph of “—Limitation on Indebtedness” or one of the clauses set forth in the second paragraph of “—Limitation on Indebtedness” (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to the Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to the first and second paragraphs of “—Limitation on Indebtedness,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (4)(c) of the second paragraph of “—Limitation on Indebtedness.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenants described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period; provided, that, no Subsidiaries may be designated as Unrestricted Subsidiaries during the Suspension Period, unless such designation would have complied with the covenant described under “—Limitation on Restricted Payments” as if such covenant would have been in effect during such period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on Restricted Payments.” During the Suspension Period, any future obligation to grant further Note Guarantees shall be suspended. All such further obligation to grant Note Guarantees shall be reinstated upon the Reversion Date.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Status.

Limitation on Indebtedness

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Issuer and any of its Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness), if on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries is greater than 2.00 to 1.00; provided, further, that Non-Guarantors may not Incur Indebtedness if, after giving pro forma effect to such Incurrence (including a pro forma application of the net proceeds therefrom), more than an aggregate of the greater of (a) $1,150 million and (b) 3.50% of Total Assets of Indebtedness of Non-Guarantors would be outstanding pursuant to this paragraph.

The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness:

(1)	Indebtedness Incurred pursuant to any Credit Facility (including letters of credit or bankers’ acceptances issued or created under any Credit Facility), and any Refinancing Indebtedness in respect thereof and Guarantees in respect of such Indebtedness in a maximum aggregate principal amount at any time outstanding not exceeding (i) $14,250 million, plus (ii) in the case of any refinancing of any Indebtedness permitted under this clause or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such refinancing;

(2)	Guarantees by the Issuer or any Restricted Subsidiary of Indebtedness of the Issuer or any Restricted Subsidiary so long as the Incurrence of such Indebtedness is permitted under the terms of the Indenture;

(3)	Indebtedness of the Issuer owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Issuer or any Restricted Subsidiary; provided, however, that:

(a)	any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Issuer or a Restricted Subsidiary; and

(b)	any sale or other transfer of any such Indebtedness to a Person other than the Issuer or a Restricted Subsidiary,

shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be;

(4)	Indebtedness represented by (a) the Notes (other than any Additional Notes), including any Guarantee thereof, (b) any Exchange Notes issued in exchange for such Notes (including any Guarantee thereof), (c) any Indebtedness (other than Indebtedness incurred pursuant to clauses (1) and (3)) outstanding on the Escrow Release Date, including the Existing Notes and any Guarantee thereof (including any exchange notes and related exchange guarantees issued in respect of such Existing Notes), (d) Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause or clauses (5) or (10) of this paragraph or Incurred pursuant to the first paragraph of this covenant, and (e) Management Advances;

(5)	Indebtedness of (x) the Issuer or any Restricted Subsidiary Incurred or issued to finance an acquisition or (y) Persons that are acquired by the Issuer or any Restricted Subsidiaries or merged into or consolidated with the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that after giving effect to such acquisition, merger or consolidation, either

(a)	the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant, or

(b)	the Fixed Charge Coverage Ratio of the Issuer and the Restricted Subsidiaries would not be lower than immediately prior to such acquisition, merger or consolidation;

(6)	Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(7)	Indebtedness represented by Capitalized Lease Obligations or Purchase Money Obligations in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, does not exceed the greater of (a) $1,050 million and (b) 3.25% of Total Assets at the time of Incurrence and any Refinancing Indebtedness in respect thereof;

(8)	Indebtedness in respect of (a) workers’ compensation claims, self-insurance obligations, performance, indemnity, surety, judgment, appeal, advance payment, customs, value added or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Issuer or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business, (b) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence; (c) customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased in the ordinary course of business; (d) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business and (e) any customary cash management, cash pooling or netting or setting off arrangements in the ordinary course of business;

(9)	Indebtedness arising from agreements providing for guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that the maximum liability of the Issuer and its Restricted Subsidiaries in respect of all such Indebtedness in connection with a Disposition shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Issuer and its Restricted Subsidiaries in connection with such disposition;

(10)	Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, will not exceed 100% of the Net Cash Proceeds received by the Issuer from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock, Designated Preferred Stock or an Excluded Contribution) or otherwise contributed to the equity (other than through the issuance of Disqualified Stock, Designated Preferred Stock or an Excluded Contribution) of the Issuer, in each case, subsequent to the Issue Date; provided, however, that (i) any such Net Cash Proceeds that are so received or contributed shall not increase the amount available for making Restricted Payments to the extent the Issuer and its Restricted Subsidiaries Incur Indebtedness in reliance thereon and (ii) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this clause to the extent the Issuer or any of its Restricted Subsidiaries makes a Restricted Payment;

(11)	Indebtedness of Non-Guarantors in an aggregate amount not to exceed the greater of (a) $750 million and (b) 2.25% of Total Assets of non-Guarantors at any time outstanding and any Refinancing Indebtedness in respect thereof;

(12)	Indebtedness consisting of promissory notes issued by the Issuer or any of its Subsidiaries to any current or former employee, director or consultant of the Issuer, any of its Subsidiaries or any Parent Entity (or permitted transferees, assigns, estates, or heirs of such employee, director or consultant), to finance the purchase or redemption of Capital Stock of the Issuer or any Parent Entity that is permitted by the covenant described below under “—Limitation on Restricted Payments”;

(13)	Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case Incurred in the ordinary course of business;

(14)	Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, will not exceed the greater of (a) $900 million and (b) 2.75% of Total Assets; and

(15)	Indebtedness Incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse (except for Standard Securitization Undertakings) to the Issuer or any of its Restricted Subsidiaries.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

(1)	subject to clause (3) below, in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, the Issuer, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the clauses of the second paragraph or the first paragraph of this covenant;

(2)	subject to clause (3) below, additionally, all or any portion of any item of Indebtedness may later be classified as having been Incurred pursuant to any type of Indebtedness described in the first and second paragraphs of this covenant so long as such Indebtedness is permitted to be Incurred pursuant to such provision at the time of reclassification;

(3)	all Indebtedness outstanding on the Escrow Release Date under the Credit Agreement shall be deemed to have been incurred on the Escrow Release Date under clause (1) of the second paragraph of the description of this covenant and may not be reclassified at any time pursuant to clause (1) or (2) of this paragraph;

(4)	in the case of any refinancing of any Indebtedness permitted under clause (7), (10), (11) or (14) of the second paragraph above or any portion thereof, such Indebtedness shall not include the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such refinancing;

(5)	Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(6)	if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to clause (1), (7), (10), (11) or (14) of the second paragraph above or the first paragraph above and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(7)	the principal amount of any Disqualified Stock of the Issuer or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(8)	Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(9)	the amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness.

Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP, will not be deemed to be an Incurrence of Indebtedness for purposes of the covenant described under this “—Limitation on Indebtedness.”

If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Issuer as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under the covenant described under this “—Limitation on Indebtedness,” the Issuer shall be in default of this covenant).

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer or a Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

The Indenture provides that the Issuer will not, and will not permit any Guarantor to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Note Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer or such Guarantor, as the case may be.

The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral or is secured by different collateral.

Limitation on Restricted Payments

The Issuer will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1)	declare or pay any dividend or make any distribution on or in respect of the Issuer’s or any Restricted Subsidiary’s Capital Stock (including any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) except:

(a)	dividends or distributions payable in Capital Stock of the Issuer (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Issuer; and

(b)	dividends or distributions payable to the Issuer or a Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Issuer or another Restricted Subsidiary on no more than a pro rata basis);

(2)	purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Issuer or any Parent Entity of the Issuer held by Persons other than the Issuer or a Restricted Subsidiary of the Issuer;

(3)	purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than (a) any such purchase, repurchase, redemption, defeasance or other acquisition or retirement in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (b) any Indebtedness Incurred pursuant to clause (3) of the second paragraph of the covenant described under “—Limitation on Indebtedness”); or

(4)	make any Restricted Investment;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) are referred to herein as a “Restricted Payment”), if at the time the Issuer or such Restricted Subsidiary makes such Restricted Payment:

(a)	a Default shall have occurred and be continuing (or would result immediately thereafter therefrom);

(b)	the Issuer is not able to Incur an additional $1.00 of Indebtedness pursuant to the first paragraph under the “—Limitation on Indebtedness” covenant after giving effect, on a pro forma basis, to such Restricted Payment; or

(c)	the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the Escrow Release Date (and not returned or rescinded) (including Permitted Payments permitted below by clauses (1) (without duplication), (10) and (11) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph) would exceed the sum of (without duplication):

(i)	50% of Consolidated Net Income for the period (treated as one accounting period) from the first day of the first fiscal quarter commencing after the Escrow Release Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal consolidated financial statements of the Issuer are available (or, in the case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(ii)	100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by the Issuer from the issue or sale of its Capital Stock (other than Disqualified Stock or Designated Preferred Stock) subsequent to the Issue Date or otherwise contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Issuer subsequent to the Issue Date (other than (x) Net Cash Proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any Subsidiary of the Issuer for the benefit of its employees to the extent funded by the Issuer or any Restricted Subsidiary, (y) Net Cash Proceeds or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on clause (6) of the next succeeding paragraph and (z) Excluded Contributions);

(iii)	100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by the Issuer or any Restricted Subsidiary from the issuance or sale (other than to the Issuer or a Restricted Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any Subsidiary for the benefit of their employees to the extent funded by the Issuer or any Restricted Subsidiary) by the Issuer or any Restricted Subsidiary subsequent to the Issue Date of any Indebtedness, Disqualified Stock or Designated Preferred Stock that has been converted into or exchanged for Capital Stock of the Issuer (other than Disqualified Stock or Designated Preferred Stock) plus, without duplication, the amount of any cash, and the fair market value of property or assets or marketable securities, received by the Issuer or any Restricted Subsidiary upon such conversion or exchange;

(iv)

100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property received by means of: (i) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted

Investments by the Issuer or its Restricted Subsidiaries, in each case after the Issue Date; or (ii) the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than to the extent of the amount of the Investment that constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date; and

(v)	in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred), as determined in good faith of the Issuer at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger or consolidation or transfer of assets (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged or consolidated or Indebtedness associated with the assets so transferred), other than to the extent of the amount of the Investment that constituted a Permitted Investment.

The foregoing provisions will not prohibit any of the following (collectively, “Permitted Payments”):

(1)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture or the redemption, repurchase or retirement of Indebtedness if, at the date of any irrevocable redemption notice, such payment would have complied with the provisions of the Indenture;

(2)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock or Subordinated Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Issuer (other than Disqualified Stock or Designated Preferred Stock) (“Refunding Capital Stock”) or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution) of the Issuer; provided, however, that to the extent so applied, the Net Cash Proceeds, or fair market value of property or assets or of marketable securities, from such sale of Capital Stock or such contribution will be excluded from clause (c) of the preceding paragraph;

(3)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Indebtedness that constitutes Refinancing Indebtedness permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness” above;

(4)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock of the Issuer or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of the Issuer or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness” above;

(5)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary:

(a)	from Net Available Cash to the extent permitted under “—Limitation on Sales of Assets and Subsidiary Stock” below, but only if the Issuer shall have first complied with the terms described under “—Limitation on Sales of Assets and Subsidiary Stock” and purchased all Notes tendered pursuant to any offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or

(b)	to the extent required by the agreement governing such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the Issuer shall have first complied with the terms described under “—Change of Control” and purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or

(c)	consisting of Acquired Indebtedness (other than Indebtedness Incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Issuer or a Restricted Subsidiary or (B) otherwise in connection with or contemplation of such acquisition);

(6)	a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock (other than Disqualified Stock) of the Issuer or of any Parent Entity held by any future, present or former employee, director or consultant of the Issuer, any of its Subsidiaries or of any Parent Entity (or permitted transferees, assigns, estates, trusts or heirs of such employee, director or consultant) either pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or upon the termination of such employee, director or consultant’s employment or directorship; provided, however, that the aggregate Restricted Payments made under this clause (6) do not exceed $50 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $50 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds from the sale of Capital Stock (other than Disqualified Stock or Designated Preferred Stock or Excluded Contributions) of the Issuer and, to the extent contributed to the capital of the Issuer (other than through the issuance of Disqualified Stock or Designated Preferred Stock or an Excluded Contribution), Capital Stock of any Parent Entity, in each case to members of management, directors or consultants of the Issuer, any of its Subsidiaries or any Parent Entity that occurred after the Escrow Release Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of clause (c) of the preceding paragraph; plus

(b)	the cash proceeds of key man life insurance policies received by the Issuer and its Restricted Subsidiaries after the Escrow Release Date; less

(c)	the amount of any Restricted Payments made in previous calendar years pursuant to clauses (a) and (b) of this clause;

and provided further that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from members of management, directors, employees or consultants of the Issuer, or any Parent Entity or Restricted Subsidiaries in connection with a repurchase of Capital Stock of the Issuer or any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(7)	the declaration and payment of dividends on Disqualified Stock or Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of the covenant described under “—Limitation on Indebtedness” above;

(8)	purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof;

(9)	dividends, loans, advances or distributions to any Parent Entity or other payments by the Issuer or any Restricted Subsidiary in amounts equal to (without duplication):

(a)	the amounts required for any Parent Entity to pay any Parent Entity Expenses or any Related Taxes; or

(b)	amounts constituting or to be used for purposes of making payments to the extent specified in clauses (2), (3), (5), (11) and (12) of the second paragraph under “—Limitation on Affiliate Transactions”;

(10)	the declaration and payment by the Issuer of dividends on the common stock or common equity interests of the Issuer or any Parent Entity following a public offering of such common stock or common equity interests, in an amount not to exceed 6% of the proceeds received by or contributed to the Issuer in or from any public offering in any fiscal year;

(11)	payments by the Issuer, or loans, advances, dividends or distributions to any Parent Entity to make payments, to holders of Capital Stock of the Issuer or any Parent Entity in lieu of the issuance of fractional shares of such Capital Stock, provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this covenant or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Board of Directors);

(12)	Restricted Payments that are made with Excluded Contributions;

(13)	(i) the declaration and payment of dividends on Designated Preferred Stock of the Issuer issued after the Issue Date; and (ii) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock; provided, however, that, in the case of clause (i), the amount of all dividends declared or paid pursuant to this clause shall not exceed the Net Cash Proceeds received by the Issuer or the aggregate amount contributed in cash to the equity (other than through the issuance of Disqualified Stock or an Excluded Contribution of the Issuer), from the issuance or sale of such Designated Preferred Stock; provided further, in the case of clause (ii), that for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such payment on a pro forma basis the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the test set forth in the first paragraph of the covenant described under “—Limitation on Indebtedness”;

(14)	dividends or other distributions of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (unless the Unrestricted Subsidiary’s principal asset is cash and Cash Equivalents);

(15)	distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation, in each case in connection with a Qualified Securitization Financing;

(16)	any Restricted Payment made in connection with the Transactions and the fees and expenses related thereto or used to fund amounts owed to Affiliates in connection with the Transactions (including dividends to any Parent Entity of the Issuer to permit payment by such Parent Entity of such amounts);

(17)	so long as no Default or Event of Default has occurred and is continuing (or would result from), Restricted Payments (including loans or advances) in an aggregate amount outstanding at the time made not to exceed $750 million;

(18)	so long as no Default or Event of Default has occurred and is continuing (or would result therefrom), mandatory redemptions of Disqualified Stock issued as a Restricted Payment or as consideration for a Permitted Investment; provided that the amount of such redemptions are no greater than the amount that constituted a Restricted Payment or Permitted Investment;

(19)	any Restricted Payments made in connection with paying dividends with respect to the declaration and payment by the Issuer or any Restricted Subsidiary of cash dividends with respect to the Preferred

Stock of the Issuer or any Parent Entity in existence on the Escrow Release Date and any accretions or accumulations of unpaid dividends thereon or any Preferred Stock issued as a replacement therefor so long as the terms of such Preferred Stock are not materially adverse to the Holders of the Notes as compared to the terms of the Preferred Stock that is being replaced (as determined in good faith by the Board of Directors); and

(20)	following the third anniversary of the Escrow Release Date, any Restricted Payments made in connection with the Issuer or any Restricted Subsidiary paying for the repurchase, retirement or other acquisition or retirement or other acquisition or retirement for value of all or any portion of the Preferred Stock of the Issuer or any Parent Entity in existence on the Escrow Release Date and any accretions or accumulations of unpaid dividends thereon; provided that after giving effect to such Restricted Payment and to the Incurrence of any Indebtedness in connection therewith on a pro forma basis the Issuer would (x) be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the test set forth in the first paragraph of the covenant described under “—Limitation on Indebtedness” and (y) have a Consolidated Total Leverage Ratio as of the end of the most recently completed four-quarter period for which financial statements have been provided that is not greater than 6.00 to 1.00.

For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the categories of Permitted Payments described in clauses (1) through (18) above, or is permitted pursuant to the first paragraph of this covenant, the Issuer will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this covenant.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Board of Directors of the Issuer acting in good faith.

Limitation on Liens

The Issuer will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, create, Incur or permit to exist any Lien (except Permitted Liens) (each, an “Initial Lien”) that secures obligations under any Indebtedness or any related guarantee, on any asset or property of the Issuer or any Subsidiary Guarantor, unless:

(1)	in the case of Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2)	in all other cases, the Notes or the Guarantees are equally and ratably secured, except that the foregoing shall not apply to Liens securing the Notes and the related Guarantees.

Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Issuer will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(A)	pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to the Issuer or any Restricted Subsidiary;

(B)	make any loans or advances to the Issuer or any Restricted Subsidiary; or

(C)	sell, lease or transfer any of its property or assets to the Issuer or any Restricted Subsidiary;

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Issuer or any Restricted Subsidiary to other Indebtedness Incurred by the Issuer or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

The provisions of the preceding paragraph will not prohibit:

(3)	any encumbrance or restriction pursuant to (a) any Credit Facility, or (b) any other agreement or instrument, in each case, in effect at or entered into on the Escrow Release Date;

(4)	the Indenture, the Notes, the Collateral Documents, the Intercreditor Agreement the Note Guarantees, the Exchange Notes and any Guarantees thereof;

(5)	any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into the Issuer or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by the Issuer or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Issuer or was merged, consolidated or otherwise combined with or into the Issuer or any Restricted Subsidiary or entered into in contemplation of or in connection with such transaction) and outstanding on such date; provided that, for the purposes of this clause, if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Issuer or any Restricted Subsidiary when such Person becomes the Successor Company;

(6)	any encumbrance or restriction:

(a)	that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or agreement, or the assignment or transfer of any lease, license or other contract or agreement;

(b)	contained in mortgages, pledges, charges or other security agreements permitted under the Indenture and the Collateral Documents or securing Indebtedness of the Issuer or a Restricted Subsidiary permitted under the Indenture and the Collateral Documents to the extent such encumbrances or restrictions restrict the transfer or encumbrance of the property or assets subject to such mortgages, pledges, charges or other security agreements; or

(c)	pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Issuer or any Restricted Subsidiary;

(7)	any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under the Indenture and the Collateral Documents, in each case, that impose encumbrances or restrictions on the property so acquired;

(8)	any encumbrance or restriction imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of the Issuer or any Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(9)	customary provisions in leases, licenses, joint venture agreements and other similar agreements and instruments;

(10)	encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority;

(11)	any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(12)	any encumbrance or restriction pursuant to Hedging Obligations;

(13)	other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be Incurred or issued subsequent to the Escrow Release Date pursuant to the provisions of the covenant described under “—Limitation on Indebtedness” that impose restrictions solely on the Foreign Subsidiaries party thereto or their Subsidiaries;

(14)	restrictions created in connection with any Qualified Securitization Financing that, in the good faith determination of the Issuer, are necessary or advisable to effect such Securitization Facility;

(15)	any encumbrance or restriction arising pursuant to an agreement or instrument (which, if it relates to any Indebtedness, shall only be permitted if such Indebtedness is permitted to be Incurred pursuant to the provisions of the covenant described under “—Limitation on Indebtedness” if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole (i) are not materially less favorable to the Holders than the encumbrances and restrictions contained in the Credit Agreement, together with the security documents associated therewith as in effect on the Escrow Release Date or (ii) either (a) the Issuer determines at the time of entry into such agreement or instrument that such encumbrances or restrictions will not adversely affect, in any material respect, the Issuer’s ability to make principal or interest payments on the Notes or (b) such encumbrance or restriction applies only during the continuance of a default relating to such agreement or instrument;

(16)	any encumbrance or restriction existing by reason of any lien permitted under “—Limitation on Liens;” or

(17)	any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in clauses (1) to (14) of this paragraph or this clause (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in clauses (1) to (14) of this paragraph or this clause (15); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Holders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Issuer).

Limitation on Sales of Assets and Subsidiary Stock

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1)

the Issuer or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of

Directors of the Issuer, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);

(2)	in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap) with a purchase price in excess of $50 million, at least 75% of the consideration from such Asset Disposition (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3)	an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied:

(a)	to the extent the Issuer or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness), (i) to prepay, repay or purchase any Indebtedness of a Non-Guarantor or that is secured by a Lien (in each case, other than Indebtedness owed to the Issuer or any Restricted Subsidiary) or any First Priority Obligations, including Indebtedness under the Credit Agreement (or any Refinancing Indebtedness in respect thereof) within 450 days from the later of (A) the date of such Asset Disposition and (B) the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), the Issuer or Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be reduced in an amount equal to the principal amount so prepaid, repaid or purchased; or (ii) to prepay, repay or purchase Pari Passu Indebtedness at a price of no more than 100% of the principal amount of such Pari Passu Indebtedness plus accrued and unpaid interest to the date of such prepayment, repayment or purchase; provided further that, to the extent the Issuer redeems, repays or repurchases Pari Passu Indebtedness pursuant to this clause (ii), the Issuer shall equally and ratably reduce Obligations under the Notes as provided under “Optional Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Disposition Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid; provided further, that, in addition to the foregoing, the Net Available Cash from an Asset Disposition of Collateral may not be applied to prepay, repay or purchase any Indebtedness other than First Priority Obligations, Notes or Pari Passu Indebtedness of the Issuer or a Guarantor secured by a Lien on such Collateral; and/or

(b)	to the extent the Issuer or any Restricted Subsidiary elects, to invest in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Issuer or another Restricted Subsidiary) within 450 days from the later of (i) the date of such Asset Disposition and (ii) the receipt of such Net Available Cash; provided, however, that a binding agreement shall be treated as a permitted application of Net Proceeds from the date of such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event of any Acceptable Commitment is later cancelled or terminated for any reason before the Net proceeds are applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds; and

(4)	if such Asset Disposition involves the disposition of Collateral, the Issuer or such Subsidiary has complied with the provisions of the Indenture and the Collateral Documents;

provided that, pending the final application of any such Net Available Cash in accordance with clause (a) or clause (b) above, the Issuer and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise use such Net Available Cash in any manner not prohibited by the Indenture.

Any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds” under the Indenture. On the 451st day after an Asset Disposition or the receipt of such Net Available Cash, if the aggregate amount of Excess Proceeds under the Indenture exceeds (i) $100 million, in the case of a single transaction or a series of related transactions, or (ii) $200 million aggregate amount in any fiscal year, the Issuer will within 10 Business Days be required to make an offer (“Asset Disposition Offer”) to all Holders of Notes issued under such Indenture and, to the extent the Issuer elects, to all holders of other outstanding Pari Passu Indebtedness, to purchase the maximum principal amount of Notes and any such Pari Passu Indebtedness to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in respect of the Notes in an amount equal to 100% of the principal amount of the Notes and Pari Passu Indebtedness, in each case, plus accrued and unpaid interest, if any, to, but not including, the date of purchase, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Indebtedness, as applicable, and, with respect to the Notes, in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. The Issuer will deliver notice of such Asset Disposition Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, describing the transaction or transactions that constitute the Asset Disposition and offering to repurchase the Notes for the specified purchase price on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by the Indenture and described in such notice.

To the extent that the aggregate amount of Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for any purpose not prohibited by the Indenture. If the aggregate principal amount of the Notes surrendered in any Asset Disposition Offer by Holders and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Excess Proceeds shall be allocated among the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Indebtedness provided that no Notes or other Pari Passu Indebtedness will be selected and purchased in an unauthorized denomination. Upon completion of any Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

To the extent that any portion of Net Available Cash payable in respect of the Notes is denominated in a currency other than U.S. dollars, the amount thereof payable in respect of the Notes shall not exceed the net amount of funds in U.S. dollars that is actually received by the Issuer upon converting such portion into U.S. dollars.

Notwithstanding any other provisions of this covenant, (i) to the extent that any of or all the Net Available Cash of any Asset Disposition by a Foreign Subsidiary (a “Foreign Disposition”) is prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Available Cash so affected will not be required to be applied in compliance with this covenant, and such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Issuer hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions available under the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Available Cash is permitted under the applicable local law, such repatriation will be promptly effected and such repatriated Net Available Cash will be promptly (and in any event not later than three (3) Business Days after such repatriation) applied (net of additional Taxes payable or reserved against as a result thereof) in compliance with this covenant and (ii) to the extent that the Issuer has determined in good faith that repatriation of any of or all the Net Available Cash of any Foreign Disposition would have a material adverse Tax consequence (taking into account any foreign tax credit or benefit received in connection with such repatriation) with respect to such Net Available Cash, the Net Available Cash so affected may be retained by the applicable Foreign Subsidiary.

For the purposes of clause (2) of the first paragraph of this covenant, the following will be deemed to be cash:

(1)	the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of the Issuer or a Restricted Subsidiary (other than Subordinated Indebtedness of the Issuer or a Guarantor) and the release of the Issuer or such Restricted Subsidiary from all liability on such Indebtedness or other liability in connection with such Asset Disposition;

(2)	securities, notes or other obligations received by the Issuer or any Restricted Subsidiary of the Issuer from the transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition;

(3)	Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Issuer and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Disposition;

(4)	consideration consisting of Indebtedness of the Issuer (other than Subordinated Indebtedness) received after the Issue Date from Persons who are not the Issuer or any Restricted Subsidiary; and

(5)	any Designated Non-Cash Consideration received by the Issuer or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this covenant that is at that time outstanding, not to exceed the greater of $750 million and 2.25% of Total Assets (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

The Credit Agreement may prohibit or limit, and future credit agreements or other agreements to which the Issuer becomes a party may prohibit or limit, the Issuer from purchasing any Notes pursuant to this covenant. In the event the Issuer is prohibited from purchasing the Notes, the Issuer could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, it will remain prohibited from purchasing the Notes. In such case, the Issuer’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture.

Limitation on Affiliate Transactions

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Issuer (an “Affiliate Transaction”) involving aggregate value in excess of $25 million unless:

(1)	the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate; and

(2)	in the event such Affiliate Transaction involves an aggregate value in excess of $50 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors.

Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in clause (2) of this paragraph if such Affiliate Transaction is approved by a majority of the Disinterested Directors, if any.

The provisions of the preceding paragraph will not apply to:

(1)	any Restricted Payment permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments,” or any Permitted Investment;

(2)	any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Issuer, any Restricted Subsidiary or any Parent Entity, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of the Issuer, in each case in the ordinary course of business;

(3)	any Management Advances and any waiver or transaction with respect thereto;

(4)	any transaction between or among the Issuer and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries;

(5)	the payment of compensation, reasonable fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, consultants or employees of the Issuer or any Restricted Subsidiary (whether directly or indirectly and including through any Person owned or controlled by any of such directors, officers or employees);

(6)	the entry into and performance of obligations of the Issuer or any of its Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Escrow Release Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this covenant or to the extent not more disadvantageous to the Holders in any material respect;

(7)	any customary transaction with a Securitization Subsidiary effected as part of a Qualified Securitization Financing and any disposition of Securitization Assets or related assets in connection with any Qualified Securitization Financing and any repurchase of Securitization Assets pursuant to a Securitization Repurchase Obligation;

(8)	transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business, which are fair to the Issuer or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors or the senior management of the Issuer or the relevant Restricted Subsidiary, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(9)	any transaction between or among the Issuer or any Restricted Subsidiary and any Affiliate of the Issuer or an Associate or similar entity that would constitute an Affiliate Transaction solely because the Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls such Affiliate, Associate or similar entity;

(10)	issuances or sales of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Issuer or options, warrants or other rights to acquire such Capital Stock and the granting of registration and other customary rights in connection therewith or any contribution to capital of the Issuer or any Restricted Subsidiary;

(11)	(a) payments by the Issuer of any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly) of annual customary management, consulting, monitoring, refinancing, subsequent transaction exit fees, advisory fees and related expenses and (b) customary payments by the Issuer or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly, including through any Parent Entity) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors in good faith;

(12)	payment to any Permitted Holder of all reasonable out of pocket expenses Incurred by such Permitted Holder in connection with its direct or indirect investment in the Issuer and its Subsidiaries;

(13)	the Transactions and the payment of all fees and expenses related to the Transactions;

(14)	transactions in which the Issuer or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of the preceding paragraph;

(15)	the existence of, or the performance by the Issuer or any Restricted Subsidiaries of its obligations under the terms of, any equityholders agreement (including any registration rights agreement or purchase agreements related thereto) to which it is party as of the Escrow Release Date and any similar agreement that it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any Restricted Subsidiary of its obligations under any future amendment to the equityholders’ agreement or under any similar agreement entered into after the Escrow Release Date will only be permitted under this clause to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders in any material respects;

(16)	any purchases by the Issuer’s Affiliates of Indebtedness or Disqualified Stock of the Issuer or any of its Restricted Subsidiaries the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not the Issuer’s Affiliates; provided that such purchases by the Issuer’s Affiliates are on the same terms as such purchases by such Persons who are not the Issuer’s Affiliates;

(17)	payments by the Issuer (and any Parent Entity) and its Restricted Subsidiaries pursuant to any tax sharing agreements in respect of “Related Taxes” among the Issuer (and any such Parent Entity) and its Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Issuer and its Subsidiaries; and

(18)	transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described under the caption “—Designation of Restricted and Unrestricted Subsidiaries.”

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Certain Covenants—Limitation on Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Issuer. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Issuer may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Limitation on Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Limitation on Indebtedness,” the Issuer will be in default of such covenant.

The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Issuer; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Limitation on Indebtedness,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation. Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the preceding conditions.

Reports

Whether or not required by the SEC, so long as any Notes are outstanding, if not filed electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis, and Retrieval System (or any successor system), from and after the Escrow Release Date, the Issuer will furnish to the Trustee, within 15 days after the time periods specified below:

(1)	within 90 days (135 days in the case of the fiscal year containing the Escrow Release Date) after the end of each fiscal year, all financial information that would be required to be contained in an annual report on Form 10-K, or any successor or comparable form, filed with the SEC, including a “Management’s discussion and analysis of financial condition and results of operations” and a report on the annual financial statements by the Issuer’s independent registered public accounting firm;

(2)	within 45 days (75 days in the case of the first fiscal quarter after the Escrow Release Date) after the end of each of the first three fiscal quarters of each fiscal year, all financial information that would be required to be contained in a quarterly report on Form 10-Q, or any successor or comparable form, file with the SEC; and

(3)	within the time periods specified for filing current reports on Form 8-K, all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file such reports; provided that no such current report will be required to be furnished if the Issuer determines in its good faith judgment that such event is not material to noteholders or the business, assets, operations, financial positions or prospects of the Issuer and its Restricted Subsidiaries, taken as a whole;

in each case, in a manner that complies in all material respects with the requirements specified in such form. Notwithstanding the foregoing, the Issuer shall not be so obligated to file such reports with the SEC (i) if the SEC does not permit such filing or (ii) prior to the consummation of an exchange offer or the effectiveness of a shelf registration statement as required by the Registration Rights Agreement, so long as if clause (i) or (ii) is applicable the Issuer makes available such information to prospective purchasers of Second Lien Notes, in addition to providing such information to the Trustee and the Holders of the Second Lien Notes, in each case, at the Issuer’s expense and by the applicable date the Issuer would be required to file such information pursuant to the immediately preceding sentence. To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, the Issuer will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders under “—Events of Default” if Holders of at least 30% in principal amount of the then total outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure. In addition, to the extent not satisfied by the foregoing, the Issuer will agree that, for so long as any Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. The Issuer will deliver the financial statements and information of the type required to be delivered pursuant to clause (2) of the first sentence of this “—Reports” covenant with respect to the fiscal year ended April 28, 2013 and any fiscal quarter ended prior to the Escrow Release Date or in which the Escrow Release Date occurs, which, notwithstanding the foregoing, shall not be required to contain financial statement footnote disclosure and shall not be required to contain consolidating financial data with respect to the Issuer and the Guarantors on the one hand and Non-Guarantors on the other of the type contemplated by Rule 3-10 of Regulation S-X promulgated under the Securities Act or otherwise.

Substantially concurrently with the furnishing or making such information available to the Trustee pursuant to the immediately preceding paragraph, the Issuer shall also post copies of such information required by the immediately preceding paragraph on a website (which may be nonpublic and may be maintained by the Issuer or a third party) to which access will be given to Holders, prospective investors in the Second Lien Notes (which prospective investors shall be limited to “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act or non-U.S. persons (as defined in Regulation S under the Securities Act) that certify their status as such to the reasonable satisfaction of the Issuer), and securities analysts and market making financial institutions that are reasonably satisfactory to the Issuer.

Notwithstanding any other provision of the Indenture, the sole remedy for an Event of Default relating to the failure to comply with the reporting obligations described under this covenant, will for the 365 days after the occurrence of such an Event of Default consist exclusively of the right to receive additional interest on the principal amount of the Notes at a rate equal to 0.50% per annum. This additional interest will be payable in the same manner and subject to the same terms as other interest payable under the Indenture. This additional interest will accrue on all outstanding Notes from and including the date on which an Event of Default relating to a failure to comply with the reporting obligations described above under this covenant first occurs to, but excluding, the 365th day thereafter (or such earlier date on which the Event of Default relating to such reporting obligations is cured or waived). If the Event of Default resulting from such failure to comply with the reporting obligations is continuing on such 365th day, such additional interest will cease to accrue and the Notes will be subject to the other remedies provided under the heading “—Events of Default.”

The Issuer will also hold quarterly conference calls for the Holders of the Second Lien Notes to discuss financial information for the previous quarter (it being understood that such quarterly conference call may be the same conference call as with the Issuer’s equity investors and analysts). The conference call will be following the last day of each fiscal quarter of the Issuer and not later than 10 Business Days from the time that the Issuer distributes the financial information as set forth in the second preceding paragraph. No fewer than two days prior to the conference call, the Issuer will issue a press release announcing the time and date of such conference call and providing instructions for Holders, securities analysts and prospective investors to obtain access to such call.

In the event that any Parent Entity of the Issuer becomes a guarantor of the Notes, the Indenture will permit the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such Parent Entity; provided that, to the extent required by Rule 3-10 of Regulation S-X promulgated by the SEC, the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Entity, on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries on a standalone basis, on the other hand.

Notwithstanding anything to the contrary set forth above, if the Issuer or any Parent Entity of the Issuer has furnished the Holders of Notes and filed with the SEC the reports described in the preceding paragraphs with respect to the Issuer or any Parent Entity (including any consolidated financial information required by Regulation S-X relating to the Issuer), the Issuer shall be deemed to be in compliance with the provisions of this covenant.

Limitation on Guarantees

The Issuer (a) will not permit any of its Wholly Owned Domestic Subsidiaries that are Restricted Subsidiaries (and non-Wholly Owned Domestic Subsidiaries if such non-Wholly Owned Domestic Subsidiaries guarantee, or are a co-issuer of, other capital markets debt securities of the Issuer or any Restricted Subsidiary or guarantee all or a portion of, or are a co-borrower under, the Credit Agreement), other than a Guarantor, to (i) Guarantee the payment of any Indebtedness of the Issuer or any Guarantor or (ii) incur any Indebtedness under the Credit Agreement and (b) will not permit any other Restricted Subsidiary to Guarantee the payment of any Indebtedness under the Credit Agreement, in each case, unless:

(1)	such Restricted Subsidiary within 30 days (i) executes and delivers a supplemental indenture to the Indenture and joinder or supplement to the Registration Rights Agreement providing for a senior Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Note Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Note Guarantee and (ii) executes and delivers a supplement or joinder to the Collateral Documents or new Collateral Documents and takes all actions required thereunder to perfect the Liens created thereunder; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Note Guarantee, any such Guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Note Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Guarantee of the Notes; and

(2)	such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee until payment in full of Obligations under the Indenture; and

(3)	such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel stating that:

(a)	such Guarantee has been duly executed and authorized; and

(b)	such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principals of equity;

provided that this covenant shall not be applicable (i) to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, or (ii) in the event that the Guarantee of the Issuer’s obligations under the Notes or the Indenture by such Subsidiary would not be permitted under applicable law.

The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case, such Subsidiary shall only be required to comply with the 30-day period described above.

If any Guarantor becomes an Immaterial Subsidiary, the Issuer shall have the right, by execution and delivery of a supplemental indenture to the Trustee, to cause such Immaterial Subsidiary to cease to be a Guarantor, subject to the requirement described in the first paragraph above that such Subsidiary shall be required to become a Guarantor if it ceases to be an Immaterial Subsidiary (except that if such Subsidiary has been properly designated as an Unrestricted Subsidiary it shall not be so required to become a Guarantor or execute a supplemental indenture); provided, further, that such Immaterial Subsidiary shall not be permitted to Guarantee the Credit Agreement or other Indebtedness of the Issuers or the other Guarantors, unless it again becomes a Guarantor.

Amendment of Collateral Documents

The Issuer shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Collateral Documents in any way that would be adverse to the Holders of the Notes in any material respect, except as described above under “—Security” or as permitted under “—Amendments and Waivers.”

After-Acquired Property

The Indenture provides that, from and after the Issue Date, upon the acquisition by the Issuer or any Guarantor of any Second Priority After-Acquired Property, the Issuer or such Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements, certificates and opinions of counsel as shall be necessary to vest in the Collateral Agent a perfected security interest, subject only to Permitted Liens, in such Second Priority After-Acquired Property and to have such Second Priority After-Acquired Property (but subject to certain limitations, if applicable, including as described under “—Security”) added to the Collateral, and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such Second Priority After-Acquired Property to the same extent and with the same force and effect; provided, however, that if granting such second priority security interest in such Second Priority After-Acquired Property requires the consent of a third party, the Issuer will use commercially reasonable efforts to obtain such consent with respect to the second priority interest for the benefit of the Trustee and the Collateral Agent on behalf of the Holders of the Notes; provided further, however, that if such third party does not consent to the granting of such second priority security interest after the use of such commercially reasonable efforts, the Issuer or such Guarantor, as the case may be, will not be required to provide such security interest.

Merger and Consolidation

The Issuer

The Issuer will not consolidate with or merge with or into or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1)	the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Issuer) will expressly assume, by supplemental indenture, executed and delivered to the Trustee and the Collateral Agent, in form satisfactory to the Trustee and the Collateral Agent, all the obligations of Issuer under the Notes and the Indenture and the Collateral Documents and if such Successor Company is not a corporation, a co-obligor of the Notes is a corporation organized or existing under such laws;

(2)	immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the applicable Successor Company or any Subsidiary of the applicable Successor Company as a result of such transaction as having been Incurred by the applicable Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3)	immediately after giving effect to such transaction, either (a) the applicable Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of the covenant described under “—Limitation on Indebtedness” or (b) the Fixed Charge Coverage Ratio would not be lower than it was immediately prior to giving effect to such transaction; and

(4)	the Issuer shall have delivered to the Trustee and the Collateral Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture and an Opinion of Counsel stating that such supplemental indenture (if any) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the applicable Successor Company (in each case, in form satisfactory to the Trustee and the Collateral Agent), provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of clauses (2) and (3) above.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer, which properties and assets, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Notes, the Indenture and the Collateral Documents but in the case of a lease of all or substantially all its assets, the predecessor company will not be released from its obligations under such Notes, Indenture or the Collateral Documents.

Notwithstanding the preceding clauses (2), (3) and (4) (which do not apply to transactions referred to in this sentence), (a) any Restricted Subsidiary of the Issuer may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Issuer and (b) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Restricted Subsidiary. Notwithstanding the preceding clauses (2) and (3) (which do not apply to the transactions referred to in this sentence), the Issuer may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Issuer, reincorporating the Issuer in another jurisdiction, or changing the legal form of the Issuer.

There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

The foregoing provisions (other than the requirements of clause (2) of the preceding paragraph) shall not apply to the creation of a new Subsidiary as a Restricted Subsidiary of the Issuer.

Guarantors

No Guarantor may

(1)	consolidate with or merge with or into any Person, or

(2)	sell, convey, transfer or dispose of, all or substantially all its assets, in one transaction or a series of related transactions, to any Person, or

(3)	permit any Person to merge with or into the Guarantor,

unless

(A)	the other Person is the Issuer or any Restricted Subsidiary that is Guarantor or becomes a Guarantor concurrently with the transaction; or

(B)	(1) either (x) a Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes all of the obligations of the Guarantor under its Guarantee of the Notes, the Indenture and the Collateral Documents; and

(2) immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(C)	the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Issuer or a Restricted Subsidiary) otherwise permitted by the Indenture.

There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Events of Default

Each of the following is an Event of Default under the Indenture:

(1)	default in any payment of interest or Additional Interest, if any, on any Note when due and payable, continued for 30 days;

(2)	default in the payment of the principal amount of or premium, if any, on any Note issued under the Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3)	failure to comply for 60 days after written notice by the Trustee on behalf of the Holders or by the Holders of 30% in principal amount of the outstanding Notes with any agreement or obligation contained in the Indenture or the Collateral Documents;

(4)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Issuer any of its Restricted Subsidiaries) other than Indebtedness owed to the Issuer or a Restricted Subsidiary whether such Indebtedness or Guarantee now exists, or is created after the date hereof, which default:

(a)	is caused by a failure to pay principal of such Indebtedness, at its stated final maturity (after giving effect to any applicable grace periods) provided in such Indebtedness (“payment default”); or

(b)	results in the acceleration of such Indebtedness prior to its stated final maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $150 million or more;

(5)	certain events of bankruptcy, insolvency or court protection in the United States or other applicable jurisdictions of Holdings, the Issuer or a Significant Subsidiary or group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the “bankruptcy provisions”);

(6)	failure by the Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries) would constitute a Significant Subsidiary), to pay final judgments aggregating in excess of $150 million other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed (the “judgment default provision”);

(7)	any Guarantee of the Notes ceases to be in full force and effect, other than (1) in accordance with the terms of the Indenture, (2) a Guarantor denies or disaffirms its obligations under its Guarantee of the Notes, other than in accordance with the terms thereof or upon release of such Note Guarantee in accordance with the Indenture or (3) in connection with the bankruptcy of a Guarantor, so long as the aggregate assets of such Guarantor and any other Guarantor whose Note Guarantee ceased or ceases to be in full force as a result of a bankruptcy are less than $150 million;

(8)	unless such Liens have been released in accordance with the provisions of the Collateral Documents, Second Priority Liens with respect to all or substantially all of the Collateral cease to be valid or enforceable, or the Issuer shall assert or any Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any such Guarantor, the Issuer fails to cause such Guarantor to rescind such assertions within 30 days after the Issuer has actual knowledge of such assertions; or

(9)	the failure by the Issuer or any Guarantor to comply for 60 days after notice with its other agreements contained in the Collateral Documents except for a failure that would not be material to the Holders of the Notes and would not materially affect the value of the Collateral taken as a whole (together with the defaults described in clauses (8) and (9) the “security default provisions”).

However, a default under clauses (3), (4), (6) or (9) of this paragraph will not constitute an Event of Default until the Trustee or the Holders of 30% in principal amount of the outstanding Notes notify the Issuer of the default and, with respect to clauses (3), (6) and (9) the Issuer does not cure such default within the time specified in clauses (3), (6) and (9), as applicable, of this paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default described in clause (5) above with respect to Holdings or the Issuer) occurs and is continuing, the Trustee by notice to the Issuer or the Holders of at least 30% in principal amount of the outstanding Notes by written notice to the Issuer and the Trustee, may declare the principal of, premium, if any, and accrued and unpaid interest, including Additional Interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest, including Additional Interest, if any, will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (4) under “Events of Default” has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (4) shall be remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, in each case, within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest, including Additional Interest, if any, on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

If an Event of Default described in clause (5) above with respect to Holdings or the Issuer occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest, including Additional Interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

The Holders of a majority in principal amount of the outstanding Notes under the Indenture may waive all past or existing Defaults or Events of Default (except with respect to nonpayment of principal, premium or interest, or Additional Interest, if any) and rescind any such acceleration with respect to such Notes and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

The Indenture will provide that (i) if a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default will also be cured without any further action and (ii) any Default or Event of Default for the failure to comply with the time periods prescribed in the covenant entitled “Reports” or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by such covenant or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in the Indenture.

If an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)	Holders of at least 30% in principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy;

(3)	such Holders have offered in writing the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security or indemnity; and

(5)	the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Collateral Agent or of exercising any trust or power conferred on the Trustee or the Collateral Agent. The Indenture will provide that, in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it against all losses and expenses that may be caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and the Trustee is informed of such occurrence by the Issuer, the Trustee must give notice of the Default to the Holders within 60 days after being notified by the Issuer. Except in the case of a Default in the payment of principal of, or premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as the Trustee in good faith determines that withholding notice is in the interests of the Holders. The Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer’s Certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events of which it is aware which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

The Notes provides for the Trustee to take action on behalf of the Holders in certain circumstances, but only if the Trustee is indemnified to its satisfaction. It may not be possible for the Trustee to take certain actions in relation to the Notes and, accordingly, in such circumstances the Trustee will be unable to take action, notwithstanding the provision of an indemnity to it, and it will be for Holders to take action directly.

Amendments and Waivers

Subject to certain exceptions, the Note Documents and the Collateral Documents may be amended, supplemented or otherwise modified with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes) and, subject to certain exceptions, any default or compliance with any provisions thereof may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes). However, an amendment or waiver may not, with respect to any such Notes held by a non-consenting Holder:

(1)	reduce the principal amount of such Notes whose Holders must consent to an amendment;

(2)	reduce the stated rate of or extend the stated time for payment of interest on any such Note (other than provisions relating to Change of Control and Asset Dispositions);

(3)	reduce the principal of or extend the Stated Maturity of any such Note;

(4)	reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case as described above under “—Optional Redemption;”

(5)	make any such Note payable in currency other than that stated in such Note;

(6)	impair the right of any Holder to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes;

(7)	waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration);

(8)	make any change in the provisions in the Intercreditor Agreement or the Indenture dealing with the application of proceeds of Collateral that would adversely affect the Holders of the Notes in any material respect; or

(9)	make any change in the amendment or waiver provisions which require the Holders’ consent described in this sentence.

Without the consent of the Holders of at least two-thirds in aggregate principal amount of the Notes then outstanding, no amendment or waiver may release all or substantially all of the Collateral from the Lien of the Indenture and the Collateral Documents with respect to the Notes.

Notwithstanding the foregoing, without the consent of any Holder, the Issuer, the Trustee and the other parties thereto, as applicable, may amend or supplement any Note Documents or any Collateral Documents and the Issuer may direct the Trustee, and the Trustee shall, enter into an amendment to the Intercreditor Agreement, to:

(1)	cure any ambiguity, omission, mistake, defect, error or inconsistency, conform any provision to this “Description of Notes,” or reduce the minimum denomination of the Notes;

(2)	provide for the assumption by a successor Person of the obligations of the Issuer under any Note Document;

(3)	provide for uncertificated Notes in addition to or in place of certificated Notes;

(4)	add to the covenants or provide for a Note Guarantee for the benefit of the Holders or surrender any right or power conferred upon the Issuer or any Restricted Subsidiary;

(5)	make any change that does not adversely affect the rights of any Holder in any material respect;

(6)	at the Issuer’s election, comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act, if such qualification is required;

(7)	make such provisions as necessary (as determined in good faith by the Issuer) for the issuance of Exchange Notes and Additional Notes;

(8)	provide for any Restricted Subsidiary to provide a Note Guarantee in accordance with the Covenant described under “—Certain Covenants—Limitation on Indebtedness,” to add Guarantees with respect to the Notes, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under the Indenture, the Collateral Documents or the Intercreditor Agreement, as applicable;

(9)	evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee pursuant to the requirements thereof or to provide for the accession by the Trustee to any Note Document;

(10)	make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including to facilitate the issuance and administration of Notes and the Exchange Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not adversely affect the rights of Holders to transfer Notes in any material respect;

(11)	mortgage, pledge, hypothecate or grant any other Lien in favor of the Collateral Agent for its benefit and the benefit of the Trustee, the Holders of the Notes and the holders of any Future Second Lien Indebtedness or 2030 Notes Indebtedness, as additional security for the payment and performance of all or any portion of the Second Priority Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to the Indenture, any of the Intercreditor Agreement, the Collateral Documents or otherwise;

(12)	provide for the release of Collateral from the Lien pursuant to the Indenture, the Collateral Documents and the Intercreditor Agreement when permitted or required by the Collateral Documents, the Indenture or the Intercreditor Agreement; or

(13)	secure any Future Second Lien Indebtedness, 2030 Notes Indebtedness or First Priority Obligations to the extent permitted under the Indenture, the Collateral Documents and the Intercreditor Agreement.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment of any Note Document. It is sufficient if such consent approves the substance of the proposed amendment. A consent to any amendment or waiver under the Indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

In addition, the Intercreditor Agreement will provide that, subject to certain exceptions, any amendment, waiver or consent to any of the collateral documents with respect to First Priority Obligations will apply automatically to the comparable Collateral Documents.

Defeasance

The Issuer at any time may terminate all obligations of the Issuer under the Notes and the Indenture (“legal defeasance”) and cure all then existing Defaults and Events of Default, except for certain obligations, including those respecting the defeasance trust, the rights, powers, trusts, duties, immunities and indemnities of the Trustee and the obligations of the Issuer in connection therewith and obligations concerning issuing temporary Notes, registrations of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust.

The Issuer at any time may terminate the obligations of the Issuer and the Restricted Subsidiaries under the covenants described under “—Certain Covenants” (other than clauses (1) and (2) of “—Merger and Consolidation”) and “—Change of Control” and the default provisions relating to such covenants described under “—Events of Default” above, the operation of the cross-default upon a payment default, the cross acceleration provisions, the bankruptcy provisions with respect to the Issuer and Significant Subsidiaries, the judgment default provision, the guarantee provision and the security default provision described under “—Events of Default” above (“covenant defeasance”).

The Issuer at its option at any time may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes and the Collateral Documents so long as no Notes are then outstanding. If the Issuer exercises its covenant defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5) (with respect only to Significant Subsidiaries), (6), (7) or (9) under “—Events of Default” above.

In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee cash in dollars or U.S. Government Obligations or a combination thereof for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of:

(1)	an Opinion of Counsel in the United States stating that Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and in the case of legal defeasance only, such Opinion of Counsel in the United States must be based on a ruling of the U.S. Internal Revenue Service or change in applicable U.S. federal income tax law since the issuance of the Notes);

(2)	an Opinion of Counsel stating that, as of the date of such opinion and subject to customary assumptions and exclusions, following the deposit, the trust funds will not be subject to the effect of Section 546 or 547 of Title 11 of the United States Code, as amended;

(3)	an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of the Issuer; and

(4)	an Officer’s Certificate and an Opinion of Counsel (which opinion of counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to legal defeasance or covenant defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and cease to be of further effect (except as to surviving rights of conversion or transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (1) either (a) all the Notes previously authenticated and delivered (other than certain lost, stolen or destroyed Notes and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Issuer) have been delivered to the Trustee for cancellation; or (b) all Notes not previously delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer; (2) the Issuer has deposited or caused to be deposited with the Trustee, money in dollars or U.S. Government Obligations, or a combination thereof, as applicable, in an amount sufficient to pay and discharge the entire indebtedness on the Notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or redemption date, as the case may be; (3) the Issuer has paid or caused to be paid all other sums payable under the Indenture; and (4) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent under the “—Satisfaction and Discharge” section of the Indenture relating to the satisfaction and discharge of the Indenture have been complied with; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (1), (2) and (3)).

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, employee, incorporator or shareholder of the Issuer or any of their respective Subsidiaries or Affiliates, as such, shall have any liability for any obligations of the Issuer under the Note Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the U.S. federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Concerning the Trustee

Wells Fargo Bank, National Association has been appointed as Trustee under the Indenture. The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are set forth specifically in such Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care that a prudent Person would use in conducting its own affairs. The permissive rights of the Trustee to take or refrain from taking any action enumerated in the Indenture will not be construed as an obligation or duty.

The Indenture imposes certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Issuer and its Affiliates and Subsidiaries.

The Indenture sets out the terms under which the Trustee may retire or be removed, and replaced. Such terms will include, among others, (1) that the Trustee may be removed at any time by the Holders of a majority in principal amount of then outstanding Notes, or may resign at any time by giving written notice to the Issuer and (2) that if the Trustee at any time (a) has or acquires a conflict of interest that is not eliminated, (b) fails to meet certain minimum limits regarding the aggregate of its capital and surplus or (c) becomes incapable of acting as Trustee or becomes insolvent or bankrupt, then the Issuer may remove the Trustee, or any Holder who has been a bona fide Holder for not less than 6 months may petition any court for removal of the Trustee and appointment of a successor Trustee.

Any removal or resignation of the Trustee shall not become effective until the acceptance of appointment by the successor Trustee.

The Indenture contains provisions for the indemnification of the Trustee for any loss, liability, taxes, fees and expenses incurred without gross negligence or willful misconduct on its part, arising out of or in connection with the acceptance or administration of the Indenture.

Notices

All notices to Holders of Notes will be validly given if mailed to them at their respective addresses in the register of the Holders of the Notes, if any, maintained by the registrar. For so long as any Notes are represented by global notes, all notices to Holders of the Notes will be delivered to DTC, delivery of which shall be deemed to satisfy the requirements of this paragraph, which will give such notices to the Holders of Book-Entry Interests.

Each such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made; provided that, if notices are mailed, such notice shall be deemed to have been given on the later of such publication and the seventh day after being so mailed. Any notice or communication mailed to a Holder shall be mailed to such Person by first-class mail or other equivalent means and shall be sufficiently given to him if so mailed within the time prescribed. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

Governing Law

The Indenture and the Notes, including any Note Guarantees, and the rights and duties of the parties thereunder shall be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

“2030 Notes Indebtedness” means the Company’s guarantee of the 6.25% Guaranteed Notes due February 18, 2030.

“Acquired Indebtedness” means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, or (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with such Person becoming a Restricted Subsidiary of the Issuer or such acquisition or (3) of a Person at the time such Person merges with or into or consolidates or otherwise combines with the Issuer or any Restricted Subsidiary. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (3) of the preceding sentence, on the date of the relevant merger, consolidation or other combination.

“Acquisition” means the transactions contemplated by the Merger Agreement.

“Additional Assets” means:

(1)	any property or assets (other than Capital Stock) used or to be used by the Issuer, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in a Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);

(2)	the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or a Restricted Subsidiary of the Issuer; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Issuer.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Alternative Currency” means each of Euro, British Pounds Sterling, Australian Dollars, Brazilian Real, Canadian Dollars, Chinese Yuan, Danish Kroner, Egyptian Pound, Hong Kong Dollars, Indian Rupee, Indonesian Rupiah, Japanese Yen, Korean Won, Mexican Pesos, New Zealand Dollars, Russian Ruble, Singapore Dollars, Swedish Kroner, Swiss Francs and each other currency (other than United States Dollars) that is a lawful currency (other than United States Dollars) that is readily available and freely transferable and convertible into United States Dollars.

“Applicable Premium” means the greater of (A) 1.0% of the principal amount of such Note and (B) on any redemption date, the excess (to the extent positive) of:

(a)	the present value at such redemption date of (i) the redemption price of such Note at April 15, 2015 (such redemption price (expressed in percentage of principal amount) being set forth in the table under “—Optional Redemption (excluding accrued but unpaid interest)), plus (ii) all required interest payments due on such Note to and including such date set forth in clause (i) (excluding accrued but unpaid interest), computed upon the redemption date using a discount rate equal to the Applicable Treasury Rate at such redemption date plus 50 basis points; over

(b)	the outstanding principal amount of such Note;

in each case, as calculated by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate.

“Applicable Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days (but not more than five Business Days) prior to the redemption date (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Issuer in good faith)) most nearly equal to the period from the redemption date to April 15, 2015; provided, however, that if the period from the redemption date to April 15, 2015 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Asset Disposition” means:

(a)	the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Leaseback Transaction) of the Issuer or any of its Restricted Subsidiaries (in each case other than Capital Stock of the Issuer) (each referred to in this definition as a “disposition”); or

(b)	the issuance or sale of Capital Stock of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with the covenant described under “—Certain Covenants—Limitation on Indebtedness” or directors’ qualifying shares and shares issued to foreign nationals as required under applicable law), whether in a single transaction or a series of related transactions;

in each case, other than:

(1)	a disposition by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

(2)	a disposition of cash, Cash Equivalents or Investment Grade Securities;

(3)	a disposition of inventory or other assets in the ordinary course of business (including allowing any registrations or any applications for registrations of any intellectual property rights to lapse or go abandoned in the ordinary course of business);

(4)	a disposition of obsolete, surplus or worn out property, equipment or other assets or property, equipment or other assets that are no longer used or useful in the conduct of the business of the Issuer and its Restricted Subsidiaries;

(5)	transactions permitted under “—Certain Covenants—Merger and Consolidation—The Issuer” or a transaction that constitutes a Change of Control;

(6)	an issuance of Capital Stock by a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors;

(7)	any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Issuer) of less than $25.0 million;

(8)	any Restricted Payment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments” and the making of any Permitted Payment or Permitted Investment or, solely for purposes of clause (3) of the first paragraph under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock,” asset sales, the proceeds of which are used to make such Restricted Payments or Permitted Investments;

(9)	dispositions in connection with Permitted Liens;

(10)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11)	the licensing or sub-licensing of intellectual property or other general intangibles and licenses, sub-licenses, leases or subleases of other property, in each case, in the ordinary course of business;

(12)	foreclosure, condemnation or any similar action with respect to any property or other assets;

(13)	the sale or discount (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable;

(14)	any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(15)	any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Issuer or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(16)	(i) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased, (ii) dispositions of property to the extent that the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased) and (iii) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(17)	any disposition of Securitization Assets, or participations therein, in connection with any Qualified Securitization Financing, or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business;

(18)	any financing transaction with respect to property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Issuer or any Restricted Subsidiary after the Escrow Release Date, including Sale and Leaseback Transactions and asset securitizations, permitted by the Indenture;

(19)	dispositions of Investments in joint ventures or similar entities to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties to such joint venture set forth in joint venture arrangements and similar binding arrangements;

(20)	any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(21)	the unwinding of any Hedging Obligations pursuant to its terms;

(22)	the surrender or waiver of any contractual rights and the settlement or waiver of any contractual or litigation claims in each case in the ordinary course of business; and

(23)	(23) any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value of usefulness to the business as determined in good faith by the Issuer.

“Associate” means (i) any Person engaged in a Similar Business of which the Issuer or its Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any joint venture entered into by the Issuer or any Restricted Subsidiary of the Issuer.

“Berkshire Hathaway” means Berkshire Hathaway, Inc., and each of its Affiliates but not including, however, any portfolio companies of any of the foregoing.

“Board of Directors” means (1) with respect to the Issuer or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (2) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; and (3) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, United States or the jurisdiction of the place of payment are authorized or required by law to close.

“Capital Expenditures” means, for any period, the aggregate of, without duplication, (a) all expenditures (whether paid in cash or accrued as liabilities and including capitalized research and development costs and capitalized software expenditures) by the Issuer and its Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Issuer and its Restricted Subsidiaries and (b) Capitalized Lease Obligations Incurred by the Issuer and its Restricted Subsidiaries during such period.

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants, options or depositary receipts for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the basis of GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1)	(a) United States Dollars, Euro, or any national currency of any member state of the European Union or Canada; or (b) any other foreign currency held by the Issuer and the Restricted Subsidiaries in the ordinary course of business;

(2)	securities issued or directly and fully Guaranteed or insured by the United States or Canadian governments, a member state of the European Union or, in each case, or any agency or instrumentality of the foregoing (provided that the full faith and credit obligation of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(3)	certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any lender or by any bank or trust company (a) whose commercial paper is rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (b) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $100.0 million;

(4)	repurchase obligations for underlying securities of the types described in clauses (2), (3) and (7) entered into with any bank meeting the qualifications specified in clause (3) above;

(5)	commercial paper rated at least (i) “A-1” or higher by S&P or “P-1” or higher by Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Issuer) maturing within two years after the date of creation thereof or (ii) “A-2” or higher by S&P or “P-2” or higher by Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Issuer) maturing within one year after the date of creation thereof, or, in each case, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt;

(6)	marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either S&P or Moody’s, respectively (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Issuer) and in each case maturing within 24 months after the date of creation or acquisition thereof;

(7)	readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America or any political subdivision, taxing authority or public instrumentality thereof, in each case, having one of the two highest ratings categories by S&P or Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Issuer) with maturities of not more than two years from the date of acquisition;

(8)	readily marketable direct obligations issued by any foreign government or any political subdivision, taxing authority or public instrumentality thereof, in each case, having one of the two highest ratings categories obtainable by S&P or Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Issuer) with maturities of not more than two years from the date of acquisition;

(9)	Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated within the three highest ratings categories by S&P or Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Issuer);

(10)

with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development,

in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptance of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-1” or the equivalent thereof or from Moody’s is at least “P-1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;

(11)	Indebtedness or Preferred Stock issued by Persons with a rating of (i) “A” or higher from S&P or “A-2” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Issuer) with maturities of 24 months or less from the date of acquisition, or (ii) “A-” or higher from S&P or “A-3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Issuer) with maturities of 12 months or less from the date of acquisition;

(12)	bills of exchange issued in the United States, Canada, a member state of the European Union or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(13)	Cash Equivalents or instruments similar to those referred to in clauses (1) through (12) above denominated in Dollars or any Alternative Currency;

(14)	interests in any investment company, money market, enhanced high yield fund or other investment fund which invests 90% or more of its assets in instruments of the types specified in clauses (1) through (13) above; and

(15)	for purposes of clause (2) of the definition of “Asset Disposition,” any marketable securities portfolio owned by the Issuer and its Subsidiaries on the Escrow Release Date.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above, provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default): automated clearing house transfers of funds, treasury, depository, credit or debit card, purchasing card, and/or cash management services, including controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services.

“Change of Control” means:

(1)	the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Issue Date), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Issuer; or

(2)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole to a Person, other than a Restricted Subsidiary or one or more Permitted Holders.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral Agent” means the Trustee in its capacity as “Collateral Agent” under the Indenture and under the Collateral Documents or any successor or assign thereto in such capacity.

“Collateral Documents” means, collectively, any security agreements, intellectual property security agreements, mortgages, collateral assignments, security agreement supplements, pledge agreements or any similar agreements, guarantees and each of the other agreements, instruments or documents that creates or purports to create a lien or guarantee in favor of the Collateral Agent for its benefit and the benefit of the Trustee and the Holders of the Notes, in all or any portion of the Collateral, as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed from time to time.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and amortization of favorable or unfavorable lease assets or liabilities, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1)	increased (without duplication) by:

(a)	provision for taxes based on income or profits or capital, including state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period, including any penalties and interest relating to any tax examinations, deducted (and not added back) in computing Consolidated Net Income; plus

(b)	Fixed Charges of such Person for such period (including (x) net losses or any Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate, currency or commodities risk, (y) bank fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (t) through (z) in clause (1) thereof), to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(c)	Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d)	any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes, the Credit Agreement, any other Credit Facilities and any Securitization Fees, and (ii) any amendment or other modification of the Notes, the Credit Agreement, any other Credit Facilities and any Securitization Fees, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e)	the amount of any restructuring charge or reserve, integration cost or other business optimization expense or cost that is deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions or divestitures after the Escrow Release Date, and costs related to the closure and/or consolidation of facilities and to exiting lines of business; plus

(f)	any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including any impairment charges or the impact of purchase accounting (excluding any such non-cash charge, write-down or item to the extent it represents an accrual or reserve for a cash expenditure for a future period) or other items classified by the Issuer as special items less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period); plus

(g)	the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary; plus

(h)	the amount of management, monitoring, advisory, consulting, refinancing, subsequent transaction and exit fees (including termination fees) and related indemnities and expenses paid or accrued in such period to the Sponsor or Berkshire Hathaway, Inc. to the extent permitted under “—Certain Covenants—Limitation on Affiliate Transactions”; plus

(i)	the amount of “run-rate” cost savings and synergies projected by the Issuer in good faith to result from actions taken or to be taken prior to or during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized prior to or during such period from such actions; provided that (x) such cost savings are reasonably identifiable, reasonably attributable to the actions specified and reasonably anticipated to result from such actions and (y) such actions have been taken or are to be taken within twelve (12) months (or, in connection with the Transactions, within eighteen (18) months of the Escrow Release Date); plus

(j)	any costs or expense incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Capital Stock (other than Disqualified Stock) of the Issuer solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (c) of the first paragraph under “—Certain Covenants—Limitation on Restricted Payments;” plus

(k)	the amount of any loss attributable to a new plant or facility until the date that is twenty-four (24) months after the date of commencement of construction or the date of acquisition thereof, as the case may be; provided that (x) such losses are reasonably identifiable, (y) losses attributable to such plant or facility after twenty-four (24) months from the date of commencement of construction or the date of acquisition of such plant or facility, as the case may be, shall not be included in this clause (k) and (z) no amounts shall be added pursuant to this clause (k) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (i) above with respect to such period; plus

(l)	cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(m)	any net loss included in the Consolidated Net Income attributable to non-controlling interests pursuant to the application of Accounting Standards Codification Topic 810-10-45 (“Topic 810”); plus

(n)	realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Issuer and its Restricted Subsidiaries; plus

(o)	net realized losses from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements; plus

(p)	the amount of loss on sale of Securitization Assets and related assets to the Securitization Subsidiary in connection with a Qualified Securitization Financing; plus

(2)	decreased (without duplication) by: (a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus (b) realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Issuer and its Restricted Subsidiaries; plus (c) any net realized income or gains from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements, plus (d) any net income included in Consolidated Net Income attributable to non-controlling interests pursuant to the application of Topic 810; and

(3)	increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of Accounting Standards Codification Topic 460 or any comparable regulation.

“Consolidated First Lien Secured Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Total Indebtedness that is secured by a Lien (other than a lien that is pari passu with or is junior to the Liens securing the Notes) as of such date to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Issuer are available, in each case with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of any Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (t) penalties and interest relating to taxes, (u) any additional cash interest owing pursuant to any registration rights agreement, (v) accretion or accrual of discounted liabilities other than Indebtedness, (w) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) interest with respect to Indebtedness of any parent of such Person appearing upon the balance sheet of such Person solely by reason of push-down accounting under GAAP; plus

(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3)	interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis on the basis of GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1)	subject to the limitations contained in clause (3) below, any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that the Issuer’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that (as reasonably determined by an Officer of the Issuer) could have been distributed by such Person during such period to the Issuer or a Restricted Subsidiary as a dividend or other distribution or return on investment (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) below);

(2)	solely for the purpose of determining the amount available for Restricted Payments under clause (c)(i) of the first paragraph of the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” any net income (loss) of any Restricted Subsidiary (other than the Guarantors) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Issuer or a Guarantor by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to the Credit Agreement, the Notes, or the Indenture, and (c) restrictions specified in clause (13)(i) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Restrictions on Distributions from Restricted Subsidiaries”), except that the Issuer’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Issuer or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(3)	any net gain (or loss) realized upon the sale or other disposition of any asset (including pursuant to any Sale and Leaseback Transaction) or disposed operations of the Issuer or any Restricted Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by an Officer or the Board of Directors of the Issuer);

(4)	any extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense (including relating to the Transaction Expenses), or any charges, expenses or reserves in respect of any restructuring, redundancy or severance expense;

(5)	the cumulative effect of a change in accounting principles;

(6)	any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts;

(7)	all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(8)	any unrealized gains or losses in respect of any Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of any Hedging Obligations;

(9)	any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(10)	any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Issuer or any Restricted Subsidiary owing to the Issuer or any Restricted Subsidiary;

(11)	any purchase accounting effects including adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Issuer and the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(12)	any goodwill or other intangible asset impairment charge or write-off;

(13)	any after-tax effect of income (loss) from the early extinguishment or cancellation of Indebtedness or any Hedging Obligations or other derivative instruments;

(14)	accruals and reserves that are established within twelve (12) months after the Escrow Release Date that are so required to be established as a result of the Transactions in accordance with GAAP;

(15)	any net unrealized gains and losses resulting from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements; and

(16)	any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowances related to such item.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include (i) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder and (ii) to the extent covered by insurance and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption.

“Consolidated Total Indebtedness” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness for borrowed money (other than Indebtedness with respect to Cash Management Services) of the Issuer and its Restricted Subsidiaries outstanding on such date minus (b) the aggregate amount of cash and Cash Equivalents included in the consolidated balance sheet of the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal period for which internal financial statements of the Issuer are available with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio” and as determined in good faith determined by the Issuer.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Total Indebtedness as of such date to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Issuer are available, in each case with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Consolidated Total Secured Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Total Indebtedness secured by a lien as of such date to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Issuer are available, in each case with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)	to advance or supply funds:

(a)	for the purchase or payment of any such primary obligation; or

(b)	to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Agreement” means the Credit Agreement to be entered into by and among Heinz, the Issuer, Holdings, the guarantors from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and each lender from time to time party thereto, together with the related documents thereto (including the revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, any Guarantees and security documents), as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more agreements (and related documents) governing Indebtedness, including indentures, incurred to refinance, substitute, supplement, replace or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower, issuer or guarantor thereunder, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or one or more successors to the Credit Agreement or one or more new credit agreements.

“Credit Facility” means, with respect to the Issuer or any of its Subsidiaries, one or more debt facilities, indentures or other arrangements (including the Credit Agreement or commercial paper facilities and overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the original Credit Agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Issuer as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Credit Facility Documents” means the collective reference to any Credit Facility, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Issuer) of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

“Designated Preferred Stock” means, with respect to the Issuer, Preferred Stock (other than Disqualified Stock) (a) that is issued for cash (other than to the Issuer or a Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any such Subsidiary for the benefit of their employees to the extent funded by the Issuer or such Subsidiary) and (b) that is designated as “Designated Preferred Stock” pursuant to an Officer’s Certificate of the Issuer at or prior to the issuance thereof, the Net Cash Proceeds of which are excluded from the calculation set forth in clause (c)(ii) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

“Discharge of Senior Lender Claims” means, except to the extent otherwise provided in the Intercreditor Agreement, the payment in full in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of (a) all Obligations in respect of all outstanding First Priority Obligations and, with respect to letters of credit or letter of credit guaranties outstanding thereunder, delivery of cash collateral or backstop letters of credit in respect thereof in compliance with the Credit Agreement, in each case after or concurrently with the termination of all commitments to extend credit thereunder and (b) any other First Priority Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid; provided that the Discharge of Senior Lender Claims shall not be deemed to have occurred if such payments are made with the proceeds of other First Priority Obligations that constitute an exchange or replacement for or a refinancing of such Obligations or First Priority Obligations. In the event the First Priority Obligations are modified and the Obligations are paid over time or otherwise modified pursuant to Section 1129 of the Bankruptcy Code, the First Priority Obligations shall be deemed to be discharged when the final payment is made, in cash, in respect of such indebtedness and any obligations pursuant to such new indebtedness shall have been satisfied.

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors of the Issuer having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of the Issuer shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Issuer or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)	matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or

(2)	is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the Notes or (b) the date on which there are no Notes outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with the covenant described under “—Certain Covenants—Limitation on Restricted Payments;” provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“DTC” means The Depository Trust Company or any successor securities clearing agency.

“Eligible Escrow Investments” means (1) Government Securities maturing no later than the Business Day preceding the Escrow End Date and (2) money market funds registered under the Federal Investment Company Act of 1940, whose shares are registered under the Securities Act, and rated “AAAm” or “AAAm-G” by S&P and “Aaa” if rated by Moody’s, including any mutual fund for which the escrow agent or its affiliate serves as investment manager, administrator, shareholder servicing agent, and/or custodian, (3) U.S. dollar denominated deposit accounts with domestic national or commercial banks, including the escrow agent or an affiliate of the escrow agent, that have short term issuer rating on the date of purchase of “A-1+” or “A-1” by S&P or “Prime-1” or better by Moody’s and maturing no more than 360 days after the date of purchase and (4) such other short-term liquid investments in which the Escrowed Property may be invested in accordance with the Escrow Agreement.

“Equity Offering” means (x) a sale of Capital Stock of the Issuer (other than Disqualified Stock) other than offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions, or (y) the sale of Capital Stock or other securities, the proceeds of which are contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution) of Heinz or any of its Restricted Subsidiaries.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Exchange Notes” means any notes issued in exchange for Notes pursuant to the Registration Rights Agreement or similar agreement.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by the Issuer as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock)

of the Issuer after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any Subsidiary of the Issuer for the benefit of their employees to the extent funded by the Issuer or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Issuer, in each case, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Issuer.

“Existing Notes” means any of the 5.350% Notes due 2013, 2.000% Notes due 2016, 1.500% Notes due 2017, 6.049% Remarketable Securities due 2020, 3.125% Notes due 2021, 2.850% Notes due 2022 and 7.125% Guaranteed Notes due 2039, 2.11% Guaranteed Senior Notes, Series A, due 2014, 2.81% Guaranteed Senior Notes, Series B, due 2016, 2.86% Guaranteed Senior Notes, Series E, due 2016, 3.53% Guaranteed Senior Notes, Series C, due 2018, 3.55% Guaranteed Senior Notes, Series F, due 2018 and 4.23% Guaranteed Senior Notes, Series D, due 2021 and, in each case to the extent outstanding on the Escrow Release Date.

“fair market value” may be conclusively established by means of an Officer’s Certificate or resolutions of the Board of Directors of the Issuer setting out such fair market value as determined by such Officer or such Board of Directors in good faith.

“First Lien Agent” means individually and/or collectively, (i) JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent and Collateral Agent under the Credit Agreement, together with its successors in such capacity and (ii) any Person elected, designated or appointed as the administrative agent, trustee, collateral agent or similar representative with respect to documents evidencing any First Priority Obligations.

“First Priority Credit Documents” means the Credit Agreement and each of the other agreements, documents and instruments providing for or evidencing any other First Priority Obligation and any other document or instrument executed or delivered at any time in connection with any First Priority Obligation (including any intercreditor or joinder agreement among holders of First Priority Obligations but excluding documents governing Hedging Obligations), to the extent such are effective at the relevant time, as each may be amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed from time to time.

“First Priority Designated Agent” has the meaning given to such term in the Intercreditor Agreement.

“First Priority Documents” means the First Priority Credit Documents and any and all documents governing the Hedging Obligations.

“First Priority Lenders” means the lenders from time to time party to the Credit Agreement, together with their respective successors and assigns; provided that the term “First Priority Lender” shall in any event also include each letter of credit issuer and swingline lender under the Credit Agreement.

“First Priority Liens” means all Liens that secure the First Priority Obligations.

“First Priority Obligations” means (i) any and all amounts payable under or in respect of any Credit Facility and the other Credit Facility Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for Post-Petition Interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect of, in each case, to the extent secured by a Permitted Lien incurred or deemed incurred to secure Indebtedness constituting First Priority Obligations pursuant to clause (19) and sub clause (a) of the provision in clause (31) of the definition of “Permitted Liens”, and (ii) all other Obligations of the Issuer or any of its Restricted Subsidiaries in respect of Hedging Obligations or Obligations in respect of cash management services in each case owing to a Person that is a holder of Indebtedness described in clause (i) above or an Affiliate of such holder at the time of entry into such Hedging Obligations or Obligations in respect of cash management services.

“First Priority Secured Party” has the meaning given to such term in the Intercreditor Agreement.

“Fitch” means Fitch Ratings, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Fixed Charge Coverage Ratio” means, with respect to any Person on any determination date, the ratio of Consolidated EBITDA of such Person for the most recent four consecutive fiscal quarters ending immediately prior to such determination date for which internal consolidated financial statements are available to the Fixed Charges of such Person for four consecutive fiscal quarters. In the event that the Issuer or any Restricted Subsidiary Incurs, assumes, Guarantees, redeems, defeases, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, Guarantee, redemption, defeasance, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided, however, that the pro forma calculation shall not give effect to any Indebtedness Incurred on such determination date pursuant to the provisions described in the second paragraph under “—Certain Covenants—Limitation on Indebtedness.”

For purposes of making the computation referred to above, any Investments, acquisitions, dispositions, mergers, consolidations and disposed operations that have been made by the Issuer or any of its Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed or discontinued operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Issuer (including cost savings; provided that (x) such cost savings are reasonably identifiable, reasonably attributable to the action specified and reasonably anticipated to result from such actions and (y) such actions have been taken or initiated and the benefits resulting therefrom are anticipated by the Issuer to be realized within twelve (12) months). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed with a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1)	Consolidated Interest Expense of such Person for such Period;

(2)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Subsidiary of such Person during such period; and

(3)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during this period.

“Foreign Subsidiary” means, with respect to any Person, (i) any Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia, and any Subsidiary of such Subsidiary and (ii) any Subsidiary of such Person that otherwise would be a Domestic Subsidiary substantially all of whose assets consist of Capital Stock and/or indebtedness of one or more Foreign Subsidiaries and any other assets incidental thereto.

“Future Second Lien Indebtedness” means any Indebtedness of the Issuer and/or the Guarantors that is secured by a lien on the Collateral ranking equally and ratably with the Notes as permitted by the Indenture; provided that (i) the trustee, agent or other authorized representative for the holders of such Indebtedness (other than in the case of any Additional Notes) shall execute a joinder to the Collateral Documents and/or the Intercreditor Agreement, as applicable, and (ii) and the Issuer shall designate such Indebtedness as Future Second Lien Indebtedness.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the date of any calculation or determination required hereunder. Except as otherwise set forth in the Indenture, all ratios and calculations based on GAAP contained in the Indenture shall be computed in accordance with GAAP as in effect on the Issue Date. At any time after the Issue Date, the Issuer may elect to establish that GAAP shall mean the GAAP as in effect on or prior to the date of such election; provided that any such election, once made, shall be irrevocable. At any time after the Issue Date, the Issuer may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in the Indenture), including as to the ability of the Issuer to make an election pursuant to the previous sentence; provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in the Indenture that require the application of GAAP for periods that include fiscal quarters ended prior to the Issuer’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP; provided, further again, that the Issuer may only make such election if it also elects to report any subsequent financial reports required to be made by the Issuer, including pursuant to Section 13 or Section 15(d) of the Exchange Act and the covenants set forth under “Reports,” in IFRS. The Issuer shall give notice of any such election made in accordance with this definition to the Trustee and the Holders.

“Government Securities” means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Governmental Authority” means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank, stock exchange or other entity or authority exercising executive, legislative, judicial, taxing, regulatory, self-regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, prior to the Escrow Release, Holdings, and following the Escrow Release, any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)	entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means, prior to the Escrow Release, Holdings, and following the Escrow Release, Holdings and any Restricted Subsidiary that Guarantees the Notes, until such Note Guarantee is released in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contracts, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“Holder” means each Person in whose name the Notes are registered on the Registrar’s books, which shall initially be the respective nominee of DTC.

“Holdings” means Hawk Acquisition Intermediate Corporation II, a Delaware corporation, or any successor thereto.

“IFRS” means International Financial Reporting standards as adopted in the European Union.

“Immaterial Subsidiary” means, at any date of determination, each Restricted Subsidiary of the Issuer that (i) has not guaranteed any other Indebtedness of the Issuer and (ii) has Total Assets together with all other Immaterial Subsidiaries (other than Foreign Subsidiaries and Unrestricted Subsidiaries) (as determined in accordance with GAAP) and Consolidated EBITDA of less than 2.5% of the Issuer’s Total Assets and Consolidated EBITDA (measured, in the case of Total Assets, at the end of the most recent fiscal period for which internal financial statements are available and, in the case of Consolidated EBITDA, for the most recently ended four consecutive fiscal quarters ended for which internal consolidated financial statements are available, in each case measured on a pro forma basis giving effect to any acquisitions or depositions of companies, division or lines of business since such balance sheet date or the start of such four quarter period, as applicable, and on or prior to the date of acquisition of such Subsidiary).

“Incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal of indebtedness of such Person for borrowed money;

(2)	the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence);

(4)	the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(5)	Capitalized Lease Obligations of such Person;

(6)	the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)	the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Issuer) and (b) the amount of such Indebtedness of such other Persons;

(8)	Guarantees by such Person of the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

(9)	to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement).

The term “Indebtedness” shall not include any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Issue Date, any prepayments of deposits received from clients or customers in the ordinary course of business, or obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) Incurred prior to the Issue Date or in the ordinary course of business.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

i.	Contingent Obligations Incurred in the ordinary course of business;

ii.	Cash Management Services;

iii.

in connection with the purchase by the Issuer or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner; or

iv.	for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes.

“Independent Financial Advisor” means an investment banking or accounting firm of international standing or any third party appraiser of international standing; provided, however, that such firm or appraiser is not an Affiliate of the Issuer.

“Intercreditor Agreement” means the intercreditor agreement among JPMorgan Chase Bank, N.A., as agent under the Credit Facility Documents and the Collateral Agent, as it may be amended from time to time in accordance with the Indenture.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment. If the Issuer or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Issuer or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time.

For purposes of “—Certain Covenants—Limitation on Restricted Payments” and “—Designation of Restricted and Unrestricted Subsidiaries”:

(1)	“Investment” will include the portion (proportionate to the Issuer’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Issuer at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Issuer in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2)	any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully Guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)	securities issued or directly and fully guaranteed or insured by a member of the European Union, or any agency or instrumentality thereof (other than Cash Equivalents);

(3)	debt securities or debt instruments with a rating of “A-” or higher from S&P or “A3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries; and

(4)	investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution.

“Investment Grade Status” shall occur when the Notes receive two of the following:

(1)	a rating of “BBB-” or higher from S&P;

(2)	a rating of “Baa3” or higher from Moody’s; or

(3)	a rating of “BBB-” or higher from Fitch;

or the equivalent of such rating by either such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization.

“Issue Date” means April 1, 2013.

“Junior Priority Indebtedness” means other Indebtedness of the Issuer and/or the Guarantors that is secured by Liens on the Collateral ranking junior in priority to the Liens securing the Notes as permitted by the Indenture and is designated by the Issuer as Junior Priority Indebtedness.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees or consultants of any Parent Entity, the Issuer or any Restricted Subsidiary:

(1)	(a) in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business or (b) for purposes of funding any such person’s purchase of Capital Stock (or similar obligations) of the Issuer, its Subsidiaries or any Parent Entity with (in the case of this sub-clause (b)) the approval of the Board of Directors;

(2)	in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; or

(3)	not exceeding $50 million in the aggregate outstanding at any time.

“Management Stockholders” means the members of management of the Issuer (or its direct parent) or its Subsidiaries who are holders of Capital Stock of the Issuer or of any Parent Entity on the Escrow Release Date or will become holders of such Capital Stock in connection with the Merger.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of February 13, 2013, by and among Heinz, the Issuer and Hawk Acquisition Holding Corporation, as the same may be amended prior to the Escrow Release Date.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)	all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes paid, reasonably estimated to be actually payable or accrued as a liability under GAAP (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to the Issuer and after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest holders (other than any Parent Entity, the Issuer or any of its respective Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4)	the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Issuer or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of Taxes paid or reasonably estimated to be actually payable as a result of such issuance or sale (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to the Issuer and after taking into account any available tax credit or deductions and any tax sharing agreements).

“Non-Guarantor” means any Restricted Subsidiary that is not a Guarantor.

“Non-refinanced Notes” means any of the 6.049% Remarketable Securities due 2020, 3.125% Notes due 2021, 2.850% Notes due 2022 and 4.23% Guaranteed Senior Notes, Series D, due 2021.

“Note Documents” means the Notes (including Additional Notes), the Note Guarantees, the Collateral Documents, the Intercreditor Agreement and the Indenture.

“Obligations” means any principal, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer or any Guarantor whether or not a claim for Post-Petition Interest is allowed in such proceedings), penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Managing Director, or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of the Indenture by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel reasonably satisfactory to the Trustee. The counsel may be an employee of or counsel to the Issuer or its Subsidiaries.

“Parent Entity” means any direct or indirect parent of the Issuer.

“Parent Entity Expenses” means:

(1)	costs (including all professional fees and expenses) Incurred by any Parent Entity in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, the Indenture or any other agreement or instrument relating to Indebtedness of the Issuer or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder;

(2)	customary indemnification obligations of any Parent Entity owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person to the extent relating to the Issuer and its Subsidiaries;

(3)	obligations of any Parent Entity in respect of director and officer insurance (including premiums therefor) to the extent relating to the Issuer and its Subsidiaries;

(4)	general corporate overhead expenses, including professional fees and expenses and other operational expenses of any Parent Entity related to the ownership or operation of the business of the Issuer or any of its Restricted Subsidiaries; and

(5)	expenses Incurred by any Parent Entity in connection with any public offering or other sale of Capital Stock or Indebtedness:

(x)	where the net proceeds of such offering or sale are intended to be received by or contributed to the Issuer or a Restricted Subsidiary,

(y)	in a pro-rated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed, or

(z)	otherwise on an interim basis prior to completion of such offering so long as any Parent Entity shall cause the amount of such expenses to be repaid to the Issuer or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Pari Passu Indebtedness” means Indebtedness of the Issuer which ranks equally in right of payment to the Notes or of any Guarantor if such Indebtedness ranks equally in right of payment to the Guarantees of the Notes.

“Paying Agent” means any Person authorized by the Issuer to pay the principal of (and premium, if any) or interest on any Note on behalf of the Issuer.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

“Permitted Holders” means, collectively, (1) the Sponsor, (2) Berkshire Hathaway, (3) any one or more Persons, together with such Persons’ Affiliates, whose beneficial ownership constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture, (4) the Management Stockholders, (5) any Person who is acting solely as an underwriter in connection with a public or private offering of Capital Stock of any Parent Entity or the Issuer, acting in such capacity, and (6) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, the Sponsor, Berkshire Hathaway and the Management Stockholders, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect Parent Entities held by such group.

“Permitted Investment” means (in each case, by the Issuer or any of its Restricted Subsidiaries):

(1)	Investments in (a) a Restricted Subsidiary (including the Capital Stock of a Restricted Subsidiary) or the Issuer or (b) a Person (including the Capital Stock of any such Person) that will, upon the making of such Investment, become a Restricted Subsidiary;

(2)	Investments in another Person if such Person is engaged in any Similar Business and as a result of such Investment such other Person is merged, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, the Issuer or a Restricted Subsidiary;

(3)	Investments in cash, Cash Equivalents or Investment Grade Securities;

(4)	Investments in receivables owing to the Issuer or any Restricted Subsidiary created or acquired in the ordinary course of business;

(5)	Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	Management Advances;

(7)	Investments received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)	Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including an Asset Disposition;

(9)	Investments existing or pursuant to agreements or arrangements in effect on the Escrow Release Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may not be increased except (a) as required by the terms of such Investment as in existence on the Escrow Release Date or (b) as otherwise permitted under the Indenture;

(10)	Hedging Obligations, which transactions or obligations are Incurred in compliance with “—Certain Covenants—Limitation on Indebtedness”;

(11)	pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under the covenant described under “—Certain Covenants—Limitation on Liens”;

(12)	any Investment to the extent made using Capital Stock of the Issuer (other than Disqualified Stock) or Capital Stock of any Parent Entity as consideration;

(13)	any transaction to the extent constituting an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Affiliate Transactions” (except those described in clauses (1), (3), (6), (7), (8), (9), (12) and (14) of that paragraph);

(14)	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business and in accordance with the Indenture;

(15)	(i) Guarantees of Indebtedness not prohibited by the covenant described under “—Certain Covenants—Limitation on Indebtedness” and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business, and (ii) performance guarantees with respect to obligations that are permitted by the Indenture;

(16)	Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by the Indenture;

(17)	Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into the Issuer or merged into or consolidated with a Restricted Subsidiary after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(18)	Investments consisting of licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(19)	contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Issuer;

(20)	Investments in joint ventures and similar entities and Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause that are at the time outstanding, not to exceed the greater of $500 million and 1.50% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(21)	additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (21) that are at that time outstanding, not to exceed the greater of $1,050 million and 3.25% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus the amount of any distributions, dividends, payments or other returns in respect of such Investments (without duplication for purposes of the covenant described in the section entitled “—Certain Covenants—Limitation on Restricted Payments” of any amounts applied pursuant to clause (c) of the first paragraph of such covenant); provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) or (2) above and shall not be included as having been made pursuant to this clause (21);

(22)	(i) Investments in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a securitization repurchase obligation in connection with a Qualified Securitization Financing;

(23)	Investments in connection with the Transactions; and

(24)	Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described under the caption “—Designation of Restricted and Unrestricted Subsidiaries”.

“Permitted Liens” means, with respect to any Person:

(1)	Liens on assets or property of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of any Restricted Subsidiary that is not a Guarantor;

(2)

pledges, deposits or Liens under workmen’s compensation laws, payroll taxes, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure surety, indemnity, judgment, appeal or performance bonds, guarantees of government contracts (or other similar bonds, instruments or obligations), or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business;

(3)	Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s, construction contractors’ or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

(4)	Liens for Taxes which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5)	encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Issuer and its Restricted Subsidiaries or to the ownership of their properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Issuer and its Restricted Subsidiaries;

(6)	Liens (a) on assets or property of the Issuer or any Restricted Subsidiary securing Hedging Obligations or Cash Management Services permitted under the Indenture; (b) that are contractual rights of set-off or, in the case of clause (i) or (ii) below, other bankers’ Liens (i) relating to treasury, depository and cash management services or any automated clearing house transfers of funds in the ordinary course of business and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any Restricted Subsidiary in the ordinary course of business; (c) on cash accounts securing Indebtedness incurred under clause (8)(c) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Indebtedness” with financial institutions; (d) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, consistent with past practice and not for speculative purposes; and/or (e) (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts and (iii) arising under customary general terms of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof, which Liens, in any event, do not to secure any Indebtedness;

(7)	leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;

(8)	Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as (a) any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated, (b) the period within which such proceedings may be initiated has not expired or (c) no more than 60 days have passed after (i) such judgment, decree, order or award has become final or (ii) such period within which such proceedings may be initiated has expired;

(9)	Liens (i) on assets or property of the Issuer or any Restricted Subsidiary for the purpose of securing Capitalized Lease Obligations, or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing other Indebtedness Incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and (b) any such Liens may not extend to any assets or property of the Issuer or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such assets and property and (ii) any interest or title of a lessor under any Capitalized Lease Obligations or operating lease;

(10)	Liens arising from Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(11)	Liens existing on the Escrow Release Date, excluding Liens securing the Credit Agreement;

(12)	Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (or at the time the Issuer or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, consolidation or other business combination transaction with or into the Issuer or any Restricted Subsidiary); provided, however, that such Liens are not created, Incurred or assumed in anticipation of or in connection with such other Person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(13)	Liens on assets or property of the Issuer or any Restricted Subsidiary securing Indebtedness or other obligations of the Issuer or such Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary, or Liens in favor of the Issuer or any Restricted Subsidiary;

(14)	Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under the Indenture; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is or could be the security for or subject to a Permitted Lien hereunder;

(15)	(a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Issuer or any Restricted Subsidiary of the Issuer has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;

(16)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(17)	Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(18)	Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(19)

Liens securing Indebtedness permitted to be Incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of the Indenture to be Incurred pursuant to clause (1) of the second paragraph under “—Certain Covenants—Limitation on Indebtedness”;

provided that (A) in the case of Liens securing any Indebtedness constituting First Priority Obligations, Future Second Lien Indebtedness or 2030 Notes Indebtedness, the holders of such Indebtedness, or their duly appointed agent, shall become party to the Intercreditor Agreement and (B) in the case of Liens securing any Junior Priority Indebtedness, the holders of such Junior Priority Indebtedness, or their duly appointed agent, shall become a party to an Intercreditor agreement with the Trustee on terms that are customary for such financings as determined by the Issuer in good faith reflecting the subordination of such Liens to the liens securing the Notes;

(20)	Liens to secure Indebtedness of any Non-Guarantor permitted by clause (11) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Indebtedness” covering only the assets of such Subsidiary;

(21)	Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;

(22)	any security granted over the marketable securities portfolio described in clause (9) of the definition of “—Cash Equivalents” in connection with the disposal thereof to a third party;

(23)	Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(24)	Liens on equipment of the Issuer or any Restricted Subsidiary and located on the premises of any client or supplier in the ordinary course of business;

(25)	Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by the Indenture;

(26)	Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder, and Liens, pledges and deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of) insurance carriers;

(27)	Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted under the Indenture;

(28)	Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Permitted Investments to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell any property in an asset sale permitted under the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock,” in each case, solely to the extent such Investment or asset sale, as the case may be, would have been permitted on the date of the creation of such Lien;

(29)	Liens securing Indebtedness and other obligations in an aggregate principal amount not to exceed $750 million at any one time outstanding;

(30)	Liens then existing with respect to assets of an Unrestricted Subsidiary on the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described under the caption “—Designation of Restricted and Unrestricted Subsidiaries”;

(31)

Liens Incurred to secure Obligations in respect of any Indebtedness permitted to be Incurred pursuant to the covenant described under “—Certain Covenants—Limitation on Indebtedness”; provided that (a) in the case of Liens Incurred pursuant to this clause (31) securing any Indebtedness either constituting (i) First Priority Obligations or (ii) obligations otherwise secured by a ranking prior to the lien securing the Notes (such obligations, “Other First Priority Obligations”) in each case, at the time of Incurrence and after giving pro forma effect thereto, the Consolidated First Lien Secured Leverage Ratio would be no greater than 4.75 to 1.00 and the holders of such Indebtedness, or their duly appointed agent, shall become a party to the Intercreditor Agreement and (b) in the case of Liens Incurred pursuant to this clause (31) securing any Future Second Lien Indebtedness, at the time of Incurrence and after giving pro forma effect thereto, the Consolidated Total Secured Leverage Ratio would be no greater than 6.00 to 1.00 and holders of such Future Second Lien Indebtedness, or their duly appointed agent, shall become a party to the Intercreditor Agreement;

(32)	Liens on the Securitization Assets arising in connection with a Qualified Securitization Financing;

(33)	Liens securing any Obligations in respect of the Notes issued on the Issue Date, the Indenture or the Collateral Documents, including, for the avoidance of doubt, obligations in respect of Exchange Notes and the Guarantees thereof;

(34)	Liens on the Collateral in favor of any Collateral Agent for the benefit of the Holders relating to such Collateral Agent’s administrative expenses with respect to the Collateral; or

(35)	Liens on the Collateral in favor of the holders of the 6.25% Guaranteed Notes due February 18, 2030 guaranteed by the Company securing the Company’s guarantee thereunder equally and ratably with the obligations of the Issuer under the Notes and the Indenture and the Guarantors under the Indenture and the Note Guarantees.

For purposes of this definition, the term Indebtedness shall be deemed to include interest on such Indebtedness including interest which increases the principal amount of such Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable as a claim in any such bankruptcy or insolvency proceeding.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Qualified Securitization Financing” means any Securitization Facility of a Securitization Subsidiary that meets the following conditions: (i) the board of directors of the Issuer shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and its Restricted Subsidiaries, (ii) all sales of Securitization Assets and related assets by the Issuer or any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made at fair market value (as determined in good faith by the Issuer) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings. The grant of a security interest in any Securitization Assets of the Issuer or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under the Credit Agreement prior to engaging in any securitization financing shall not be deemed a Qualified Securitization Financing.

“Refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in the Indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the Issue Date or Incurred in compliance with the Indenture (including Indebtedness of the Issuer that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Issuer or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1)	(a) such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced; and (b) to the extent such Refinancing Indebtedness refinances Subordinated Indebtedness, Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Subordinated Indebtedness, Disqualified Stock or Preferred Stock;

(2)	Refinancing Indebtedness shall not include:

(i)	Indebtedness, Disqualified Stock or Preferred Stock a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Guarantor; or

(ii)	Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; and

(3)	such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced.

Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred from time to time after the termination, discharge or repayment of any such Credit Facility or other Indebtedness.

“Registration Rights Agreement” means (i) the Registration Rights Agreement related to the Notes to be dated as of the Issue Date, among Holdings, the Issuer and the initial purchasers, as amended or supplemented, and (ii) any other registration rights agreement entered into in connection with the issuance of Additional Notes in a private offering by the Issuer after the Issue Date.

“Related Taxes” means:

(1)	any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar Taxes (other than (x) Taxes measured by income and (y) withholding imposed on payments made by any Parent Entity), required to be paid (provided such Taxes are in fact paid) by any Parent Entity by virtue of its:

(a)	being organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Issuer or any of the Issuer’s Subsidiaries);

(b)	being a holding company parent, directly or indirectly, of the Issuer or any of the Issuer’s Subsidiaries;

(c)	receiving dividends from or other distributions in respect of the Capital Stock of, directly or indirectly, the Issuer or any of the Issuer’s Subsidiaries; or

(d)	having made any payment in respect to any of the items for which the Issuer is permitted to make payments to any Parent Entity pursuant to “—Certain Covenants—Limitation on Restricted Payments”; or

(2)	if and for so long as the Issuer is a member of a group filing a consolidated or combined tax return with any Parent Entity, any Taxes measured by income for which such Parent Entity is liable up to an amount not to exceed with respect to such Taxes the amount of any such Taxes that the Issuer and its Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis if the Issuer and its Subsidiaries had paid Tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Issuer and its Subsidiaries.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sale and Leaseback Transaction” means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Second Priority After-Acquired Property” means property (other than Excluded Property) that is intended to be Collateral acquired by the Issuer or a Guarantor and is pledged to secure the First Priority Obligations (including property of a Person that becomes a new Guarantor) after the date of the Indenture that is not automatically subject to a perfected security interest under the Collateral Documents, which the Issuer or such Guarantor will provide a Second Priority Lien over such property (or, in the case of a new Guarantor, such of its property) in favor of the Collateral Agent and deliver certain certificates and opinions in respect thereof, all as and to the extent required by the Indenture, the Intercreditor Agreement or the Collateral Documents.

“Second Priority Documents” means all agreements, documents and instruments evidencing Second Priority Obligations and any Liens and security interests securing such obligations.

“Second Priority Liens” means all Liens in favor of the Collateral Agent on Collateral securing the Second Priority Obligations.

“Second Priority Obligations” means all Obligations of the Issuer and the Guarantors under the Notes, the Indenture and the Collateral Documents and all Obligations in respect of the Future Second Lien Indebtedness and the 2030 Notes Indebtedness.

“Secured Indebtedness” means any Indebtedness secured by a Lien other than Indebtedness with respect to Cash Management Services.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Securitization Asset” means any accounts receivable, real estate asset, mortgage receivables or related assets, in each case subject to a Securitization Facility.

“Securitization Facility” means any of one or more securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Issuer or any of its Restricted Subsidiaries sells its Securitization Assets to either (a) Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells Securitization Assets to a person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees paid to a person that is not a Restricted Subsidiary in connection with, any Qualified Securitization Financing.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means any Subsidiary in each case formed for the purpose of and that solely engages in one or more Qualified Securitization Financings and other activities reasonably related thereto.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (a) any businesses, services or activities engaged in by the Issuer or any of its Subsidiaries or any Associates on the Escrow Release Date and (b) any businesses, services and activities engaged in by the Issuer or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Sponsor” means 3G Capital, Inc., and each of its Affiliates but not including, however, any portfolio companies of any of the foregoing.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Securitization Financing, including those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means, with respect to any person, any Indebtedness (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” means, with respect to any Person:

(1)	any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(2)	any partnership, joint venture, limited liability company or similar entity of which:

(a)	more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(b)	such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.

“TIA” means the Trust Indenture Act of 1939, as amended.

“Total Assets” means, as of any date, the total consolidated assets of the Issuer and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Issuer and its Restricted Subsidiaries, determined on a pro forma basis in a manner consistent with the pro forma basis contained in the definition of Fixed Charge Coverage Ratio.

“Transaction Expenses” means any fees or expenses incurred or paid by Hawk Acquisition Holding Corporation, Holdings, the Issuer or any Restricted Subsidiary in connection with the Transactions.

“Transactions” means the transactions contemplated by the Merger Agreement, the issuance of the Notes and borrowings under the Credit Agreement as in effect on the Escrow Release Date.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary (other than the Issuer or any direct or indirect parent entity of the Issuer) of the Issuer that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Issuer in the manner provided below); and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Issuer may designate any Subsidiary (other than the Issuer or any direct or indirect parent entity of the Issuer) of the Issuer, respectively (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein) to be an Unrestricted Subsidiary only if:

(1)	such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Issuer or any other Subsidiary of the Issuer which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(2)	such designation and the Investment of the Issuer in such Subsidiary complies with “—Certain Covenants—Limitation on Restricted Payments.”

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1)	the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by

(2)	the sum of all such payments.

“Wholly Owned Domestic Subsidiary” means a Domestic Subsidiary of the Issuer, all of the Capital Stock of which (other than directors’ qualifying shares or shares required by any applicable law or regulation to be held by a Person other than the Issuer or another Domestic Subsidiary) is owned by the Issuer or another Domestic Subsidiary.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

The Global Notes

The Exchange will be issued in the form of several registered notes in global form, without interest coupons (the “Global Notes”).

Upon issuance, each of the Global Notes will be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each Global Note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each Global Note with DTC’s custodian, DTC will credit portions of the principal amount of the Global Note to the accounts of the DTC participants designated by the initial purchasers; and

•	ownership of beneficial interests in each Global Note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the Global Note) and transferred only to non-United States persons under Regulation S, QIBs under Rule 144A or institutional accredited investors.

Beneficial interests in the Global Notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Exchanges Among the Global Notes

Beneficial interests in one Global Note may generally be exchanged for interests in another Global Note. Depending on which Global Note the transfer is being made, the Trustee may require the seller to provide certain written certifications in the form provided in the Indenture. In addition, in the case of a transfer of interests to the Institutional Accredited Investor Global Note, the Trustee may require the buyer to deliver a representation letter in the form provided in the Indenture that states, among other things, that the buyer is not acquiring notes with a view to distributing them in violation of the Securities Act.

A beneficial interest in a Global Note that is transferred to a person who takes delivery through another Global Note will, upon transfer, become subject to any transfer restrictions and other procedures applicable to beneficial interests in the other Global Note.

Book-Entry Procedures for the Global Notes

All interests in the Global Notes will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a Global Note, that nominee will be considered the sole owner or holder of the notes represented by that Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note:

•	will not be entitled to have notes represented by the Global Note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the Indenture.

As a result, each investor who owns a beneficial interest in a Global Note must rely on the procedures of DTC to exercise any rights of a holder of notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the Global Note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

DTC has agreed to the above procedures to facilitate transfers of interests in the Global Notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

Notes in physical certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	certain other events provided in the Indenture should occur.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations relating to the exchange of Old Notes for Exchange Notes in the exchange offer. It does not contain a complete analysis of all the potential tax considerations relating to the exchange. This summary is limited to holders of Old Notes who hold the Old Notes as “capital assets” (in general, assets held for investment). Special situations, such as the following, are not addressed:

•	tax consequences to holders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, banks, other financial institutions, insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or corporations that accumulate earnings to avoid United States federal income tax;

•	tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

•	tax consequences to holders whose “functional currency” is not the United States dollar;

•	tax consequences to persons who hold notes through a partnership or similar pass-through entity;

•	United States federal gift tax, estate tax or alternative minimum tax consequences, if any; or

•	any state, local or non-United States tax consequences.

The discussion below is based upon the provisions of the Code, existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

Consequences of Tendering Old Notes

The exchange of your Old Notes for Exchange Notes in the exchange offer should not constitute an exchange for United States federal income tax purposes because the Exchange Notes should not be considered to differ materially in kind or extent from the Old Notes. Accordingly, the exchange offer should have no United States federal income tax consequences to you if you exchange your Old Notes for Exchange Notes. For example, there should be no change in your tax basis and your holding period should carry over to the Exchange Notes. In addition, the United States federal income tax consequences of holding and disposing of your Exchange Notes should be the same as those applicable to your Old Notes.

The preceding discussion of certain United States federal income tax considerations of the exchange offer is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of exchanging Old Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes if the Old Notes were acquired as a result of market- making activities or other trading activities.

We have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer to use in connection with any such resale for a period of at least 180 days after the expiration date. In addition, until (90 days after the date of this prospectus), all broker-dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of Exchange Notes by broker- dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions; or

•	through the writing of options on the Exchange Notes or a combination of such methods of resale.

•	These resales may be made:

•	at market prices prevailing at the time of resale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers. Brokers or dealers may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. An “underwriter” within the meaning of the Securities Act includes:

•	any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer; or

•	any broker or dealer that participates in a distribution of such Exchange Notes.

Any profit on any resale of Exchange Notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of not less than 180 days after the expiration of the exchange offer we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to performance of our obligations in connection with the exchange offer, other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the Exchange Notes (including any broker- dealers) against certain liabilities, including liabilities under the Securities Act, and will contribute to payments that they may be required to make in request thereof.

LEGAL MATTERS

Certain legal matters in connection with the exchange of the notes will be passed upon for us by Kirkland & Ellis LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 29, 2013 (Successor), April 28, 2013 (Predecessor) and April 29, 2012 (Predecessor), and for the period from February 8, 2013 through December 29, 2013 (Successor), the period from April 29, 2013 through June 7, 2013 (Predecessor) and for each of the three years in the period ended April 28, 2013 (Predecessor), included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the Exchange Notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the Exchange Notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We currently file annual, quarterly and current reports and other information with the SEC. Following the offering of the Exchange Notes, we will continue to file periodic reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov).

Under the terms of the Indenture, we agree, whether or not we are required to do so by the rules and regulations of the SEC, to furnish to the holders of the Exchange Notes (a) all quarterly and annual financial information that would be required to be filed with the SEC on Forms 10-Q and 10-K if we were required to file such reports and (b) all information that would be required to be filed with the SEC on Form 8-K if we were required to file such reports, in each case, within the time periods specified in the SEC’s rules and regulations. In addition, for so long as any Exchange Notes remain outstanding, during such times as we are not required to file such reports with the SEC we will furnish to the holders of Exchange Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. Copies of such documents are available upon request, without charge, by writing or telephoning us at One PPG Place, Pittsburgh Pennsylvania, 15222 and our telephone number at that address is (412) 456-5700.

Our website is located at http://www.heinz.com. Information on our website is not deemed to be a part of this prospectus.

Report of Management on Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. Internal control over financial reporting refers to the process designed by, or under the supervision of, our Chief Executive Officer and Chief Financial Officer, and effected by our Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles in the United States of America, and includes those policies and procedures that:

(1) Pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company;

(2) Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles;

(3) Provide reasonable assurance that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and

(4) Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management has used the framework set forth in the report entitled “Internal Control—Integrated Framework” (1992) published by the Committee of Sponsoring Organizations of the Treadway Commission to evaluate the effectiveness of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Based on this evaluation, management has concluded that the Company’s internal control over financial reporting was effective as of the end of the most recent fiscal year.

/s/ Bernardo Hees Chief Executive Officer

/s/ Paulo Basilio Chief Financial Officer

March 7, 2014

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of Hawk Acquisition Intermediate Corporation II:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statement of operations, comprehensive income (loss), equity and cash flows present fairly, in all material respects, the financial position of Hawk Acquisition Intermediate Corporation II and its subsidiaries (the “Successor Company”) at December 29, 2013, and the results of their operations and their cash flows for the period from February 8, 2013 through December 29, 2013 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the accompanying financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania

March 7, 2014

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of Hawk Acquisition Intermediate Corporation II:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income (loss), equity and cash flows present fairly, in all material respects, the financial position of H.J. Heinz Company and its subsidiaries (the “Predecessor Company”) at April 28, 2013 and April 29, 2012, and the results of their operations and their cash flows for the period from April 29, 2013 to June 7, 2013 and for each of the three years in the period ended April 28, 2013 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the accompanying financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania

March 7, 2014

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Consolidated Statements of Operations

	Successor	Predecessor
	February 8 - December 29, 2013 (29 Weeks)	April 29 - June 7, 2013 (6 Weeks)	April 28, 2013 (52 Weeks)	April 29, 2012 (52 1/2 Weeks)	April 27, 2011 (52 Weeks)
	(In thousands)
Sales	$6,239,562	$1,112,872	$11,528,886	$11,507,572	$10,558,636
Cost of products sold	4,587,791	729,537	7,333,416	7,512,783	6,614,259

Gross profit	1,651,771	383,335	4,195,470	3,994,789	3,944,377
Selling, general and administrative expenses	1,501,807	243,364	2,489,005	2,492,482	2,256,739
Merger related costs	157,938	112,188	44,814	—	—

Operating (loss)/income	(7,974)	27,783	1,661,651	1,502,307	1,687,638
Interest income	13,071	2,878	27,795	34,547	22,548
Interest expense	408,503	35,350	283,607	293,009	272,660
Unrealized gain on derivative instruments	117,934	—	—	—	—
Other expense, net	(12,233)	(125,638)	(62,196)	(7,756)	(21,204)

(Loss)/income from continuing operations before income taxes	(297,705)	(130,327)	1,343,643	1,236,089	1,416,322
(Benefit from)/provision for income taxes	(231,623)	61,097	241,598	244,966	370,817

(Loss)/income from continuing operations	(66,082)	(191,424)	1,102,045	991,123	1,045,505
Loss from discontinued operations, net of tax	(5,636)	(1,273)	(74,712)	(51,215)	(39,557)

Net (loss)/income	(71,718)	(192,697)	1,027,333	939,908	1,005,948
Less: Net income attributable to the noncontrolling interest	5,303	2,874	14,430	16,749	16,438

Net (loss)/income attributable to Hawk Acquisition Intermediate Corporation II	$(77,021)	$(195,571)	$1,012,903	$923,159	$989,510

Amounts attributable to Hawk Acquisition Intermediate Corporation II common shareholders:
(Loss)/income from continuing operations, net of tax	$(71,385)	$(194,298)	$1,087,615	$974,374	$1,029,067
Loss from discontinued operations, net of tax	(5,636)	(1,273)	(74,712)	(51,215)	(39,557)

Net (loss)/income	$(77,021)	$(195,571)	$1,012,903	$923,159	$989,510

See Notes to Consolidated Financial Statements

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Consolidated Statements of Comprehensive Income/(Loss)

	Successor	Predecessor
	February 8 - December 29, 2013 (29 Weeks)	April 29 - June 7, 2013 (6 Weeks)	April 28, 2013 (52 Weeks)	April 29, 2012 (52 1/2 Weeks)	April 27, 2011 (52 Weeks)
	(In thousands)
Net (loss)/income	$(71,718)	$(192,697)	$1,027,333	$939,908	$1,005,948
Other comprehensive income/(loss), net of tax:
Foreign currency translation adjustments	11,247	(97,863)	(228,980)	(377,491)	567,876
Net pension and post-retirement benefit gains/ (losses)	102,452	—	(189,302)	(258,079)	77,298
Reclassification of net pension and post-retirement benefit losses to net income	—	7,266	54,833	56,813	53,353
Net deferred gains/(losses) on derivatives from periodic revaluations	111,196	(1,059)	(11,743)	30,377	9,395
Net deferred (gains)/losses on derivatives reclassified to earnings	(2,743)	6,552	29,608	(13,811)	(20,794)

Total comprehensive income/(loss)	150,434	(277,801)	681,749	377,717	1,693,076

Comprehensive loss/(income) attributable to the noncontrolling interest	5,555	1,193	1,344	734	(21,373)

Comprehensive income attributable to Hawk Acquisition Intermediate Corporation II	$155,989	$(276,608)	$683,093	$378,451	$1,671,703

See Notes to Consolidated Financial Statements

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Consolidated Balance Sheets

	Successor	Predecessor
	December 29, 2013	April 28, 2013 FY 2013	April 29, 2012 FY 2012
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$2,458,992	$2,476,699	$1,330,441
Trade receivables (net of allowances: $684, $7,957 and $10,680)	1,099,655	872,864	815,600
Other receivables (net of allowances: $98, $360 and $607)	244,528	200,988	177,910
Inventories:
Finished goods and work-in-process	1,138,373	1,076,779	1,082,317
Packaging material and ingredients	297,023	255,918	247,034

Total inventories	1,435,396	1,332,697	1,329,351
Prepaid expenses	145,096	160,658	174,795
Other current assets	60,458	91,656	54,139

Total current assets	5,444,125	5,135,562	3,882,236

Property, plant and equipment:
Land	225,577	78,800	81,185
Buildings and leasehold improvements	617,413	996,719	1,009,379
Equipment, furniture and other	1,986,501	4,283,570	4,175,997

	2,829,491	5,359,089	5,266,561
Less accumulated depreciation	165,999	2,900,288	2,782,423

Total property, plant and equipment, net	2,663,492	2,458,801	2,484,138

Other non-current assets:
Goodwill	15,070,062	3,079,250	3,185,527
Trademarks, net	12,130,873	1,037,283	1,090,892
Other intangibles, net	2,358,781	378,187	407,802
Other non-current assets	1,305,015	849,924	932,698

Total other non-current assets	30,864,731	5,344,644	5,616,919

Total assets	$38,972,348	$12,939,007	$11,983,293

See Notes to Consolidated Financial Statements

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Consolidated Balance Sheets

	Successor	Predecessor
	December 29, 2013	April 28, 2013 FY 2013	April 29, 2012 FY 2012
	(In thousands)
Liabilities and Equity
Current liabilities:
Short-term debt	$143,689	$1,137,181	$46,460
Portion of long-term debt due within one year	107,765	1,023,212	200,248
Trade payables	1,192,074	1,310,009	1,202,398
Other payables	148,193	182,828	146,414
Accrued interest	172,340	60,432	60,884
Accrued marketing	370,329	313,930	303,132
Other accrued liabilities	588,281	645,050	586,885
Income taxes	202,188	114,230	101,540

Total current liabilities	2,924,859	4,786,872	2,647,961

Long-term debt and other non-current liabilities:
Long-term debt	14,617,646	3,848,339	4,779,981
Deferred income taxes	4,160,903	678,565	817,928
Non-pension post-retirement benefits	196,372	240,319	231,452
Other non-current liabilities	529,425	506,562	581,390

Total long-term debt and other non-current liabilities	19,504,346	5,273,785	6,410,751

Commitments and contingent liabilities (See Note 18)
Redeemable noncontrolling interest	29,885	29,529	113,759
Equity:
Capital stock:
Third cumulative preferred, $1.70 first series, $10 par value	—	—	61
Common stock, 431,096 shares issued, $0.25 par value	—	107,774	107,774
Common stock, 100 shares issued, no par value	16,140,000	—	—

	16,140,000	107,774	107,835
Additional capital	1,427	608,504	594,608
(Accumulated deficit)/retained earnings	(77,021)	7,907,033	7,567,278
Accumulated other comprehensive income/(loss)	233,010	(1,174,538)	(844,728)

	16,297,416	7,448,773	7,424,993
Less:
Treasury shares, at cost (109,831 shares at April 28, 2013 and 110,870 shares at April 29, 2012)	—	4,647,242	4,666,404

Total Hawk Acquisition Intermediate Corporation II shareholders’ equity	16,297,416	2,801,531	2,758,589
Noncontrolling interest	215,842	47,290	52,233

Total equity	16,513,258	2,848,821	2,810,822

Total liabilities and equity	$38,972,348	$12,939,007	$11,983,293

See Notes to Consolidated Financial Statements

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Consolidated Statements of Equity

	Successor		Predecessor
	February 8 - December 29, 2013		April 29 - June 7, 2013			April 28, 2013			April 29, 2012			April 27, 2011
	Shares	Dollars	Shares	Dollars		Shares	Dollars		Shares	Dollars		Shares	Dollars
	(In thousands, except per share amounts)
PREFERRED STOCK
Balance at beginning of period	—	—	—	—		6	$61		7	$69		7	$70
Conversion of preferred into common stock	—	—	—	—		(6)	(61)		(1)	(8)		—	(1)

Balance at end of period	—	—	—	—		—	—		6	61		7	69

Authorized shares- December 29, 2013	—	—

COMMON STOCK
Balance at beginning of period	—	—	431,096	107,774		431,096	107,774		431,096	107,774		431,096	107,774
Common stock issued to Holdings	100	16,500,000	—	—		—	—		—	—		—	—
Dividends Paid to Shareholder	—	(360,000)	—	—		—	—		—	—		—	—

Balance at end of period	100	16,140,000	431,096	107,774		431,096	107,774		431,096	107,774		431,096	107,774

Authorized shares- December 29, 2013	100

ADDITIONAL CAPITAL
Balance at beginning of period		—		608,504			594,608			629,367			657,596
Conversion of preferred into common stock		—		—			(3,600)			(539)			(39)
Stock options exercised, net of shares tendered for payment		—		(299	)(3)		(7,204	)(3)		(15,220	)(3)		(26,482	)(3)
Cancellation of stock options and restricted stock units		—		(178,287)			—			—			—
Stock option expense		1,427		4,587			10,088			10,864			9,447
Restricted stock unit activity		—		(1,127)			(5,837)			4,305			(8,119)
Purchase of subsidiary shares from noncontrolling interests(1)		—		—			18,956			(34,483)			(2,411)
Other, net		—		(48)			1,493			314			(625)

Balance at end of period		1,427		433,330			608,504			594,608			629,367

RETAINED EARNINGS
Balance at beginning of period		—		7,907,033			7,567,278			7,264,678			6,856,033
Net (loss)/income attributable to Hawk Acquisition Intermediate Corporation II		(77,021)		(195,571)			1,012,903			923,159			989,510
Cash dividends:
Preferred (per share $1.70 per share in 2013, 2012 and 2011)		—		—			(8)			(9)			(12)
Common (per share $2.06, $1.92, and $1.80 in 2013, 2012 and 2011, respectively)		—		—			(665,683)			(619,095)			(579,606)
Purchase of subsidiary shares from noncontrolling interests(1)		—		—			(7,703)			—			—
Other(4)		—		(15)			246			(1,455)			(1,247)

Balance at end of period		(77,021)		7,711,447			7,907,033			7,567,278			7,264,678

TREASURY STOCK
Balance at beginning of period	—	—	(109,830)	(4,647,242)		(110,871)	(4,666,404)		(109,819)	(4,593,362)		(113,404)	(4,750,547)
Shares reacquired	—	—	—	—		(2,431)	(139,069)		(3,860)	(201,904)		(1,425)	(70,003)
Conversion of preferred into common stock	—	—	—	—		79	3,661		12	547		1	40
Stock options exercised, net of shares tendered for payment	—	—	24	1,133		2,802	127,084		2,298	105,144		4,495	203,196
Restricted stock unit activity	—	—	8	351		443	20,618		303	14,087		296	13,756
Other, net(2)	—		1	36		148	6,868		195	9,084		218	10,196

Balance at end of period	—	$—	(109,797)	$(4,645,722)		(109,830)	$(4,647,242)		(110,871)	$(4,666,404)		(109,819)	$(4,593,362)

(1)	See Note No. 5 for further details.
(2)	Includes activity of the Global Stock Purchase Plan.
(3)	Includes income tax benefit resulting from exercised stock options.
(4)	Includes unpaid dividend equivalents on restricted stock units.

See Notes to Consolidated Financial Statements

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Consolidated Statements of Equity

	Successor		Predecessor
	February 8 - December 29, 2013		April 29 - June 7, 2013		April 28, 2013		April 29, 2012		April 27, 2011
	Shares	Dollars	Shares	Dollars	Shares	Dollars	Shares	Dollars	Shares	Dollars
	(In thousands, except per share amounts)
ACCUMULATED OTHER COMPREHENSIVE (LOSS)/INCOME
Balance at beginning of period		$—		$(1,174,538)		$(844,728)		$(299,564)		$(979,581)
Net pension and post-retirement benefit (losses)/gains		102,464		—		(189,294)		(258,067)		77,355
Reclassification of net pension and post-retirement benefit losses to net income		—		7,291		54,833		56,813		53,353
Foreign currency translation adjustments		22,548		(93,780)		(197,126)		(359,771)		563,060
Net deferred (losses)/gains on derivatives from periodic valuations		110,686		(1,099)		(11,736)		30,405		9,790
Net deferred losses/(gains) on derivatives reclassified to earnings		(2,688)		6,551		29,646		(14,088)		(21,365)
Purchase of subsidiary shares from noncontrolling interests(1)		—		—		(16,133)		(456)		(2,176)

Balance at end of period		233,010		(1,255,575)		(1,174,538)		(844,728)		(299,564)

TOTAL HAWK ACQUISITION INTERMEDIATE CORPORATION II SHAREHOLDERS’ EQUITY		16,297,416		2,351,254		2,801,531		2,758,589		3,108,962

NONCONTROLLING INTEREST
Balance at beginning of period		—		47,290		52,233		73,504		57,151
Fair Value of Noncontrolling Interest as of June 8, 2013		230,000		—		—		—		—
Net income attributable to the noncontrolling interest		4,823		2,900		12,925		15,884		16,438
Other comprehensive income/(loss), net of tax:
Net pension and post-retirement benefit losses		(12)		—		(8)		(12)		(57)
Foreign currency translation adjustments		(13,736)		(2,414)		(5,232)		(5,945)		4,816
Reclassification of net pension and post-retirement benefit losses to net income		—		(25)		—		—		—
Net deferred gains/(losses) on derivatives from periodic valuations		510		40		(7)		(28)		(395)
Net deferred losses on derivatives reclassified to earnings		(55)		1		(38)		277		571
Purchase of subsidiary shares from noncontrolling interests(1)		—		—		—		(19,885)		(1,750)
Dividends paid to noncontrolling interest		(5,688)		—		(12,583)		(11,562)		(3,270)

Balance at end of period		215,842		47,792		47,290		52,233		73,504

TOTAL EQUITY		$16,513,258		$2,399,046		$2,848,821		$2,810,822		$3,182,466

Note: See Footnote explanations on Page F-9.

See Notes to Consolidated Financial Statements

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Consolidated Statements of Cash Flows

	Successor	Predecessor
	February 8 - December 29, 2013 (29 Weeks)	April 29 - June 7, 2013 (6 Weeks)	April 28, 2013 (52 Weeks)	April 29, 2012 (52 1/2 Weeks)	April 27, 2011 (52 Weeks)
	(In thousands)
Operating Activities
Net (loss)/income	$(71,718)	$(192,697)	$1,027,333	$939,908	$1,005,948
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	230,987	35,880	302,057	295,718	255,227
Amortization	48,975	4,276	42,161	43,499	39,597
Amortization of deferred debt issuance costs	29,091	867	4,692	3,576	3,836
Inventory fair value step-up charged to cost of products sold	383,300	—	—	—	—
Deferred tax (benefit)/provision	(298,003)	(20,492)	(87,265)	(94,816)	153,725
Net losses on divestitures	—	—	19,532	—	—
Impairment on assets held for sale	—	—	36,000	—	—
Pension contributions	(152,116)	(6,812)	(69,388)	(23,469)	(22,411)
Asset write-downs from Fiscal 2012 productivity initiatives	—	—	—	58,736	—
Unrealized gain on derivative instruments	(117,934)	—	—	—	—
Other items, net	49,535	23,706	84,834	75,375	98,172
Changes in current assets and liabilities, excluding effects of acquisitions and divestitures:
Receivables (includes proceeds from securitization)	(118,509)	(3,360)	(166,239)	171,832	(91,057)
Inventories	84,339	(183,413)	(49,468)	60,919	(80,841)
Prepaid expenses and other current assets	43,630	(18,411)	14,111	(11,584)	(1,682)
Accounts payable	(89,807)	(69,825)	168,898	(72,352)	233,339
Accrued liabilities	77,724	48,025	71,846	(20,008)	(60,862)
Income taxes	(64,436)	10,163	(9,141)	65,783	50,652

Cash provided by/(used for) operating activities	35,058	(372,093)	1,389,963	1,493,117	1,583,643

Investing activities:
Capital expenditures	(202,015)	(120,154)	(399,098)	(418,734)	(335,646)
Proceeds from disposals of property, plant and equipment	6,098	108	18,986	9,817	13,158
Acquisitions of business, net of cash on hand	(21,494,287)	—	—	(3,250)	(618,302)
Proceeds from divestitures	25,987	—	16,787	3,828	1,939
Sale of short-term investments	—	—	—	56,780	—
Change in restricted cash	—	33,892	3,994	(39,052)	(5,000)
Other items, net	(7,214)	(3,641)	(13,789)	(11,394)	(5,781)

Cash used for investing activities	(21,671,431)	(89,795)	(373,120)	(402,005)	(949,632)

Financing activities:
Payments on long-term debt	(2,669,915)	(439,747)	(224,079)	(1,440,962)	(45,766)
Proceeds from long-term debt	12,574,575	1,521	205,350	1,912,467	229,851
Debt issuance costs	(320,824)	—	—	—	—
Net (payments)/proceeds on commercial paper and short-term debt	(1,640,590)	480,672	1,089,882	(42,543)	(193,200)
Dividends	(360,000)	—	(665,691)	(619,104)	(579,618)
Purchases of treasury stock	—	—	(139,069)	(201,904)	(70,003)
Exercise of stock options	—	886	113,477	82,714	154,774
Acquisition of subsidiary shares from noncontrolling interests	—	—	(80,132)	(54,824)	(6,338)
Capital contributions	16,500,000	—	—	—	—
Other items, net	25,995	42,086	(42,811)	1,321	27,791

Cash provided by/(used for) financing activities	24,109,241	85,418	256,927	(362,835)	(482,509)

Effect of exchange rate changes on cash and cash equivalents	(13,876)	(30,262)	(127,512)	(122,147)	89,556

Net increase/(decrease) in cash and cash equivalents	2,458,992	(406,732)	1,146,258	606,130	241,058
Cash and cash equivalents at beginning of period	—	2,476,699	1,330,441	724,311	483,253

Cash and cash equivalents at end of period	$2,458,992	$2,069,967	$2,476,699	$1,330,441	$724,311

See Notes to Consolidated Financial Statements

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements

1.	Basis of Presentation

Organization

On June 7, 2013, H. J. Heinz Company was acquired by H.J. Heinz Holding Corporation (formerly known as Hawk Acquisition Holding Corporation) (“Parent”), a Delaware corporation controlled by Berkshire Hathaway Inc. (“Berkshire Hathaway”) and 3G Special Situations Fund III, L.P. (“3G Capital,” and together with Berkshire Hathaway, the “Sponsors”), pursuant to the Agreement and Plan of Merger, dated February 13, 2013 (the “Merger Agreement”), as amended by the Amendment to Agreement and Plan of Merger, dated March 4, 2013 (the “Amendment”), by and among the Company, Parent and Hawk Acquisition Sub, Inc., a Pennsylvania corporation and an indirect wholly owned subsidiary of Parent (“Merger Subsidiary”), in a transaction hereinafter referred to as the “Merger.” As a result of the Merger, Merger Subsidiary merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Hawk Acquisition Intermediate Corporation II (“Holdings”), which in turn is an indirect wholly owned subsidiary of Parent. See Note 2 “Merger and Acquisition” for further information on the Merger.

Unless the context otherwise requires, the terms “we,” “us,” “our” and the “Company” refer, collectively, to Hawk Acquisition Intermediate Corporation II (“Holdings”), H. J. Heinz Company, and its subsidiaries.

Basis of Presentation

The Merger was accounted for as a business combination using the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 805, Business Combinations. The Sponsors’ cost of acquiring the Company has been pushed-down to establish a new accounting basis for the Company. Accordingly, the consolidated financial statements are presented for two periods, Predecessor and Successor, which relate to the accounting periods preceding and succeeding the completion of the Merger. The Predecessor and Successor periods have been separated by a vertical line on the face of the consolidated financial statements to highlight the fact that the financial information for such periods has been prepared under two different historical-cost bases of accounting.

Periods Presented

Successor—The consolidated financial statements as of December 29, 2013, and for the period from February 8, 2013 through December 29, 2013, include the accounts of Merger Subsidiary from inception on February 8, 2013 and the accounts of the Company subsequent to the closing of the Merger on June 7, 2013. The activity in the period February 8, 2013 to April 28, 2013 related primarily to the issuance of the Second Lien Senior Secured Notes due 2020 and recognition of associated issuance costs and interest expense. The cash was invested in a money market account until the completion of the Merger on June 7, 2013. See Note 10 for further

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

details. The following represents the condensed financial information for Merger Subsidiary for the period February 8, 2013 to April 28, 2013 and as at April 28, 2013:

Hawk Acquisition Intermediate Corporation II (Successor)

Condensed Statement of Operations

For the Period from February 8, 2013 through April 28, 2013

February 8 - April 28, 2013
(In thousands)
Merger related costs	$19,713

Operating loss	(19,713)
Unrealized loss on derivative instrument	(65,294)
Interest Expense, net	(10,743)

Loss from continuing operations before income tax	(95,750)
Benefit from income taxes	37,842

Net loss	$(57,908)

Hawk Acquisition Intermediate Corporation II (Successor)

Condensed Balance Sheet

As of April 28, 2013

April 28, 2013
(In thousands)
Cash	$3,011,750
Other assets	125,231

Total assets	$3,136,981

Notes payable	$3,100,000
Other liabilities	94,889

Total liabilities	3,194,889

Shareholder’s deficit	(57,908)

Total liabilities and shareholder’s deficit	$3,136,981

Predecessor—the consolidated financial statements of the Company prior to the Merger on June 7, 2013.

Transition period—the combination of the Successor and the Predecessor period from April 29, 2013 to December 29, 2013.

Fiscal 2013—the fiscal year from April 30, 2012 to April 28, 2013.

Fiscal 2012—the fiscal year from April 28, 2011 to April 29, 2012.

Fiscal 2011—the fiscal year from April 29, 2010 to April 27, 2011.

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Change In Fiscal Year

On October 21, 2013, our board of directors approved a change in our fiscal year-end from the Sunday closest to April 30 to the Sunday closest to December 31. As a result of this change, the consolidated financial statements include presentation of the transition period beginning on April 29, 2013 and ending on December 29, 2013.

Earnings per share information has not been presented because the Company’s stock is no longer publicly traded.

2.	Significant Accounting Policies

Principles of Consolidation:

The consolidated financial statements include the accounts of the Company, all wholly-owned and majority-owned subsidiaries, and any variable interest entities for which we are the primary beneficiary. All intercompany accounts and transactions are eliminated. Certain prior year amounts have been reclassified to conform with the December 29, 2013 presentation.

Use of Estimates:

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Translation of Foreign Currencies:

For all significant foreign operations, the functional currency is the local currency. Assets and liabilities of these operations are translated at the exchange rate in effect at each period end. Income statement accounts are translated at the average rate of exchange prevailing during the period. Translation adjustments arising from the use of differing exchange rates from period to period are included as a component of other comprehensive income/(loss) within shareholders’ equity. Gains and losses from foreign currency transactions are included in net income for the period.

Highly Inflationary Accounting:

The Company applies highly inflationary accounting if the cumulative inflation rate in an economy for a three-year period meets or exceeds 100 percent. Under highly inflationary accounting, the financial statements of a subsidiary are remeasured into the Company’s reporting currency (U.S. dollars) and exchange gains and losses from the remeasurement of monetary assets and liabilities are reflected in current earnings, rather than accumulated other comprehensive loss on the balance sheet, until such time as the economy is no longer considered highly inflationary. See Note 20 for additional information.

Cash Equivalents:

Cash equivalents are defined as highly liquid investments with original maturities of 90 days or less.

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Inventories:

Inventories are stated at the lower of cost or market. Cost is determined principally under the average cost method.

Property, Plant and Equipment:

Land, buildings and equipment are recorded at cost. For financial reporting purposes, depreciation is provided on the straight-line method over the estimated useful lives of the assets, which generally have the following ranges: buildings—40 years or less, machinery and equipment—15 years or less, computer software—3 to 7 years, and leasehold improvements—over the life of the lease, not to exceed 15 years. Accelerated depreciation methods are generally used for income tax purposes. Expenditures for new facilities and improvements that substantially extend the capacity or useful life of an asset are capitalized. Ordinary repairs and maintenance are expensed as incurred. When property is retired or otherwise disposed, the cost and related accumulated depreciation are removed from the accounts and any related gains or losses are included in income. The Company reviews property, plant and equipment, whenever circumstances change such that the recorded value of an asset may not be recoverable. Factors that may affect recoverability include changes in planned use of the asset and the closing of facilities. The Company’s impairment review is based on an undiscounted cash flow analysis at the lowest level for which identifiable cash flows exist and are largely independent. When the carrying value of the asset exceeds the future undiscounted cash flows, an impairment is indicated and the asset is written down to its fair value.

Goodwill and Intangibles:

Intangible assets with finite useful lives are amortized on a straight-line basis over the estimated periods benefited, and are reviewed when appropriate for possible impairment, similar to property, plant and equipment. Goodwill and intangible assets with indefinite useful lives are not amortized. The carrying values of goodwill and other intangible assets with indefinite useful lives are tested at least annually for impairment, or when circumstances indicate that a possible impairment may exist. Prior to the Merger, indefinite-lived intangible assets were tested annually during the fourth quarter of each fiscal year, while the annual impairment tests of goodwill were performed during the third quarter of each fiscal year. Subsequent to the Merger no annual impairment tests have yet been carried out but must be performed within 12 months of the date of the Merger. All goodwill is assigned to reporting units, which are primarily one level below our operating segments. The Company performs its impairment tests of goodwill at the reporting unit level. The Company tests goodwill for impairment by either performing a qualitative evaluation or a two-step quantitative test. The qualitative evaluation is an assessment of factors to determine whether it is more likely than not that the fair values of a reporting unit is less than its carrying amount, including goodwill. Factors considered as part of the qualitative assessment include entity-specific industry, market and general economic conditions. The Company may elect to bypass this qualitative assessment for some or all of its reporting units and perform a two-step quantitative test. This quantitative test involves estimating a reporting unit’s fair value and comparing it to the reporting unit’s carrying value. If the carrying value exceeds fair value, the Company would perform step two to estimate the extent of the impairment, if any.

Indefinite-lived intangible assets are tested for impairment by either performing a qualitative evaluation or a quantitative calculation of fair value and comparison to carrying amount. The qualitative evaluation is an assessment of factors including, but not limited to, changes in management, overall financial performance, and other entity-specific events. The objective of the qualitative evaluation is to determine whether it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount. The Company can choose to perform the qualitative assessment on none, some, or all of its indefinite-lived intangible assets.

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The Company’s estimates of fair value when testing quantitatively for impairment of both goodwill and intangible assets with indefinite lives is based principally on a discounted cash flow model, using a market participant approach, that requires significant judgment and requires assumptions about future volume trends, revenue and expense growth rates, terminal growth rates, discount rates, tax rates and working capital changes.

Revenue Recognition:

The Company recognizes revenue when title, ownership and risk of loss pass to the customer. This primarily occurs upon delivery of the product to the customer. For the most part, customers do not have the right to return products unless damaged or defective. Revenue is recorded net of sales incentives, and includes shipping and handling charges billed to customers. Shipping and handling costs are primarily classified as part of selling, general and administrative expenses.

Marketing Costs:

The Company promotes its products with advertising, consumer incentives and trade promotions. Such programs include, but are not limited to, discounts, coupons, rebates, in-store display incentives and volume-based incentives. Advertising costs are expensed as incurred. Consumer incentive and trade promotion activities are recorded as a reduction of revenue or as a component of cost of products sold based on amounts estimated as being due to customers and consumers at the end of a period, based principally on historical utilization and redemption rates. Advertising costs are recognized as an expense within selling, general and administrative expenses if the Company determines that it will receive an identifiable, separable benefit in return for the consideration paid and it can reasonably estimate the fair value of the benefit identified. Accruals for trade promotions are initially recorded at the time of sale of product to the customer based on an estimate of the expected levels of performance of the trade promotion, which is dependent upon factors such as historical trends with similar promotions, expectations regarding customer participation, and sales and payment trends with similar previously offered programs. The Company performs monthly evaluations of its outstanding trade promotions, making adjustments where appropriate to reflect changes in estimates. Settlement of these liabilities typically occurs in subsequent periods primarily through an authorization process for deductions taken by a customer from amounts otherwise due to the Company. Coupon redemption costs are accrued in the period in which the coupons are offered. The initial estimates made for each coupon offering are based upon historical redemption experience rates for similar products or coupon amounts. The Company performs monthly evaluations of outstanding coupon accruals that compare actual redemption rates to the original estimates. For interim reporting purposes, advertising, consumer incentive and product placement expenses are charged to operations as a percentage of volume, based on estimated volume and related expense for the full year.

Income Taxes:

Deferred income taxes result primarily from temporary differences between financial and tax reporting. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized. When assessing the need for valuation allowances, the Company considers future taxable income and ongoing prudent and feasible tax planning strategies. Should a change in circumstances lead to a change in judgment about the realizability of deferred tax assets in future years, the Company would adjust related valuation allowances in the period that the change in circumstances occurs, along with a corresponding increase or charge to income.

The Company has not provided for possible U.S. taxes on the undistributed earnings of foreign subsidiaries that are considered to be reinvested indefinitely. Calculation of the unrecognized deferred tax liability for temporary differences related to these earnings is not practicable.

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Stock-Based Employee Compensation Plans:

The Company recognizes the cost of all stock-based awards to employees, including grants of employee stock options, on a straight-line basis over their respective requisite service periods (generally equal to an award’s vesting period). A stock-based award is considered vested for expense attribution purposes when the employee’s retention of the award is no longer contingent on providing subsequent service. Accordingly, the Company recognizes compensation cost immediately for awards granted to retirement-eligible individuals or over the period from the grant date to the date retirement eligibility is achieved, if less than the stated vesting period. The vesting approach used does not affect the overall amount of compensation expense recognized, but could accelerate the recognition of expense. Prior to the Merger, the Company followed its previous vesting approach for the remaining portion of those outstanding awards that were unvested and granted prior to May 4, 2006, and accordingly, recognized expense from the grant date to the earlier of the actual date of retirement or the vesting date. Judgment is required in estimating the amount of stock-based awards expected to be forfeited prior to vesting. If actual forfeitures differ significantly from these estimates, stock-based compensation expense could be materially impacted.

Compensation cost related to all stock-based awards is determined using the grant date fair value. Determining the fair value of employee stock options at the grant date requires judgment in estimating the expected term that the stock options will be outstanding prior to exercise as well as the volatility and dividends over the expected term. Compensation cost for restricted stock units is determined based on the fair value of the Company’s stock at the grant date. Prior to the Merger, the Company applied the modified-prospective transition method for stock options granted on or prior to, but not vested as of, May 3, 2006. Compensation cost related to these stock options was determined using the grant date fair value originally estimated and disclosed in a pro forma manner in prior period financial statements in accordance with the original provisions of the Financial Accounting Standards Board’s (“FASB’s”) guidance for stock compensation.

Stock-based compensation expense is primarily recognized as a component of selling, general and administrative expenses in the Consolidated Statements of Operations.

Financial Instruments:

The Company’s financial instruments consist primarily of cash and cash equivalents, receivables, accounts payable, short-term and long-term debt, swaps, forward contracts, and option contracts. The carrying values for the Company’s financial instruments approximate fair value, except as disclosed in Note 13. As a policy, the Company does not engage in speculative or leveraged transactions, nor does the Company hold or issue financial instruments for trading purposes.

The Company uses derivative financial instruments for the purpose of hedging foreign currency, debt and interest rate exposures, which exist as part of ongoing business operations. The Company carries derivative instruments on the balance sheet at fair value, determined using observable market data. Derivatives with scheduled maturities of less than one year are included in other receivables or other payables, based on the instrument’s fair value. Derivatives with scheduled maturities beyond one year are classified between current and long-term based on the timing of anticipated future cash flows. The current portion of these instruments is included in other receivables or other payables and the long-term portion is presented as a component of other non-current assets or other non-current liabilities, based on the instrument’s fair value.

The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, the reason for holding it. Gains and losses on fair value hedges are recognized in current period earnings in the same line item as the underlying hedged item.

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The effective portion of gains and losses on cash flow hedges are deferred as a component of accumulated other comprehensive loss and are recognized in earnings at the time the hedged item affects earnings, in the same line item as the underlying hedged item. Hedge ineffectiveness related to cash flow hedges is reported in current period earnings within other income and expense. The income statement classification of gains and losses related to derivative contracts that do not qualify for hedge accounting is determined based on the underlying intent of the contracts. Cash flows related to the settlement of derivative instruments designated as net investment hedges of foreign operations are classified in the consolidated statements of cash flows within investing activities. Cash flows related to the termination of derivative instruments designated as fair value hedges of fixed rate debt obligations are classified in the consolidated statements of cash flows within financing activities. All other cash flows related to derivative instruments are generally classified in the consolidated statements of cash flows within operating activities.

Dividends:

Berkshire Hathaway has an $8.0 billion preferred stock investment in Parent which requires a 9.0% annual dividend to be paid quarterly in cash or in-kind. The Company’s Board of Directors declares quarterly cash distributions to Holdings to fund this dividend. As the Company has an accumulated deficit in the Successor period, these quarterly distributions are recorded as a reduction of common stock.

3.	Recently Issued Accounting Standards

In February 2013, the FASB issued an amendment to the comprehensive income standard to improve the transparency of reporting reclassifications out of accumulated other comprehensive income/loss. Other comprehensive income/loss includes gains and losses that are initially excluded from net income for an accounting period. Those gains and losses are later reclassified out of accumulated other comprehensive income/loss into net income. The amendments do not change the current requirements for reporting net income or other comprehensive income/loss in financial statements. The new amendments will require the Company to present the effects on income statement line items of certain significant amounts reclassified out of accumulated other comprehensive income/loss, and cross-reference to other disclosures currently required under U.S. generally accepted accounting principles for certain other reclassification items. The Company adopted this revised standard in the first quarter of the transition period. The adoption of this revised standard did not impact our results of operations or financial position.

In December 2011, the FASB issued an amendment on disclosures about offsetting assets and liabilities. The new disclosure requirements mandate that entities disclose both gross and net information about instruments and transactions eligible for offset in the statement of financial position as well as instruments and transactions subject to an agreement similar to a master netting arrangement. The Company was required to adopt this amendment on the first day of Fiscal 2014, and this adoption only impacted the notes to the financial statements and not the financial results.

4.	Merger and Acquisition

On February 13, 2013, H. J. Heinz Company entered into the Merger Agreement with Parent, Holdings and Merger Subsidiary. The acquisition was consummated on June 7, 2013, and as a result, Merger Subsidiary merged with and into the H. J. Heinz Company, with the H. J. Heinz Company surviving as a wholly owned subsidiary of Holdings, which in turn is an indirect wholly owned subsidiary of Parent. Parent is controlled by the Sponsors. Upon the completion of the Merger, H. J. Heinz Company’s shareholders received $72.50 in cash, without interest and less applicable taxes thereon, for each share of common stock held prior to the effective time of the Merger.

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Additionally, all outstanding stock option awards, restricted stock units (except for certain retention RSUs which continue on their original terms) and restricted stock awards issued pursuant to various shareholder-approved plans and a shareholder-authorized employee stock purchase plan were automatically canceled and converted into the right to receive cash consideration of $72.50.

The total consideration paid in connection with the Merger was approximately $28.75 billion, including the assumption of the Company’s outstanding debt, which was funded by equity contributions from the Sponsors totaling $16.5 billion as well as proceeds received by Merger Subsidiary of approximately $11.5 billion, pursuant to the Senior Credit Facilities (of which $9.5 billion was drawn at the close of the transaction), and $3.1 billion upon the issuance of 4.25% Senior Secured Notes (as defined and described herein) by Merger Subsidiary, less applicable debt issuance costs of $315.9 million. As a result of the Merger and the transactions entered into in connection therewith, we have assumed the liabilities and obligations of Merger Subsidiary, including Merger Subsidiary’s obligations under the Senior Credit Facilities.

The preliminary allocation of consideration to the net tangible and intangible assets acquired and liabilities assumed in the Merger reflects preliminary fair value estimates based on management analysis, including preliminary work performed by third-party valuation specialists, which are subject to change within the measurement period as valuations are finalized. The Company has also not yet finalized its estimated acquisition date deferred taxes associated with planned repatriation of accumulated earnings of foreign subsidiaries. Measurement period adjustments that the Company determines to be material will be applied retrospectively to the Merger Date.

The following is a summary of the preliminary allocation of the purchase price of the Merger to the estimated fair values of assets acquired and liabilities assumed in the transaction:

(In thousands)
Cash (including excess cash from Parent)	$3,223,588
Other current assets	3,734,558
Property, Plant and Equipment	2,681,670
Trademark and other intangibles	14,406,924
Other non-current assets	652,038
Trade and other payables	(2,799,165)
Long term debt	(3,021,655)
Deferred income taxes	(4,221,354)
Non-pension postretirement benefits and other noncurrent liabilities	(662,439)
Redeemable non controlling interest and non controlling interest	(258,008)

Net assets acquired	13,736,157
Goodwill on acquisition	15,016,807

Total consideration pushed down from Parent	28,752,964
Debt repayment and associated costs	(3,976,847)
Excess cash from Parent	(1,153,621)
Other transaction related costs	(58,242)

Total consideration paid to Predecessor shareholders	23,564,254
Cash and cash equivalents of Predecessor at June 7, 2013	(2,069,967)

Acquisitions of business, net of cash on hand	$21,494,287

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Subsequent to the first quarter of the transition period, the Company made revisions to the purchase price allocation based on updated fair value estimates principally affecting trademarks and other intangibles and related tax effects. The adjustments were not recorded retrospectively as the impact was not considered to be material.

Trade receivables and payables, as well as other current and non-current assets and liabilities were valued at the existing carrying values as they represented the fair value of those items at the time of the Merger, based on management’s judgments and estimates.

Finished goods and work-in-process inventory has been valued using a net realizable value approach resulting in a step-up of $384.4 million which is recognized in Cost of products sold in the Successor period as the related inventory is sold. Raw materials and packaging inventory has been valued using the replacement cost approach.

Property, plant and equipment have been valued using a combination of the income approach, the market approach and cost approach which is based on current replacement and/or reproduction cost of the asset as new, less depreciation attributable to physical, functional, and economic factors. Useful lives of the property, plant and equipment were estimated to be between 3 and 40 years.

Trademarks have been valued using the excess earnings method for top tier brands and the relief from royalty method for other brands. The excess earnings method estimates fair value of an intangible asset by deducting expected costs, including income taxes, from expected revenues attributable to that asset to arrive at after-tax cash flows. From such after-tax cash flows, after-tax contributory asset charges are deducted to arrive at incremental after-tax cash flows. These resulting cash flows are discounted to a present value to which the tax amortization benefit is added to arrive at fair value. Relief from royalty method under the income approach estimates the cost savings that accrue to the Company which would otherwise have to pay royalties or license fees on revenues earned through the use of the asset. The Company’s trademarks are considered to have indefinite lives.

Customer relationships were determined using the distributor method, a variation of the excess earnings method discussed above, whereby distributor-based inputs for margins and contributory asset charges are used. The useful lives of customer relationships is estimated to be 20 years.

Existing long term debt assumed in the Merger was fair valued based on quoted market prices. The debt assumed included the Company’s existing 6.375% Debentures due 2028, 6.25% Notes due 2030, 6.75% Notes due 2032 and 7.125% Notes due 2039.

Deferred income tax assets and liabilities as of the acquisition date represent the expected future tax consequences of temporary differences between the fair values of the assets acquired and liabilities assumed and their tax bases.

The total non tax deductible goodwill relating to the Merger is $15.02 billion. The goodwill recognized relates principally to the Company’s established global organization, reputation and strategic positioning.

In the Successor period February 8, 2013 to December 29, 2013, the Company incurred $157.9 million in Merger related costs on a pretax basis, including $70.0 million consisting primarily of advisory fees, legal, accounting and other professional costs. The Company also incurred $87.9 million related to severance and compensation arrangements pursuant to existing agreements with certain former executives and employees in

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

connection with the Merger. These amounts are separately reflected in the accompanying statement of operations for the Successor period.

Prior to consummation of the Merger, the Company incurred $112.2 million of Merger related costs, including $48.1 million resulting from the acceleration of expense for stock options, restricted stock units and other compensation plans pursuant to the existing change in control provisions of those plans, and $64.0 million of professional fees. These amounts are separately reflected in Merger related costs in the accompanying statement of operations for the Predecessor period. The Company also recorded a loss from the extinguishment of debt of approximately $129.4 million for debt required to be repaid upon closing as a result of the change in control which is reflected in Other (expense) income, net, in the accompanying statement of operations for the Predecessor period.

In the fourth quarter of Fiscal 2013, the Company incurred $44.8 million of Merger related costs, including legal, accounting and other professional fees.

The following unaudited pro forma financial data summarizes the Company’s results of operations as if the Transaction had occurred as of April 30, 2012. The pro forma data is for informational purposes only and may not necessarily reflect the actual results of operations had the Merger been consummated on April 30, 2012.

	Eight Months Ended December 29, 2013	Fiscal Year April 28, 2013
	(In thousands)
Revenue	$7,352,434	$11,528,886
Income/(loss) from continuing operations	$186,721	$324,042

The most significant of the pro forma adjustments were to reflect the impact of Merger related costs, the unrealized gain on derivative instruments, higher cost of products sold associated with the preliminary purchase accounting adjustments related to the step-up in inventory, amortization of intangible assets and depreciation of property, plant and equipment, and higher interest expense associated with increased debt, in the prior year period.

5.	Other Acquisitions

On April 1, 2011, the Company acquired an 80% stake in Coniexpress S.A. Industrias Alimenticias (“Coniexpress”), a leading Brazilian manufacturer of the Quero® brand of tomato-based sauces, tomato paste, ketchup, condiments and vegetables for $493.5 million in cash, which included $10.6 million of acquired cash and $60.1 million of short-term investments. The Company also incurred $11.3 million of pre-tax costs related to the acquisition, consisting primarily of professional fees, which were recorded in selling, general and administrative expenses in the Fiscal 2011 consolidated statement of income. During Fiscal 2013, the Company acquired an additional 15% interest in Coniexpress for $80.1 million. See Note 18 for further details regarding this redeemable noncontrolling interest. The Coniexpress acquisition was accounted for as a business combination and, accordingly, the purchase price was allocated to the assets and liabilities based upon their estimated fair values as of the acquisition date. The allocations of the purchase price resulted in goodwill of $301.6 million, which was assigned to the Rest of World segment and is not deductible for tax purposes. In addition, $161.9 million of intangible assets were acquired, $142.0 million of which relate to trademarks which are not subject to amortization. The remaining $19.9 million represents amortized customer-related assets.

On November 2, 2010, the Company acquired Foodstar Holding Pte (“Foodstar”), a manufacturer of soy sauces and fermented bean curd in China for $165.4 million in cash, which included $30.0 million of acquired cash, as well as a potential earn-out payment contingent upon certain net sales and EBITDA (earnings before

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

interest, taxes, depreciation and amortization) targets during Fiscals 2013 and 2014. In accordance with accounting principles generally accepted in the United States of America, a liability of $44.5 million was recognized for an estimate of the acquisition date fair value of the earn-out and is included in Other non-current liabilities. The fair value of the earn-out was estimated using a discounted cash flow model and was based on significant inputs not observed in the market and thus represented a Level 3 measurement. Key assumptions in determining the fair value of the earn-out included the discount rate, and revenue and EBITDA projections for Fiscals 2013 and 2014. The Foodstar acquisition has been accounted for as a business combination and, accordingly, the purchase price has been allocated to the assets and liabilities based upon their estimated fair values as of the acquisition date. The allocations of the purchase price resulted in goodwill of $77.3 million, which was assigned to the Asia/Pacific segment and is not deductible for tax purposes. In addition, $70.7 million of intangible assets were acquired, $42.4 million of which relate to trademarks and are not subject to amortization. The remaining $28.3 million are amortized customer-related assets and land usage rights. During the third quarter of Fiscal 2013, the Company renegotiated the terms of the earn-out agreement in order to give the Company additional flexibility in the future for growing its business in China, one of its largest and most important emerging markets. This renegotiation resulted in the settlement of the earn-out for a cash payment of $60.0 million, of which $15.5 million was reported in cash from operating activities and $44.5 million was reported in cash from financing activities on the consolidated cash flow statement for the year ended April 28, 2013. In addition, the Company incurred a $12.1 million charge in the year ended April 28, 2013, which was recorded in SG&A on the consolidated income statement and in the Non-Operating segment, for the difference between the settlement amount and current carrying value of the earn-out as reported on the Company’s balance sheet at the date of this transaction.

Operating results of the above-mentioned businesses acquired have been included in the consolidated statements of income from the respective acquisition dates forward. Pro forma results of the Company, assuming all of the acquisitions had occurred at the beginning of each period presented, would not be materially different from the results reported. There are no significant contingent payments, options or commitments associated with any of the acquisitions, except as disclosed above.

The following table summarizes the allocation of the cash paid to the fair value of assets acquired and liabilities assumed:

Predecessor
April 27, 2011
(in thousands)
Details of Acquisitions:
Fair value of assets	$1,057,870
Liabilities(1)	274,294
Redeemable noncontrolling interest(2)	124,669

Cash paid	658,907
Less cash acquired	40,605

Net cash paid for acquisitions	$618,302

(1)	Includes contingent obligations to sellers of $44.5 million in 2011.
(2)	See Note 18 for additional information.

In Fiscal 2012, the Company acquired an additional 10% interest in P.T. Heinz ABC Indonesia for $54.8 million. P.T. Heinz ABC Indonesia is an Indonesian subsidiary of the Company that manufacturers Asian sauces

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

and condiments as well as juices and syrups. Prior to the transaction, the Company owned 65% of this business. During Fiscal 2011, the Company acquired the remaining 21% interest in Heinz UFE Ltd., a Chinese subsidiary of the Company that manufactures infant feeding products, for $6.3 million. Prior to the transaction, the Company owned 79% of the business.

6.	Discontinued Operations

In the third quarter of Fiscal 2013, the Company’s Board of Directors approved management’s plan to sell Shanghai LongFong Foods (“LongFong”), a maker of frozen products in China which was previously reported in the Asia/Pacific segment. During the fourth quarter of Fiscal 2013, the Company secured an agreement with a buyer and during 2014, the sale was completed, resulting in an insignificant pre-tax and after-tax loss which was recorded in discontinued operations in the Successor period. As a result, LongFong’s net assets were classified as held for sale and the Company adjusted the carrying value to estimated fair value, recording a $36.0 million pre-tax and after-tax non-cash goodwill impairment charge to discontinued operations during the third quarter of Fiscal 2013. The net assets held for sale related to LongFong as of April 28, 2013 are reported in Other current assets, Other non-current assets, Other accrued liabilities and Other non-current liabilities on the consolidated balance sheet as of April 28, 2013 as they are not material for separate balance sheet presentation.

During the first quarter of Fiscal 2013, the Company completed the sale of its U.S. Foodservice frozen desserts business, resulting in a $32.7 million pre-tax ($21.1 million after-tax) loss which has been recorded in discontinued operations.

The operating results related to these businesses have been included in discontinued operations in the Company’s consolidated statements of income for all periods presented. The following table presents summarized operating results for these discontinued operations:

	Successor	Predecessor
	February 8— December 29, 2013	April 29— June 7, 2013	April 28, 2013	April 29, 2012	April 27, 2011
	(In millions)
Sales	$2.9	$1.2	$47.7	$141.5	$148.0
Net after-tax losses	$(5.6)	$(1.3)	$(17.6)	$(51.2)	$(39.6)
Tax benefit on losses	$—	$—	$0.6	$1.4	$2.6

7.	Restructuring and Productivity Initiatives

Transition Period

During the transition period, the Company is investing in restructuring and productivity initiatives as part of its ongoing cost reduction efforts with the goal of driving efficiencies and creating fiscal resources that will be reinvested into the Company’s business as well as to accelerate overall productivity on a global scale. As of December 29, 2013, these initiatives have resulted in the reduction of approximately 3,400 corporate and field positions across the Company’s global business segments as well as the closure, or planned closure, and consolidation of manufacturing and corporate office facilities.

The Company recorded pre-tax costs related to these initiatives of $410.4 million in the Successor period from February 8, 2013 to December 29, 2013, and $6 million in the Predecessor period, which were recorded in

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

the Non-Operating segment. These pre-tax restructuring and productivity initiatives were comprised of the following:

•	$274.5 million for the Successor period for severance and employee benefit costs relating to the reduction of corporate and field positions across the Company, including pension curtailment and special termination charges of $56.6 million (see Note 14).

•	$69.7 million for the Successor period associated with other implementation costs, primarily for professional fees, and contract and lease termination costs.

•	$66.2 million for the Successor period, and $6 million for the Predecessor period relating to non-cash asset write-downs and accelerated depreciation for the closure of corporate offices and a factory in China and the reduction of manufacturing capacity of a factory in the U.K, and the planned closure and consolidation of 3 factories in the U.S. and Canada.

Of the $410.4 million total pre-tax charges in the Year-to-Date Successor period, $168.7 million was recorded in Cost of products sold and $241.7 million in Selling, general and administrative expenses (“SG&A”).

The Company does not include productivity charges in the results of its reportable segments. The pre-tax impact of allocating such charges to segment results would have been as follows:

	Successor	Predecessor
	February 8— December 29, 2013	April 29— June 7, 2013
North American Consumer Products	$114.5	$—
Europe	129.1	3.6
Asia/Pacific	28.1	2.4
U.S. Foodservice	27.5	—
Rest of World	48.3	—
Non-Operating	62.9	—

Total productivity charges	$410.4	$6.0

(Totals may not add due to rounding)

On November 14, 2013, the Company announced the planned closure and consolidation of 3 factories in the U.S. and Canada by the middle of calendar year 2014. The number of employees expected to be impacted by these 3 plant closures and consolidation is approximately 1,350. The Company currently estimates it will incur total charges of approximately $63 million related to severance benefits and other severance-related expenses related to these factory closures, of which an immaterial amount was charged to the consolidated statement of operations in the Successor period. In addition the Company will recognize accelerated depreciation on assets to be disposed of from November 2013 to the planned date of closure for the difference between the carrying amount and the projected recovery for these assets upon disposition in the second half of calendar year 2014.

The severance-related charges that the Company expects to incur in connection with these factory workforce reductions and factory closures are subject to a number of assumptions and may differ from actual results. The Company may also incur other charges not currently contemplated due to events that may occur as a result of, or related to, these cost reductions. Including charges incurred as of December 29, 2013, the Company currently estimates it will incur total charges of approximately $300 million related to severance benefits and other severance-related expenses.

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Activity in other accrued liability balances for restructuring and productivity charges incurred by the Successor were as follows:

	Severance and other severance related costs	Other exit costs(a)	Total
	(In millions)
Transition period restructuring and productivity initiatives	$217.9	$69.7	$287.6
Cash payments	(124.6)	(28.1)	(152.7)

Accrual balance at December 29, 2013	$93.3	$41.6	$134.9

(Totals may not add due to rounding)

(a)	Other exit costs primarily represent professional fees, and contract and lease termination costs.

Fiscal 2012

On May 26, 2011, the Company announced that it would invest in productivity initiatives during Fiscal 2012 designed to increase manufacturing effectiveness and efficiency as well as accelerate overall productivity on a global scale. The Company recorded costs related to these productivity initiatives of $205.4 million pre-tax ($144.0 million after-tax) during Fiscal 2012, all of which were reported in the Non-Operating segment. These pre-tax costs were comprised of the following:

•	$50.9 million relating to asset write-downs and accelerated depreciation for the closure of six factories, including two in Europe, three in the U.S. and one in Asia/Pacific,

•	$81.7 million for severance and employee benefit costs relating to the reduction of the global workforce by approximately 1,400 positions, and

•	$72.9 million associated with other implementation costs, primarily for professional fees, contract termination and relocation costs for the establishment of the European supply chain hub and to improve global manufacturing efficiencies.

Of the $205.4 million total pre-tax charges in Fiscal 2012, $129.9 million was recorded in cost of products sold and $75.5 million in SG&A. In addition, after-tax charges of $18.9 million were recorded in losses from discontinued operations for Fiscal 2012, for severance and employee benefit costs relating to workforce reductions by approximately 1,500 positions and the closure of two factories.

The Company does not include productivity charges in the results of its reportable segments. The pre-tax impact of allocating such charges to segment results would have been as follows:

Fiscal 2012
(In millions)
North American Consumer Products	$25.6
Europe	56.4
Asia/Pacific	65.7
U.S. Foodservice	52.8
Rest of World	4.4
Non-Operating	0.6

Total productivity charges	$205.4

(Totals may not add due to rounding)

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

There were no charges for productivity initiatives in Fiscal 2013. The amount included in other accrued liabilities related to productivity initiatives totaled $54.6 million at April 29, 2012, all of which was paid in cash during Fiscal 2013.

8.	Goodwill and Other Intangible Assets

Changes in the carrying amount of goodwill for the fiscal years ended April 29, 2012 and April 28, 2013, the Predecessor period April 29, 2013 to June 7, 2013, and the Successor period from February 8, 2013 to December 29, 2013, by reportable segment, are as follows:

	North American Consumer Products	Europe	Asia/ Pacific	U.S. Foodservice	Rest of World	Total
	(In thousands)
Predecessor
Balance at April 27, 2011	$1,111,737	$1,221,240	$392,080	$257,674	$315,710	$3,298,441
Purchase accounting adjustments	—	(600)	—	—	1,380	780
Disposals	—	(1,532)	—	—	—	(1,532)
Translation adjustments	(4,662)	(73,820)	3,119	—	(36,799)	(112,162)

Balance at April 29, 2012	1,107,075	1,145,288	395,199	257,674	280,291	3,185,527
Disposals	—	(527)	—	(899)	—	(1,426)
Impairment loss	—	—	(36,000)	—	—	(36,000)
Goodwill allocated to discontinued operations	—	—	(4,952)	—	—	(4,952)
Translation adjustments	(5,148)	(39,300)	5,595	—	(25,046)	(63,899)

Balance at April 28, 2013	1,101,927	1,105,461	359,842	256,775	255,245	3,079,250
Translation adjustments	(409)	9,849	(16,523)	—	(15,986)	(23,069)

Balance at June 7, 2013	$1,101,518	$1,115,310	$343,319	$256,775	$239,259	$3,056,181

Successor
Balance at February 8, 2013	$—	$—	$—	$—	$—	$—
Merger (see Note 4)	8,641,059	3,626,692	1,501,847	1,444,100	324,151	15,537,849
Purchase accounting adjustment	(122,842)	(105,383)	(210,647)	(55,763)	(26,407)	(521,042)
Translation adjustments	(52,976)	191,063	(69,438)	—	(15,394)	53,255

Balance at December 29, 2013	$8,465,241	$3,712,372	$1,221,762	$1,388,337	$282,350	$15,070,062

The Company recorded goodwill of $15.0 billion in connection with the Merger based on the preliminary purchase price allocation. Subsequent to the first quarter of the transition period, the Company made revisions to the purchase price allocation based on updated fair value estimates and related tax effects, which resulted in increased value allocated primarily to customer-related and other intangible assets and a corresponding reduction in goodwill. The adjustments were not recorded retrospectively as the impact was not considered to be material.

As a result of classifying the LongFong business as held for sale in Fiscal 2013, the Company took a non-cash impairment charge of $36.0 million to goodwill based on the fair value of the business based on the anticipated sale. During the second quarter of Fiscal 2013, the Company changed its annual goodwill impairment testing date from the fourth quarter to the third quarter of each year. As such, the Company completed its annual impairment assessment of goodwill during the third quarter of Fiscal 2013. No additional impairments were

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

identified during the Company’s annual assessment of goodwill. Total goodwill accumulated impairment losses for the Company since Fiscal 2003 were $120.6 million consisting of $54.5 million for Europe, $38.7 million for Asia/Pacific and $27.4 million for Rest of World as of April 28, 2013. Total goodwill accumulated impairment losses for the Company since Fiscal 2003 were $84.7 million consisting of $54.5 million for Europe, $2.7 million for Asia/Pacific and $27.4 million for Rest of World as of April 29, 2012 and April 27, 2011.

During the fourth quarter of Fiscal 2013, the Company completed its annual review of indefinite-lived intangible assets. No impairments were identified during the Company’s annual assessment of indefinite-lived intangible assets.

During the second quarter of Fiscal 2012, the Company finalized the purchase price allocation for the Coniexpress acquisition in Brazil resulting primarily in immaterial adjustments between goodwill, income taxes and non-pension postretirement benefits.

Customer-related and other intangible assets at December 29, 2013, April 28, 2013 and April 29, 2012, subject to amortization expense, are as follows:

	Successor			Predecessor
	December 29, 2013			April 28, 2013			April 29, 2012
	Gross	Accum Amort	Net	Gross	Accum Amort	Net	Gross	Accum Amort	Net
	(In thousands)
Licenses	$119,714	$(10,030)	$109,684	$208,186	$(169,666)	$38,520	$208,186	$(163,945)	$44,241
Customer-related assets	1,375,876	(35,773)	1,340,103	209,428	(77,310)	132,118	216,755	(69,244)	147,511
Other	24,665	(1,118)	23,547	419,642	(156,032)	263,610	420,787	(149,178)	271,609

	$1,520,255	$(46,921)	$1,473,334	$837,256	$(403,008)	$434,248	$845,728	$(382,367)	$463,361

Amortization expense for customer-related and other intangible assets was $46.9 million, $3.2 million, $30.9 million, $31.8 million and $29.0 million for the Successor period February 8, 2013 to December 29, 2013, the Predecessor period April 29, 2013 to June 7, 2013, the fiscal years ended April 28, 2013, April 29, 2012 and April 27, 2011, respectively. Based upon the amortizable intangible assets recorded on the balance sheet as of December 29, 2013, average annual amortization expense for each of the next five fiscal years is estimated to be approximately $82.4 million.

Intangible assets not subject to amortization at December 29, 2013 totaled $13.02 billion and consisted of $12.13 billion of trademarks, $839.9 million of licenses, and $45.6 million of other intangible assets. Intangible assets not subject to amortization at April 28, 2013 totaled $981.3 million and consisted of $846.9 million of trademarks, $115.0 million of recipes/processes, and $19.4 million of licenses. Intangible assets not subject to amortization at April 29, 2012 totaled $1.04 billion and consisted of $895.9 million of trademarks, $119.3 million of recipes/processes, and $20.1 million of licenses. The increase in intangible assets, not subject to amortization expense, between April 28, 2013 and December 29, 2013, was due to the preliminary purchase accounting associated with the Acquisition (see Note 4). The reduction in intangible assets, not subject to amortization expense, between April 29, 2012 and April 28, 2013 was primarily due to translation adjustments and $14.6 million of intangible assets allocated to discontinued operations.

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

9.	Income Taxes

The following table summarizes the provision/(benefit) for U.S. federal, state and foreign taxes on income from continuing operations.

	Successor	Predecessor
	February 8 - December 29, 2013	April 29 - June 7, 2013	April 28, 2013	April 29, 2012	April 27, 2011
	(In thousands)
Current:
U.S. federal	$10,200	$55,197	$126,878	$112,064	$41,673
State	1,798	8,409	14,622	12,326	14,992
Foreign	54,382	17,983	187,363	216,076	161,355

	66,380	81,589	328,863	340,466	218,020

Deferred:
U.S. federal	(124,798)	(13,346)	(13,589)	(16,884)	122,757
State	4,755	(469)	894	4,124	(4,402)
Foreign	(177,960)	(6,677)	(74,570)	(82,740)	34,442

	(298,003)	(20,492)	(87,265)	(95,500)	152,797

Provision for income taxes	$(231,623)	$61,097	$241,598	$244,966	$370,817

Tax benefits related to stock options and other equity instruments recorded directly to additional capital totaled $0 in the Successor period, $47 million in the Predecessor period from April 29, 2013 to June 7, 2013, $20.8 million in Fiscal 2013, $16.8 million in Fiscal 2012 and $21.4 million in Fiscal 2011.

The components of income (loss) from continuing operations before income taxes consist of the following:

	Successor	Predecessor
	February 8 - December 29, 2013	April 29 - June 7, 2013	April 28, 2013	April 29, 2012	April 27, 2011
	(In thousands)
Domestic	$(290,579)	$(191,629)	$378,283	$315,741	$470,646
Foreign	(7,126)	61,302	965,360	920,348	945,676

Income (loss) from continuing operations	$(297,705)	$(130,327)	$1,343,643	$1,236,089	$1,416,322

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The differences between the U.S. federal statutory tax rate and the Company’s consolidated effective tax rate on continuing operations are as follows:

	Successor	Predecessor
	February 8 - December 29, 2013	April 29 - June 7, 2013	April 28, 2013 FY 2013	April 29, 2012 FY 2012	April 27, 2011 FY 2011
U.S. federal statutory tax rate	35.0%	35.0%	35.0%	35.0%	35.0%
Tax on income of foreign subsidiaries	6.9	6.0	(5.5)	(6.2)	(3.9)
Changes in valuation allowances	(2.7)	1.6	0.9	1.5	(0.8)
State income taxes	(4.3)	(0.5)	0.3	0.8	1.0
Nondeductible deal costs	(2.0)	(18.8)	—	—	—
Earnings repatriation	(1.0)	(77.2)	0.9	2.0	2.9
Tax exempt income	13.3	9.7	(6.6)	(7.3)	(5.7)
Effects of revaluation of tax basis of foreign assets	—	0.4	(6.2)	(3.2)	(1.6)
Reduction of manufacturing deduction for loss carryback	(3.7)	—	—	—	—
Deferred tax effect of foreign statutory tax rate changes	35.9	0.3	(0.7)	(1.1)	(0.5)
Audit settlements and changes in uncertain tax positions	(0.4)	(3.6)	(0.3)	(2.0)	—
Other	0.8	0.2	0.2	0.3	(0.2)

Effective tax rate	77.8%	(46.9)%	18.0%	19.8%	26.2%

The increase in the effective tax rate on pre-tax losses in the Successor period resulted primarily from benefits related to a statutory tax rate reduction in the United Kingdom and a favorable jurisdictional mix. The negative effective tax rate in the June 7, 2013 Predecessor period was principally caused by tax expense provided in the period for the effect of repatriation costs for earnings of foreign subsidiaries distributed during the period along with the effect of nondeductible Merger related costs.

The decrease in the effective tax rate in Fiscal 2013 compared to Fiscal 2012 is primarily the result of increased benefits from the revaluation of the tax basis of certain foreign assets, and reduced charges for the repatriation of current year foreign earnings. These amounts were partially offset by lower current year benefits from tax exempt income and tax on income of foreign subsidiaries. The Fiscal 2012 tax provision also included a benefit from the resolution of a foreign tax case. Both Fiscal 2013 and Fiscal 2012 included a benefit of approximately $15 million from the reversal of an uncertain tax position liability due to the expiration of the statute of limitations in a foreign tax jurisdiction as well as benefits in each year related to 200 basis point statutory tax rate reductions in the United Kingdom. The decrease in the effective tax rate in Fiscal 2012 compared to Fiscal 2011 was primarily the result of increased benefits from the revaluation of the tax basis of foreign assets, the reversal of an uncertain tax position liability due to the expiration of the statute of limitations in a foreign jurisdiction, the beneficial resolution of a foreign tax case, and lower tax on the income of foreign subsidiaries primarily resulting from a statutory tax rate reduction in the U.K. These benefits were partially offset by changes in valuation allowances.

The tax benefit in the Successor period included a benefit of $106.7 million related to the impact on deferred taxes of a 300 basis point statutory tax rate reduction in the United Kingdom which was enacted during July 2013. The benefit of the statutory tax rate reduction in the United Kingdom was significantly increased as compared to the impact of the prior year United Kingdom rate reductions due to the increase in deferred tax liabilities recorded in purchase accounting for the Merger.

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

During Fiscal 2013, the Company completed a tax-free reorganization in a foreign jurisdiction which resulted in an increase in the tax basis of both fixed and intangible assets. The increased tax basis resulted in a $63.0 million tax benefit in Fiscal 2013 and is expected to provide cash flow benefits of approximately $91 million over the following 10 years as a result of the tax deductions of the assets over their amortization periods.

During Fiscal 2013, a foreign subsidiary of the Company exercised a tax option under local law to revalue certain of its intangible assets, increasing the local tax basis by $82.1 million. This revaluation resulted in a reduction of tax expense in Fiscal 2013 of $12.9 million, reflecting the deferred tax benefit from the higher tax basis partially offset by the tax liability arising from this revaluation of $13.1 million.

During Fiscal 2012, a foreign subsidiary of the Company exercised a tax option under local law to revalue certain of its intangible assets, increasing the local tax basis by approximately $220.2 million. This revaluation resulted in a reduction in Fiscal 2012 tax expense of $34.9 million reflecting the deferred tax benefit from the higher tax basis partially offset by the current tax liability arising from this revaluation of $34.8 million.

The tax benefit from the higher basis amortization of both revaluations above will result in a reduction in cash taxes over the 20 year tax amortization period of approximately $95 million. Also, as a result of these taxable revaluations, the subsidiary made tax payments of $15.7 million, $17.9 million and $10.4 million during the Successor period, Fiscal 2013 and Fiscal 2012, respectively, and is expected to make an additional payment of approximately $4 million during calendar year 2014.

The following table and note summarize deferred tax (assets) and deferred tax liabilities as of December 29, 2013, April 28, 2013 and April 29, 2012.

	Successor	Predecessor
	December 29, 2013	April 28, 2013	April 29, 2012
	(In thousands)
Depreciation/amortization	$775,441	$394,361	$469,963
Benefit plans	81,213	41,354	59,647
Deferred income	259,238	95,911	90,006
Financing costs	—	117,161	117,670
Indefinite lived intangible assets	3,691,087	438,647	441,024
Unremitted earnings of foreign subsidiaries	344,883	1,571	6,466
Other	57,973	46,510	48,371

Deferred tax liabilities	5,209,835	1,135,515	1,233,147

Operating loss carryforwards/carrybacks	(365,595)	(90,790)	(141,358)
Benefit plans	(87,157)	(211,658)	(195,697)
Depreciation/amortization	(358,098)	(158,194)	(147,745)
Tax credit carryforwards	(71,369)	(111,431)	(81,703)
Deferred income	(93,244)	(18,596)	(20,286)
Other	(129,670)	(97,894)	(96,502)

Deferred tax assets	(1,105,133)	(688,563)	(683,291)

Valuation allowance	78,205	46,069	90,553

Net deferred tax liabilities	$4,182,907	$493,021	$640,409

The table above excludes foreign deferred tax assets of $55.1 million, deferred tax liabilities of $5.2 million and a valuation allowance of $54.3 million related to a business classified as held for sale as of April 28, 2013 which was subsequently sold.

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The Company records valuation allowances to reduce deferred tax assets to the amount that is more likely than not to be realized. When assessing the need for valuation allowances, the Company considers future taxable income and ongoing prudent and feasible tax planning strategies. Should a change in circumstances lead to a change in judgment about the realizability of deferred tax assets in future years, the Company would adjust related valuation allowances in the period that the change in circumstances occurs, along with a corresponding increase or charge to income.

The resolution of tax reserves and changes in valuation allowances could be material to the Company’s results of operations for any period, but is not expected to be material to the Company’s financial position.

At the end of the Successor period, foreign operating loss carryforwards totaled $390.3 million. Of that amount, $162.8 million expire between 2014 and 2033; the other $227.5 million do not expire. U.S. federal operating losses, which arose principally as a result of the significant costs related to the Merger and subsequent restructuring and productivity actions, total $657.2 million and expire in 2033. The Company expects to fully utilize its U.S. federal operating losses during 2014 against both prior (through loss carryback) and current year taxable income. Deferred tax assets of $34.4 million have been recorded for foreign tax credit carryforwards. These credit carryforwards expire between 2020 and 2023. Deferred tax assets of $30.5 million have been recorded for state operating loss carryforwards. These losses expire between 2014 and 2033. Additionally, the Company has incurred losses in a foreign jurisdiction where the realization of a tax benefit is considered remote and, as a result, the Company has no deferred tax asset recognized for such losses.

The net change in the Successor period valuation allowance shown above is an increase of $32.1 million. The increase was primarily due to the recording of additional valuation allowance for foreign and state operating loss carryforwards that are not expected to be utilized. The net change in the Fiscal 2013 valuation allowance shown above is a decrease of $44.5 million. The decrease was primarily due to the classification of a foreign business as held for sale. The net change in the Fiscal 2012 valuation allowance was an increase of $26.2 million. The increase was primarily due to the recording of additional valuation allowance for foreign loss carryforwards that are not expected to be utilized, partially offset by the release of valuation allowance related to state tax loss and credit carryforwards that are now expected to be utilized. The net change in the Fiscal 2011 valuation allowance was an increase of $1.9 million. The increase was primarily due to the recording of additional valuation allowance for foreign loss carryforwards that are not expected to be utilized, partially offset by the release of valuation allowance related to state tax loss and credit carryforwards that are now expected to be utilized.

A reconciliation of the beginning and ending amount of gross unrecognized tax benefits is as follows:

	Successor	Predecessor
	February 8— December 29, 2013	April 29— June 7, 2013	April 28, 2013	April 29, 2012	April 27, 2011
	(In millions)
Balance at the beginning of the period	$50.7	$45.4	$52.7	$70.7	$57.1
Increases for tax positions of prior years	0.5	5.8	1.9	5.2	13.5
Decreases for tax positions of prior years	(6.9)	(0.9)	(8.6)	(18.0)	(26.0)
Increases based on tax positions related to the current year	4.6	1.7	13.9	3.7	10.8
Increases due to business combinations	4.4	—	—	—	26.9
Decreases due to settlements with taxing authorities	—	—	(4.1)	(2.2)	(5.4)
Decreases due to lapse of statute of limitations	(0.2)	(1.3)	(10.4)	(6.7)	(6.2)

Balance at the end of the period	$53.1	$50.7	$45.4	$52.7	$70.7

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate was $44.9 million, $38.3 million and $38.9 million, on December 29, 2013, April 28, 2013 and April 29, 2012, respectively.

The Company classifies interest and penalties on tax uncertainties as a component of the provision for income taxes. For the Successor period from February 8, 2013 to December 29, 2013, the total amount of net interest and penalty expense included in the provision for income taxes was an expense of $1.4 million and $0.1 million, respectively. For the Predecessor period April 29, 2013 to June 7, 2013, the total amount of net interest and penalty expense included in the provision for income taxes was an expense of $1.8 million and $0.2 million, respectively. For Fiscal 2013, the total amount of net interest and penalty expense included in the provision for income taxes was a benefit of $4.2 million and $6.3 million, respectively. For Fiscal 2012, the total amount of net interest and penalty expense included in the provision for income taxes was a benefit of $9.5 million and $4.7 million, respectively. For Fiscal 2011, the total amount of net interest and penalty expense included in the provision for income taxes was a benefit of $1.3 million and $0.1 million, respectively. The total amount of interest and penalties accrued as of December 29, 2013 was $10.7 million and $8.5 million, respectively. The total amount of interest and penalties accrued as of April 28, 2013 was $8.5 million and $6.9 million, respectively. The corresponding amounts of accrued interest and penalties at April 29, 2012 were $16.0 million and $13.8 million, respectively.

It is reasonably possible that the amount of unrecognized tax benefits will decrease by as much as $25 million in the next 12 months primarily due to the expiration of statutes in various foreign jurisdictions along with the progression of federal, state and foreign audits in process.

The provision for income taxes consists of provisions for federal, state and foreign income taxes. The Company operates in an international environment with significant operations in various locations outside the U.S. Accordingly, the consolidated income tax rate is a composite rate reflecting the earnings in various locations and the applicable tax rates. In the normal course of business the Company is subject to examination by taxing authorities throughout the world, including such major jurisdictions as Australia, Canada, Italy, the Netherlands, the United Kingdom and the United States. The Company has substantially concluded all national income tax matters for years through Fiscal 2011 for the Netherlands and United Kingdom, Fiscal 2010 for the U.S., through Fiscal 2009 for Italy, and through Fiscal 2008 for Australia and Canada.

Undistributed earnings of foreign subsidiaries considered to be indefinitely reinvested or which may be remitted tax free in certain situations, amounted to approximately $2.2 billion at December 29, 2013. The Company has not determined the deferred tax liability associated with these undistributed earnings, as such determination is not practicable. Prior to the Merger, our intent was to reinvest the accumulated earnings of our foreign subsidiaries in our international operations, except where remittance could be made tax free in certain situations, and our plans did not demonstrate a need to repatriate them to fund our cash requirements in the U.S. and, accordingly, a liability for the related deferred income taxes was not reflected in the Company’s financial statements as of April 28, 2013. While we continue to expect to reinvest a substantial portion of the prior and future earnings of our foreign subsidiaries in our international operations, as of the Acquisition date we determined that a portion of our accumulated unremitted foreign earnings are likely to be needed to meet U.S. cash needs principally due to the increased financing costs arising with the Acquisition. For the portion of unremitted foreign earnings preliminarily determined not to be permanently reinvested, a deferred tax liability of approximately $345 million is recorded at December 29, 2013. The Company currently anticipates repatriating the majority of the accumulated unremitted earnings which are no longer permanently reinvested during 2014 resulting in the utilization of a substantial portion of its foreign tax credit carryforwards. The Company has not yet finalized its estimate of acquisition date deferred taxes associated with its repatriation plans and further adjustments of this estimate may be made as the purchase price allocation is finalized during the measurement period.

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

10.	Debt and Financing Arrangements

Short-term debt consisted of bank debt and other borrowings of $143.7 million, $1.14 billion and $46.5 million as of December 29, 2013, April 28, 2013 and April 29, 2012, respectively. The weighted average interest rate was 2.1%, 1.4% and 5.1% for the transition period, Fiscal 2013 and Fiscal 2012, respectively. See below for further discussion of a short-term credit agreement entered into in April 2013.

Long-term debt was comprised of the following as of December 29, 2013, April 28, 2013 and April 29, 2012:

	Successor	Predecessor
	December 29, 2013	April 28, 2013	April 29, 2012
		(In thousands)
$2.95 billion Term B-1 Loan	2,929,213	—	—
$6.55 billion Term B-2 Loan	6,518,524	—	—
$3.10 billion 4.25% Second Lien Senior Secured Notes due 2020	3,100,000	—	—
Japanese Yen Credit Agreement due October 2012 (variable rate)	—	—	186,869
Other U.S. Dollar Debt due May 2013—November 2034 (0.94%—7.96%)	10,774	25,688	43,164
Other Non-U.S. Dollar Debt due May 2013—May 2023 (3.50%—11.00%)	70,411	56,293	64,060
5.35% U.S. Dollar Notes due July 2013	—	499,993	499,958
8.0% Heinz Finance Preferred Stock due July 2013	—	350,000	350,000
Japanese Yen Credit Agreement due December 2013 (variable rate)	—	163,182	199,327
U.S. Dollar Private Placement Notes due May 2014—May 2021 (2.11%—4.23%)	—	500,000	500,000
Japanese Yen Credit Agreement due October 2015 (variable rate)	—	152,983	—
U.S. Dollar Private Placement Notes due July 2016—July 2018 (2.86%—3.55%)	—	100,000	100,000
2.00% U.S. Dollar Notes due September 2016	58,308	299,933	299,913
1.50% U.S. Dollar Notes due March 2017	17,743	299,648	299,556
U.S. Dollar Remarketable Securities due December 2020	—	119,000	119,000
3.125% U.S. Dollar Notes due September 2021	34,433	395,772	395,268
2.85% U.S. Dollar Notes due March 2022	5,599	299,565	299,516
$235 million 6.375% U.S. Dollar Debentures due July 2028	258,075	231,396	231,137
£125 million 6.25% British Pound Notes due February 2030	218,507	192,376	202,158
$437 million 6.75% U.S. Dollar Notes due March 2032	476,943	435,185	435,112
$931 million 7.125% U.S. Dollar Notes due August 2039	1,026,881	628,082	626,747

	14,725,411	4,749,096	4,851,785
Hedge Accounting Adjustments (See Note 15)	—	122,455	128,444
Less portion due within one year	(107,765)	(1,023,212)	(200,248)

Total long-term debt	$14,617,646	$3,848,339	$4,779,981

Weighted-average interest rate on long-term debt, including the impact of applicable interest rate swaps	4.01%	4.07%	4.28%

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Senior Credit Facilities

The Senior Credit Facilities are with a syndicate of banks and other financial institutions and provides financing of up to $9.5 billion and consist of (i)(a) term B-1 loans in an aggregate principal amount of $2.95 billion (the “B-1 Loans”) and (b) term B-2 loans in aggregate principal amount of $6.55 billion (the “B-2 Loans”) in each case under the new senior secured term loan facilities (the “Term Loan Facilities”) and (ii) revolving loans of up to $2.0 billion (including revolving loans, swingline loans and letters of credit), a portion of which may be denominated in Euro, Sterling, Australian Dollars, Japanese Yen or New Zealand Dollars, under the new senior secured revolving loan facilities (the “Revolving Credit Facilities” and, together with the Term Loan Facilities, the “Senior Credit Facilities”). Concurrently with the consummation of the Merger, the full amount of the term loan was drawn, and no revolving loans were drawn.

Borrowings under the Term Loan Facilities have tranches of 6 and 7 year maturities and fluctuating interest rates based on, at the Company’s election, base rate or LIBOR plus a spread on each of the tranches, with respective spreads ranging from 125-150 basis points for base rate loans with a 2% base rate floor and 225-250 basis points for LIBOR loans with a 1% LIBOR floor. Loans under the revolving credit facilities have 5 year maturities and a fluctuating interest rate based on, at the Company’s election, base rate or LIBOR, with respective spreads ranging from 50-100 basis points for base rate loans and 150-200 basis points for LIBOR loans, on which nothing is currently drawn.

The obligations of the Company under the Senior Credit Facilities are guaranteed by Holdings and each direct and indirect, existing and future, domestic material wholly-owned restricted subsidiary of the Company. The Senior Credit Facilities and any swap agreements and cash management arrangements provided by any party to the Senior Credit Facilities or any of its affiliates are expected to be secured on a first priority basis by a perfected security interest in substantially all of the Company’s and each guarantor’s tangible and intangible assets (subject to certain exceptions), including U.S. registered intellectual property, owned real property above a value to be agreed and all of the capital stock of the borrower and all capital stock directly held by the borrower or any subsidiary guarantor of each of its wholly-owned material restricted subsidiaries (limited to 65% of the capital stock of foreign subsidiaries).

The Senior Credit Facilities contain a number of customary affirmative and negative covenants that, among other things, limits or restricts the ability of the Company and its restricted subsidiaries to incur additional indebtedness (including guarantee obligations); incur liens; engage in mergers, consolidations, liquidations and dissolutions (other than the Merger); sell assets; pay dividends and make other payments in respect of capital stock; make acquisitions, investments, loans and advances; pay and modify the terms of certain indebtedness; engage in certain transactions with affiliates; enter into negative pledge clauses and clauses restricting subsidiary distributions; and change its line of business.

In addition, under the Revolving Credit Facilities, the Company is required to comply with a specified first lien senior secured leverage ratio to the extent any loans are outstanding under the New Revolving Credit Facility or Letters of Credit issued and outstanding thereunder exceed $50 million as of the end of any fiscal quarter. The Senior Credit Facilities also contains certain customary representations and warranties, affirmative covenants and events of default. As of December 29, 2013, the Company is in compliance with these credit facility covenants.

4.25% Second Lien Senior Secured Notes

On April 1, 2013, in connection with the Merger, Merger Subsidiary completed the private placement of $3.1 billion aggregate principal amount of 4.25% Second Lien Senior Secured Notes due 2020 (the “Notes”) to initial purchasers for resale by the Initial Purchasers to qualified institutional buyers pursuant to Rule 144A

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

under the Securities Act and to persons outside the United States under Regulation S of the Securities Act. The Notes were issued pursuant to an indenture (the “Indenture”), dated as of April 1, 2013, by and among Merger Subsidiary, Holdings and Wells Fargo Bank, National Association, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”).

On June 7, 2013, the Company, certain of its direct and indirect wholly owned domestic subsidiaries (the “Guarantors”), the Trustee and the Collateral Agent entered into a supplemental indenture (the “Supplemental Indenture”) to the Indenture pursuant to which the Company assumed all of the obligations of Merger Subsidiary as issuer of the Notes. Also on June 7, 2013, in connection with the Merger, we executed a Joinder Agreement (the “Purchase Agreement Joinder”) to the Purchase Agreement, dated March 22, 2013 (the “Purchase Agreement”), among Merger Subsidiary, Parent and the several initial purchasers named in the schedule thereto (the “Initial Purchasers”), relating to the issuance and sale by Merger Subsidiary to the Initial Purchasers of $3.1 billion in aggregate principal amount of the Notes, pursuant to which the H. J. Heinz Company and certain of its subsidiaries became parties to the Purchase Agreement.

Interest on the Notes accrues at the rate of 4.25% per annum and is payable, in cash, semi-annually in arrears on each date April 15 and October 15, beginning on October 15, 2013, to holders at the close of business on April 1 and October 1 immediately preceding the applicable interest payment date. Interest on the Notes accrues from and includes the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. Interest is computed on the basis of a 360-day year consisting of twelve 30-day months. Each interest period will end on (but not include) the relevant interest payment date.

The Notes are jointly and severally, unconditionally guaranteed on a senior secured basis, by Holdings and each direct and indirect, existing and future, domestic material 100% owned restricted subsidiary that guarantee our obligations under the Senior Credit Facilities.

The Indenture (as supplemented by the Supplemental Indenture) limits the ability of the Company and its restricted subsidiaries to incur additional indebtedness or guarantee indebtedness; create liens or use assets as security in other transactions; declare or pay dividends, redeem stock or make other distributions to stockholders; make investments; merge or consolidate, or sell, transfer, lease or dispose of substantially all of our assets; enter into transactions with affiliates; sell or transfer certain assets; and agree to certain restrictions on the ability of restricted subsidiaries to make payments to us. We are in compliance with these covenants as of December 29, 2013.

The Notes can be redeemed at any time prior to April 15, 2015 by paying a make-whole premium, plus accrued and unpaid interest to the redemption date. We may redeem all or part of the Notes at any time after April 15, 2015 at the following percentages: 2015: 102.125%, 2016: 101.0625%, 2017 and thereafter: 100%. In addition, at any time prior to April 15, 2015, we may redeem up to 40% of the aggregate principal amount of the Notes at a redemption price equal to 104.25% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds from certain equity offerings.

If the Company experiences a change of control, the holders of the Notes have the right to require the Company to offer to repurchase the Notes at a purchase price equal to 101% of their aggregate principal amount plus accrued and unpaid interest and additional amounts, if any, to the date of such repurchase.

On April 1, 2013, concurrently with the consummation of the issuance of the Notes, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) among Merger Subsidiary, Holdings and Wells Fargo Securities, LLC for itself and on behalf of the Initial Purchasers. On June 7, 2013, we executed a joinder to the Registration Rights Agreement pursuant to which the H. J. Heinz Company and certain of its

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

subsidiaries became parties to the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, we agreed, at our own cost, for the benefit of the holders of the Notes, to use our commercially reasonable efforts to file a registration statement (the “exchange offer registration statement”) with respect to a registered exchange offer (each, an “exchange offer”) to exchange such notes for new notes with terms substantially identical in all material respects with the notes (except for the provisions relating to the transfer restrictions and payment of additional interest), to cause the exchange offer registration statement to be declared effective by the SEC under the Securities Act and to consummate the exchange offer not later than 365 days after the Merger closing date. In the event that the exchange offer registration statement is not completed or is not declared effective by the SEC within 365 days after the Merger closing date, the interest rate will be increased, up to a maximum increase of 1.00% per annum, until the exchange offer registration is declared effective by the SEC.

Financing implications of the acquisition on our existing debt

A substantial portion of the Company’s indebtedness was subject to acceleration upon a change of control or required the Company to offer holders the option to repurchase such indebtedness from such holders (assuming such change of control triggered certain downgrades in the ratings of the Company’s debt). On June 7, 2013 certain of the Company’s outstanding indebtedness that was not subject to acceleration upon a change of control and that either did not contain change of control repurchase obligations or where the holders did not elect to have such indebtedness repurchased in a change of control offer remain outstanding as at June 7, 2013.

On March 13, 2013, the Company launched a successful consent solicitation relating to the 7.125% Notes due 2039 seeking a waiver of the change of control provisions as applicable to the Merger Agreement and as a result those notes remain outstanding as of December 29, 2013.

Debt issuance costs

As of December 29, 2013, unamortized debt issuance costs related to new borrowings under our current Senior Credit Facilities and the Notes were $320.8 million, collectively. Amortization of debt issuance costs recorded were $29.1 million for the period February 8, 2013 to December 29, 2013, and $0.9 million for the Predecessor period. These costs are amortized on a straight-line basis or using the effective interest method, as appropriate, over the respective term of debt to which they specifically relate.

Total long term debt matures as follows:

	Fiscal Year
	2014	2015	2016	2017	2018	There After	Total
	(In thousands)
Maturity/Retirements	$107,765	$117,801	$111,258	$168,543	$115,411	$14,104,633	$14,725,411

Other information

During the first quarter of Fiscal 2013, the Company terminated its variable rate three year 15 billion Japanese yen denominated credit agreement that was due October 2012, and settled the associated swap, which had an immaterial impact to the Company’s consolidated statement of income. In addition, the Company entered into a new variable rate three year 15 billion Japanese yen denominated credit agreement. The proceeds were swapped to $188.5 million U.S. dollars and the interest rate was fixed at 2.22%. This credit agreement was terminated in the Predecessor period April 29, 2013 to June 7, 2013.

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

At April 28, 2013, the Company had a $1.5 billion credit agreement which expires in June 2016. This credit agreement supported the Company’s commercial paper borrowings. In April 2013, the Company entered into a new $1.5 billion 1.28% credit agreement under which it borrowed $1.1 billion primarily to pay off all of the outstanding commercial paper. Both credit agreements were terminated on June 7, 2013 in conjunction with the closing of the Merger Agreement. In addition, the Company has $217.9 million of foreign lines of credit available at December 29, 2013.

During the fourth quarter of Fiscal 2012, the Company issued $300 million 1.50% Notes due 2017 and $300 million 2.85% Notes due 2022. During the second quarter of Fiscal 2012, the Company issued $300 million 2.00% Notes due 2016 and $400 million 3.125% Notes due 2021. During the first quarter of Fiscal 2012, the Company issued $500 million of private placement notes at an average interest rate of 3.48% with maturities of three, five, seven and ten years. Additionally, during the first quarter of Fiscal 2012, the Company issued $100 million of private placement notes at an average interest rate of 3.38% with maturities of five and seven years. The prior year proceeds were used for the repayment of commercial paper and to pay off the Company’s $750 million of notes which matured on July 15, 2011 and $600 million notes which matured on March 15, 2012.

Certain of the Company’s debt agreements contain customary covenants, including a leverage ratio covenant. The Company was in compliance with all of its covenants as of December 29, 2013, April 28, 2013 and April 29, 2012.

During the third quarter of Fiscal 2012, the Company remarketed the remaining $119 million remarketable securities at a rate of 6.049%. On the same date, the Company entered into a total rate of return swap with a notional amount of $119 million as an economic hedge to reduce the interest cost related to these remarketable securities. See Note 15 for further details. As a result of the Merger, the remarketable securities were repaid and the associated total rate of return swap was terminated.

During the first quarter of Fiscal 2013, the Company entered into an amendment of its $175 million accounts receivable securitization program that extended the term until June 7, 2013. For the sale of receivables under the program, the Company receives cash consideration of up to $175 million and a receivable for the remainder of the purchase price (the “Deferred Purchase Price”). The cash consideration and the carrying amount of receivables removed from the consolidated balance sheets were $158.7 million and $161.8 million as of April 28, 2013 and April 29, 2012, respectively, resulting in a decrease of $3.1 million in cash for sales under this program for Fiscal 2013 and an increase in cash of $132.8 million for Fiscal 2012. The fair value of the Deferred Purchase Price was $53.6 million and $56.8 million as of April 28, 2013 and April 29, 2012, respectively. The increase in cash proceeds related to the Deferred Purchase Price was $3.2 million and $117.1 million as of April 28, 2013 and April 29, 2012, respectively. This Deferred Purchase Price is included as a trade receivable on the consolidated balance sheets and has a carrying value which approximates fair value as of April 28, 2013 and April 29, 2012, due to the nature of the short-term underlying financial assets. On May 31, 2013, subsequent to the Fiscal 2013 year end, the Company entered into an amendment of the $175 million accounts receivables securitization program that extended the term until May 30, 2014. Prior to this amendment, the Company accounted for transfers of receivables pursuant to this program as a sale and removed them from the consolidated balance sheet. This amendment results in the transfers no longer qualifying for sale treatment under U.S. GAAP. As a result, all transfers are accounted for subsequent to this amendment as secured borrowings and the receivables sold pursuant to this program are included on the balance sheet as trade receivables, along with the Deferred Purchase Price. The amount of trade receivables included on the balance sheet at December 29, 2013 which are acting as collateral for these borrowings was $140 million.

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

11.	Supplemental Cash Flows Information

	Successor	Predecessor
	February 8— December 29, 2013	April 29— June 7, 2013	April 28, 2013 FY 2013	April 29, 2012 FY 2012	April 27, 2011 FY 2011
	(In thousands)
Cash Paid During the Period For:
Interest	$259,335	$42,376	$285,324	$277,954	$268,131

Income taxes	$131,213	$31,912	$327,046	$265,547	$154,527

In addition, the Company acted as servicer for approximately $76.5 million, $184.3 million and $205.6 million of trade receivables which were sold to unrelated third parties without recourse as of December 29, 2013, April 28, 2013 and April 29, 2012, respectively. These trade receivables are short-term in nature. The proceeds from these sales are also recognized on the statements of cash flows as a component of operating activities.

The Company has not recorded any servicing assets or liabilities as of December 29, 2013, April 28, 2013 or April 29, 2012 for the arrangements discussed above because the fair value of these servicing agreements as well as the fees earned were not material to the financial statements.

12.	Employees’ Stock Incentive Plans and Management Incentive Plans

On June 7, 2013, in accordance with the Merger, (i) each outstanding share of Company common stock (other than shares owned by the Company, Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent, and in each case not held on behalf of third parties) was canceled and automatically converted into the right to receive $72.50 in cash, without interest and less applicable withholding taxes thereon (the “Merger Consideration”), (ii) each outstanding stock option, whether vested or unvested, was canceled and automatically converted into the right to receive, with respect to each share subject to the option, the Merger Consideration less the exercise price per share, (iii) each outstanding Company phantom unit, whether vested or unvested, was canceled and automatically converted into the right to receive the Merger Consideration, and (iv) each outstanding Company restricted stock unit (“RSU”) (other than retention restricted stock units), whether vested or unvested, was canceled and automatically converted into the right to receive, with respect to each share subject to the restricted stock unit, the Merger Consideration plus any accrued and unpaid dividend equivalents, except that payment in respect of Company restricted stock units that have been deferred will be made in accordance with the terms of the award and the applicable deferral election made by the holder. The expense from accelerated vesting of these stock-based awards totaling $24.3 million was recorded in Merger related costs in the accompanying statement of operations for the Predecessor period ended June 7, 2013.

At December 29, 2013, the Company has no outstanding pre-Merger stock option awards, restricted stock units and restricted stock awards, other than the retention RSUs. Retention RSUs were not canceled in connection with the Merger, and remain subject to the vesting schedule pursuant to the existing terms of the applicable award agreements and the general timing of payment would be in accordance with such terms. Pursuant to the Merger Agreement, these equity awards have been converted into liability awards and for the vested portion of these awards the Company recorded an amount equal to the Merger consideration plus any accrued and unpaid dividend equivalents.

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The compensation cost related to equity plans that were in place in the Predecessor periods primarily recognized in SG&A and Merger related costs, and the related tax benefit, are as follows:

	Successor	Predecessor
	February 8— December 29, 2013	April 29— June 7, 2013	April 28, 2013 FY 2013	April 29, 2012 FY 2012	April 27, 2011 FY 2011
	(In millions)
Pre-tax compensation cost	$2.6	$26.3	$33.7	$36.5	$32.7
Tax benefit	0.9	8.0	10.8	12.0	10.4

After-tax compensation cost	$1.7	$18.3	$22.9	$24.5	$22.3

During Fiscals 2013 and 2012, the Company’s plan from which it issued equity-based awards was the Fiscal Year 2003 Stock Incentive Plan (the “2003 Plan”), which was approved by shareholders on September 12, 2002. During Fiscal 2011, the Company issued equity-based awards from the 2003 Plan and the 2000 Stock Option Plan (the “2000 Plan”). The 2000 Plan was approved by Shareholders on September 12, 2000 and expired on September 12, 2010. Pursuant to the 2003 Plan, the Management Development & Compensation Committee (“MD&CC”) was authorized to grant a maximum of 9.4 million shares for issuance as restricted stock units or restricted stock. Any available shares may have been issued as stock options. The maximum number of shares that may have been granted under this plan was 18.9 million shares. Shares issued under these plans were sourced from available treasury shares. The 2003 Plan was originally scheduled to continue to be used until there were no more outstanding shares to award; however, the 2003 Plan was terminated as a result of the Merger. Effective August 28, 2012, the MD&CC approved the 2013 Plan with a term of ten years. The MD&CC was authorized to grant a maximum of 10 million shares for issuance as restricted stock units, restricted stock, or stock options; however, no shares were issued from this Plan. The 2013 Plan was terminated as a result of the Merger.

Stock Options:

In October 2013, the Board adopted the H.J. Heinz Holding Corporation 2013 Omnibus Incentive Plan (the “2013 Omnibus Plan”) which authorizes the issuance of up to 39,600,000 shares of our Parent’s capital stock. On October 16, 2013, Parent granted non-qualified stock options under the 2013 Omnibus Plan to purchase up to 14,300,000 shares of Common Stock in Parent to select employees and Directors. With respect to the 14,300,000 shares underlying such options, the exercise price is $10.00 per share with cliff vesting on July 1, 2018, provided the employee is continuously employed by Parent or one of its subsidiaries or affiliates. Share-based compensation expense of $1.4 million associated with such grant was pushed down to the Company and is reflected in SG&A for the Successor period.

Prior to the Merger, stock options generally vested over a period of four years after the date of grant. Awards granted prior to Fiscal 2006 generally had a maximum term of ten years. Awards granted between Fiscal 2006 and Fiscal 2012 had a maximum term of seven years. Awards granted in Fiscal 2013 had a maximum term of ten years.

In accordance with their respective plans, stock option awards are forfeited if a holder voluntarily terminates employment prior to the vesting date. The Company estimates forfeitures based on an analysis of historical trends updated as discrete new information becomes available and are re-evaluated on an annual basis. Compensation cost in any period is at least equal to the grant-date fair value of the vested portion of an award on that date.

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The Company presents all benefits of tax deductions resulting from the exercise of stock-based compensation as operating cash flows in the consolidated statements of cash flows, except the benefit of tax deductions in excess of the compensation cost recognized for those options (“excess tax benefits”) which are classified as financing cash flows. There were no exercises of stock-based compensation in the Successor period February 8, 2013 to December 29, 2013. For the Predecessor period April 29, 2013 to June 7, 2013, $14.4 million of cash tax benefits was reported as an operating cash inflow and $36.7 million of excess tax benefits as a financing cash inflow. For the fiscal year ended April 28, 2013, $8.1 million of cash tax benefits was reported as an operating cash inflow and $10.3 million of excess tax benefits as a financing cash inflow. For the fiscal year ended April 29, 2012, $7.5 million of cash tax benefits was reported as an operating cash inflow and $7.6 million of excess tax benefits as a financing cash inflow. For the fiscal year ended April 27, 2011, $12.4 million of cash tax benefits was reported as an operating cash inflow and $8.6 million of excess tax benefits as a financing cash inflow.

During Fiscal 2013, the Company granted 1,540,340 option awards to employees sourced from the 2003 Plan. The weighted average fair value per share of the options granted during the Successor period February 8, 2013 to December 29, 2013, fiscal years ended April 28, 2013, April 29, 2012, and April 27, 2011 as computed using the Black-Scholes pricing model was $2.43, $5.79, $5.80, and $5.36, respectively. There were no options granted in the Predecessor period April 29, 2013 to June 7, 2013. The weighted average assumptions used to estimate these fair values are as follows:

	Successor	Predecessor
	February 8— December 29, 2013	April 28, 2013 FY 2013	April 29, 2012 FY 2012	April 27, 2011 FY 2011
Dividend yield	—%	3.7%	3.7%	3.9%
Expected volatility	24.3%	19.4%	20.9%	20.5%
Expected term (years)	5.0	7.0	5.0	5.5
Risk-free interest rate	1.4%	1.0%	1.0%	1.7%

The dividend yield assumption is based on the current fiscal year dividend payouts. The expected volatility of the Company’s common stock at the date of grant in the Predecessor was estimated based on a historic daily volatility rate over a period equal to the average life of an option. The expected volatility of the Company’s common stock at the date of grant in the Successor period was estimated based on a review of the equity volatilities of publicly-traded peer companies . The weighted average expected life of options is based on consideration of historical exercise patterns adjusted for changes in the contractual term and exercise periods of current awards. The risk-free interest rate is based on the U.S. Treasury (constant maturity) rate in effect at the date of grant for periods corresponding with the expected term of the options.

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

A summary of the Company’s stock option activity and related information is as follows:

	Number of Options	Weighted Average Exercise Price (per share)	Aggregate Intrinsic Value
	(In thousands, except per share data)
Predecessor
Options outstanding at April 28, 2010	12,921	$39.36	$508,611
Options granted	1,733	46.42	80,460
Options exercised	(4,813)	35.73	(171,980)
Options cancelled/forfeited and returned to the plan	(73)	42.81	(3,147)

Options outstanding at April 27, 2011	9,768	42.38	413,944
Options granted	1,649	52.19	86,068
Options exercised	(2,798)	37.99	(106,287)
Options cancelled/forfeited and returned to the plan	(11)	38.38	(435)

Options outstanding at April 29, 2012	8,608	45.69	393,290
Options granted	1,540	55.72	85,828
Options exercised	(3,504)	42.35	(148,376)
Options cancelled/forfeited and returned to the plan	(110)	50.67	(5,616)

Options outstanding at April 28, 2013	6,534	49.76	325,126
Options exercised—settled in shares	(25)	34.60	(850)
Options exercised—settled in cash	(6,509)	49.82	(324,276)

Options outstanding at June 7, 2013	—	—	—

Successor
Options outstanding at June 8, 2013	—	$—	$—
Options granted	14,300	$10.00	$143,000

Options outstanding at December 29, 2013	14,300	$10.00	$143,000

Options vested and exercisable at April 27, 2011	5,744	$40.65	$233,507
Options vested and exercisable at April 29, 2012	4,418	$43.90	$193,942
Options vested and exercisable at April 28, 2013	2,573	$48.01	$123,502
Options vested and exercisable at June 7, 2013	—	$—	$—
Options vested and exercisable at December 29, 2013	—	$—	$—

The Company received proceeds of $0.9 million, $113.5 million, $82.7 million, and $154.8 million from the exercise of stock options during the Predecessor period April 29, 2013 to June 7, 2013, fiscal years ended April 28, 2013, April 29, 2012 and April 27, 2011, respectively. The tax benefit recognized as a result of stock option exercises was $51.1 million, $18.3 million, $15.1 million and $21.0 million for the Predecessor period April 29, 2013 to June 7, 2013, fiscal years ended April 28, 2013, April 29, 2012, and April 27, 2011, respectively.

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

A summary of the status of the Company’s unvested stock options is as follows:

	Number of Options	Weighted Average Grant Date Fair Value (per share)
	(In thousands, except per share data)
Predecessor
Unvested options at April 29, 2012	4,190	$5.43
Options granted	1,540	5.79
Options vested	(1,662)	5.39
Options forfeited	(107)	$5.61

Unvested options at April 28, 2013	3,961	$5.59
Options vested	(3,961)	$5.59

Unvested options at June 7, 2013	—	$—

Successor
Unvested options at June 8, 2013	—	$—
Options granted	14,300	$2.43
Unvested options at December 29, 2013	14,300	$2.43

Unrecognized compensation cost related to unvested option awards under the 2000 and 2003 Plans totaled $4.6 million and $6.4 million as of April 28, 2013 and April 29, 2012, respectively. Due to the Merger, stock options were canceled and cash-settled; therefore, there is no unrecognized expense as of June 7, 2013. Unrecognized compensation cost related to unvested option awards under the 2013 Omnibus Plan was $33.3 million as of December 29, 2013 to be recognized over 5 years.

Restricted Stock Units and Restricted Shares:

The 2003 Plan authorized up to 9.4 million shares for issuance as restricted stock units (“RSUs”) or restricted stock with vesting periods from the first to the fifth anniversary of the grant date as set forth in the award agreements. Upon vesting, the RSUs were converted into shares of the Company’s stock on a one-for-one basis and issued to employees, subject to any deferral elections made by a recipient or required by the plan. Restricted stock was reserved in the recipients’ name at the grant date and issued upon vesting. The Company was entitled to an income tax deduction in an amount equal to the taxable income reported by the holder upon vesting of the award. RSUs generally vested over a period of one to four years after the date of grant. The 2003 Plan was terminated as a result of the Merger.

Total compensation expense relating to former RSUs and restricted stock was $2.6 million, $21.7 million, $23.6 million, $25.7 million and $23.2 million for the Successor period February 8, 2013 to December 29, 2013, Predecessor period April 29, 2013 to June 7, 2013, fiscal years ended April 28, 2013, April 29, 2012, and April 27, 2011, respectively. Unrecognized compensation cost in connection with RSU and restricted stock grants totaled $24.9 million, $27.6 million, and $29.4 million at April 28, 2013, April 29, 2012, and April 27, 2011, respectively. Due to the Merger, RSUs and restricted stock (except retention RSUs) were cancelled and settled in cash; therefore, there is no unrecognized expense as of June 7, 2013. No RSUs or restricted stock was granted subsequent to June 7, 2013.

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

A summary of the activity of unvested RSU and restricted stock awards and related information is as follows:

	Number of Units	Weighted Average Grant Date Fair Value (Per Share)
	(In thousands, except per share data)
Predecessor
Unvested units and stock at April 28, 2010	1,496	$44.13
Units and stock granted	574	46.74
Units and stock vested	(725)	44.96
Units and stock cancelled/forfeited and returned to the plan	(49)	43.47

Unvested units and stock at April 27, 2011	1,296	44.84
Units and stock granted	526	52.31
Units and stock vested	(520)	45.27
Units and stock cancelled/forfeited and returned to the plan	(32)	45.90

Unvested units and stock at April 29, 2012	1,270	47.75
Units and stock granted	464	55.88
Units and stock vested	(567)	47.33
Units and stock cancelled/forfeited and returned to the plan	(53)	50.01

Unvested units and stock at April 28, 2013	1,114	$51.24
Units and stock vested—settled in shares	(9)	46.37
Units and stock vested—settled in cash	(1,004)	51.05
Units and stock converted to liability awards (RSU retention awards)	(97)	53.69
Units and stock cancelled/forfeited and returned to the plan	(4)	51.35

Unvested units and stock at June 7, 2013	—	$—

Upon share option exercise or vesting of restricted stock and RSUs, the Company used available treasury shares and maintained a repurchase program that anticipated exercises and vesting of awards so that shares were available for issuance. The Company recorded forfeitures of restricted stock as treasury share repurchases.

Global Stock Purchase Plan:

The Company had a shareholder-approved employee global stock purchase plan (the “GSPP”) that permitted substantially all employees to purchase shares of the Company’s common stock at a discounted price through payroll deductions at the end of two six-month offering periods. The offering periods were February 16 to August 15 and August 16 to February 15. The purchase price of the option was equal to 95% of the fair market value of the Company’s common stock on the last day of the offering period. The number of shares available for issuance under the GSPP was a total of five million shares. During the two offering periods from February 16, 2012 to February 15, 2013, employees purchased 121,460 shares under the plan. During the two offering periods from February 16, 2011 to February 15, 2012, employees purchased 165,635 shares under the plan.

As a result of the Merger Agreement, the Company’s GSPP was terminated immediately following the scheduled purchases on the February 15, 2013 purchase date for the purchase period August 16, 2012 to February 15, 2013.

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Annual Incentive Bonus:

The Company’s management incentive plans cover officers and other key employees. Participants may elect to be paid on a current or deferred basis. The aggregate amount of all awards may not exceed certain limits in any year. Compensation under the management incentive plans was approximately $15 million, $3 million, $32 million, $34 million, and $45 million in the Successor period February 8, 2013 to December 29, 2013, the Predecessor period April 29, 2013 to June 7, 2013, Fiscals 2013, 2012 and 2011, respectively.

Long-Term Performance Program:

In May 2013, the Company granted performance awards as permitted in the 2003 Plan, subject to the achievement of certain performance goals. These performance awards were tied to the Company’s Relative Total Shareholder Return (“Relative TSR”) Ranking within the defined Long-term Performance Program (“LTPP”) peer group and the two-year average after-tax Return on Invested Capital (“ROIC”) metrics. The Relative TSR metric was based on the two-year cumulative return to shareholders from the change in stock price and dividends paid between the starting and ending dates. These LTPP awards, as well as those granted in the first quarter of Fiscal 2013 were settled in connection with the Merger. No LTPP awards were granted subsequent to the Merger (Successor period February 8, 2013 to December 29, 2013).

The compensation cost related to LTPP awards primarily recognized in SG&A and the related tax benefit are as follows:

	Successor	Predecessor
	February 8 - December 29, 2013	April 29 - June 7, 2013	April 28, 2013 FY 2013	April 29, 2012 FY 2012	April 27, 2011 FY 2011
	(In millions)
Pre-tax compensation cost	$—	$3.8	$17.3	$18.4	$21.5
Tax benefit	—	1.3	6.1	6.5	7.4

After-tax compensation cost	$—	$2.5	$11.2	$11.9	$14.1

13.	Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy consists of three levels to prioritize the inputs used in valuations, as defined below:

Level 1: Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities in active markets.

Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3: Unobservable inputs for the asset or liability.

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

As of December 29, 2013, April 28, 2013 and April 29, 2012, the fair values of the Company’s assets and liabilities measured on a recurring basis are categorized as follows:

	Successor				Predecessor
	December 29, 2013				April 28, 2013				April 29, 2012
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
	(In thousands)
Assets:
Derivatives(a)	$—	$315,361	$—	$315,361	$—	$68,892	$—	$68,892	$—	$90,221	$—	$90,221

Total assets at fair value	$—	$315,361	$—	$315,361	$—	$68,892	$—	$68,892	$—	$90,221	$—	$90,221

Liabilities:
Derivatives(a)	$—	$206,134	$—	$206,134	$—	$79,871	$—	$79,871	$—	$15,379	$—	$15,379
Earn-out(b)	—		—		—	—	—	—	—	—	46,881	46,881

Total liabilities at fair value	$—	$206,134	$—	$206,134	$—	$79,871	$—	$79,871	$—	$15,379	$46,881	$62,260

(a)	Foreign currency derivative contracts are valued based on observable market spot and forward rates and classified within Level 2 of the fair value hierarchy. Interest rate swaps are valued based on observable market swap rates and classified within Level 2 of the fair value hierarchy. Cross-currency interest rate swaps are valued based on observable market spot and swap rates and classified within Level 2 of the fair value hierarchy. Cross-currency swaps are valued based on observable market spot and swap rates and classified within Level 2 of the fair value hierarchy. The total rate of return swap is valued based on observable market swap rates and the Company’s credit spread, and is classified within Level 2 of the fair value hierarchy.
(b)	The Company acquired Foodstar in China in Fiscal 2011. Consideration for this acquisition included a potential earn-out payment in 2014 contingent upon certain net sales and EBITDA (earnings before interest, taxes, depreciation and amortization) targets during Fiscals 2013 and 2014. The fair value of the earn-out was estimated using a discounted cash flow model and is based on significant inputs not observed in the market and thus represents a Level 3 measurement. Key assumptions in determining the fair value of the earn-out include the discount rate, and revenue and EBITDA projections for Fiscals 2013 and 2014. As of April 29, 2012 there were no significant changes to the fair value of the earn-out recorded for Foodstar at the acquisition date. During the third quarter of Fiscal 2013, the Company renegotiated the terms of the earn-out agreement in order to give the Company additional flexibility in the future for growing its business in China, one of its largest and most important emerging markets. This renegotiation resulted in the settlement of the earn-out for a cash payment of $60.0 million (see Note 5 for additional information).

There have been no transfers between Levels 1, 2 and 3 in Fiscals 2013 and 2012.

As a result of classifying the LongFong business as held for sale, the Company took a non-cash impairment charge of $36.0 million to goodwill during the third quarter Fiscal 2013. This charge reduced the Company’s carrying value to the estimated fair value of the anticipated sale, which is based on unobservable inputs and thus represents a Level 3 measurement. The remaining carrying value at April 28, 2013 was not material. See Note 6 for further information.

The Company recognized $50.9 million of non-cash asset write-downs during Fiscal 2012 related to six factory closures. These factory closures are directly linked to the Company’s Fiscal 2012 productivity initiatives (see Note 7). These charges reduced the Company’s carrying value in the assets to the estimated fair value, the remainder of which was not material.

The aggregate fair value of the Company’s long-term debt, including the current portion, was $14.65 billion as compared with the carrying value of $14.73 billion at December 29, 2013, $5.35 billion as compared with the carrying value of $4.87 billion at April 28, 2013, and $5.70 billion as compared with the carrying value of $4.98 billion at April 29, 2012. The Company’s debt obligations are valued based on market quotes and are classified within Level 2 of the fair value hierarchy.

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

14.	Pension and Other Postretirement Benefit Plans

Pension Plans:

The Company maintains retirement plans for the majority of its employees. Current defined benefit plans are provided primarily for domestic union and foreign employees. Defined contribution plans are provided for the majority of its domestic non-union hourly and salaried employees as well as certain employees in foreign locations.

Other Postretirement Benefit Plans:

The Company provides health care and life insurance benefits for retired employees and their eligible dependents. Certain of the Company’s U.S. and Canadian employees may become eligible for such benefits. The Company currently does not fund these benefit arrangements until claims occur and may modify plan provisions or terminate plans at its discretion.

Measurement Date:

The Company uses the last day of its fiscal year as the measurement date for all of its defined benefit plans and other postretirement benefit plans.

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Obligations and Funded Status:

The following table sets forth the changes in benefit obligation, plan assets and funded status of the Company’s principal defined benefit plans and other postretirement benefit plans at December 29, 2013, June 7, 2013, April 28, 2013 and April 29, 2012.

	Successor	Predecessor			Successor	Predecessor
	Pension Benefits				Other Retiree Benefits
	February 8 - December 29, 2013	April 29 - June 7, 2013	April 28, 2013	April 29, 2012	February 8 - December 29, 2013	April 29 - June 7, 2013	April 28, 2013	April 29, 2012
	(In thousands)
Change in Benefit Obligation:
Benefit obligation at the beginning of the period	$3,152,003	$3,271,566	$2,930,347	$2,765,316	$250,633	$257,317	$249,017	$234,431
Service cost	20,684	3,967	31,580	33,719	3,550	743	6,486	5,967
Interest cost	71,850	13,557	132,110	139,525	5,053	938	9,923	11,457
Participants’ contributions	1,298	186	2,294	2,281	376	56	659	712
Amendments	—	—	(145)	3,396	(20,603)	—	—	735
Actuarial (gain) loss	(72,118)	(91,756)	428,881	196,606	(19,570)	(6,038)	9,153	17,278
Settlement	(113,075)	—	(11,971)	(1,854)	—	—	—	—
Curtailment	(3,167)	—	—	—	(1,017)	—	—	—
Special/contractual termination benefits	36,385	17,230	—	—	—	—	—	—
Annuity plan transfers	81,144	—	—	—	—	—	—	—
Benefits paid	(93,630)	(13,191)	(157,672)	(152,342)	(8,372)	(1,485)	(15,760)	(19,574)
Translation adjustments	144,018	(49,556)	(83,858)	(56,300)	(1,871)	(898)	(2,161)	(1,989)

Benefit obligation at the end of the period	$3,225,392	$3,152,003	$3,271,566	$2,930,347	$208,179	$250,633	$257,317	$249,017

Change in Plan Assets:
Fair value of plan assets at the beginning of the period	$3,334,138	$3,379,143	$3,140,834	$3,261,881	$—	$—	$—	$—
Actual return on plan assets	161,056	16,740	429,011	84,004	—	—	—	—
Settlement	(113,075)	—	(11,971)	(1,854)	—	—	—	—
Special/contractual termination benefits	(714)	—	—	—	—	—	—	—
Employer contribution	156,165	6,812	69,388	23,469	7,996	1,429	15,101	18,862
Participants’ contributions	1,298	186	2,294	2,281	376	56	659	712
Annuity plan transfers	41,149	—	—	—	—	—	—	—
Benefits paid	(93,630)	(13,191)	(157,672)	(152,342)	(8,372)	(1,485)	(15,760)	(19,574)
Translation adjustments	168,302	(55,552)	(92,741)	(76,605)		—	—	—

Fair value of plan assets at the end of the period	3,654,689	3,334,138	3,379,143	3,140,834	—	—	—	—

Funded status	$429,297	$182,135	$107,577	$210,487	$(208,179)	$(250,633)	$(257,317)	$(249,017)

The reductions in work force resulting from restructuring of the Company resulted in a reduction in both the accumulated benefit obligation and plan assets for certain defined benefit plans in the Successor period.

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Amounts recognized in the consolidated balance sheets consist of the following:

	Successor	Predecessor			Successor	Predecessor
	Pension Benefits				Other Retiree Benefits
	February 8 - December 29, 2013	April 29 - June 7, 2013	April 28, 2013	April 29, 2012	February 8 - December 29, 2013	April 29 - June 7, 2013	April 28, 2013	April 29, 2012
	(In thousands)
Other non-current assets	$502,143	$362,832	$287,467	$399,868	$—	$—	$—	$—
Other accrued liabilities	(3,309)	(73,593)	(32,271)	(15,943)	(14,625)	(15,679)	(16,998)	(17,565)
Other non-current liabilities	(69,537)	(107,104)	(147,619)	(173,438)	(193,554)	(234,954)	(240,319)	(231,452)

Net asset/(liabilities) recognized	$429,297	$182,135	$107,577	$210,487	$(208,179)	$(250,633)	$(257,317)	$(249,017)

The accumulated benefit obligation for all defined benefit pension plans was $2.96 billion at December 29, 2013, $3.11 billion at April 28, 2013 and $2.79 billion at April 29, 2012.

Certain of the Company’s pension plans have accumulated benefit obligations in excess of the fair value of plan assets. For these plans, the accumulated benefit obligations, projected benefit obligations and the fair value of plan assets at December 29, 2013, were $338.1 million, $339.1 million and $312.7 million, respectively. For pension plans having accumulated benefit obligations in excess of the fair value of plan assets, the accumulated benefit obligations, projected benefit obligations and the fair value of plan assets at April 28, 2013 were $631.7 million, $640.8 million, and $460.9 million, respectively. For pension plans having accumulated benefit obligations in excess of the fair value of plan assets at April 29, 2012, the accumulated benefit obligations, projected benefit obligations and the fair value of plan assets were $630.3 million, $642.3 million and $452.9 million, respectively.

Certain of the Company’s pension plans have projected benefit obligations in excess of the fair value of plan assets. For these plans, the projected benefit obligations and the fair value of the plan assets at December 29, 2013 were $614.7 million and $585.5 million, respectively. For pension plans having projected benefit obligations in excess of the fair value of plan assets at April 28, 2013, the projected benefit obligations and the fair value of plan assets were $900.3 million and $720.5 million, respectively. For pension plans having projected benefit obligations in excess of the fair value of plan assets at April 29, 2012, the projected benefit obligations and the fair value of plan assets were $642.3 million and $452.9 million, respectively.

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Components of Net Periodic Benefit Cost and Defined Contribution Plan Expense:

Total pension cost of the Company’s principal pension plans and postretirement plans consisted of the following:

	Successor	Predecessor				Successor	Predecessor
	Pension Benefits					Other Retiree Benefits
	February 8 - December 29, 2013	April 29 - June 7, 2013	April 28, 2013 FY 2013	April 29, 2012 FY 2012	April 27, 2011 FY 2011	February 8 - December 29, 2013	April 29 - June 7, 2013	April 28, 2013 FY 2013	April 29, 2012 FY 2012	April 27, 2011 FY 2011
	(In thousands)
Components of defined benefit net periodic benefit cost:
Service cost	$20,684	$3,967	$31,580	$33,719	$32,329	$3,550	$743	$6,486	$5,967	$6,311
Interest cost	71,850	13,557	132,110	139,525	142,133	5,053	938	9,923	11,457	12,712
Expected return on assets	(116,294)	(28,784)	(250,660)	(234,717)	(229,258)	—	—	—	—	—
Amortization of:
Prior service cost/(credit)	—	245	2,495	1,995	2,455	—	(677)	(6,178)	(6,127)	(5,155)
Net actuarial loss	—	10,460	75,897	83,800	77,687	—	222	1,803	1,095	1,604
Loss due to curtailment, settlement and special termination benefits	56,584	17,230	4,524	1,120	2,039	(1,017)	—	—	—	—

Net periodic benefit (income)/cost	32,824	16,675	(4,054)	25,442	27,385	7,586	1,226	12,034	12,392	15,472
Defined contribution plans	24,039	4,573	47,382	46,572	49,089	—	—	—	—	—

Total cost	$56,863	$21,248	$43,328	$72,014	$76,474	$7,586	$1,226	$12,034	$12,392	$15,472

The reductions in work force resulting from restructuring of the Company triggered curtailment and special termination benefit charges for certain defined benefit plans in the Successor period. The Company elected to accelerate vesting of benefits under certain supplemental retirement plans upon consummation of the Merger and such plans will be terminated within 364 days of the Merger. The expense associated with the accelerated vesting of $17.2 million was recognized in the Predecessor period ended June 7, 2013.

Accumulated Other Comprehensive Income:

Amounts recognized in accumulated other comprehensive loss, before tax, consist of the following:

	Successor	Predecessor			Successor	Predecessor
	Pension Benefits				Other Retiree Benefits
	December 29, 2013	June 7, 2013	April 28, 2013	April 29, 2012	December 29, 2013	June 7, 2013	April 28, 2013	April 29, 2012
	(In thousands)
Net actuarial (gain)/loss	$(99,537)	$1,259,795	$1,349,614	$1,174,199	$(19,570)	$29,089	$35,349	$28,000
Prior service cost/(credit)	—	27,165	27,410	30,051	(20,603)	(6,619)	(7,296)	(13,474)

Net amount recognized	$(99,537)	$1,286,960	$1,377,024	$1,204,250	$(40,173)	$22,470	$28,053	$14,526

The change in other comprehensive loss related to pension benefit (gains) losses arising during the period was ($80.0 million), ($79.7 million), $255.7 million and $353.1 million for the Successor period from February 8, 2013 to December 29, 2013, the Predecessor period from April 29, 2013 to June 7, 2013, and fiscal years April 28, 2013 and April 29, 2012, respectively. The change in other comprehensive loss related to the

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

reclassification of pension benefit losses to net income was $19.5 million, $10.7 million, $82.9 million and $87.3 million for the Successor period from February 8, 2013 to December 29, 2013, the Predecessor period from April 29, 2013 to June 7, 2013, and fiscal years April 28, 2013 and April 29, 2012, respectively.

The change in other comprehensive loss related to postretirement benefit (gains) losses arising during the period was ($41.2 million), ($6.0 million), $9.1 million and $18.0 million for the Successor period from February 8, 2013 to December 29, 2013, the Predecessor period from April 29, 2013 to June 7, 2013, and fiscal years April 28, 2013 and April 29, 2012, respectively. The change in other comprehensive loss related to the reclassification of postretirement benefit (losses) gains to net income was $(1.0) million, $0.4 million, $4.4 million and $5.0 million for the Successor period from February 8, 2013 to December 29, 2013, the Predecessor period from April 29, 2013 to June 7, 2013, and fiscal years April 28, 2013 and April 29, 2012, respectively.

Amounts in accumulated other comprehensive loss (income) expected to be recognized as components of net periodic benefit cost/(credit) in the following fiscal year are as follows:

	Successor	Predecessor		Successor	Predecessor
	Pension Benefits			Other Retiree Benefits
	December 29, 2013	April 28, 2013	April 29, 2012	December 29, 2013	April 28, 2013	April 29, 2012
		(In thousands)
Net actuarial (gain)/loss	$(62)	$95,772	$77,238	$—	$2,030	$1,803
Prior service cost/(credit)	—	2,253	2,569	(6,306)	(6,180)	(6,174)

Net amount recognized	$(62)	$98,025	$79,807	$(6,306)	$(4,150)	$(4,371)

Assumptions:

The weighted-average rates used in determining the projected benefit obligations for defined benefit pension plans and the accumulated postretirement benefit obligation for other postretirement plans were as follows:

	Successor	Predecessor			Successor	Predecessor
	Pension Benefits				Other Retiree Benefits
	December 29, 2013	June 7, 2013	April 28, 2013	April 29, 2012	December 29, 2013	June 7, 2013	April 28, 2013	April 29, 2012
Discount rate	4.5%	4.1%	4.0%	4.8%	4.3%	3.7%	3.4%	4.1%
Compensation increase rate	3.7%	3.4%	3.5%	3.4%	—%	—%	—%	—%

The weighted-average rates used in determining the defined benefit plans’ net pension costs and net postretirement benefit costs were as follows:

	Successor	Predecessor				Successor	Predecessor
	Pension Benefits					Other Retiree Benefits
	February 8 - December 29, 2013	April 29 - June 7, 2013	April 28, 2013 FY 2013	April 29, 2012 FY 2012	April 27, 2011 FY 2011	February 8 - December 29, 2013	April 29 - June 7, 2013	April 28, 2013 FY 2013	April 29, 2012 FY 2012	April 27, 2011 FY 2011
Expected rate of return	6.2%	8.1%	8.1%	8.2%	8.2%	—%	—%	—%	—%	—%
Discount rate	4.1%	4.0%	4.0%	4.8%	5.6%	3.7%	3.4%	3.4%	4.1%	5.5%
Compensation increase rate	3.5%	3.5%	3.5%	3.4%	4.0%	—%	—%	—%	—%	—%

The Company’s expected rate of return is determined based on a methodology that considers investment returns for certain asset classes over historic periods of various durations, in conjunction with the long-term

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

outlook for inflation (i.e. “building block” approach). This methodology is applied to the actual asset allocation, which is in line with the investment policy guidelines for each plan. The Company also considers long-term rates of return for each asset class based on projections from consultants and investment advisors regarding the expectations of future investment performance of capital markets.

The weighted-average assumed annual composite rate of increase in the per capita cost of company-provided health care benefits begins at 6.0% for 2014, gradually decreases to 4.8% by 2021 and remains at that level thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for postretirement medical benefits.

A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1% Increase	1% Decrease
	(In thousands)
Effect on total service and interest cost components	$863	$(763)
Effect on postretirement benefit obligations	$15,697	$(14,209)
Pension Plan Assets:

The underlying basis of the investment strategy of the Company’s defined benefit plans is to ensure that pension funds are available to meet the plans’ benefit obligations when they are due. The Company’s investment objectives include: investing plan assets in a high-quality, diversified manner in order to maintain the security of the funds; achieving an optimal return on plan assets within specified risk tolerances; and investing according to local regulations and requirements specific to each country in which a defined benefit plan operates. The investment strategy expects equity investments to yield a higher return over the long term than fixed income securities, while fixed income securities are expected to provide certain matching characteristics to the plans’ benefit payment cash flow requirements. Company common stock held as part of the equity securities amounted to less than one percent of plan assets at April 28, 2013 and April 29, 2012. The Company’s investment policy specifies the type of investment vehicles appropriate for the applicable plan, asset allocation guidelines, criteria for the selection of investment managers, procedures to monitor overall investment performance as well as investment manager performance. It also provides guidelines enabling the applicable plan fiduciaries to fulfill their responsibilities.

The Company’s defined benefit pension plans’ weighted average actual and target asset allocation at December 29, 2013, April 28, 2013 and April 29, 2012 were as follows:

	Successor	Predecessor		Successor	Predecessor
	Plan Assets at			Target Allocation at
Asset Category	December 29, 2013	April 28, 2013	April 29, 2012	December 29, 2013	April 28, 2013	April 29, 2012
Equity securities	53%	62%	61%	58%	58%	59%
Debt securities	26%	29%	31%	33%	33%	32%
Real estate	8%	8%	7%	8%	8%	8%
Cash and cash equivalents	13%	1%	1%	1%	1%	1%

	100%	100%	100%	100%	100%	100%

The following section describes the valuation methodologies used to measure the fair value of pension plan assets, including an indication of the level in the fair value hierarchy in which each type of asset is generally classified.

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Equity Securities. These securities consist of direct investments in the stock of publicly traded companies. Such investments are valued based on the closing price reported in an active market on which the individual securities are traded. As such, the direct investments are classified as Level 1.

Equity Securities (mutual and pooled funds). Mutual funds are valued at the net asset value of shares held by the applicable plan at year end. As such, these mutual fund investments are classified as Level 1. Pooled funds are similar in nature to retail mutual funds, but are more efficient for institutional investors than retail mutual funds. As pooled funds are only accessible by institutional investors, the net asset value is not readily observable by non-institutional investors; therefore, pooled funds are classified as Level 2.

Fixed Income Securities. These securities consist of publicly traded U.S. and non-U.S. fixed interest obligations (principally corporate bonds and debentures). Such investments are valued through consultation and evaluation with brokers in the institutional market using quoted prices and other observable market data. As such, a portion of these securities are included in Levels 1, 2, and 3.

Other Investments. Primarily consist of real estate and private equity holdings. Direct investments of real estate and private equity are valued by investment managers based on the most recent financial information available, which typically represents significant observable data. As such, these investments are generally classified as Level 3.

Cash and Cash Equivalents. This consists of direct cash holdings and institutional short-term investment vehicles. Direct cash holdings are valued based on cost, which approximates fair value and are classified as Level 1. Institutional short-term investment vehicles are valued daily and are classified as Level 2.

	Successor
	December 29, 2013
Asset Category	Level 1	Level 2	Level 3	Total
	(In thousands)
Equity Securities	$624,154	$—	$—	$624,154
Equity Securities (mutual and pooled funds)	126,001	1,187,306	—	1,313,307
Fixed Income Securities	44,621	886,388	11,235	942,244
Other Investments	—	—	296,880	296,880
Cash and Cash Equivalents	77,761	400,342	—	478,103

Total	$872,537	$2,474,036	$308,115	$3,654,688

	Predecessor
	April 28, 2013
Asset Category	Level 1	Level 2	Level 3	Total
	(In thousands)
Equity Securities	$882,081	$—	$—	$882,081
Equity Securities (mutual and pooled funds)	182,723	1,057,111	—	1,239,834
Fixed Income Securities	49,577	919,383	11,336	980,296
Other Investments	—	—	256,781	256,781
Cash and Cash Equivalents	6,787	13,364	—	20,151

Total	$1,121,168	$1,989,858	$268,117	$3,379,143

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

	Predecessor
	April 29, 2012
Asset Category	Level 1	Level 2	Level 3	Total
	(In thousands)
Equity Securities	$822,184	$—	$—	$822,184
Equity Securities (mutual and pooled funds)	147,865	943,745	—	1,091,610
Fixed Income Securities	76,032	894,978	10,486	981,496
Other Investments	—	—	216,234	216,234
Cash and Cash Equivalents	10,335	18,975	—	29,310

Total	$1,056,416	$1,857,698	$226,720	$3,140,834

Level 3 Gains and Losses:

Changes in the fair value of the Plan’s Level 3 assets are summarized as follows:

	Successor
	Fair Value April 28, 2013	Acquisitions	Transfers Out	Dispositions	Realized Gain/(Loss)	Unrealized Gain/(Loss)	Fair Value December 29, 2013
	(In thousands)
Fixed Income Securities	$11,336	$—	$—	$—	$—	$(101)	$11,235
Other Investments	256,781	8,211	—	(767)	741	31,914	296,880

Total	$268,117	$8,211	$—	$(767)	$741	$31,813	$308,115

	Predecessor
	Fair Value April 29, 2012	Acquisitions	Transfers Out	Dispositions	Realized Gain/(Loss)	Unrealized Gain/(Loss)	Fair Value April 28, 2013
	(In thousands)
Fixed Income Securities	$10,486	$—	$—	$—	$—	$850	$11,336
Other Investments	216,234	58,701	(10,498)	(3,605)	(6,637)	2,586	256,781

Total	$226,720	$58,701	$(10,498)	$(3,605)	$(6,637)	$3,436	$268,117

	Predecessor
	Fair Value April 27, 2011	Acquisitions	Transfers In	Dispositions	Realized Gain/(Loss)	Unrealized Gain/(Loss)	Fair Value April 29, 2012
	(In thousands)
Fixed Income Securities	$9,649	$—	$—	$—	$—	$837	$10,486
Other Investments	131,095	96,938	10,138	(21,262)	753	(1,428)	216,234

Total	$140,744	$96,938	$10,138	$(21,262)	$753	$(591)	$226,720

Cash Flows:

The Company contributed $152.1 million and $6.8 million to the defined benefit plans in the Successor period February 8, 2013 to December 29, 2013 and the Predecessor period April 29, 2013 to June 7, 2013, respectively, $28.3 million of which was discretionary. The Company funds its U.S. defined benefit plans in accordance with IRS regulations, while foreign defined benefit plans are funded in accordance with local laws and regulations in each respective country. Discretionary contributions to the pension funds may also be made by

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

the Company from time to time. Defined benefit plan contributions for the next fiscal year are expected to be approximately $67 million; however, actual contributions may be affected by pension asset and liability valuation changes during the year.

The Company paid $8.0 million and $1.4 million for benefits in the postretirement medical plans in the Successor period February 8, 2013 to December 29, 2013 and the Predecessor period April 29, 2013 to June 7, 2013, respectively. The Company makes payments on claims as they occur during the fiscal year. Payments for the next fiscal year are expected to be approximately $14.7 million.

Benefit payments expected in future years are as follows:

	Pension Benefits	Other Retiree Benefits
	(In thousands)
2014	$168,604	$14,674
2015	$166,798	$15,522
2016	$170,395	$16,334
2017	$173,630	$16,959
2018	$176,858	$17,244
Years 2019-2023	$923,753	$84,295

Hawk Acquisition Holding Corporation has agreed that for purposes of eligibility, vesting, level of benefits and benefit accrual under employee benefit plans in which the Company’s employees are eligible to participate, it will recognize service with the Company and its subsidiaries to the same extent that service was recognized under comparable Company employee benefit plans prior to the merger.

15.	Derivative Financial Instruments and Hedging Activities

The Company operates internationally, with manufacturing and sales facilities in various locations around the world, and utilizes certain derivative financial instruments to manage its foreign currency, debt and interest rate exposures. At December 29, 2013, the Company had outstanding currency exchange, interest rate, and cross-currency swap derivative contracts with notional amounts of $2.5 billion, $9.0 billion and $8.3 billion, respectively. At April 28, 2013, the Company had outstanding currency exchange, interest rate, and cross-currency interest rate derivative contracts with notional amounts of $873 million, $160 million and $316 million, respectively. At April 29, 2012, the Company had outstanding currency exchange, interest rate, and cross-currency interest rate derivative contracts with notional amounts of $1.91 billion, $160 million and $386 million, respectively. The fair value of derivative financial instruments was a net asset of $109.2 million, a net liability of $11.0 million and a net asset of $74.8 million at December 29, 2013, April 28, 2013 and April 29, 2012, respectively.

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The following table presents the fair values and corresponding balance sheet captions of the Company’s derivative instruments as of December 29, 2013, April 28, 2013 and April 29, 2012:

	Successor			Predecessor
	December 29, 2013			April 28, 2013			April 29, 2012
	Foreign Exchange Contracts	Interest Rate Contracts	Cross- Currency Swap Contracts	Foreign Exchange Contracts	Interest Rate Contracts	Cross- Currency Interest Rate Swap Contracts	Foreign Exchange Contracts	Interest Rate Contracts	Cross- Currency Interest Rate Swap Contracts
	(In thousands)
Assets:
Derivatives designated as hedging instruments:
Other receivables, net	$37,072	$—	$—	$23,240	$4,226	$—	$17,318	$6,851	$18,222
Other non-current assets	4,129	265,390	31,303	11,498	29,103	—	8,188	29,393	4,974

	41,201	265,390	31,303	34,738	33,329	—	25,506	36,244	23,196

Derivatives not designated as hedging instruments:
Other receivables, net	8,771	—	—	825	—	—	5,041	—	—
Other non-current assets	—	—	—	—	—	—	—	234	—

	8,771	—	—	825	—	—	5,041	234	—

Total assets(1)	$49,972	$265,390	$31,303	$35,563	$33,329	$—	$30,547	$36,478	$23,196

Liabilities:
Derivatives designated as hedging instruments:
Other payables	$5,251	$—	$—	$1,508	$—	$34,805	$10,653	$—	$2,760
Other non-current liabilities	—	—	221,899	217	—	37,520	14	—	—

	5,251	—	221,899	1,725	—	72,325	10,667	—	2,760

Derivatives not designated as hedging instruments:
Other payables	—	—	—	4,860	—	—	1,952	—	—
Other non-current liabilities	10,286	—	—	—	960	—	—	—	—

	10,286	—	—	4,860	960	—	1,952	—	—

Total liabilities(1)	$15,537	$—	$221,899	$6,585	$960	$72,325	$12,619	$—	$2,760

(1)	The Company’s derivative financial instruments are subject to master netting arrangements that allow for the offset of asset and liabilities in the event of default or early termination of the contract. The Company elects to record the gross assets and liabilities of its derivative financial instruments in the consolidated balance sheets. If the derivative financial instruments had been netted in the consolidated balance sheets, the asset and liability positions each would have been reduced by $237.4 million, $68.9 million and $15.4 million at December 29, 2013, April 28, 2013 and April 29, 2012. No material amounts of collateral were received or posted on the Company’s derivative assets and liabilities as at December 29, 2013.

Refer to Note 13 for further information on how fair value is determined for the Company’s derivatives.

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The following table presents the pre-tax effect of derivative instruments on the statement of income for the Successor period February 8, 2013 to December 29, 2013, the Predecessor period April 29, 2013 to June 7, 2013, and fiscal year ended April 28, 2013:

	Successor			Predecessor
	February 8 - December 29, 2013			April 29 - June 7, 2013			April 28, 2013 FY2013
	Foreign Exchange Contracts	Interest Rate Contracts	Cross- Currency Swap Contracts	Foreign Exchange Contracts	Interest Rate Contracts	Cross- Currency Interest Rate Swap Contracts	Foreign Exchange Contracts	Interest Rate Contracts	Cross- Currency Interest Rate Swap Contracts
	(In thousands)
Cash flow hedges:
Net gains/(losses) recognized in other comprehensive loss (effective portion)	$30,441	$147,455	$(190,597)	$2,603	$—	$(4,079)	$47,623	$—	$(77,080)

Net gains/(losses) reclassified from other comprehensive loss into earnings (effective portion):
Sales	$(1,020)	$—	$—	$990	$—	$—	$10,940	$—	$—
Cost of products sold	2,874	—	—	1,814	—	—	(4,584)	—	—
Selling, general and administrative expenses	(83)	—	—	—	—	—	(102)	—	—
Other income/(expense), net	2,387	—	—	(1,858)	—	(9,821)	13,924	—	(70,135)
Interest income/(expense)	35	—	—	61	(20)	(538)	29	(236)	(5,389)

	4,193	—	—	1,007	(20)	(10,359)	20,207	(236)	(75,524)

Fair value hedges:
Net losses recognized in other expense, net	—	(180)	—	—	(5,925)	—	—	(2,915)	70,135

Derivatives not designated as hedging instruments:
Unrealized gain on derivative instruments	—	117,934	—	—	—	—	—	—	—
Net losses recognized in other expense, net	(31,241)	—	—	(3,890)	—	—	(7,976)	—	—
Net losses recognized in interest income	—	—	—	—	—	—	—	(1,193)	—

	(31,241)	117,934	—	(3,890)	—	—	(7,976)	(1,193)	—

Total amount recognized in statement of income	$(27,048)	$117,754	$—	$(2,883)	$(5,945)	$(10,359)	$12,231	$(4,344)	$(5,389)

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The following table presents the pre-tax effect of derivative instruments on the statement of income for the fiscal years ended April 29, 2012 and April 27, 2011:

	Fiscal Year Ended
	April 29, 2012			April 27, 2011
	Foreign Exchange Contracts	Interest Rate Contracts	Cross- Currency Interest Rate Swap Contracts	Foreign Exchange Contracts	Interest Rate Contracts	Cross- Currency Interest Rate Swap Contracts
	(In thousands)
Cash flow hedges:
Net gains/(losses) recognized in other comprehensive loss (effective portion)	$45,658	$(2,341)	$5,725	$3,626	$—	$16,649

Net gains/(losses) reclassified from other comprehensive loss into earnings (effective portion):
Sales	$8,033	$—	$—	$3,375	$—	$—
Cost of products sold	(19,880)	—	—	(23,372)	—	—
Selling, general and administrative expenses	(62)	—	—	(141)	—	—
Other income, net	33,401	—	8,901	35,744	—	24,644
Interest income/(expense)	199	(146)	(5,966)	226	—	(4,484)

	21,691	(146)	2,935	15,832	—	20,160

Fair value hedges:
Net losses recognized in other expense, net	—	(19,181)	—	—	(51,125)	—
Net losses recognized in interest expense, net	—	—	—	—	(351)	—

	—	(19,181)	—	—	(51,476)	—

Derivatives not designated as hedging instruments:
Net (losses)/gains recognized in other expense, net	(2,183)	—	—	3,351	—	—
Net gains recognized in interest income	—	234	—	—	—	—

	(2,183)	234	—	3,351	—	—

Total amount recognized in statement of income	$19,508	$(19,093)	$2,935	$19,183	$(51,476)	$20,160

Foreign Currency Hedging:

The Company uses forward contracts and to a lesser extent, option contracts to mitigate its foreign currency exchange rate exposure due to forecasted purchases of raw materials and sales of finished goods, and future settlement of foreign currency denominated assets and liabilities. The Company’s principal foreign currency exposures that are hedged include the Australian dollar, British pound sterling, Canadian dollar, Euro, and the New Zealand dollar. Derivatives used to hedge forecasted transactions and specific cash flows associated with

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

foreign currency denominated financial assets and liabilities that meet the criteria for hedge accounting are designated as cash flow hedges. Consequently, the effective portion of gains and losses is deferred as a component of accumulated other comprehensive loss and is recognized in earnings at the time the hedged item affects earnings, in the same line item as the underlying hedged item.

Interest Rate Hedging:

The Company uses interest rate swaps to manage debt and interest rate exposures. The Company is exposed to interest rate volatility with regard to existing and future issuances of fixed and floating rate debt. Primary exposures include U.S. Treasury rates and London Interbank Offered Rates (LIBOR). Derivatives used to hedge risk associated with changes in the fair value of certain fixed-rate debt obligations are primarily designated as fair value hedges. Consequently, changes in the fair value of these derivatives, along with changes in the fair value of the hedged debt obligations that are attributable to the hedged risk, are recognized in current period earnings.

The Company also entered into cross-currency interest rate swaps which were designated as cash flow hedges of the future payments of loan principal and interest associated with certain foreign denominated variable rate debt obligations. As a result of the merger, these contracts were terminated in May 2013. As a result of exchange rate movement between the Japanese Yen and the U.S. Dollar throughout Fiscal 2013, net losses of $70.1 million on the cross-currency derivatives were reclassified from other comprehensive loss to other expense, net. This net loss on the derivative was offset by a currency gain on the principal balance of the underlying debt obligation.

Prior to the Merger date, Merger Subsidiary entered into interest rate swaps to mitigate exposure to variable rate debt that was raised to finance the acquisition. These agreements were not designated as hedging instruments prior to the acquisition date, and as such, we recognized the fair value of these instruments as an asset with income of $117.9 million in the Successor period. As a result of the Merger and the transactions entered into in connection therewith, we have assumed the liabilities and obligations of Merger Subsidiary. Upon consummation of the acquisition, these interest rate swaps with an aggregate notional amount of $9 billion met the criteria for hedge accounting and were designated as hedges of future interest payments.

Hedge accounting adjustments related to debt obligations totaled $122.5 million and $128.4 million as of April 28, 2013 and April 29, 2012, respectively. No adjustments were recorded as of December 29, 2013. See Note 10 for further information.

Deferred Hedging Gains and Losses:

As of December 29, 2013, the Company is hedging forecasted transactions for periods not exceeding 2 years. During the next 12 months, the Company expects $16.4 million of net deferred gains reported in accumulated other comprehensive loss to be reclassified to earnings, assuming market rates remain constant through contract maturities. Hedge ineffectiveness related to cash flow hedges as well as reclassifications to earnings due to hedged transactions no longer expected to occur, which is reported in current period earnings as other expense, net, was not significant for the Successor period February 8, 2013 to December 29, 2013, the Predecessor period April 29, 2013 to June 7, 2013, and years ended April 28, 2013, April 29, 2012 and April 27, 2011.

Hedges of Net Investments in Foreign Operations:

We have numerous investments in our foreign subsidiaries, the net assets of which are exposed to volatility in foreign currency exchange rates. Beginning in October 2013, we have used cross currency swaps to hedge a

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

portion of our net investment in such foreign operations against adverse movements in exchange rates. We designated cross currency swap contracts between pound sterling and USD, the Euro and USD, the Australian Dollar and USD, and the Japanese Yen and USD, as net investment hedges of a portion of our equity in foreign operations in those currencies. The component of the gains and losses on our net investment in these designated foreign operations driven by changes in foreign exchange rates, are economically offset by movements in the fair values of our cross currency swap contracts. The fair value of the swaps is calculated each period with changes in fair value reported in foreign currency translation adjustments within accumulated other comprehensive income (loss), net of tax. Such amounts will remain in other comprehensive income (loss) until the complete or substantially complete liquidation of our investment in the underlying foreign operations.

In relation to the cross currency swaps:

•	We pay 6.462% per annum on the pound sterling notional amount of $2.795 billion and receive 6.15% per annum on the USD notional amount of $4.5 billion on each January 8, April 8, July 8 and October 8, through the maturity date of the swap, which was also expected to be on October 8, 2019.

•	We pay 5.696% per annum on the Euro notional amount of €2.210 billion and receive 6.15% per annum on the USD notional amount of $3.0 billion on each January 9, April 9, July 9 and October 9, through the maturity date of the swap, which was also expected to be on October 9, 2019.

•	We pay 9.164% per annum on the Australian dollar notional amount of A$793.8 million and receive 6.15% per annum on the USD notional amount of $750.0 million on each January 10, April 10, July 10 and October 10, through the maturity date of the swap, which was also expected to be on October 10, 2019.

•	We pay 4.104% per annum on the Japanese yen notional amount of ¥4,854.5 billion and receive 6.15% per annum on the USD notional amount of $50.0 million on each January 11, April 11, July 11 and October 11, through the maturity date of the swap, which was also expected to be on October 11, 2019.

The net amounts paid or received on a quarterly basis are recorded in Other income/(expense), net, in the consolidated statement of operations, and was a net expense of $5.1 million in the Successor period February 8, 2013 to December 29, 2013.

Other Activities:

The Company enters into certain derivative contracts in accordance with its risk management strategy that do not meet the criteria for hedge accounting but which have the economic impact of largely mitigating foreign currency or interest rate exposures. The Company maintained foreign currency forward contracts with a total notional amount of $1,010 million, $369.9 million and $445.5 million that did not meet the criteria for hedge accounting as of December 29, 2013, April 28, 2013 and April 29, 2012, respectively. These forward contracts are accounted for on a full mark-to-market basis through current earnings, with gains and losses recorded as a component of other expense, net. Net unrealized (losses)/gains related to outstanding contracts totaled $(1.3) million, $(4.0) million and $3.1 million as of December 29, 2013, April 28, 2013 and April 29, 2012, respectively. These contracts are scheduled to mature within one year.

Forward contracts that were put in place to help mitigate the unfavorable impact of translation associated with key foreign currencies resulted in gains/(losses) of $3.6 million, $8.8 million and $(16.9) million for the years ended April 28, 2013, April 29, 2012 and April 27, 2011, respectively. These contracts were terminated as part of the merger agreement in early May 2013 and as such no activity existed in the Predecessor or Successor periods.

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The Company entered into a three-year total rate of return swap with an unaffiliated international financial institution during the third quarter of Fiscal 2012 with a notional amount of $119 million. This instrument was being used as an economic hedge to reduce the interest cost related to the Company’s $119 million remarketable securities. The swap was being accounted for on a full mark-to-market basis through current earnings, with gains and losses recorded as a component of interest income. As a result of the Merger, the remarketable securities were repaid and the associated total rate of return swap was terminated. During the fiscal year ended April 28, 2013, the Company recorded a $1.8 million reduction in interest income, representing changes in the fair value of the swap and interest on the arrangement. Net unrealized losses totaled $1.0 million as of April 28, 2013. In connection with this swap, the Company was required to maintain a restricted cash collateral balance of $34.1 million with the counterparty for the term of the swap which was reported in Other non-current assets on the consolidated balance sheets.

Concentration of Credit Risk:

Counterparties to currency exchange and interest rate derivatives consist of major international financial institutions. The Company continually monitors its positions and the credit ratings of the counterparties involved and, by policy, limits the amount of credit exposure to any one party. While the Company may be exposed to potential losses due to the credit risk of non-performance by these counterparties, losses are not anticipated. During the Successor period February 8, 2013 to December 29, 2013, the Predecessor period April 29, 2013 to June 7, 2013, Fiscal 2013, 2012 and 2011, one customer represented approximately 10% of the Company’s sales. The Company closely monitors the credit risk associated with its counterparties and customers and to date has not experienced material losses.

16.	Other Comprehensive Income/(Loss)

The following table summarizes the allocation of total other comprehensive income/(loss) between Hawk Acquisition Intermediate Corporation II and the noncontrolling interest:

	Successor			Predecessor
	February 8 - December 29, 2013			April 29 - June 7, 2013			April 28, 2013 FY 2013
	Hawk Acquisition Intermediate Corporation II	Noncontrolling Interest	Total	Hawk Acquisition Intermediate Corporation II	Noncontrolling Interest	Total	Hawk Acquisition Intermediate Corporation II	Noncontrolling Interest	Total
	(In thousands)
Net (loss)/income	$(77,021)	$5,303	$(71,718)	$(195,571)	$2,874	$(192,697)	$1,012,903	$14,430	$1,027,333
Other comprehensive income/(loss), net of tax:
Foreign currency translation adjustments	140,242	(11,301)	128,941	(93,780)	(4,083)	(97,863)	(213,259)	(15,721)	(228,980)
Net deferred (losses) on net investment hedges from periodic revaluations	(117,694)	—	(117,694)	—	—	—	—	—	—
Net pension and post-retirement benefit (losses)/gains	102,464	(12)	102,452	—	—	—	(189,294)	(8)	(189,302)
Reclassification of net pension and post-retirement benefit losses/(gains) to net income	—	—	—	7,291	(25)	7,266	54,833	—	54,833
Net deferred (losses)/gains on other derivatives from periodic revaluations	110,686	510	111,196	(1,099)	40	(1,059)	(11,736)	(7)	(11,743)
Net deferred losses/(gains) on derivatives reclassified to earnings	(2,688)	(55)	(2,743)	6,551	1	6,552	29,646	(38)	29,608

Total comprehensive income/(loss)	$155,989	$(5,555)	$150,434	$(276,608)	$(1,193)	$(277,801)	$683,093	$(1,344)	$681,749

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The tax (expense)/benefit associated with each component of other comprehensive income/(loss) are as follows:

	Fiscal Year Ending
	Hawk Acquisition Intermediate Corporation II	Noncontrolling Interest	Total
	(In thousands)
Predecessor
April 27, 2011
Foreign currency translation adjustments	$(1,158)	$—	$(1,158)
Net pension and post-retirement benefit losses	$(25,670)	$14	$(25,656)
Reclassification of net pension and post-retirement benefit losses to net income	$25,276	$—	$25,276
Net change in fair value of cash flow hedges	$(10,348)	$132	$(10,216)
Net hedging gains/losses reclassified into earnings	$(15,149)	$191	$(14,958)
April 29, 2012
Foreign currency translation adjustments	$180	$—	$180
Net pension and post-retirement benefit losses	$112,665	$9	$112,674
Reclassification of net pension and post-retirement benefit losses to net income	$25,070	$—	$25,070
Net change in fair value of cash flow hedges	$(17,770)	$9	$(17,761)
Net hedging gains/losses reclassified into earnings	$(10,756)	$92	$(10,664)
April 28, 2013
Foreign currency translation adjustments	$(115)	$—	$(115)
Net pension and post-retirement benefit losses	$(75,526)	$—	$(75,526)
Reclassification of net pension and post-retirement benefit losses to net income	$23,694	$—	$23,694
Net change in fair value of cash flow hedges	$17,712	$2	$17,714
Net hedging gains/losses reclassified into earnings	$25,954	$(13)	$25,941
April 29 - June 7, 2013
Foreign currency translation adjustments	$(116)	$—	$(116)
Reclassification of net pension and post-retirement benefit losses to net income	$2,958	$—	$2,958
Net change in fair value of cash flow hedges	$377	$(13)	$364
Net hedging gains/losses reclassified into earnings	$2,882	$1	$2,883
Successor
February 8—December 29, 2013
Foreign currency translation adjustments	$(422)	$—	$(422)
Net change in fair value of net investment hedges	$72,903	$—	$72,903
Net pension and post-retirement benefit gains	$(39,682)	$—	$(39,682)
Net change in fair value of cash flow hedges	$(67,210)	$(166)	$(67,376)
Net hedging gains/losses reclassified into earnings	$1,505	$18	$1,523

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The following table provides a summary of the changes in the carrying amount of accumulated other comprehensive (loss)/income, net of tax, by component attributable to Hawk Acquisition Intermediate Corporation II:

	Foreign currency translation adjustments	Net pension and post retirement benefit	Net cash flow hedges	Total
	(In thousands)
Predecessor
Balance as of April 27, 2011	$337,073	$(626,938)	$(9,699)	(299,564)
Other comprehensive (loss)/income before reclassifications	(360,227)	(258,067)	30,405	(587,889)
Amounts reclassified from accumulated other comprehensive loss	—	56,813	(14,088)	42,725
Net current-period other comprehensive loss	(360,227)	(201,254)	16,317	(545,164)

Balance as of April 29, 2012	$(23,154)	$(828,192)	$6,618	$(844,728)

Other comprehensive (loss)/income before reclassifications	(213,258)	(189,294)	(11,736)	(414,288)
Amounts reclassified from accumulated other comprehensive loss	—	54,833	29,645	84,478
Net current-period other comprehensive loss	(213,258)	(134,461)	17,909	(329,810)

Balance as of April 28, 2013	$(236,412)	$(962,653)	$24,527	$(1,174,538)

Other comprehensive (loss)/income before reclassifications	(93,780)	—	(1,099)	(94,879)
Amounts reclassified from accumulated other comprehensive loss	—	7,291	6,551	13,842

Net current-period other comprehensive loss	(93,780)	7,291	5,452	(81,037)

Balance as of June 7, 2013	$(330,192)	$(955,362)	$29,979	$(1,255,575)

Successor
Balance as of February 8, 2013	$—	$—	$—	—
Other comprehensive (loss)/income before reclassifications	140,242	102,464	110,686	353,392
Net change in fair value of net investment hedges	(117,694)	—	—	(117,694)
Amounts reclassified from accumulated other comprehensive loss	—	—	(2,688)	(2,688)

Net current-period other comprehensive loss	22,548	102,464	107,998	233,010

Balance as of December 29, 2013	$22,548	$102,464	$107,998	$233,010

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The following table presents the affected earnings line for reclassifications out of accumulated other comprehensive income/(loss), net of tax, by component attributable to Hawk Acquisition Intermediate Corporation II:

Accumulated other comprehensive income/(loss) component	Reclassified from accumulated other comprehensive income/(loss) to earnings	Reclassified from accumulated other comprehensive income/(loss) to earnings	Line affected by reclassification
(In thousands)
	Successor	Predecessor
	February 8 - December 29, 2013	April 29 - June 7, 2013
Gains/(losses) on cash flow hedges:
Foreign exchange contracts	$(1,020)	$990	Sales
Foreign exchange contracts	2,874	1,814	Cost of products sold
Foreign exchange contracts	2,387	(1,859)	Other income/(expense)
Foreign exchange contracts	(83)	—	Selling, general, and administrative expenses
Foreign exchange contracts	—	61	Interest expense
Interest rate contracts	35	(20)	Interest expense
Cross-currency interest rate swap contracts	—	(538)	Other expense
Cross-currency interest rate swap contracts	—	(9,821)	Interest expense

	4,193	(9,373)	Gain/(loss) from continuing operations before income tax
	(1,505)	2,822	Provision for income taxes

	$2,688	$(6,551)	Gain/(loss) from continuing operations

Gains/(losses) on pension and post retirement benefit:
Actuarial gains/(losses)	$—	$(10,681)	(a)
Prior service credit/(cost)	—	432	(a)

	—	(10,249)	Loss from continuing operations before income tax
	—	2,958	Provision for income taxes

	$—	$(7,291)	Loss from continuing operations

(a)	As these components are included in the computation of net periodic pension and post retirement benefit costs refer to Note 14 for further details.

17.	Segment Information

The Company’s segments are primarily organized by geographical area. The composition of segments and measure of segment profitability are consistent with that used by the Company’s management.

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Descriptions of the Company’s reportable segments are as follows:

•	North American Consumer Products—This segment primarily manufactures, markets and sells ketchup, condiments, sauces, pasta meals, and frozen potatoes, entrees, snacks, and appetizers to the grocery channels in the United States of America and includes our Canadian business.

•	Europe—This segment includes the Company’s operations in Europe and sells products in all of the Company’s categories.

•	Asia/Pacific—This segment includes the Company’s operations in Australia, New Zealand, India, Japan, China, Papua New Guinea, South Korea, Indonesia, Vietnam and Singapore. This segment’s operations include products in all of the Company’s categories.

•	U.S. Foodservice—This segment primarily manufactures, markets and sells branded and customized products to commercial and non-commercial food outlets and distributors in the United States of America including ketchup, condiments, sauces and frozen soups.

•	Rest of World—This segment includes the Company’s operations in Africa, Latin America, and the Middle East that sell products in all of the Company’s categories.

The Company’s management evaluates performance based on several factors including net sales, operating income, and the use of capital resources. Inter-segment revenues, items below the operating income line of the consolidated statements of income, the transition period and 2012 restructuring and productivity initiatives (see Note 7), Merger related costs (see Note 4), a charge for the closure of a factory in South Africa and a charge for the settlement of the Foodstar earn-out (see Note 13), and costs associated with the Fiscal 2012 corporation-wide productivity initiatives (see Note 7) are not presented by segment, since they are not reflected in the measure of segment profitability reviewed by the Company’s management.

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The following table presents information about the Company’s reportable segments:

	Successor	Predecessor
	February 8 - December 29, 2013 (29 Weeks)	April 29 - June 7, 2013 (6 Weeks)	April 28, 2013 (52 Weeks)	April 29, 2012 (52 1/2 Weeks)	April 27, 2011 (52 Weeks)
	(In thousands)
	Net External Sales
North American Consumer Products	$1,669,924	$307,972	$3,195,099	$3,241,533	$3,265,857
Europe	1,829,607	284,657	3,314,523	3,441,282	3,236,800
Asia/Pacific	1,328,488	272,116	2,533,334	2,500,411	2,247,193
U.S. Foodservice	772,598	135,688	1,370,779	1,345,768	1,339,100
Rest of World	638,945	112,439	1,115,151	978,578	469,686

Consolidated Totals	$6,239,562	$1,112,872	$11,528,886	$11,507,572	$10,558,636

	Operating Income (Loss)
North American Consumer Products(a)	$269,642	$65,459	$790,939	$812,056	$832,719
Europe(a)	195,235	32,918	593,044	608,829	581,148
Asia/Pacific(a)	11,833	37,616	265,879	234,671	253,524
U.S. Foodservice(a)	84,273	15,531	186,155	169,843	183,425
Rest of World(a)	74,238	10,559	112,660	105,080	53,371
Other:
Non-Operating(b)	(74,827)	(16,070)	(226,588)	(222,754)	(216,549)
Fiscal 2013 special items(c)	—	—	(15,624)	—	—
Restructuring and productivity initiatives(d)	(410,430)	(6,042)	—	(205,418)	—
Merger related costs(e)	(157,938)	(112,188)	(44,814)	—	—

Consolidated Totals	$(7,974)	$27,783	$1,661,651	$1,502,307	$1,687,638

	Depreciation and Amortization Expenses
Total North America	$153,402	$16,162	$126,859	$131,023	$121,480
Europe	62,044	9,976	98,806	98,384	91,222
Asia/Pacific	41,009	7,311	62,233	59,796	49,802
Rest of World	11,256	2,520	22,836	19,290	6,324
Non-Operating(b)	41,342	5,054	35,898	28,428	23,971

Consolidated Totals	$309,053	$41,023	$346,632	$336,921	$292,799

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

	Successor	Predecessor
	December 29, 2013	April 28, 2013	April 29, 2012
	(In thousands)
	Identifiable Assets
Total North America	$14,486,939	$3,289,900	$3,394,387
Europe	11,673,072	5,129,880	4,158,349
Asia/Pacific	4,039,589	2,670,376	2,544,332
Rest of World	1,336,733	1,123,407	1,145,696
Non-Operating(g)	7,436,015	725,444	740,529

Consolidated Totals	$38,972,348	$12,939,007	$11,983,293

	Successor	Predecessor
	February 8 - December 29, 2013 (29 Weeks)	April 29 - June 7, 2013 (6 Weeks)	April 28, 2013 (52 Weeks)	April 29, 2012 (52 1/2 Weeks)	April 27, 2011 (52 Weeks)
	(In thousands)
	Capital Expenditures(f)
Total North America	$47,060	$10,050	$107,207	$103,958	$101,001
Europe	45,121	4,537	96,112	113,420	97,964
Asia/Pacific	47,209	3,389	91,361	99,912	71,419
Rest of World	15,720	2,960	48,747	38,539	12,829
Non-Operating(b)	46,905	99,218	55,671	62,905	52,433

Consolidated Totals	$202,015	$120,154	$399,098	$418,734	$335,646

(a)	The negative impact of the inventory step-up adjustment recorded in purchase accounting to operating income in the Successor period was $139.8 million for North American Consumer Products, $110.3 million for Europe, $89.6 million for Asia/Pacific, $33.8 million for U.S. Foodservice and $9.8 million for Rest of World.
(b)	Includes corporate overhead, intercompany eliminations and charges not directly attributable to operating segments.
(c)	During the fourth quarter of Fiscal 2013, the Company closed a factory in South Africa resulting in a $3.5 million in costs of products sold primarily related to asset write-downs. During the third quarter of Fiscal 2013, the Company renegotiated the terms of the Foodstar Holdings Pte earn-out that was due in 2014 resulting in a $12.1 million charge in SG&A. See Note 13 for further explanation.
(d)	See Note 7 for further details on restructuring and productivity initiatives.
(e)	See Note 4 for further details on Merger related costs
(f)	Excludes property, plant and equipment obtained through acquisitions.
(g)	Includes identifiable assets not directly attributable to operating segments.

The Company’s revenues are generated via the sale of products in the following categories:

	Successor	Predecessor
	February 8 - December 29, 2013 (29 Weeks)	April 29 - June 7, 2013 (6 Weeks)	April 28, 2013 (52 Weeks)	April 29, 2012 (52 1/2 Weeks)	April 27, 2011 (52 Weeks)
	(In thousands)
	Net External Sales
Ketchup and Sauces	$3,081,347	$533,932	$5,375,788	$5,232,607	$4,607,326
Meals and Snacks	2,185,831	359,412	4,240,808	4,337,995	4,134,836
Infant/Nutrition	624,359	118,528	1,189,015	1,232,248	1,175,438
Other	348,025	101,000	723,275	704,722	641,036

Total	$6,239,562	$1,112,872	$11,528,886	$11,507,572	$10,558,636

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The Company has significant sales and long-lived assets in the following geographic areas. Sales are based on the location in which the sale originated. Long-lived assets include property, plant and equipment, goodwill, trademarks and other intangibles, net of related depreciation and amortization.

	Successor	Predecessor.
	February 8- December 29, 2013 (29 Weeks)	April 29- June 7, 2013 (6 Weeks)	April 28, 2013 (52 Weeks)	April 29, 2012 (52 1/2 Weeks)	April 27, 2011 (52 Weeks)
	Net External Sales

	(In thousands)

United States	$2,072,049	$371,253	$3,857,247	$3,885,057	$3,916,988
United Kingdom	859,512	130,741	1,597,755	1,611,177	1,506,607
Other	3,308,001	610,878	6,073,884	6,011,338	5,135,041

Total	$6,239,562	$1,112,872	$11,528,886	$11,507,572	$10,558,636

	Successor	Predecessor
	December 29, 2013	April 28, 2013 FY 2013	April 29, 2012 FY 2012
	Long-Lived Assets

	(In thousands)

United States	$16,280,596	$2,383,136	$2,419,518
United Kingdom	6,999,989	1,133,086	1,207,918
Other	8,942,514	3,437,299	3,540,923

Total	$32,223,099	$6,953,521	$7,168,359

18.	Commitments and Contingencies

Legal Matters:

Certain suits and claims have been filed against the Company and have not been finally adjudicated. In the opinion of management, based upon the information that it presently possesses, the final conclusion and determination of these suits and claims would not be expected to individually and in the aggregate have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.

Lease Commitments:

Operating lease rentals for warehouse, production and office facilities and equipment amounted to approximately $122.6 million in the Successor period February 8, 2013 to December 29, 2013, $15.4 million in the Predecessor period April 29, 2013 to June 7, 2013, $145.4 million in 2013, $155.2 million in 2012 and $112.4 million in 2011. Future lease payments for non-cancellable operating leases as of December 29, 2013 totaled $502.6 million (2014—$137.8 million, 2015—$60.5 million, 2016—$53.4 million, 2017—$47.7 million, 2018—$44.2 million and thereafter—$159.0 million).

As of April 28, 2013, the Company was a party to two operating leases for buildings and equipment, one of which also includes land, under which the Company has guaranteed supplemental payment obligations of approximately $150 million at the termination of these leases. On June 3, 2013, the Company paid $88.7 million to buy-out one of these leases and recorded them within Property, plant and equipment on the balance sheet as of that date. No significant credit guarantees existed between the Company and third parties as of December 29, 2013.

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Redeemable Noncontrolling Interest:

The minority partner in Coniexpress has the right, at any time, to exercise a put option to require the Company to purchase their equity interest at a redemption value determinable from a specified formula based on a multiple of EBITDA (subject to a fixed minimum linked to the original acquisition date value). The Company also has a call right on this noncontrolling interest exercisable at any time and subject to the same redemption price. The put and call options cannot be separated from the noncontrolling interest and the combination of a noncontrolling interest and the redemption feature require classification of the minority partner’s interest as a redeemable noncontrolling interest in the consolidated balance sheet. In the first quarter of Fiscal 2013, the minority partner exercised their put option for 15% of their initial 20% equity interest, retaining 5%. An adjustment was made to retained earnings to record the carrying value at the maximum redemption value immediately prior to this transaction. As this exercise did not result in a change in control of Coniexpress, it was accounted for as an equity transaction. In addition, the amount of cumulative translation adjustment previously allocated to the redeemable noncontrolling interest was adjusted to reflect the change in ownership. The carrying amount of the redeemable noncontrolling interest approximates its maximum redemption value of the remaining 5% equity interest. Any subsequent change in maximum redemption value would be adjusted through retained earnings. We do not currently believe the exercise of the put option would materially impact our results of operations or financial condition.

19.	Advertising Costs

Advertising expenses (including production and communication costs) for the Successor period February 8, 2013 to December 29, 2013, the Predecessor period April 29, 2013 to June 7, 2013, and fiscal years 2013, 2012 and 2011 were $282.3 million, $41.7 million, $465.0 million, $440.5 million and $368.6 million, respectively. For the Successor period February 8, 2013 to December 29, 2013, the Predecessor period April 29, 2013 to June 7, 2013, and fiscal years 2013, 2012 and 2011, $86.8 million, $19.4 million, $151.1 million, $151.5 million and $119.0 million, respectively, were recorded as a reduction of revenue and $195.5 million, $22.3 million, $313.8 million, $289.1 million and $249.6 million, respectively, were recorded as a component of SG&A.

20.	Venezuela- Foreign Currency and Inflation

The Company applies highly inflationary accounting to its business in Venezuela. Under highly inflationary accounting, the financial statements of our Venezuelan subsidiary are remeasured into the Company’s reporting currency (U.S. dollars) and exchange gains and losses from the remeasurement of monetary assets and liabilities are reflected in current earnings, rather than accumulated other comprehensive loss on the balance sheet, until such time as the economy is no longer considered highly inflationary. The impact of applying highly inflationary accounting for Venezuela on our consolidated financial statements is dependent upon movements in the official exchange rate between the Venezuelan bolivar fuerte and the U.S. dollar and the amount of net monetary assets and liabilities included in our subsidiary’s balance sheet.

On March 18, 2013, the Venezuelan government announced the creation of a new foreign exchange mechanism called the Complimentary System of Foreign Currency Acquirement (or SICAD, which stands for Sistema Complimentario de Administración de Divisas). It operates similar to an auction system and allows entities in specific sectors to bid for U.S. dollar to be used for specified import transactions. In December 2013, the regulation that created the SICAD mechanism was amended to require the Central Bank of Venezuela to include on its website the weekly average exchange rate implied by transactions settled via the SICAD auction mechanism. For the weeks of December 23 and December 30, 2013, the SICAD rate posted on the website of the Central Bank of Venezuela was 11.3 BsF/US$. The Company settles its foreign currency denominated payables

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

through the Venezuelan currency exchange board, known as CADIVI. In January 2014, the Venezuelan government announced the formation of the National Center of Foreign Trade (CENCOEX) to replace CADIVI. In addition, the government changed SICAD to include certain types of transactions, including dividends and royalties. The Company has never participated in the SICAD mechanism and has no plans to do so. As a result, the official exchange rate will continue to be used to remeasure the financial statements into U. S. dollars.

On February 8, 2013, the Venezuelan government announced the devaluation of its currency relative to the U.S. dollar, changing the official exchange rate from 4.30 to 6.30. As a result, the Company recorded a $42.7 million pre-tax currency translation loss, which was reflected within other expense, net, on the consolidated statement of income during the fourth quarter of Fiscal 2013 ($39.1 million after-tax loss).

The amount of net monetary assets and liabilities included in our subsidiary’s balance sheet was $109.2 million at December 29, 2013.

21.	Change in Fiscal Year End

The Company changed its fiscal year end from the Sunday closest to April 30 to the Sunday closest December 31, effective December 29, 2013. The consolidated statement of operations are provided below for the Successor period February 8, 2013 to December 29, 2013, the Predecessor period April 29, 2013 to June 7, 2013, and the eight months ended December 23, 2012. The financial information provided for the eight months ended December 23, 2012 is unaudited since it represented an interim period of fiscal year 2013. The unaudited financial information for the eight-month period ended December 23, 2012 (based on the Company’s former fiscal month end), include all normal recurring adjustments necessary for a fair statement of the results for that period.

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Condensed Consolidated Statements of Operations

	Successor	Predecessor
	February 8 - December 29, 2013 (29 Weeks)	April 29 - June 7, 2013 (6 Weeks)	December 23, 2012 FY2013 (34 Weeks)
			(Unaudited)
	(In thousands)
Sales	$6,239,562	$1,112,872	$7,438,060
Gross profit	$1,651,771	$383,335	$2,692,003
(Benefit from)/provision for income taxes	$(231,623)	$61,097	$142,528
(Loss)/income from continuing operations	$(66,082)	$(191,424)	$769,272
Loss from discontinued operations, net of tax	$(5,636)	$(1,273)	$(36,322)
Net (loss)/income attributable to H. J. Heinz Company	$(77,021)	$(195,571)	$722,331

22.	Supplemental Financial Information

On April 1, 2013, in connection with the Merger, Merger Subsidiary completed the private placement of $3.1 billion aggregate principal amount of 4.25% Second Lien Senior Secured Notes due 2020 (the “Notes”) to initial purchasers for resale by the Initial Purchasers to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States under Regulation S of the Securities Act. See Note 10 for more details.

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The Notes are jointly and severally, full and unconditionally guaranteed on a senior secured basis, subject to certain customary release provisions by the Guarantors, which represent most of H.J. Heinz Company’s domestic subsidiaries, which guarantee our obligations under the Senior Credit Facilities.

The Issuer, H.J. Heinz Company, and guarantor subsidiaries are 100% owned by Hawk Acquisition Intermediate Corporation II (“Holdings”).

The non-U.S. subsidiaries are identified below as Non-Guarantors. The following represents the condensed consolidating financial information for Hawk Acquisition Intermediate Corporation II, the Issuer, the Guarantors on a combined basis, and the non-U.S. subsidiaries of H. J. Heinz Company (the “Non-Guarantors”), on a combined basis, together with eliminations, as of and for the periods indicated. The condensed consolidating financial information may not necessarily be indicative of the financial position, results of operations or cash flows had Hawk Acquisition Intermediate Corporation II, H. J. Heinz Company, Guarantors and Non-Guarantors operated as independent entities.

Successor

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Condensed Consolidating Statements of Operations

For the Period from February 8, 2013 through December 29, 2013

	Holdings	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In thousands)
Sales	$—	$143,778	$2,124,094	$4,191,932	$(220,242)	$6,239,562
Cost of product sold	—	1,614	1,696,754	3,109,665	(220,242)	4,587,791

Gross profit	—	142,164	427,340	1,082,267	—	1,651,771
Selling, general and administrative expenses	—	167,668	422,027	1,070,050	—	1,659,745

Operating (loss)/income	—	(25,504)	5,313	12,217	—	(7,974)
Interest expense, net	—	379,834	6,263	9,335	—	395,432
Other income/(expense), net	—	112,267	(2,170)	(4,396)	—	105,701

Loss from continuing operations before income taxes	—	(293,071)	(3,120)	(1,514)	—	(297,705)
Equity in (losses)/earnings of subsidiaries	(77,021)	127,019	121,234	—	(171,232)	—
Benefit from income taxes	—	(89,031)	(18,033)	(124,559)	—	(231,623)

(Loss)/income from continuing operations	(77,021)	(77,021)	136,147	123,045	(171,232)	(66,082)
Loss from discontinued operations, net of tax	—	—	—	(5,636)	—	(5,636)

Net (loss)/income	(77,021)	(77,021)	136,147	117,409	(171,232)	(71,718)
Less: Net income attributable to noncontrolling interest	—	—	—	5,303	—	5,303

Net (loss)/income	$(77,021)	$(77,021)	$136,147	$112,106	$(171,232)	$(77,021)

Total comprehensive income	$155,989	$155,989	$402,326	$342,444	$(900,759)	$155,989

Predecessor

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Condensed Consolidating Statements of Operations

For the Period from April 29, 2013 through June 7, 2013

	Holdings	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In thousands)
Sales	NA	$18,077	$377,062	$743,341	$(25,608)	$1,112,872
Cost of product sold	NA	428	258,094	496,623	(25,608)	729,537

Gross profit	NA	17,649	118,968	246,718	—	383,335
Selling, general and administrative expenses	NA	101,974	75,011	178,567	—	355,552

Operating (loss)/income	NA	(84,325)	43,957	68,151	—	27,783
Interest expense, net	NA	17,767	13,712	993	—	32,472
Other (expense)/income, net	NA	(25,264)	(105,490)	5,116	—	(125,638)

(Loss)/income from continuing operations before income taxes	NA	(127,356)	(75,245)	72,274	—	(130,327)
Equity in earnings of subsidiaries	NA	12,398	56,897	—	(69,295)	—
Provision for/(benefit from) income taxes	NA	80,613	(29,031)	9,515	—	61,097

(Loss)/income from continuing operations	NA	(195,571)	10,683	62,759	(69,295)	(191,424)
Loss from discontinued operations, net of tax	NA	—	—	(1,273)	—	(1,273)

Net (loss)/income	NA	(195,571)	10,683	61,486	(69,295)	(192,697)
Less: Net income attributable to noncontrolling interest	NA	—	—	2,874	—	2,874

Net (loss)/income	NA	$(195,571)	$10,683	$58,612	$(69,295)	$(195,571)

Total comprehensive (loss)/income	NA	$(276,608)	$(46,925)	$53,418	$(6,493)	$(276,608)

Predecessor

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Condensed Consolidating Statements of Operations

For the Year Ended April 28, 2013

	Holdings	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In thousands)
Sales	NA	$250,421	$3,954,424	$7,707,691	$(383,650)	$11,528,886
Cost of product sold	NA	3,348	2,715,668	4,998,050	(383,650)	7,333,416

Gross profit	NA	247,073	1,238,756	2,709,641	—	4,195,470
Selling, general and administrative expenses	NA	200,286	661,481	1,672,052	—	2,533,819

Operating income/(loss)	NA	46,787	577,275	1,037,589	—	1,661,651
Interest expense, net	NA	165,541	73,803	16,468	—	255,812
Other expense, net	NA	(9,503)	(7,195)	(45,498)	—	(62,196)

(Loss)/income from continuing operations before income taxes	NA	(128,257)	496,277	975,623	—	1,343,643
Equity in earnings of subsidiaries	NA	1,177,533	728,396	—	(1,905,929)	—
Provision for income taxes	NA	48,195	83,073	110,330	—	241,598

(Loss)/income from continuing operations	NA	1,001,081	1,141,600	865,293	(1,905,929)	1,102,045
Income/(loss) from discontinued operations, net of tax	NA	11,822	(33,580)	(52,954)	—	(74,712)

Net (loss)/income	NA	1,012,903	1,108,020	812,339	(1,905,929)	1,027,333
Less: Net income attributable to noncontrolling interest	NA	—	—	14,430	—	14,430

Net (loss)/income	NA	$1,012,903	$1,108,020	$797,909	$(1,905,929)	$1,012,903

Total comprehensive income	NA	$683,093	$741,167	$502,061	$(1,243,228)	$683,093

Predecessor

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Condensed Consolidating Statements of Operations

For the Year Ended April 29, 2012

	Holdings	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In thousands)
Sales	NA	$244,505	$3,974,717	$7,661,912	$(373,562)	$11,507,572
Cost of product sold	NA	2,046	2,818,328	5,065,971	(373,562)	7,512,783

Gross profit	NA	242,459	1,156,389	2,595,941	—	3,994,789
Selling, general and administrative expenses	NA	194,766	662,735	1,634,981	—	2,492,482

Operating income/(loss)	NA	47,693	493,654	960,960	—	1,502,307
Interest expense, net	NA	153,021	86,742	18,699	—	258,462
Other income/(expense), net	NA	8,227	(6,878)	(9,105)	—	(7,756)

(Loss)/income from continuing operations before income taxes	NA	(97,101)	400,034	933,156	—	1,236,089
Equity in earnings of subsidiaries	NA	1,044,268	779,388	—	(1,823,656)	—
Provision for income taxes	NA	24,008	88,153	132,805	—	244,966

(Loss)/income from continuing operations	NA	923,159	1,091,269	800,351	(1,823,656)	991,123
Loss from discontinued operations, net of tax	NA	—	(2,242)	(48,973)	—	(51,215)

Net (loss)/income	NA	923,159	1,089,027	751,378	(1,823,656)	939,908
Less: Net income attributable to noncontrolling interest	NA	—	—	16,749	—	16,749

Net (loss)/income	NA	$923,159	$1,089,027	$734,629	$(1,823,656)	$923,159

Total comprehensive income/(loss)	NA	$378,451	$606,625	$215,227	$(821,852)	$378,451

Predecessor

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Condensed Consolidating Statements of Operations

For the Year Ended April 27, 2011

	Holdings	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In thousands)
Sales	NA	$11,129	$4,006,362	$6,719,306	$(178,161)	$10,558,636
Cost of product sold	NA	2,118	2,516,108	4,274,194	(178,161)	6,614,259

Gross profit	NA	9,011	1,490,254	2,445,112	—	3,944,377
Selling, general and administrative expenses	NA	130,371	681,189	1,445,179	—	2,256,739

Operating (loss)/income	NA	(121,360)	809,065	999,933	—	1,687,638
Interest expense, net	NA	34,645	189,701	25,766	—	250,112
Other (expense)/income	NA	(14,397)	(8,417)	1,610	—	(21,204)

(Loss)/income from continuing operations before income taxes	NA	(170,402)	610,947	975,777	—	1,416,322
Equity in earnings of subsidiaries	NA	1,209,170	688,613	—	(1,897,783)	—
Provision for income taxes	NA	49,258	117,511	204,048	—	370,817

(Loss)/income from continuing operations	NA	989,510	1,182,049	771,729	(1,897,783)	1,045,505
Loss from discontinued operations, net of tax	NA	—	(4,960)	(34,597)	—	(39,557)

Net (loss)/income	NA	989,510	1,177,089	737,132	(1,897,783)	1,005,948
Less: Net income attributable to noncontrolling interest	NA	—	—	16,438	—	16,438

Net (loss)/income	NA	989,510	1,177,089	720,694	(1,897,783)	989,510

Total comprehensive income	NA	$1,671,703	$892,753	$1,295,833	$(2,188,586)	$1,671,703

Successor

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Condensed Consolidating Balance Sheets

As of December 29, 2013

	Holdings	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$—	$48,396	$943,741	$1,466,855	$—	$2,458,992
Trade receivables	—	—	—	1,099,655	—	1,099,655
Other receivables	—	39,816	15,406	189,306	—	244,528
Receivables due from affiliates	—	83,618	21,752	60,974	(166,344)	—
Inventories:
Finished goods and work-in-process	—	—	452,230	686,143	—	1,138,373
Packaging material and ingredients	—	—	101,332	195,691	—	297,023

Total inventories	—	—	553,562	881,834	—	1,435,396
Prepaid expenses	—	12,784	25,560	127,870	(21,118)	145,096
Short-term lending due from affiliates	—	1,807,502	32,777	602,059	(2,442,338)	—
Other current assets	—	—	50,720	51,239	(41,501)	60,458

Total current assets	—	1,992,116	1,643,518	4,479,792	(2,671,301)	5,444,125

Property, plant and equipment:
Property, plant and equipment, gross	—	238,618	804,277	1,786,596	—	2,829,491
Less accumulated depreciation	—	15,064	54,016	96,919	—	165,999

Total property, plant and equipment, net	—	223,554	750,261	1,689,677	—	2,663,492
Other non-current assets:
Goodwill	—	—	8,554,726	6,515,336	—	15,070,062
Investments in subsidiaries	16,297,416	26,033,700	15,500,336	—	(57,831,452)	—
Trademarks, net	—	4,659,800	624,300	6,846,773	—	12,130,873
Other intangibles, net	—	804,370	666,472	887,939	—	2,358,781
Long-term lending due from affiliates	—	—	3,305,383	202,767	(3,508,150)	—
Other non-current assets	—	687,059	107,682	538,070	(27,796)	1,305,015

Total other non-current assets	16,297,416	32,184,929	28,758,899	14,990,885	(61,367,398)	30,864,731

Total assets	$16,297,416	$34,400,599	$31,152,678	$21,160,354	$(64,038,699)	$38,972,348

Successor

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Condensed Consolidating Balance Sheets

As of December 29, 2013

	Holdings	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In thousands)
LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
Short-term debt	$—	$—	$—	$143,689	$—	$143,689
Short-term lending due to affiliates	—	9,589	2,408,903	23,846	(2,442,338)	—
Portion of long-term debt due within one year	—	95,000	430	12,335	—	107,765
Trade payables	—	13,389	326,636	852,049	—	1,192,074
Payables due to affiliates	—	49,265	60,488	56,594	(166,347)	—
Other payables	—	16,349	2,569	129,275	—	148,193
Accrued marketing	—	—	80,892	289,437	—	370,329
Other accrued liabilities	—	217,074	157,824	406,841	(21,118)	760,621
Income taxes	—	192,282	2,120	49,287	(41,501)	202,188

Total current liabilities	—	592,948	3,039,862	1,963,353	(2,671,304)	2,924,859

Long-term debt and other non-current liabilities:
Long-term debt	—	12,568,819	1,772,244	276,583	—	14,617,646
Long-term borrowings due to affiliates	—	2,000,000	202,766	1,554,630	(3,757,396)	—
Deferred income taxes	—	2,569,192	171,737	1,419,974	—	4,160,903
Non-pension post-retirement benefits	—	—	169,664	54,504	(27,796)	196,372
Other non-current liabilities	—	372,224	35,989	121,212	—	529,425

Total long-term debt and other non-current liabilities	—	17,510,235	2,352,400	3,426,903	(3,785,192)	19,504,346

Commitments and contingent liabilities (See Note 18)
Redeemable noncontrolling interest	—	—	—	29,885	—	29,885
Total shareholders’ equity	16,297,416	16,297,416	25,760,416	15,524,371	(57,582,203)	16,297,416
Noncontrolling interest	—	—	—	215,842	—	215,842

Total equity	16,297,416	16,297,416	25,760,416	15,740,213	(57,582,203)	16,513,258

Total liabilities and equity	$16,297,416	$34,400,599	$31,152,678	$21,160,354	$(64,038,699)	$38,972,348

Predecessor

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Condensed Consolidating Balance Sheets

As of April 28, 2013

	Holdings	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	NA	$5	$137,604	$2,339,090	$—	$2,476,699
Trade receivables	NA	—	—	872,864	—	872,864
Other receivables	NA	56,262	12,536	132,190	—	200,988
Receivables due from affiliates	NA	44,249	20,291	46,945	(111,485)	—
Inventories:
Finished goods and work-in-process	NA	—	355,022	721,757	—	1,076,779
Packaging material and ingredients	NA	—	74,397	181,521	—	255,918

Total inventories	NA	—	429,419	903,278	—	1,332,697
Prepaid expenses	NA	13,534	45,218	101,906	—	160,658
Short-term lending due from affiliates	NA	669,413	30,854	2,325,431	(3,025,698)	—
Other current assets	NA	11,157	17,144	71,032	(7,677)	91,656

Total current assets	NA	794,620	693,066	6,792,736	(3,144,860)	5,135,562

Property, plant and equipment:
Property, plant and equipment, gross	NA	352,619	1,477,579	3,528,891	—	5,359,089
Less accumulated depreciation	NA	99,092	897,030	1,904,166	—	2,900,288

Total property, plant and equipment, net	NA	253,527	580,549	1,624,725	—	2,458,801
Other non-current assets:
Goodwill	NA	—	1,219,644	1,859,606	—	3,079,250
Investments in subsidiaries	NA	7,504,334	8,376,351	—	(15,880,685)	—
Trademarks, net	NA	90,438	126,096	820,749	—	1,037,283
Other intangibles, net	NA	25,781	87,140	265,266	—	378,187
Long-term lending due from affiliates	NA	—	2,525,858	190,110	(2,715,968)	—
Other non-current assets	NA	53,563	201,018	595,343	—	849,924

Total other non-current assets	NA	7,674,116	12,536,107	3,731,074	(18,596,653)	5,344,644

Total assets	NA	$8,722,263	$13,809,722	$12,148,535	$(21,741,513)	$12,939,007

Predecessor

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Condensed Consolidating Balance Sheets

As of April 28, 2013

	Holdings	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In thousands)
LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
Short-term debt	NA	$1,100,000	$—	$37,181	$—	$1,137,181
Short-term lending due to affiliates	NA	9,589	843,810	2,172,299	(3,025,698)	—
Portion of long-term debt due within one year	NA	663,967	351,133	8,112	—	1,023,212
Trade payables	NA	14,628	390,160	905,221	—	1,310,009
Payables due to affiliates	NA	42,076	25,538	43,871	(111,485)	—
Other payables	NA	39,300	19,934	123,594	—	182,828
Accrued marketing	NA	—	59,404	254,526	—	313,930
Other accrued liabilities	NA	180,725	139,404	385,353	—	705,482
Income taxes	NA	36,064	2,386	83,457	(7,677)	114,230

Total current liabilities	NA	2,086,349	1,831,769	4,013,614	(3,144,860)	4,786,872

Long-term debt and other non-current liabilities:
Long-term debt	NA	1,447,902	2,159,880	240,557	—	3,848,339
Long-term borrowings due to affiliates	NA	2,000,000	636,900	367,824	(3,004,724)	—
Deferred income taxes	NA	147,604	316,390	214,571	—	678,565
Non-pension post-retirement benefits	NA	13,544	161,416	65,359	—	240,319
Other non-current liabilities	NA	225,333	61,340	219,889	—	506,562

Total long-term debt and other non-current liabilities	NA	3,834,383	3,335,926	1,108,200	(3,004,724)	5,273,785

Commitments and contingent liabilities (See Note 18)
Redeemable noncontrolling interest	NA	—	—	29,529	—	29,529
Total shareholders’ equity	NA	2,801,531	8,642,027	6,949,902	(15,591,929)	2,801,531
Noncontrolling interest	NA	—	—	47,290	—	47,290

Total equity	NA	2,801,531	8,642,027	6,997,192	(15,591,929)	2,848,821

Total liabilities and equity	NA	$8,722,263	$13,809,722	$12,148,535	$(21,741,513)	$12,939,007

Predecessor

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Condensed Consolidating Balance Sheets

As of April 29, 2012

	Holdings	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	NA	$39	$145,751	$1,184,651	$—	$1,330,441
Trade receivables	NA	—	—	815,600	—	815,600
Other receivables	NA	37,331	20,160	120,419	—	177,910
Receivables due from affiliates	NA	60,590	16,413	30,149	(107,152)	—
Inventories:
Finished goods and work-in-process	NA	—	360,748	721,569	—	1,082,317
Packaging material and ingredients	NA	—	73,366	173,668	—	247,034

Total inventories	NA	—	434,114	895,237	—	1,329,351
Prepaid expenses	NA	13,973	49,750	111,072	—	174,795
Short-term lending due from affiliates	NA	173,492	26,316	2,317,681	(2,517,489)	—
Other current assets	NA	8,170	8,016	45,628	(7,675)	54,139

Total current assets	NA	293,595	700,520	5,520,437	(2,632,316)	3,882,236

Property, plant and equipment:
Property, plant and equipment, gross	NA	299,031	1,517,923	3,449,607	—	5,266,561
Less accumulated depreciation	NA	71,156	890,045	1,821,222	—	2,782,423

Total property, plant and equipment, net	NA	227,875	627,878	1,628,385	—	2,484,138
Other non-current assets:
Goodwill	NA	—	1,220,543	1,964,984	—	3,185,527
Investments in subsidiaries	NA	6,897,973	8,042,894	—	(14,940,867)	—
Trademarks, net	NA	92,125	128,426	870,341	—	1,090,892
Other intangibles, net	NA	25,962	96,726	285,114	—	407,802
Long-term lending due from affiliates	NA	—	2,232,052	199,852	(2,431,904)	—
Other non-current assets	NA	43,675	235,637	653,386	—	932,698

Total other non-current assets	NA	7,059,735	11,956,278	3,973,677	(17,372,771)	5,616,919

Total assets	NA	$7,581,205	$13,284,676	$11,122,499	$(20,005,087)	$11,983,293

Predecessor

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Condensed Consolidating Balance Sheets

As of April 29, 2012

	Holdings	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In thousands)
LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
Short-term debt	NA	$—	$—	$46,460	$—	$46,460
Short-term lending due to affiliates	NA	9,590	1,128,178	1,379,721	(2,517,489)	—
Portion of long-term debt due within one year	NA	186,869	1,946	11,433	—	200,248
Trade payables	NA	6,018	358,430	837,950	—	1,202,398
Payables due to affiliates		25,937	38,261	42,954	(107,152)	—
Other payables	NA	11,235	20,736	114,443	—	146,414
Accrued marketing	NA	—	64,218	238,914	—	303,132
Other accrued liabilities	NA	142,008	127,075	378,686	—	647,769
Income taxes	NA	22,762	2,612	83,841	(7,675)	101,540

Total current liabilities	NA	404,419	1,741,456	3,134,402	(2,632,316)	2,647,961

Long-term debt and other non-current liabilities:
Long-term debt	NA	1,997,767	2,527,429	254,785	—	4,779,981
Long-term borrowings due to affiliates	NA	2,000,000	342,462	708,977	(3,051,439)	—
Deferred income taxes	NA	144,631	345,776	327,521	—	817,928
Non-pension post-retirement benefits	NA	58,627	103,982	68,843	—	231,452
Other non-current liabilities	NA	217,172	113,868	250,350	—	581,390

Total long-term debt and other non-current liabilities	NA	4,418,197	3,433,517	1,610,476	(3,051,439)	6,410,751

Commitments and contingent liabilities (See Note 18)
Redeemable noncontrolling interest	NA	—	—	113,759	—	113,759
Total shareholders’ equity	NA	2,758,589	8,109,703	6,211,629	(14,321,332)	2,758,589
Noncontrolling interest	NA	—	—	52,233	—	52,233

Total equity	NA	2,758,589	8,109,703	6,263,862	(14,321,332)	2,810,822

Total liabilities and equity	NA	$7,581,205	$13,284,676	$11,122,499	$(20,005,087)	$11,983,293

Successor

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Condensed Consolidating Statements of Cash Flows

For the Period from February 8, 2013 through December 29, 2013

	Holdings	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated
	(In thousands)
Operating Activities
Cash (used for)/provided by operating activities	$—	$(444,279)	$398,967	$319,292	$(238,922)	$35,058

Investing activities:
Capital expenditures	—	(46,905)	(42,170)	(112,940)	—	(202,015)
Net proceeds/(payments) on intercompany lending activities	—	863,629	(19,275)	(370,843)	(473,511)	—
Additional investments in subsidiaries	(16,500,000)	(61,596)			16,561,596	—
Acquisition of the business, net of cash on hand	—	(23,564,251)	407,067	1,662,897	—	(21,494,287)
Return of capital	360,000	—	—	—	(360,000)	—
Other items, net	—	105	(467)	25,233	—	24,871

Cash (used for)/provided by investing activities	(16,140,000)	(22,809,018)	345,155	1,204,347	15,728,085	(21,671,431)

Financing activities:
Payments on long-term debt	—	(1,707,668)	(950,072)	(12,175)	—	(2,669,915)
Proceeds from long-term debt	—	12,568,876	—	5,699	—	12,574,575
Debt issuance costs	—	(320,824)	—	—	—	(320,824)
Net (payments)/proceeds on intercompany borrowing activities	—	(1,807,211)	1,383,256	(49,556)	473,511	—
Net (payments)/proceeds on commercial paper and short-term debt	—	(1,600,000)	(165,700)	125,110	—	(1,640,590)
Dividends	(360,000)	(360,000)	(129,461)	(109,461)	598,922	(360,000)
Capital contribution	16,500,000	16,500,000	61,596	—	(16,561,596)	16,500,000
Other items, net	—	28,520	—	(2,525)	—	25,995

Cash provided by/(used for) financing activities	16,140,000	23,301,693	199,619	(42,908)	(15,489,163)	24,109,241

Effect of exchange rate changes on cash and cash equivalents	—	—	—	(13,876)	—	(13,876)

Net increase in cash and cash equivalents	—	48,396	943,741	1,466,855	—	2,458,992
Cash and cash equivalents at beginning of year		—	—	—	—	—

Cash and cash equivalents at end of year	$—	$48,396	$943,741	$1,466,855	$—	$2,458,992

Predecessor

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Condensed Consolidating Statements of Cash Flows

For the Period from April 29, 2013 through June 7, 2013

	Holdings	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In thousands)
Operating Activities
Cash (used for)/provided by operating activities	NA	$(34,879)	$5,924	$(318,588)	$(24,550)	$(372,093)

Investing activities:
Capital expenditures	NA	(10,556)	(97,411)	(12,187)	—	(120,154)
Net payments on intercompany lending activities	NA	(192,352)	(920,912)	(1,835)	1,115,099	—
Disposal of subsidiary stock	NA	—	261,676	—	(261,676)	—
Other items, net	NA	(1,475)	31,611	223	—	30,359

Cash used for investing activities	NA	(204,383)	(725,036)	(13,799)	853,423	(89,795)

Financing activities:
Payments on long-term debt	NA	(306,354)	(133,172)	(221)	—	(439,747)
Proceeds from long-term debt	NA	—	—	1,521	—	1,521
Net (payments)/proceeds on intercompany borrowing activities	NA	(1,897)	1,134,224	(17,228)	(1,115,099)	—
Net proceeds/(payments) on commercial paper and short-term debt	NA	500,000	—	(19,328)	—	480,672
Dividends	NA	—	(9,550)	(15,000)	24,550	—
Other intercompany capital stock transactions	NA	—	—	(261,676)	261,676	—
Other items, net	NA	47,512	(2,927)	(1,613)	—	42,972

Cash provided by/(used for) financing activities	NA	239,261	988,575	(313,545)	(828,873)	85,418

Effect of exchange rate changes on cash and cash equivalents	NA	—	—	(30,262)	—	(30,262)

Net (decrease)/increase in cash and cash equivalents	NA	(1)	269,463	(676,194)	—	(406,732)
Cash and cash equivalents at beginning of period	NA	5	137,604	2,339,090	—	2,476,699

Cash and cash equivalents at end of period	NA	$4	$407,067	$1,662,896	$—	$2,069,967

Predecessor

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Condensed Consolidating Statements of Cash Flows

For the Year Ended April 28, 2013

	Holdings	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In thousands)
Operating Activities
Cash provided by operating activities	NA	$407,815	$617,969	$935,295	$(571,116)	$1,389,963

Investing activities:
Capital expenditures	NA	(55,672)	(68,537)	(274,889)	—	(399,098)
Net (payments)/proceeds on intercompany lending activities	NA	(495,976)	26,956	331,555	137,465	—
Additional investments in subsidiaries	NA	(276,166)	(132)	—	276,298	—
Other items, net	NA	31	4,040	21,907	—	25,978

Cash (used for)/provided by investing activities	NA	(827,783)	(37,673)	78,573	413,763	(373,120)

Financing activities:
Payments on long-term debt	NA	(188,489)	(16,731)	(18,859)	—	(224,079)
Proceeds from long-term debt	NA	188,489	—	16,861	—	205,350
Net (payments)/proceeds on intercompany borrowing activities	NA	—	(319,494)	456,959	(137,465)	—
Net proceeds/(payments) on commercial paper and short-term debt	NA	1,100,000	—	(10,118)	—	1,089,882
Dividends	NA	(665,691)	(464,017)	(107,099)	571,116	(665,691)
Purchases of treasury stock	NA	(139,069)	—	—	—	(139,069)
Exercise of stock options	NA	113,477	—	—	—	113,477
Acquisition of subsidiary shares from noncontrolling interests	NA	—	—	(80,132)	—	(80,132)
Other intercompany capital stock transactions	—	—	253,244	23,054	(276,298)	—
Other items, net	NA	11,217	(41,445)	(12,583)	—	(42,811)

Cash provided by/(used for) financing activities	NA	419,934	(588,443)	268,083	157,353	256,927

Effect of exchange rate changes on cash and cash equivalents	NA	—	—	(127,512)	—	(127,512)

Net (decrease)/increase in cash and cash equivalents	NA	(34)	(8,147)	1,154,439	—	1,146,258
Cash and cash equivalents at beginning of year	NA	39	145,751	1,184,651	—	1,330,441

Cash and cash equivalents at end of year	NA	$5	$137,604	$2,339,090	$—	$2,476,699

Predecessor

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Condensed Consolidating Statements of Cash Flows

For the Year Ended April 29, 2012

	Holdings	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In thousands)
Operating Activities
Cash provided by operating activities	NA	$434,499	$602,527	$1,051,780	$(595,689)	$1,493,117

Investing activities:
Capital expenditures	NA	(62,905)	(90,918)	(264,911)	—	(418,734)
Acquisitions of business, net of cash on hand	NA	—	—	(3,250)	—	(3,250)
Net (payments)/proceeds on intercompany lending activities	NA	(176,751)	544,719	(782,435)	414,467	—
Additional investments in subsidiaries	NA	(354,027)	—	—	354,027	—
Other items, net	NA	—	(41,312)	61,291	—	19,979

Cash (used for)/provided by investing activities	NA	(593,683)	412,489	(989,305)	768,494	(402,005)

Financing activities:
Payments on long-term debt	NA	—	(1,420,957)	(20,005)	—	(1,440,962)
Proceeds from long-term debt	NA	1,293,866	604,393	14,208	—	1,912,467
Net (payments)/proceeds on intercompany borrowing activities	NA	(414,577)	167,204	661,840	(414,467)	—
Net payments on commercial paper and short-term debt	NA	—	(18)	(42,525)	—	(42,543)
Dividends	NA	(619,104)	(532,208)	(63,481)	595,689	(619,104)
Purchases of treasury stock	NA	(201,904)	—	—	—	(201,904)
Exercise of stock options	NA	82,714	—	—	—	82,714
Acquisition of subsidiary shares from noncontrolling interests	NA	—	—	(54,824)	—	(54,824)
Other intercompany capital stock transactions	—	—	253,241	100,786	(354,027)	—
Other items, net	NA	18,182	(5,361)	(11,500)	—	1,321

Cash provided by/(used for) financing activities	NA	159,177	(933,706)	584,499	(172,805)	(362,835)

Effect of exchange rate changes on cash and cash equivalents	NA	—	—	(122,147)	—	(122,147)

Net (decrease)/increase in cash and cash equivalents	NA	(7)	81,310	524,827	—	606,130
Cash and cash equivalents at beginning of year	NA	46	64,441	659,824	—	724,311

Cash and cash equivalents at end of year	NA	$39	$145,751	$1,184,651	$—	$1,330,441

Predecessor

Hawk Acquisition Intermediate Corporation II and Subsidiaries

Condensed Consolidating Statements of Cash Flows

For the Year Ended April 27, 2011

	Holdings	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In thousands)
Operating Activities
Cash provided by operating activities	NA	$512,154	$807,115	$924,838	$(660,464)	$1,583,643

Investing activities:
Capital expenditures	NA	(52,433)	(90,497)	(192,716)	—	(335,646)
Acquisitions of business, net of cash on hand	NA	—	(165,447)	(452,855)	—	(618,302)
Net payments on intercompany lending activities	NA	(285)	(158,803)	(609,427)	768,515	—
Additional investments in subsidiaries	NA	(253,241)	(14,612)	—	267,853	—
Other items, net	NA	323	(1,115)	5,108	—	4,316

Cash used for investing activities	NA	(305,636)	(430,474)	(1,249,890)	1,036,368	(949,632)

Financing activities:
Payments on long-term debt	NA	—	(34,636)	(11,130)	—	(45,766)
Proceeds from long-term debt	NA	193,248	29,268	7,335	—	229,851
Net proceeds on intercompany borrowing activities	NA	64,441	246,606	457,468	(768,515)	—
Net (payments)/proceeds on commercial paper and short-term debt	NA	(323)	(232,829)	39,952	—	(193,200)
Dividends	NA	(579,618)	(576,664)	(83,800)	660,464	(579,618)
Purchases of treasury stock	NA	(70,003)	—	—	—	(70,003)
Exercise of stock options	NA	154,774	—	—	—	154,774
Acquisition of subsidiary shares from noncontrolling interests	NA	—	—	(6,338)	—	(6,338)
Other intercompany capital stock transaction	NA	—	253,241	14,612	(267,853)	—
Other items, net	NA	30,972	(206)	(2,975)	—	27,791

Cash (used for)/provided by financing activities	NA	(206,509)	(315,220)	415,124	(375,904)	(482,509)

Effect of exchange rate changes on cash and cash equivalents	NA	—	—	89,556	—	89,556

Net increase in cash and cash equivalents	NA	9	61,421	179,628	—	241,058
Cash and cash equivalents at beginning of year	NA	37	3,020	480,196	—	483,253

Cash and cash equivalents at end of year	NA	$46	$64,441	$659,824	$—	$724,311

$3,100,000,000

H.J. Heinz Company Hawk Acquisition Intermediate Corporation II

Exchange Offer for 4.25% Second Lien Senior Secured Notes due 2020

PROSPECTUS

We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You may not rely on unauthorized information or representations.

This prospectus does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities.

The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus or selling securities to you.

Until August 7, 2014 all dealers that effect transactions in these securities, whether or not participating in the exchange offer may be required to deliver a prospectus. This is in addition to the dealers’ obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

May 7, 2014